As filed with the Securities and Exchange Commission on August 1, 2014

Registration No. 333-196509

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Beverly Financial, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	6036	To be applied for
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

254 Cabot Street

P.O. Box 498

Beverly, Massachusetts 01915

(978) 922-0857

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael R. Wheeler

President and Chief Executive Officer

254 Cabot Street

P.O. Box 498

Beverly, Massachusetts 01915

(978) 922-0857

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Richard A. Schaberg Gregory F. Parisi Hogan Lovells US LLP 555 Thirteenth Street, N.W. Washington, D.C. 20004 (202) 637-5600	Samantha M. Kirby Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

Beverly Financial, Inc.

(Proposed Holding Company for Beverly Bank)

Up to 4,255,000 Shares of Common Stock

(Subject to increase to 4,893,250 Shares of Common Stock)

Beverly Financial, Inc., a Massachusetts corporation, is offering shares of common stock for sale in connection with the conversion of Beverly Financial, MHC from the mutual to the stock form of organization. All shares of common stock are being offered for sale at a price of $10.00 per share. We expect that our common stock will be listed on The NASDAQ Capital Market under the symbol “BEVB” upon completion of this offering. There is currently no public market for the shares of our common stock. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

We are offering up to 4,255,000 shares of common stock for sale on a best efforts basis. We must sell a minimum of 3,145,000 shares in order to complete the offering. Purchasers will not pay a commission to purchase shares of common stock in the offering. We may sell up to 4,893,250 shares of common stock because of demand for the shares or changes in market conditions without resoliciting subscribers.

We are offering the shares of common stock in a subscription offering to eligible depositors of Beverly Bank. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a direct community offering. To the extent any shares offered for sale are not purchased in the subscription offering or direct community offering, they may be sold in a syndicated community offering to be managed by Sandler O’Neill + Partners, L.P. With respect to the subscription offering, the direct community offering and the syndicated community offering, Sandler O’Neill + Partners, L.P. will use its best efforts to assist Beverly Financial, Inc. in its selling efforts, but is not required to purchase any shares of common stock that are being offered for sale in such offerings. Sandler O’Neill + Partners, L.P. has advised us that it intends to make a market in the common stock, but is under no obligation to do so.

In addition to the shares that we will sell in the offering, we intend to establish a charitable foundation in connection with the conversion and contribute to it 110,000 shares of our common stock and $250,000 in cash.

The minimum number of shares of common stock you may purchase is 25 shares, or $250. The maximum number of shares of common stock that an individual may purchase in all categories of the offering is 30,000 shares, or $300,000, and the maximum number of shares of common stock that an individual, together with any associate or group of persons acting in concert, may purchase in all categories of the offering is 50,000 shares, or $500,000.

Stock orders must be received by us before         p.m., Eastern time, on [Expiration Date]. Orders received after          p.m., Eastern time, on [Expiration Date] will be rejected unless we extend this expiration date. We may extend this expiration date without notice to you until [Extension Date], or such later date as the Federal Reserve Board may approve, to the extent such approval is required, which may not be beyond [2 Year Extension Date], 2016. Once submitted, orders are irrevocable. However, if the offering is extended beyond [Extension Date], or the number of shares of common stock to be sold is increased to more than 4,893,250 shares or decreased to fewer than 3,145,000 shares, we will resolicit subscribers, giving them an opportunity to change or cancel their orders. Funds received during the offering will be held in a segregated account at Beverly Bank, and will earn interest at 0.10% per annum, which is our current statement savings rate.

We expect that our directors and executive officers, together with their associates, will subscribe for approximately 265,900 shares, which is 7.0% of the shares that would be sold in the offering at the midpoint of the offering range and contributed to our charitable foundation.

This investment involves a degree of risk, including the possible loss of your investment.

Please read “Risk Factors” beginning on page 11.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	3,145,000	3,700,000	4,255,000	4,893,250
Gross offering proceeds	$31,450,000	$37,000,000	$42,550,000	$48,932,500
Estimated offering expenses (excluding marketing agent fees)	$1,177,201	$1,177,201	$1,177,201	$1,177,201
Estimated selling agent fees(1)	$361,960	$413,020	$464,080	$522,799
Estimated net proceeds	$29,910,839	$35,409,779	$40,908,719	$47,232,500
Estimated net proceeds per share	$9.51	$9.57	$9.61	$9.65

(1)	Marketing agent commissions shown assume that all shares are sold in the subscription and direct community offerings. The amounts shown include (i) a fee payable by us to Sandler O’Neill + Partners, L.P. in connection with the subscription and direct community offerings equal to 1.0% of the aggregate purchase price of shares sold in the subscription and direct community offerings (excluding shares purchased by officers, directors, employees and our employee stock ownership plan or shares contributed to the foundation, for which no fees would be paid) and (ii) other expenses of the offering payable to Sandler O’Neill + Partners, L.P. equal to $100,000. If all shares of common stock are sold in the syndicated community offering, excluding shares purchased by officers, directors, employees and our employee stock ownership plan or shares contributed to the foundation, for which no selling agent commissions would be paid, the maximum selling agent commissions and expenses would be $1.6 million at the minimum, $1.8 million at the midpoint, $2.1 million at the maximum and $2.4 million at the adjusted maximum and the estimated net proceeds per share would be $9.13 at the minimum, $9.19 at the midpoint, $9.23 at the maximum and $9.26 at the adjusted maximum. See the section of this prospectus entitled “The Conversion and Offering—Marketing Arrangements” for a discussion of fees to be paid to Sandler O’Neill + Partners, L.P. and other FINRA member firms in the event that all shares are sold in a syndicated community offering.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Share Insurance Fund, or any other government agency.

Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Massachusetts Commissioner of Banks, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For assistance, please call our Conversion Center at                 .

SANDLER O’NEILL + PARTNERS, L.P.

The date of this prospectus is                 , 2014.

BEVERLY BANK

93
495
Nashua
Lawrence
95
1
3
Lowell
128
93
Beverly
495
3
128
Salem
93
2
Massachusetts Bay
Boston
90
Framingham
95
Quincy

VT
NH
NY
MA
Boston
CT
RI

Main Office
254 Cabot Street
Beverly, MA 01915

Enon Street Office
48 Enon Street
Beverly, MA 01915

Dodge Street Office
63 Dodge Street
Beverly, MA 01915

Salem Office
73 Lafayette Street
Salem, MA 01970

Summary

The following summary explains the significant aspects of the mutual-to-stock conversion of Beverly Financial, MHC and the related offering of Beverly Financial, Inc. common stock. It may not contain all of the information that is important to you. For additional information before making an investment decision, you should read this entire document carefully, including the financial statements and the notes to the financial statements, and the section of this prospectus entitled “Risk Factors.”

The Companies

Beverly Financial, Inc. This offering is made by Beverly Financial, Inc., or Beverly Financial, a Massachusetts-chartered corporation, which will be the stock holding company of Beverly Bank, or the Bank, upon completion of the conversion. Beverly Financial has no assets and has not engaged in any business to date. Following the conversion, Beverly Financial will own all of the outstanding shares of common stock of the Bank. Upon completion of the conversion, Beverly Financial will register as a bank holding company and will be subject to comprehensive regulation and examination by the Board of Governors of the Federal Reserve System, or the Federal Reserve Board.

Beverly Financial, MHC. Beverly Financial, MHC is a Massachusetts-chartered mutual holding company formed in 2003 in connection with the Bank’s reorganization. Beverly Financial, MHC owns 100% of the outstanding capital stock of the Bank. Beverly Financial, MHC has no shareholders, and is governed by its board of corporators and its board of trustees. In connection with the conversion, Beverly Financial, MHC will merge with and into Beverly Financial with Beverly Financial being the surviving entity.

Beverly Bank. Founded in 1888, the Bank is a Massachusetts stock cooperative bank headquartered in Beverly, Massachusetts. The Bank changed its name from Beverly Cooperative Bank in March 2014. The Bank operates as a community-oriented financial institution offering traditional financial services to consumers and businesses in our primary market area.

Our executive and administrative offices are located at 254 Cabot Street, Beverly, Massachusetts 01915, the telephone number at this address is (978) 922-0857, and our website address is www.beverlybank.com. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision to invest in our common stock.

Our Business

We conduct our operations from our main office in Beverly, Massachusetts, and our three full-service banking offices located in Beverly and Salem, Massachusetts. Our primary lending market includes the communities of Beverly, Danvers, Hamilton, Manchester, Peabody, Salem and Wenham, Massachusetts, which are located within Essex County. We attract deposits from the general public and use those funds to originate primarily commercial real estate loans and residential mortgage loans and, to a lesser extent, construction loans, commercial business loans, home equity lines of credit and other consumer loans. We conduct our lending and deposit activities primarily with individuals and small businesses in our primary market area.

We also invest in securities, which consist primarily of U.S. government agency obligations and U.S. government agency mortgage-backed securities and to a lesser extent, state and municipal securities and U.S. government agency collateralized mortgage obligations. We offer a variety of deposit accounts, including checking accounts, NOW accounts, savings accounts, money market accounts and certificate of deposit accounts.

Since December 31, 2009, our total assets have grown from $304.5 million to $327.0 million at March 31, 2014, our loan portfolio has increased from $249.1 million to $275.4 million at March 31, 2014, our total deposits have grown from $218.6 million to $283.6 million at March 31, 2014, and our retained earnings have increased from $15.0 million to $21.8 million at March 31, 2014. Our growth during this period was funded primarily through deposit growth and retained earnings. The deposit growth allowed for a significant reduction in borrowed funds. As of March 31, 2014, we were considered “well-capitalized” for regulatory purposes.

Our Business Strategy

As emphasized by our branding statement “Your Community Bank,” we are committed to meeting the financial needs of consumers and small businesses in the communities in which we operate, and we are dedicated to providing exceptional personal service to our customers. We emphasize personalized banking, competitive pricing strategies and the advantage of local decision-making in our banking business. Our operating strategy is to:

•	continue to emphasize our commercial real estate, construction and commercial business lending;

•	fund growth by increasing our deposit market area and expanding our banking franchise as opportunities arise through de novo branching and/or branch acquisitions;

•	maintain one- to four-family residential mortgage lending in our market area;

•	continue our conservative underwriting practices while maintaining a high quality loan portfolio; and

•	emphasize lower cost core deposits to maintain low funding costs, and increase our commercial business depository relationships in our market area.

These strategies are intended to guide our investment of the net proceeds of the offering. We intend to continue to pursue our business strategy after the conversion and offering, subject to changes necessitated by future market conditions, regulatory restrictions and other factors. See “Business—Business Strategy” for a further discussion of our business strategy.

The Conversion and Offering

Description of the Conversion

The conversion transaction that we are undertaking involves a change from our mutual form to a stock form that will result in all of the Bank’s capital stock being owned by Beverly Financial. Voting rights in Beverly Financial will belong to its shareholders, including our employee stock ownership plan and our charitable foundation. We are conducting the conversion under the terms of our plan of conversion.

The following diagram depicts our corporate structure after the conversion and offering:

For further information about the conversion, see the section of this prospectus entitled “The Conversion and Offering.”

Reasons for the Conversion and Offering

Our primary reason for the conversion and offering is to obtain capital to implement our business strategy and fund continued growth. In addition, the conversion and offering will allow us, subject to market conditions and other factors, to access the capital markets in the future. The conversion and offering will also provide an additional source of capital to allow us, if and when authorized by our board of directors, to pay dividends to shareholders and to repurchase shares of common stock.

For further information about our reasons for the conversion and offering, see the section of this prospectus entitled “The Conversion and Offering—Reasons for the Conversion and Offering.”

Terms of the Conversion and Offering

We are offering between 3,145,000 and 4,255,000 shares of common stock to eligible depositors of the Bank, to our employee benefit plans and, to the extent shares remain available, to the general public. The number of shares of common stock to be sold may be increased to up to 4,893,250 as a result of demand for the shares or changes in the market for financial institution stocks. Unless the number of shares of common stock to be offered is increased to more than 4,893,250 or decreased to less than 3,145,000, or the offering is extended beyond [Extension Date], subscribers will not have the opportunity to change or cancel their stock orders.

The purchase price of each share of common stock to be sold in the offering (other than shares we are contributing to our charitable foundation) is $10.00. Investors will not be charged a commission to purchase shares of common stock in the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a subscription offering in the following descending order of priority:

•	depositors of the Bank with aggregate account balances of at least $50 as of the close of business on December 31, 2012;

•	depositors of the Bank with aggregate account balances of at least $50 as of the close of business on December 31, 2013;

•	the Bank’s tax-qualified employee benefit plans, including the employee stock ownership plan we are establishing in connection with the conversion, which will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 8% of the shares of common stock sold in the offering and contributed to our charitable foundation; and

•	employees, officers, directors, trustees and corporators of Beverly Financial, MHC or the Bank who do not have a higher priority right.

Shares not sold in the subscription offering may be offered to the general public in a direct community offering, or the community offering. Natural persons who are residents of the cities of Beverly and Salem, Massachusetts, will be given a preference to purchase shares in any community offering. We may, in our sole discretion, reject orders received in the community offering either in whole or in part. If your order is rejected in part, you cannot cancel the remainder of your order.

Shares not sold in the subscription or community offerings may be sold in a syndicated community offering, or the syndicated offering, to be managed by Sandler O’Neill + Partners, L.P., or Sandler O’Neill. A syndicated offering will only occur after the completion of the subscription and community offerings.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. A detailed description of the subscription offering, the community offering and the syndicated offering, as well as a discussion regarding allocation procedures, can be found in the section of this prospectus entitled “The Conversion and Offering.”

How We Determined the Offering Range

The amount of common stock that we are offering is based on an independent appraisal of the estimated market value of Beverly Financial assuming the conversion and offering are completed. RP Financial, LC., or RP Financial, our independent appraiser, has estimated that, as of May 9, 2014, this market value (including the shares to be contributed to our charitable foundation) ranged from $32.6 million to $43.7 million, with a midpoint of $38.1 million, subject to increase up to $50.0 million. Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 3,145,000 shares to 4,255,000 shares, subject to increase to 4,893,250 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

RP Financial also considered that we intend to contribute an amount equal to $1,350,000 to a charitable foundation that we are establishing, with such contribution to consist of 110,000 shares of our common stock and $250,000 in cash. The intended contribution of cash and shares of common stock to our charitable foundation has the effect of reducing our estimated pro forma valuation. See the section of this prospectus entitled “Comparison of Valuation and Pro Forma Information With and Without our Charitable Foundation.”

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see the section of this prospectus entitled “The Conversion and Offering—Determination of Share Price and Offering Range.”

Possible Change in the Offering Range

RP Financial will update its appraisal before we complete the offering. If, as a result of demand for the shares, or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 4,893,250 shares in the offering without further notice to you. If our pro forma market value at that time is either below $32.6 million or above $50.0 million, then, after consulting with the Federal Reserve Board and the Massachusetts Commissioner of Banks, we may:

•	terminate the offering and promptly return all funds;

•	set a new offering range and give all subscribers the opportunity to confirm, modify or rescind their purchase orders for shares of Beverly Financial’s common stock; or

•	take such other actions as may be permitted, to the extent such permission is required, by the Federal Reserve Board, the Massachusetts Commissioner of Banks and the Securities and Exchange Commission, or SEC.

Conditions to Completion of the Conversion and Offering

We cannot complete the conversion and offering unless:

•	the plan of conversion is approved by two-thirds of the shareholders of Beverly Financial, MHC;

•	the plan of conversion is approved by two-thirds of the corporators of Beverly Financial, MHC;

•	we have received orders to purchase at least the minimum number of shares of common stock offered; and

•	we receive all required final approvals of the Federal Reserve Board and the Massachusetts Commissioner of Banks.

Issuance of Cash and Shares of Our Common Stock to our Charitable Foundation

To further our commitment to our local community, we intend to establish a charitable foundation as part of the conversion. Assuming we receive approval from our corporators, we will make a contribution to our charitable foundation in an amount equal to $1,350,000, with such contribution to consist of 110,000 shares of our common stock and $250,000 in cash.

Our charitable foundation will be dedicated to supporting charitable causes and community development activities in the communities in which we operate. Our charitable foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets, and is expected to make contributions totaling approximately $67,500 in its first full year of operation.

Issuing shares of common stock and contributing cash to our charitable foundation will:

•	dilute the voting interests of purchasers of shares of our common stock in the offering; and

•	result in an after-tax expense of approximately $810,000 during the quarter in which the offering is completed.

The establishment and funding of our charitable foundation has been approved by the board of trustees of Beverly Financial, MHC and is subject to approval by the corporators of Beverly Financial, MHC. If the corporators do not approve the funding of our charitable foundation with shares of our common stock and cash, we may, in our discretion, complete the conversion and offering without the inclusion of our charitable foundation and without resoliciting subscribers. We may also determine, in our discretion, not to complete the conversion and offering if the corporators do not approve our charitable foundation.

The amount of common stock that we would offer for sale would be greater if the offering were to be completed without the formation and funding of our charitable foundation. For a further discussion of the financial impact of our charitable foundation, including its effect on those who purchase shares in the offering, see the section of this prospectus entitled “Risk Factors—Risks Related to the Contribution to our Charitable Foundation.”

Deadline for Ordering Stock in the Subscription and Community Offerings

The subscription offering will end at         p.m., Eastern time, on [Expiration Date]. We expect that the community offering, if held, will terminate at the same time. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. A postmark prior to [Expiration Date], 2014 will not entitle you to purchase shares of common stock unless we receive the envelope by [Expiration Date], 2014. You may submit your order form and payment by overnight delivery to the indicated address on the order form, by bringing your order form to our Conversion Center or by mail using the return envelope provided. Due to recent reductions in U.S. Postal Service 1st Class Mail delivery standards, we encourage subscribers to consider in-person or overnight delivery to enhance the likelihood that your order is received before the deadline.

We may extend the subscription and community offerings without notice to you until [Extension Date], or longer if the Federal Reserve Board and Massachusetts Commissioner of Banks approve a later date. If we extend the offering beyond [Extension Date], all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will return your funds promptly with interest at our passbook savings rate or cancel your deposit account withdrawal authorization.

Purchase Limitations

Our plan of conversion establishes limitations on the purchase of stock in the offering. These limitations include the following:

•	the minimum purchase is 25 shares, or $250 of common stock;

•	no individual (or individuals on a single deposit account) may purchase more than 30,000 shares, or $300,000 of common stock, in all categories of the offering combined; and

•	no individual, together with any associates, and no group of persons acting in concert, may purchase more than 50,000 shares, or $500,000 of common stock, in all categories of the offering combined.

Subject to the approval of the Federal Reserve Board and Massachusetts Commissioner of Banks, we may increase or decrease the purchase limitations at any time. Our employee stock ownership plan may purchase up to 8% of the shares sold in the offering and contributed to our charitable foundation without regard to these purchase limitations.

Please see the section of this prospectus entitled “The Conversion and Offering—Limitations on Common Stock Purchases.” See the detailed descriptions of “acting in concert” and “associate” in the section of this prospectus entitled “The Conversion and Offering—Limitations on Common Stock Purchases.”

How to Purchase Common Stock

In order to purchase shares of common stock in the subscription and community offerings, you must submit a completed order form, together with full payment or authorization to withdraw funds from one or more of your deposit accounts held at the Bank. We are not required to accept incomplete order forms, unsigned order forms, or orders submitted on photocopied or facsimiled order forms. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

(1)	personal check, bank check or money order, payable to Beverly Financial, Inc.; or

(2)	authorization of withdrawal from the Bank deposit accounts designated on the order form.

Regulations prohibit the Bank from knowingly lending funds or extending credit to any persons to purchase shares of common stock in the offering. You may not use cash, wires or a check drawn on a Bank line of credit, and we will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to Beverly Financial, Inc. If you request that we place a hold on your checking account for the subscription amount, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time. You may not authorize direct withdrawal from a Bank retirement account. See “—Using Retirement Account Funds to Purchase Shares of Common Stock” below.

Please see the section of this prospectus entitled “The Conversion and Offering—Procedure for Purchasing Shares” for a complete description of how to purchase shares in the offering.

Using Retirement Account Funds to Purchase Shares of Common Stock

You may be able to subscribe for shares of common stock using funds in your individual retirement account, or IRA. If you wish to use funds that are currently in your IRA or other retirement account held at the Bank, the funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account with a broker who is willing and able to facilitate your purchase in the offering. It may take several weeks to transfer the funds in your IRA to an independent trustee, so please allow yourself sufficient time to take this action. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Conversion Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Please see the section of this prospectus entitled “The Conversion and Offering—Procedure for Purchasing Shares in the Subscription and Community Offerings—Payment for Shares” and “—Using Retirement Account Funds” for a complete description of how to use IRA funds to purchase shares in the offering.

How We Intend to Use the Proceeds From the Offering

Assuming we sell 4,893,250 shares of common stock in the offering (the adjusted maximum of the offering range) and we have net proceeds of $47.2 million, we intend to distribute the net proceeds as follows:

•	$23.6 million, or 50.0% of the net proceeds, will be invested in the Bank;

•	$4.0 million, or 8.5% of the net proceeds, will be loaned to our employee stock ownership plan to fund its purchase of our shares of common stock;

•	$250,000, or 0.5% of the net proceeds, will be contributed our charitable foundation; and

•	$19.4 million, or 41.0% of the net proceeds, will be retained by Beverly Financial.

Beverly Financial may use the funds that it retains to pay cash dividends, to repurchase shares of common stock and for other general corporate purposes, including additional investments in the Bank, subject to regulatory approval as applicable. The Bank may use the funds invested in it to support future business expansion, including the establishment or acquisition of new loan production offices or branches, or the acquisition of other financial institutions or other financial services companies, although no such transactions are contemplated at this time. Initially, a substantial portion of the net proceeds will be invested in short-term investments and other securities consistent with our investment policy.

Please see the section of this prospectus entitled “Use of Proceeds” for more information on the proposed use of the proceeds from the offering, including a table showing the distribution of net proceeds at different points in the offering range.

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 3,145,000 shares of common stock (not counting shares to be contributed to our charitable foundation), we may take additional steps to attempt to sell the minimum number of shares of common stock in the offering range. Specifically, we may:

•	increase the purchase limitations; and/or

•	seek the approval, to the extent required, of the Federal Reserve Board and the Massachusetts Commissioner of Banking, to extend the offering beyond [Extension Date], 2014, so long as we resolicit subscriptions that we have previously received in the offering.

If we extend the offering beyond [Extension Date], 2014, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. If a subscriber does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be given the opportunity to increase their subscriptions up to the then-applicable limit.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of corporators of Beverly Financial, MHC that is being called to vote upon the plan of conversion and to approve the establishment and funding of our charitable foundation and at any time after corporator approval, with the approval, to the extent such approval is required, of the Federal Reserve Board or the Massachusetts Commissioner of Banks.

We must sell a minimum of 3,145,000 shares to complete the offering. If we terminate the offering because we fail to sell the minimum number of shares (not counting shares that we will contribute to our charitable foundation) or for any other reason, we will promptly return your funds with interest at our statement savings rate, currently 0.10% per annum, and we will cancel deposit account withdrawal authorizations.

Purchases by Directors and Executive Officers

We expect our directors and executive officers, together with their associates, to subscribe for 265,900 shares of common stock in the offering, or 7.0% of the shares to be sold in the offering at the midpoint of the offering range and contributed to our charitable foundation. Our directors and executive officers will pay the same $10.00 per share price for the common stock as all other subscribers in the offering. Purchases of the common stock by our directors and executive officers are for investment purposes for these individuals and not with a view towards resale, and pursuant to applicable conversion regulations, our directors and executive officers generally will not be permitted to sell any shares of the common stock that they purchase in the offering for a period of at least one year from the closing of the conversion and offering. See the section of this prospectus entitled “Subscriptions by Directors and Executive Officers.”

Benefits to Management and Potential Dilution to Shareholders Following the Conversion

Employee Stock Ownership Plan. We have adopted an employee stock ownership plan that will purchase 8% of the shares sold in the offering and contributed to our charitable foundation. The employee stock ownership plan’s purchase will be funded by a 30-year loan from Beverly Financial. As the loan is repaid and shares are released from collateral, the plan will allocate shares to the accounts of participating employees. Participants will receive allocations based on their individual compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See the section of this prospectus entitled “Pro Forma Data” for an illustration of the effects of this plan.

Future Stock-Based Benefit Plan. We currently intend to implement a stock-based benefit plan more than one year after completion of the conversion and, in any event, no earlier than six months after completion of the conversion. We currently expect the plan to encompass a maximum of 14% of the shares of common stock sold in the offering. If we implement the plan within one year after the conversion, the plan must be approved by a majority of the total votes eligible to be cast by our shareholders. If we implement the plan more than one year after the conversion, it must be approved by a majority of the total votes cast by our shareholders. If adopted within one year following the completion of the conversion, the stock-based benefit plan will reserve a number of shares of common stock equal to not more than 4% of the shares sold in the offering and contributed to our charitable foundation for restricted stock awards to key employees and directors, at no cost to the recipients, and will also reserve a number of stock options equal to not more than 10% of the shares of common stock sold in the offering and contributed to our charitable foundation for key employees and directors. If the stock-based benefit plan is adopted after one year from the date of the completion of the conversion, the 4% and 10% limitations described above will no longer apply, and we may adopt a stock-based benefit plan encompassing more than 14% of the shares of common stock that were sold in the offering though that is not our current intention. However, if Beverly Financial adopts the stock-based benefit plan within three years of the completion of the offering, the plan may be subject to other applicable regulatory requirements. We have not yet determined when we will present these plans for shareholder approval and we have not yet determined the number of shares that would be reserved for issuance under this plan, but do not currently expect such number to exceed 14% of the shares of common stock sold in the offering. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

Potential Dilution and Increased Compensation Costs. Although our intention is to implement a stock-based plan more than one year after the conversion, we currently anticipate that we would continue to follow the applicable regulations that limit the number of shares that we reserve to not more than (i) 4% of the shares issued in the conversion (including shares contributed to our charitable foundation) for restricted stock awards to key employees and directors and (ii) 10% of the shares of common stock issued in the conversion (including shares contributed to our charitable foundation) for key employees and directors as if we adopted such plan within one year following the completion of the conversion and offering. Accordingly, the following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that will be available under our employee stock ownership plan and one or more stock-based benefit plans if such plans are adopted within one year following the completion of the conversion and offering. The table shows the dilution to shareholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all employees. A portion of the stock award and stock option grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased(1)			Dilution Resulting From Issuance of Shares for Stock Benefit Plans	Value of Grants(2)

	At Minimum of Offering Range	At Adjusted Maximum of Offering Range	As a Percentage of Common Stock to be Issued(2)		At Minimum Offering Range	At Adjusted Maximum Offering Range
					(Dollars in thousands)
Employee stock ownership plan	260,400	400,260	8.00%	—%	$2,604	$4,003
Stock awards	130,200	200,130	4.00	3.85%	1,302	2,001
Stock options	325,500	500,325	10.00	9.09%	1,094	1,681

Total	716,100	1,100,715	22.00%	12.28%	$5,000	$7,685

(1)

For plans adopted within 12 months of the completion of the conversion, applicable regulations permit stock awards to encompass up to 4.0% and the employee stock ownership plan and stock awards to encompass in the aggregate up to

12.0% of the shares issued, provided the Bank has tangible capital of 10.0% or more following the conversion.
(2)	The stock-based benefit plans may award a greater number of options and shares, respectively, if the plans are adopted more than 12 months after the completion of the conversion.
(3)	The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $3.36 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0.00%; an expected option life of 10 years; a risk-free interest rate of 2.73%; and a volatility rate of 17.71% based on an index of publicly traded thrift institutions. The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted which may or may not be the Black-Scholes model.

The actual value of restricted stock awards will be determined based on their fair value (the closing market price of shares of common stock of Beverly Financial) as of the date grants are made. The following table presents the total value of all shares to be available for awards of restricted stock under the stock-based benefit plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $14.00 per share at the time of the grant.

Share Price ($)	130,200 Shares Awarded at Minimum of Offering Range ($)	152,400 Shares Awarded at Midpoint of Offering Range ($)	174,600 Shares Awarded at Maximum of Offering Range ($)	200,130 Shares Awarded at Maximum of Offering Range, As Adjusted ($)
8.00	1,041,600	1,219,200	1,396,800	1,601,040
10.00	1,302,000	1,524,000	1,746,000	2,001,300
12.00	1,562,400	1,828,800	2,095,200	2,401,560
14.00	1,822,800	2,133,600	2,444,400	2,801,820

The grant-date fair value of the stock options granted under the stock-based benefit plans will be based, in part, on the closing price of shares of common stock of Beverly Financial on the date the options are granted. The fair value will also depend on the various assumptions utilized in the option-pricing model ultimately adopted. The following table presents the total estimated value of the stock options to be available for grant under the stock-based benefit plans, assuming the range of market prices for the shares are $8.00 per share to $14.00 per share at the time of the grant.

Exercise Price ($)	Grant-Date Fair Value Per Option ($)	325,500 Options at Minimum of Range ($)	381,000 Options at Midpoint of Range ($)	436,500 Options at Maximum of Range ($)	500,325 Options at Maximum of Range, As Adjusted ($)
8.00	2.69	875,595	1,024,890	1,174,185	1,345,874
10.00	3.36	1,093,680	1,280,160	1,466,640	1,681,092
12.00	4.03	1,311,765	1,535,430	1,759,095	2,016,310
14.00	4.70	1,529,850	1,790,700	2,051,550	2,351,528

Market for Common Stock

We have applied for approval to list our common stock on The NASDAQ Capital Market under the symbol “BEVB.” Sandler O’Neill has advised us that it intends to become a market maker in the common stock, but it is under no obligation to do so.

Our Policy Regarding Dividends

Our board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. We do not currently have any plan to declare or to pay dividends in the near future. In determining whether to pay a cash dividend in the future and the amount of any cash dividend, the board of directors is expected to take into account a number of factors, including regulatory capital requirements, our financial condition and results of operations, other uses of funds for the long-term value of shareholders, tax considerations, statutory and regulatory limitations and general economic conditions. See the section of this prospectus entitled “Dividend Policy” for additional information regarding our dividend policy. In addition, beginning in 2016, the Bank’s ability to pay dividends will be limited if the Bank does not have the capital conservation buffer required by the new capital rules, which may limit our ability to pay dividends to shareholders. See the section of this prospectus entitled “Supervision and Regulation—Federal Banking Regulation—New Capital Rule.”

Material Income Tax Consequences

The conversion qualifies as a tax-free reorganization. See the section of this prospectus entitled “Material U.S. Income Tax Consequences” for a complete discussion of the income tax consequences of the transaction.

Emerging Growth Company Status

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified relief from reporting requirements and other burdens that are applicable to other public companies. These provisions include:

•	a requirement to have only two years of audited financial statements and only two years of related management’s discussion and analysis;

•	an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting;

•	an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure about the company’s executive compensation arrangements; and

•	exemptions from the requirements to obtain a non-binding advisory vote on executive compensation or shareholder approval of any golden parachute arrangements.

We may remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period.

In addition, pursuant to the JOBS Act, we have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Delivery of Prospectus

To ensure that each person in the subscription and community offerings receives a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days before such date or hand-deliver prospectuses later than two days before that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or order form by means other than U.S. mail.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at                 p.m., Eastern time, on [Expiration Date] whether or not we have been able to locate each person entitled to subscription rights.

Conversion Center

Our branch office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call our Conversion Center at                     to speak to a representative of Sandler O’Neill. Representatives are available by telephone Monday through Friday from 10:00 a.m. to 4:00 p.m., Eastern time, except for bank holidays.

Risk Factors

Investing in our common stock involves a high degree of risk. Before making your decision to invest in shares of our common stock, you should carefully consider the risks described below, together with the other information contained in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus. We cannot assure you that any of the events discussed below will not occur. These events could have a material and adverse impact on our business, results of operations, financial condition and cash flows. If that were to happen, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business

Our commercial real estate, multi-family, commercial business and construction loans generally carry greater credit risk than loans secured by owner occupied one- to four-family real estate, and these risks will increase if we succeed in our plan to increase these types of loans.

At March 31, 2014, $171.8 million, or 62.36%, of our loan portfolio consisted of commercial real estate, multi-family, commercial business and construction loans. Given their larger balances and the complexity of the underlying collateral, commercial real estate, multi-family, commercial business and construction loans generally expose a lender to greater credit risk than loans secured by owner occupied one- to four-family real estate. Also, many of our borrowers have more than one of these types of loans outstanding. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential real estate loan. These loans also have greater credit risk than residential real estate for the following reasons:

•	commercial real estate and multi-family loans—repayment is generally dependent on income being generated in amounts sufficient to cover operating expenses and debt service;

•	commercial business loans—repayment is generally dependent upon the successful operation of the borrower’s business; and

•	construction loans—repayment is dependent upon completion, the ability of the owner to make payments during the construction process, and the subsequent ability of the owner to either sell the completed project or obtain permanent financing on the completed project.

If loans that are collateralized by real estate or other business assets become troubled and the value of the collateral has been significantly impaired, then we may not be able to recover the full contractual amount of principal and interest that we anticipated at the time we originated the loan, which could cause us to increase our provision for loan losses which would in turn adversely affect our operating results and financial condition.

Our business may be adversely affected by credit risk associated with residential property.

At March 31, 2014, one- to four-family residential loans comprised $91.3 million, or 33.16% of our total loan portfolio, and home equity loans and lines of credit comprised $11.8 million, or 4.27% of our total loan portfolio. One- to four-family residential mortgage lending, whether owner occupied or non-owner occupied, is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. The decline in residential real estate values as a result of the downturn in our local housing market has reduced the value of the real estate collateral securing these types of loans. Declines in real estate values could cause some of our residential mortgages to be inadequately collateralized, which would expose us to a greater risk of loss if we seek to recover on defaulted loans by selling the real estate collateral.

Residential loans with combined higher loan-to-value ratios will be more sensitive to declining property values than those with lower combined loan-to-value ratios and therefore may experience a higher incidence of default and severity of losses. In addition, if the borrowers sell their homes, they may be unable to repay their loans in full from the sale proceeds. Further, a significant amount of our home equity loans and lines of credit consist of second mortgage loans. For those home equity loans and lines of credit secured by a second mortgage, it is unlikely that we will be successful in recovering all or a portion of our loan proceeds in the event of default unless we are prepared to repay the first mortgage loan and such repayment and the costs associated with a foreclosure are justified by the value of the property. For these reasons, we may experience higher rates of delinquencies, default and losses on our home equity loans.

We may not be able to successfully implement our strategic plan.

Our growth is essential to our future profitability, and we expect to incur expenses related to the implementation of our growth plan, including hiring initiatives and the development and marketing of new products and services. In addition, the conversion will have a short-term adverse impact on our operating results, due to additional costs related to becoming a public company, increased compensation expenses associated with our employee stock ownership plan and the possible implementation of one or more stock-based benefit plans after the completion of the conversion. We may not be able to successfully implement our strategic plan, and therefore may not continue to operate at a profit or increase profitability in the timeframe that we expect or at all.

The successful implementation of our strategic plan will require, among other things, that we increase our market share by attracting new customers that currently bank at other financial institutions in our market area or adjacent markets. In addition, our ability to successfully grow will depend on several factors, including continued favorable market conditions, the competitive responses from other financial institutions in our market area, and our ability to maintain high asset quality as we increase our commercial real estate, multi-family, commercial business and construction loans. While we believe we have the management resources and internal systems in place to successfully manage our future growth, growth opportunities may not be available and we may not be successful in implementing our business strategy. Further, it will take time to implement our business strategy, especially for our lenders to originate enough loans and for our branches to attract enough favorably priced deposits to generate the revenue needed to offset the associated expenses. Our strategic plan, even if successfully implemented, may not ultimately produce positive results.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings and capital could decrease.

At March 31, 2014, our allowance for loan losses totaled $3.6 million, which represented 1.29% of total loans. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate other factors including, among other things, current economic conditions. If our assumptions are incorrect, or if delinquencies or non-performing loans increase, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, which would require additions to our allowance, which could materially decrease our net income.

In addition, our regulators, as an integral part of their examination process, periodically review the allowance for loan losses and may require us to increase the allowance for loan losses by recognizing additional provisions for loan losses charged to income, or to charge off loans, which, net of any recoveries, would decrease the allowance for loan losses. Any such additional provisions for loan losses or charge-offs could have a material adverse effect on our financial condition and results of operations.

Changes in interest rates may hurt our profits and asset value.

Like other financial institutions, we are subject to interest rate risk. Our primary source of income is net interest income, which is the difference between interest earned on loans and investments and the interest paid on deposits and borrowings. Changes in the general level of interest rates can affect our net interest income by affecting the difference between the weighted-average yield earned on our interest-earning assets and the weighted-average rate paid on our interest-bearing liabilities, or interest rate spread, and the average life of our interest-earning assets and interest-bearing liabilities. Interest rates are highly sensitive to many factors, including government monetary policies, domestic and international economic and political conditions and other factors beyond our control.

While we pursue an asset/liability strategy designed to mitigate our risk from changes in interest rates, changes in interest rates may still have a material adverse effect on our financial condition and results of operations. Changes in the level of interest rates also may negatively affect our ability to originate loans, the value of our assets and our ability to realize gains from the sale of our assets, all of which ultimately affect our earnings. For further discussion of how changes in interest rates could impact us, see the section of this prospectus entitled “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Risk Management—Interest Rate Risk Management.”

Strong competition within our market area could hurt our profits and slow growth.

We face intense competition in making loans and attracting deposits. Price competition for loans and deposits sometimes results in us charging lower interest rates on our loans and paying higher interest rates on our deposits and may reduce our net interest income. Competition also makes it more difficult and costly to attract and retain qualified employees. Many of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. If we are not able to effectively compete in our market area, our profitability may be negatively affected. The greater resources and broader offering of deposit and loan products of some of our competitors may also limit our ability to increase our interest-earning assets. For more information about our market area and the competition we face, see the section of this prospectus entitled “Business—Market Area” and “—Competition.”

The geographic concentration of our loan portfolio and lending activities makes us vulnerable to a downturn in the local economy.

While there is not a single employer or industry in our market area on which a significant number of our customers are dependent, a substantial portion of our loan portfolio is composed of loans secured by property located in the greater Boston metropolitan area. This makes us vulnerable to a downturn in the local economy and real estate markets. Adverse conditions in the local economy such as unemployment, recession, a catastrophic event or other factors beyond our control could impact the ability of our borrowers to repay their loans, which could impact our net interest income. Decreases in local real estate values caused by economic conditions or other events could adversely affect the value of the property used as collateral for our loans, which could cause us to realize a loss in the event of a foreclosure. For more information about our market area, see the section of this prospectus entitled “Business—Market Area” and “—Competition.”

We are a community bank and our ability to maintain our reputation is critical to the success of our business and the failure to do so may materially adversely affect our performance.

We are a community bank and our reputation is one of the most valuable components of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and nearby Boston. As a community bank, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers and associates. If our reputation is negatively affected by the actions of our employees, by our inability to conduct our operations in a manner that is appealing to current or prospective customers, or by events beyond our control, our business and operating results may be adversely affected.

Financial reform legislation will result in new laws and regulations that are expected to increase our costs of operations.

We are subject to extensive regulation, supervision and examination by the Massachusetts Commissioner of Banks, the Federal Reserve Board and the Federal Deposit Insurance Corporation, or the FDIC. Such regulators govern the activities in which we may engage, primarily for the protection of depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of a financial institution, the classification of assets by a financial institution, and the adequacy of a financial institution’s allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations or legislation, could have a material impact on us and our operations. See the section of this prospectus entitled “Supervision and Regulation” for a discussion of the regulations to which we are subject.

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, among other things, has changed and will continue to change the bank regulatory framework. The legislation will also result in new regulations affecting the lending, funding, trading and investment activities of banks and bank holding companies. An independent Consumer Financial Protection Bureau, or CFPB, has assumed the consumer protection responsibilities of the various federal banking agencies and has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as the Bank, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. Banks and savings institutions with $10.0 billion or less in assets will continue to be examined by their applicable bank regulators. The new legislation also gives state attorneys general the ability to enforce applicable federal consumer protection laws. The Dodd-Frank Act also requires the federal banking agencies to promulgate rules requiring mortgage lenders to retain a portion of the credit risk related to securitized loans. Bank regulatory agencies also have been responding aggressively to concerns and adverse trends identified in examinations. These measures are likely to increase our costs of doing business and increase our costs related to regulatory compliance, and may have a significant adverse effect on our lending activities, financial performance and operating flexibility.

We will become subject to more stringent capital requirements, which may adversely impact our return on equity or constrain us from paying dividends or repurchasing shares.

In July 2013, the federal banking agencies approved a new rule that will substantially amend the regulatory risk-based capital rules applicable to Beverly Financial and the Bank. The final rule implements the Basel III regulatory capital reforms and changes required by the Dodd-Frank Act.

The final rule includes new minimum risk-based capital and leverage ratios, which will be effective for us on January 1, 2015, and refines the definition of what constitutes “capital” for purposes of calculating these ratios. The new minimum capital requirements will be: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4%. The final rule also requires unrealized gains and losses on certain “available-for-sale” securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time opt-out is exercised. The Bank intends to exercise its one-time option to opt-out of the requirement under the final rule to include certain “available-for-sale” securities holdings for purposes of calculating its regulatory capital requirements. The final rule also establishes a “capital conservation buffer” of 2.5%, and will result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 to risk-based assets capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement would be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase each year until fully implemented in January 2019. A banking organization will be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations will establish a maximum percentage of eligible retained income that can be utilized for such actions. The application of more stringent capital requirements could, among other things, result in lower returns on equity, require the raising of additional capital, and result in regulatory actions if we were to be unable to comply with such requirements.

Increased FDIC or Co-Operative Central Bank insurance assessments could significantly increase our expenses.

The Dodd-Frank Act eliminated the maximum Deposit Insurance Fund ratio of 1.5% of estimated deposits, and the FDIC has established a long-term ratio of 2.0%. The FDIC has the authority to increase assessments in order to maintain the Deposit Insurance Fund ratio at particular levels. In addition, if our regulators issue downgraded ratings of the Bank in connection with their examinations, the FDIC could impose significant additional fees and assessments on us. All Massachusetts-chartered co-operative banks are required to be members of The Co-Operative Central Bank, which maintains the Share Insurance Fund that insures co-operative bank deposits in excess of federal deposit insurance coverage. The Co-Operative Central Bank is authorized to charge co-operative banks an annual assessment fee on deposit balances in excess of amounts insured by the FDIC. Increases in assessments by either the FDIC or The Co-Operative Central Bank could significantly increase our expenses.

Income from secondary mortgage market operations is volatile, and we may incur losses with respect to our secondary mortgage market operations that could negatively affect our earnings.

We generally sell in the secondary market longer term, conforming fixed-rate residential mortgage loans that we originate, earning noninterest income in the form of gains on sale. When interest rates rise, the demand for mortgage loans tends to fall and may reduce the number of loans we can originate for sale. Weak or deteriorating economic conditions also tend to reduce loan demand. Although we originate, and intend to continue originating, loans on a “best efforts” basis, and we sell, and intend to continue selling, most loans in the secondary market with limited or no recourse, we are required, and will continue to be required, to give customary representations and warranties to the buyers relating to compliance with applicable law. If we breach those representations and warranties, the buyers will be able to require us to repurchase the loans and we may incur a loss on the repurchase that could negatively affect our earnings.

Changes in the valuation of our securities could adversely affect us.

Most of the securities in our portfolio are classified as available-for-sale. Accordingly, a decline in the fair value of our securities could cause a material decline in our reported equity and/or net income. At least quarterly, and more frequently when warranted by economic or market conditions, management evaluates all securities classified as available-for-sale with a decline in fair value below the amortized cost of the investment to determine whether or not the impairment is deemed to be other-than-temporary, or OTTI. Marketable equity securities are evaluated for OTTI based on the severity and duration of the impairment and, if deemed to be other than temporary, the declines in fair value are reflected in earnings as realized losses. For impaired debt securities that are intended to be sold, or more likely than not will be required to be sold, the full amount of market decline is recognized as OTTI through earnings. Credit-related OTTI for all other impaired debt securities is recognized through earnings. Non-credit related OTTI for such debt securities is recognized in other comprehensive income, net of applicable taxes. A decline in the market value of our securities portfolio could adversely affect our earnings.

We depend on our management team to implement our business strategy and we could be harmed by the loss of their services.

We are dependent upon the services of the members of our senior management team who direct our strategy and operations. We have benefited from the extensive banking knowledge and experience of our senior management team, with our top three executives having a combined 87 years of financial institution experience. Members of our senior management team, or commercial lending specialists, who possess expertise in our markets and key business relationships, could be difficult to replace. Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets.

Our growth or future losses may require us to raise additional capital in the future, but that capital may not be available when it is needed or the cost of that capital may be very high.

We are required by our regulators to maintain adequate levels of capital to support our operations. We believe the net proceeds of the offering will be sufficient to permit the Bank to maintain regulatory capital compliance for the foreseeable future. Nonetheless, we may at some point need to raise additional capital to support continued growth.

Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial condition and performance. Accordingly, we may not be able to raise additional capital if needed on terms that are acceptable to us, or at all. If we cannot raise additional capital when needed, our operations could be materially impaired and our financial condition and liquidity could be materially and adversely affected. In addition, if we are unable to raise additional capital when required by the Massachusetts Commissioner of Banks or the Federal Reserve Board, we may be subject to adverse regulatory action. See the section of this prospectus entitled “Supervision and Regulation.”

We may incur fines, penalties and other negative consequences from regulatory violations, possibly even inadvertent or unintentional violations.

We maintain systems and procedures designed to ensure that we comply with applicable laws and regulations. However, some legal and regulatory frameworks provide for the imposition of fines or penalties for noncompliance even though the noncompliance was inadvertent or unintentional and even though there was in place at the time systems and procedures designed to ensure compliance. For example, we are subject to regulations issued by the Office of Foreign Assets Control, or OFAC, that prohibit financial institutions from participating in the transfer of property belonging to the governments of certain foreign countries and designated nationals of those countries. OFAC may impose penalties for inadvertent or unintentional violations even if reasonable processes are in place to prevent the violations. There may be other negative consequences resulting from a finding of noncompliance, including restrictions on certain activities. Such a finding may also damage our reputation as described above and could restrict the ability of institutional investment managers to invest in our securities.

Systems failures, interruptions or breaches of security could have an adverse effect on our financial condition and results of operations.

We are subject to certain operational risks, including, but not limited to, data processing system failures and errors, inadequate or failed internal processes, customer or employee fraud and catastrophic failures resulting from terrorist acts or natural disasters. We depend upon data processing, software, communication, and information exchange on a variety of computing platforms and networks and over the Internet, and we rely on the services of a variety of vendors to meet our data processing and communication needs. Despite instituted safeguards, we cannot be certain that all of our systems are entirely free from vulnerability to attack or other technological difficulties or failures. Information security risks have increased significantly due to the use of online, telephone and mobile banking channels by clients and the increased sophistication and activities of organized crime, hackers, terrorists and other external parties. Our technologies, systems, networks and our clients’ devices have been subject to, and are likely to continue to be the target of, cyber-attacks, computer viruses, malicious code, phishing attacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of our or our clients’ confidential, proprietary and other information, the theft of client assets through fraudulent transactions or disruption of our or our clients’ or other third parties’ business operations. If information security is breached or other technology difficulties or failures occur, information may be lost or misappropriated, services and operations may be interrupted and we could be exposed to claims from customers. While we maintain a system of internal controls and procedures, any of these results could have a material adverse effect on our business, financial condition, results of operations or liquidity.

We rely on other companies to provide key components of our business infrastructure.

Third-party vendors provide key components of our business infrastructure such as internet connections, network access and core application processing. While we have selected these third party vendors carefully, we do not control their actions. Any problems caused by these third parties, including as a result of their not providing us their services for any reason or their performing their services poorly, could adversely affect our ability to deliver products and services to our customers or otherwise conduct our business efficiently and effectively. Replacing these third party vendors could also entail significant delay and expense.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Upon completion of this offering, we will become subject to the periodic reporting requirements of the Exchange Act. We designed our disclosure controls and procedures to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

We will need to implement additional financial and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements.

As a result of the completion of the offering, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a stand-alone public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the SEC. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our core operations.

If our risk management framework does not effectively identify or mitigate our risks, we could suffer losses.

Our risk management framework seeks to mitigate risk and appropriately balance risk and return. We have established processes and procedures intended to identify, measure, monitor and report the types of risk to which we are subject, including credit risk, operations risk, compliance risk, reputation risk, strategic risk, market risk and liquidity risk. We seek to monitor and control our risk exposure through a framework of policies, procedures and reporting requirements. Management of our risks in some cases depends upon the use of analytical and/or forecasting models. If the models used to mitigate these risks are inadequate, we may incur losses. In addition, there may be risks that exist, or that develop in the future, that we have not appropriately anticipated, identified or mitigated. If our risk management framework does not effectively identify or mitigate our risks, we could suffer unexpected losses and could be materially adversely affected.

Risks Related to This Offering

The future price of the shares of common stock may be less than the purchase price in the offering.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the purchase price in the offering. The purchase price in the offering is based upon an independent third-party appraisal of the pro forma market value of the Bank, pursuant to banking regulations, and subject to review and approval by the Massachusetts Commissioner of Banks and the Federal Reserve Board. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. Our aggregate pro forma market value as reflected in the final independent appraisal may exceed the market price of our shares of common stock after the completion of the offering, which may result in our stock trading below the initial offering price of $10.00 per share.

After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, changes in federal tax laws, new regulations, investor perceptions and the outlook for the financial services industry in general. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

The capital we raise in the offering will reduce our return on equity. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. For the three months ended March 31, 2014, we had a return on average equity of 6.84%, compared to an average return on equity of 4.39% based on trailing 12-month earnings for all publicly traded, full converted savings institutions as of March 31, 2014, or the most recent date for which information is available. Following the offering, we expect our consolidated equity to increase from $21.8 million at March 31, 2014 to between $48.1 million at the minimum of the offering range and $63.3 million at the adjusted maximum of the offering range. Based upon our earnings for the three months ended March 31, 2014, and these pro forma equity levels, our projected annualized return on equity would be 2.80% and 2.03% at the minimum and adjusted maximum of the offering range, respectively. We expect our return on equity to remain relatively low until we are able to leverage the additional capital we receive from the offering. Although we anticipate increasing net interest income using proceeds of the offering, our return on equity will be reduced by the capital raised in the offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt. Until we can increase our net interest income and noninterest income, our return on equity may reduce the value of our shares of common stock. See the section of this prospectus entitled “Pro Forma Data” for an illustration of the financial impact of the offering.

We have broad discretion in allocating the net proceeds of the offering. Our failure to effectively utilize such net proceeds may have an adverse effect on our financial performance and the value of our common stock.

We intend to (i) invest a portion of the proceeds in the Bank, (ii) fund a loan to the employee stock ownership plan to purchase shares of common stock in the offering and (iii) contribute cash and shares of common stock to our charitable foundation. We intend to invest between $15.0 million and $20.5 million of the net proceeds of the offering (or $23.6 million at the adjusted maximum of the offering range) in the Bank. We may use the net proceeds we retain to pay dividends, repurchase shares of common stock, or for other general corporate purposes, including additional investments in the Bank, subject to regulatory approval as applicable. The Bank may use the net proceeds it receives to fund new loans, enhance existing products and services, invest in short-term investments, expand its banking franchise by opening de novo branches or loan production offices or acquiring new branches or by acquiring other financial institutions or other financial services companies, or for other general corporate purposes. However, with the exception of the loan to the employee stock ownership plan and contributions to our charitable foundation, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and the timing of such applications. Also, certain of these uses, such as opening new branches or acquiring other financial institutions, paying dividends and repurchasing common stock, may require the approval of the Massachusetts Commissioner of Banks or the Federal Reserve Board. We have not established a timetable for investing the net proceeds, and, accordingly, we may not invest the net proceeds at the time that is most beneficial to Beverly Financial, the Bank or the shareholders. For additional information see the section of this prospectus entitled “Use of Proceeds.”

There may be a limited trading market in our common stock, which would hinder your ability to sell our common stock and may lower the market price of the stock.

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be listed on The NASDAQ Capital Market under the symbol “BEVB,” subject to completion of the offering and compliance with certain quantitative listing requirements, such as the number and market value of our outstanding shares of common stock, and qualitative listing requirements relating to our corporate governance. Sandler O’Neill has advised us that it intends to make a market in our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and executive officers, is likely to be quite limited. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. If you purchase shares of common stock, you may not be able to sell them at or above $10.00 per share. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

Our stock-based benefit plans will increase our costs, which will reduce our income.

We anticipate that our employee stock ownership plan will purchase 8% of the total shares of common stock sold in the offering and contributed to our charitable foundation, with funds borrowed from Beverly Financial. We will record annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt a stock-based benefit plan after the offering, which will allow us to award participants restricted shares of our common stock (at no cost to them) and/or options to purchase shares of our common stock. Although we currently intend to adopt the stock-based benefit plan more than one year following the offering, if we adopt within 12 months after the completion of the offering, the number of shares of restricted stock or options to purchase shares of our common stock reserved for issuance under any initial stock-based benefit plan may not exceed 4% and 10%, including shares issued to our charitable foundation, respectively, of our total outstanding shares. If adopted more than one year following the offering, we may reserve for issuance shares of restricted stock and options to purchase shares of our common stock in excess of these amounts. The estimated grant-date fair value of the options utilizing a Black-Scholes option pricing analysis is $3.36 per option granted. Assuming this value is amortized over a five-year vesting period, the corresponding annual pre-tax expense associated with the options would be $336,000 at the adjusted maximum of the offering range. In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with restricted stock awarded under the stock-based benefit plan would be $400,000 at the adjusted maximum of the offering range. However, if we grant shares of common stock or options to purchase shares of our common stock in excess of these amounts, such grants would increase our costs further.

The shares of restricted stock granted under the stock-based benefit plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. If the shares of restricted stock to be granted under the plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by Beverly Financial) and cost the same as the purchase price in the offering, the reduction to shareholders’ equity due to the plan would be between $1.3 million at the minimum of the offering range and $2.0 million at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to shareholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to shareholders’ equity would be less than the range described above.

The implementation of stock-based benefit plans may dilute your ownership interest.

More than one year following the offering, we intend to adopt, and request shareholder approval of, one or more stock-based benefit plans, which will allow us to award participants restricted shares of our common stock (at no cost to them) and/or options to purchase shares of our common stock. If these stock-based benefit plans are funded from the issuance of authorized but unissued shares of common stock, shareholders would experience a reduction in ownership interest totaling 12.28% based on the adjusted maximum of the offering range.

We have entered into an employment agreement and change of control agreements with certain of our officers and intend to implement a severance pay plan for employees not covered by such arrangements which may increase our compensation costs upon the occurrence of certain events or increase the cost of acquiring us.

We have entered into an employment agreement with our chief executive officer and change of control agreements with our chief financial officer and our senior vice president, residential and consumer lending. These agreements will be assumed by Beverly Financial upon completion of the conversion. In the event of termination of employment other than for cause, or in the event of certain types of termination following a change of control, as set forth in the employment agreement and change of control agreements, the agreements will provide for cash severance benefits that would cost us up to $1.4 million in the aggregate based on information as of March 31, 2014. We also intend to implement a severance pay plan in connection with the conversion for those eligible employees not covered by an employment or change of control agreement. For additional information see the section of this prospectus entitled “Executive and Director Compensation—Employment and Change in Control Agreements and Severance Arrangements.”

A significant percentage of our common stock will be held by our directors, executive officers and employee benefit plans.

We expect that our directors and executive officers, together with their associates, will subscribe for 265,900 shares in the offering. In addition, we intend to establish an employee stock ownership plan that will purchase an amount of shares equal to 8% of the common stock sold in the offering. As a result, upon consummation of the offering and the issuance of shares to our charitable foundation, a total of up to 526,300 shares, or 16.2%, of our outstanding shares, and 666,160 shares, or 13.3%, of our outstanding shares will be held by our directors and executive officers and our employee stock ownership plan at the minimum and adjusted maximum of the offering range, respectively. Additional shares will be held by management following the implementation of an equity incentive plan, which we intend to implement more than 12 months following the completion of the offering. The amended and restated articles of organization and bylaws of Beverly Financial contain supermajority voting provisions that require that the holders of at least two-thirds of Beverly Financial’s outstanding shares of voting stock approve certain actions including, but not limited to, the amendment of Beverly Financial’s amended and restated articles of organization and bylaws. For more information on the restrictions included in the amended and restated articles of organization and bylaws of Beverly Financial, see the section of this prospectus entitled “Restrictions on the Acquisition of Beverly Financial.”

Our amended and restated articles of organization and bylaws and certain regulations may prevent or make more difficult to pursue certain transactions, including a sale or merger of Beverly Financial.

Provisions of our amended and restated articles of organization and bylaws, state corporate law and federal and state banking regulations may make it more difficult for companies or persons to acquire control of Beverly Financial. Consequently, our shareholders may not have the opportunity to participate in such a transaction and the trading price of our common stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers.

Provisions of our amended and restated articles of organization and bylaws and state corporate law that may make it more difficult and expensive to pursue a takeover attempt that the board of directors opposes include:

•	supermajority voting requirements for certain business combinations and changes to some provisions of the amended and restated articles of organization and bylaws;

•	a limitation on the right to vote shares;

•	the election of directors to staggered terms of three years;

•	the removal of directors only for cause;

•	the absence of cumulative voting by shareholders in the election of directors;

•	provisions restricting the calling of special meetings of shareholders; and

•	provisions regarding the timing and content of shareholder proposals and nominations.

In addition, Massachusetts banking regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of a converted institution without the prior approval of the Massachusetts Commissioner of Banks. Additional state corporate law and federal banking regulations place limitations on the acquisition of certain percentages of our common stock and impose restrictions on these significant shareholders.

For further information, see the section of this prospectus entitled “Restrictions on the Acquisition of Beverly Financial.”

We are an “emerging growth company,” as defined in the JOBS Act, and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors and adversely affect the market price of our common stock.

For so long as we remain an “emerging growth company,” as defined in the JOBS Act, we may take advantage of certain exemptions from various requirements applicable to public companies that are not “emerging growth companies” including:

•	the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;

•	the “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Act and some of the disclosure requirements of the Dodd-Frank Act relating to compensation of our chief executive officer;

•	the requirement to provide detailed compensation discussion and analysis in proxy statements and reports filed under the Exchange Act and instead provide a reduced level of disclosure concerning executive compensation; and

•	any rules that the Public Company Accounting Oversight Board may adopt requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

We may take advantage of these exemptions until we are no longer an “emerging growth company.” We would cease to be an “emerging growth company” upon the earliest of: (i) the first fiscal year following the fifth anniversary of this offering; (ii) the first fiscal year after our annual gross revenues are $1 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities; or (iv) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile and may decline.

We have elected to delay the adoption of new and revised accounting pronouncements, which means that our financial statements may not be comparable to those of other public companies.

As an “emerging growth company” we have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Risks Related to the Contribution to our Charitable Foundation

The contribution to our charitable foundation will dilute your ownership interest and adversely affect net income in the year we complete the offering.

We intend to establish and fund a charitable foundation in connection with the conversion and offering. We intend to contribute a total of $1,350,000 to a charitable foundation that we are establishing, with such contribution to consist of 110,000 shares of our common stock and $250,000 in cash. The amount of our contribution will not be dependent upon the amount of the net proceeds raised in the offering. The contribution will have an adverse effect on our net income for the quarter and year in which we make the issuance and contribution to our charitable foundation. The after-tax expense of the contribution will reduce net income in the year in which we complete the offering by approximately $810,000. Persons purchasing shares in the offering will have their ownership and voting interests in Beverly Financial diluted by 2.89% due to the issuance of shares of common stock to our charitable foundation.

Our contribution to our charitable foundation may not be tax deductible, which could decrease our profits.

We believe that the contribution to our charitable foundation will be deductible for federal income tax purposes. However, the Internal Revenue Service may disagree with our determination and not grant tax-exempt status to our charitable foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. It is expected that the value of the contribution of cash and shares will be $1,350,000, which would result in after-tax expense of approximately $810,000. In the event that the Internal Revenue Service does not grant tax-exempt status to our charitable foundation or the contribution to our charitable foundation is otherwise not tax deductible, we would recognize as after-tax expense the full value of the entire contribution.

In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully. Pursuant to the Internal Revenue Code of 1986, as amended, or the Code, an entity is permitted to deduct charitable contributions up to 10% of its taxable income prior to the charitable contribution deduction in any one year. Any contribution in excess of the 10% limit may be deducted for federal and state income tax purposes over each of the five years following the year in which the charitable contribution is made. Accordingly, a charitable contribution could, if necessary, be deducted over a six-year period. Our pre-tax income over this period may not be sufficient to fully use this deduction. With certain exceptions, Massachusetts tax law follows the federal income tax laws and taxable income is recomputed using state taxable income on a combined reporting basis.

Special Note Regarding Forward-Looking Statements and Industry Data

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus constitute forward-looking statements. In some cases, forward-looking statements can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “believe,” “contemplate,” “continue,” “intend,” “target” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	adverse changes to economic conditions in our market area;

•	adverse changes in the financial industry, securities, credit and national and local real estate markets (including real estate values);

•	significant increases in our loan losses, including as a result of our inability to resolve classified and non-performing assets or reduce risks associated with our loans, and management’s assumptions in determining the adequacy of the allowance for loan losses;

•	credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and in our allowance for loan losses and provision for loan losses;

•	competition among depository and other financial institutions;

•	our success in implementing our business strategy, particularly increasing our commercial real estate, multi-family, non-owner occupied residential and construction lending;

•	our success in introducing new financial products;

•	our ability to attract and maintain deposits;

•	our ability to continue to improve our asset quality even as we increase our non-residential and non-owner occupied residential lending;

•	changes in interest rates generally, including changes in the relative differences between short term and long term interest rates and in deposit interest rates, that may affect our net interest margin and funding sources;

•	fluctuations in the demand for loans, which may be affected by the number of unsold homes, land and other properties in our market areas and by declines in the value of real estate in our market area;

•	changes in consumer spending, borrowing and saving habits;

•	declines in the yield on our assets resulting from the current low interest rate environment;

•	risks related to a high concentration of loans secured by real estate located in our market area;

•	the results of examinations by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses, write down assets, change our regulatory capital position, limit our ability to borrow funds or maintain or increase deposits, or prohibit us from paying dividends, which could adversely affect our dividends and earnings;

•	changes in the level of government support of housing finance;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	changes in laws or government regulations or policies affecting financial institutions, including the Dodd-Frank Act and the JOBS Act, which could result in, among other things, increased deposit insurance premiums and assessments, capital requirements (particularly the new capital regulations), regulatory fees and compliance costs and the resources we have available to address such changes;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, or FASB, the SEC and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans, and our ability to retain key members of our senior management team and to address staffing needs in response to product demand or to implement our strategic plans;

•	loan delinquencies and changes in the underlying cash flows of our borrowers;

•	our ability to control costs and expenses, particularly those associated with operating as a publicly traded company;

•	the failure or security breaches of computer systems on which we depend;

•	the ability of key third-party service providers to perform their obligations to us;

•	changes in the financial condition or future prospects of issuers of securities that we own; and

•	other economic, competitive, governmental, regulatory and operational factors affecting our operations, pricing, products and services described elsewhere in this prospectus.

These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the section of this prospectus entitled “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, after the date of this prospectus, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise.

This prospectus also contains estimates, projections and other information concerning our industry, the market and our business. Information that is based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. We obtained the industry, market and competitive position data in this prospectus from our own internal estimates and research as well as from industry and general publications and research surveys and studies conducted by third parties.

Selected Consolidated Financial and Other Data

The summary financial information presented below is derived in part from our consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at December 31, 2011, 2010 and 2009 and for the years ended December 31, 2010 and 2009 is derived in part from our audited consolidated financial statements that do not appear in this prospectus. The information at March 31, 2014 and 2013 and for the three months then ended that appear elsewhere in this prospectus was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the three months ended March 31, 2014 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At March 31, 2014	At December 31,
(In thousands)		2013	2012	2011	2010	2009
Financial Condition Data:
Total assets	$327,015	$323,989	$308,281	$297,937	$300,423	$304,513
Cash and cash equivalents	14,992	13,414	26,994	28,302	31,809	20,859
Investment securities(1)	21,543	22,625	29,605	29,383	23,658	21,471
Loans receivable, net(2)	271,923	269,048	231,612	222,280	228,760	246,180
Deposits	283,628	275,390	259,564	245,017	244,751	218,630
FHLB advances	12,035	10,036	15,539	21,542	24,544	54,047
Repurchase agreements	—	6,437	2,646	2,037	3,618	4,970
Junior subordinated debentures	7,686	9,186	9,186	9,186	9,186	9,186
Total equity(3)	21,813	21,414	20,197	18,386	16,597	15,084

	For the Three Months Ended March 31,		For the Year Ended December 31,
(In thousands)	2014	2013	2013	2012	2011	2010	2009
Operating Data:
Interest and dividend income	$3,153	$3,022	$12,378	$12,558	$13,263	$14,268	$14,933
Interest expense	542	611	2,369	2,852	3,599	4,657	6,572

Net interest and dividend income	2,611	2,411	10,009	9,706	9,664	9,611	8,361
Provision for loan losses	60	121	241	221	303	606	636

Net interest and dividend income after provision for loan losses	2,551	2,290	9,768	9,485	9,361	9,005	7,725
Noninterest income	302	573	1,580	2,120	1,456	1,300	1,105
Noninterest expense	2,246	2,251	9,103	8,671	8,031	7,871	7,230

Income before income taxes	607	612	2,245	2,934	2,786	2,434	1,600
Income tax expense	236	238	867	1,136	1,085	945	638

Net income	$371	$374	$1,378	$1,798	$1,701	$1,489	$962

(1)	Investment securities include securities available-for-sale and Federal Home Loan Bank of Boston, or FHLB, stock.
(2)	Excludes loans held-for-sale.
(3)	Includes retained earnings and accumulated other comprehensive income/loss.

	At or For the Three Months Ended March 31,		At or For the Year Ended December 31,
	2014(1)	2013(1)	2013	2012	2011	2010	2009
Performance Ratios:
Return on average assets	0.47%	0.51%	0.44%	0.61%	0.57%	0.50%	0.32%
Return on average equity	6.84%	7.34%	6.51%	9.20%	9.56%	9.21%	6.42%
Interest rate spread(2)	3.24%	3.24%	3.16%	3.22%	3.24%	3.28%	2.71%
Net interest margin(3)	3.43%	3.46%	3.36%	3.44%	3.45%	3.49%	2.99%
Efficiency ratio(5)	77.10%	75.44%	78.55%	73.32%	72.22%	72.14%	76.38%
Average interest-earning assets to average interest-bearing liabilities	125.85%	123.90%	125.39%	122.60%	116.72%	112.54%	111.95%
Average equity to average assets	6.82%	6.95%	6.78%	6.60%	6.00%	5.48%	5.04%

Capital Ratios (Bank only):
Total capital to risk-weighted assets	13.08%	15.91%	14.50%	15.77%	15.49%	14.26%	13.05%
Tier 1 capital to risk-weighted assets	11.20%	13.11%	11.90%	12.96%	12.60%	11.42%	10.27%
Tier 1 capital to average assets	8.22%	8.57%	8.25%	8.32%	7.79%	7.24%	6.81%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans(4)	1.29%	1.46%	1.28%	1.42%	1.40%	1.33%	1.17%
Allowance for loan losses as a percentage of non-performing loans	2,339.47%	293.98%	714.96%	242.82%	131.29%	83.86%	129.82%
Net charge-offs to average outstanding loans during the period	—%	—%	0.04%	0.01%	0.10%	0.18%	0.06%
Nonperforming loans as a percentage of total loans(4)	0.06%	0.50%	0.18%	0.59%	1.06%	1.58%	0.90%
Nonperforming assets as a percentage of total assets	0.13%	0.39%	0.23%	0.45%	0.85%	1.22%	0.73%

Other Data:
Number of offices	4	4	4	4	4	4	4

(1)	Ratios for the three months ended March 31, 2014 and 2013 have been annualized, where appropriate.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Loans are presented before the allowance but include deferred costs/fees. Loans held-for-sale are excluded.
(5)	Represents noninterest expense divided by the sum of net interest income and noninterest income.

Recent Developments

The following tables set forth our selected financial and other data at and for the dates indicated. The information at December 31, 2013 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at June 30, 2014 and for the three and six month periods ended June 30, 2014 and 2013 was not audited, but in the opinion of management reflects all adjustments necessary for a fair presentation of the results for such periods. All of these adjustments are normal and recurring. The results of operations for the three and six month periods ended June 30, 2014 are not necessarily indicative of the results of operations that may be expected for the entire year or any other period.

(In thousands)	At June 30, 2014	At December 31, 2013
Selected Financial Condition Data:
Total assets	$328,415	$323,989
Cash and cash equivalents	11,356	13,414
Investment securities(1)	21,779	22,625
Loans receivable, net(2)	276,842	269,048
Deposits	284,804	275,390
FHLB advances	12,035	10,036
Repurchase agreements	0	6,437
Junior subordinated debentures	7,686	9,186
Total equity(3)	22,202	21,414

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(In thousands)	2014	2013	2014	2013
Operating Data:
Interest and dividend income	$3,267	$3,042	$6,420	$6,064
Interest expense	542	594	1,084	1,205

Net interest and dividend income	2,725	2,448	5,336	4,859
Provision for loan losses	120	117	180	238

Net interest and dividend income after provision for loan losses	2,605	2,331	5,156	4,621
Noninterest income	299	419	603	992
Noninterest expense	2,322	2,274	4,570	4,525

Income before income taxes	582	476	1,189	1,088
Income tax expense	224	178	460	416

Net income	$358	$298	$729	$672

(1)	Investment securities include securities available-for-sale and FHLB stock.
(2)	Excludes loans held-for-sale.
(3)	Includes retained earnings and accumulated other comprehensive income.

	At or For the Three Months Ended June 30,		At or For the Six Months Ended June 30,
	2014(1)	2013(1)	2014(1)	2013(1)
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on average assets	0.44%	0.38%	0.45%	0.44%
Return on average equity	6.43%	5.68%	6.63%	6.48%
Interest rate spread(2)	3.30%	3.11%	3.28%	3.18%
Net interest margin(3)	3.51%	3.30%	3.47%	3.38%
Efficiency ratio(5)	76.79%	79.32%	76.95%	77.34%
Average interest-earning assets to average interest-bearing liabilities	128.43%	124.69%	127.18%	124.30%
Average equity to average assets	6.85%	6.74%	6.83%	6.86%

Capital Ratios (Bank only):
Total capital to risk-weighted assets	12.97%	15.13%	12.97%	15.13%
Tier 1 capital to risk-weighted assets	11.10%	12.43%	11.10%	12.43%
Tier 1 capital to average assets	8.32%	8.25%	8.32%	8.25%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans(4)	1.31%	1.41%	1.31%	1.41%
Allowance for loan losses as a percentage of non-performing loans	408.35%	452.54%	408.35%	452.54%
Net charge-offs to average outstanding loans during the period	—%	0.01%	—%	0.01%
Non-performing loans as a percentage of total loans(4)	0.32%	0.31%	0.32%	0.31%
Non-performing assets as a percentage of total assets	0.35%	0.29%	0.35%	0.29%

Other Data:
Number of offices	4	4	4	4

(1)	Ratios for the three and six months ended June 30, 2014 and 2013 have been annualized, where appropriate.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Loans are presented before the allowance but include deferred costs/fees. Loans held-for-sale are excluded.
(5)	Represents noninterest expense divided by the sum of net interest income and noninterest income.

Comparison of Financial Condition at June 30, 2014 and December 31, 2013

Total Assets. Total assets increased $4.4 million, or 1.4%, from $324.0 million at December 31, 2013 to $328.4 million at June 30, 2014. Total assets increased primarily due to an increase in total net loans of $7.8 million, or 2.9%, partially offset by a decrease in cash and cash equivalents of $2.1 million, a decrease in interest-bearing time deposits of $1.7 million and a decrease in investment securities of $846,000.

Net Loans. Total net loans increased by $7.8 million, or 2.9%, from $269.0 million at December 31, 2013 to $276.8 million at June 30, 2014. The increase in loans was due primarily to an increase of $4.4 million, or 20.8%, in commercial business loans, an increase of $3.3 million in commercial real estate loans, or 3.5%, and an increase of $2.6 million, or 7.3%, in multi-family real estate loans, partially offset by a decrease of $4.2 million, or 21.6%, in construction loans. The increase in loans reflects our continued focus on generating commercial real estate, multi-family and commercial business loans, which was partially offset by pay downs and payoffs of loans. Loans originated for portfolio during the three months ended June 30, 2014 totaled $23.4 million.

Non-Performing Assets. The following table provides information regarding our non-performing assets and troubled debt restructurings at June 30, 2014 and December 31, 2013. Troubled debt restructurings occur when we grant borrowers concessions that we would not otherwise grant but for economic or legal reasons pertaining to the borrower’s financial difficulties. We may modify the terms of loans to lower interest rates (which may be at below market rates) or to provide for temporary interest-only terms, or to forgive or defer the payment of interest. These modifications are made only when there is a reasonable and attainable workout plan that has been agreed to by the borrower and that is in our best interests. We generally do not forgive principal on loans. Once the borrower has demonstrated sustained performance with the modified terms, the loan may be upgraded from its classified and/or nonperforming status. Any loan categorized as troubled debt restructurings will continue to retain that designation through the life of the loan. We did not have any accruing loans past due 90 days or more at the dates presented.

(Dollars in thousands)	At June 30, 2014	At December 31, 2013
Non-accrual loans:
Real estate loans:
One- to four-family residential	$620	$488
Commercial	277	—
Multi-family	—	—
Home equity loans and lines of credit	—	—
Construction	—	—
Commercial business loans	1	—
Consumer loans	—	—

Total non-accrual loans	898	488

Other real estate owned:
One- to four-family residential	264	264

Total other real estate owned	264	264

Other non-performing assets	—	—

Total non-performing assets	1,162	752

Performing troubled debt restructurings	864	23

Total non-performing assets and performing troubled debt restructurings	$2,026	$775

Total non-performing loans to total loans(1)	0.32%	0.18%
Total non-performing assets and performing troubled debt restructurings to total assets	0.62%	0.24%

(1)	Loans are presented before allowance for loan losses, but include deferred loan origination costs (fees), net.

Non-accrual loans as of June 30, 2014 increased by $410,000 as compared to December 31, 2013 due to an increase in non-accrual commercial real estate loans of $277,000, primarily consisting of one loan, and an increase in non-accrual residential real estate loans of $132,000. Performing troubled debt restructurings increased by $841,000 entirely due to an increase in restructured residential real estate loans.

Deposits. Total deposits increased by $9.4 million, or 3.4%, from $275.4 million at December 31, 2013 to $284.8 million at June 30, 2014, primarily due to an $8.0 million increase in noninterest-bearing accounts and a $1.4 million increase in interest-bearing accounts.

Borrowings. FHLB advances increased $2.0 million, or 19.9%, to $12.0 million at June 30, 2014 from $10.0 million at December 31, 2013, which reflects a long–term borrowing primarily for interest rate risk management. Repurchase agreements decreased $6.4 million, or 100%, to $0 at June 30, 2014 from $6.4 million at December 31, 2013, which reflects a move away from this product. Junior subordinated debentures decreased by $1.5 million, or 16.3%, to $7.7 million at June 30, 2014 from $9.2 million at December 31, 2013, which reflects the planned pay down of debt. We intend to pay down $1.5 million of our junior subordinated debt in the third quarter of 2014, subject to regulatory approval as applicable.

Comparison of Operating Results for the Three Months Ended June 30, 2014 and 2013

Net Income. Net income increased by $60,000, or 20.1%, to $358,000 for the three months ended June 30, 2014 compared to $298,000 for the three months ended June 30, 2013, primarily due to an increase in net interest and dividend income, partially offset by a decrease in noninterest income and an increase in noninterest expense.

Interest and Dividend Income. Total interest and dividend income increased $225,000, or 7.4%, to $3.3 million for the three months ended June 30, 2014 compared to the same period in 2013. The increase in interest income was primarily the result of a $238,000 increase in interest and fees on loans, partially offset by a $19,000 decrease in interest on debt securities. The average balance of loans during the three months ended June 30, 2014 increased $31.8 million, or 12.9%, to $278.1 million from $246.3 million for the three months ended June 30, 2013, while the average yield on loans decreased by 20 basis points to 4.58% for the three months ended June 30, 2014 from 4.78% for the three months ended June 30, 2013. The decline in yield reflects the competitive rate environment and the general level of interest rates. The average balance of investment securities decreased $4.9 million, or 18.2%, to $22.3 million for the three months ended June 30, 2014 from $27.2 million for the three months ended June 30, 2013, and the yield on investment securities increased by 19 basis points to 1.44% for the three months ended June 30, 2014 from 1.25% for the three months ended June 30, 2013.

Interest Expense. Total interest expense decreased $52,000, or 8.8%, to $542,000 for the three months ended June 30, 2014 from $594,000 for the three months ended June 30, 2013. Interest expense on interest-bearing deposit accounts increased by $17,000, or 5.0%, for the three months ended June 30, 2014 compared to the same period in 2013. The average balance of interest-bearing deposits increased by $16.0 million, or 7.7%, to $223.0 million for the three months ended June 30, 2014 from $207.0 million for the three months ended June 30, 2013. The cost of deposits decreased 2 basis points to 0.64% for the three months ended June 30, 2014 from 0.66% for the three months ended June 30, 2013.

Interest expense on FHLB advances decreased $29,000, or 19.6%, to $119,000 for the three months ended June 30, 2014 from $148,000 for the three months ended June 30, 2013. The average balance of FHLB advances decreased by $1.6 million, or 11.8%, to $12.0 million for the three months ended June 30, 2014 from $13.6 million for the three months ended June 30, 2013. The cost of FHLB advances decreased 38 basis points to 3.97% for the three months ended June 30, 2014 from 4.35% for the three months ended June 30, 2013. Interest expense on repurchase agreements decreased $22,000 to $0 for the three months ended June 30, 2014 from $22,000 for the three months ended June 30, 2013. Interest expense on junior subordinated debt decreased $18,000, or 21.7%, to $65,000 for the three months ended June 30, 2014 from $83,000 for the three months ended June 30, 2013. The average balance of junior subordinated debt decreased by $1.5 million, or 16.3%, to $7.7 million for the three months ended June 30, 2014 from $9.2 million for the three months ended June 30, 2013. The cost of junior subordinated debt decreased 23 basis points to 3.39% for the three months ended June 30, 2014 from 3.62% for the three months ended June 30, 2013. We intend to pay down $1.5 million of our junior subordinated debt in the third quarter of 2014, subject to regulatory approval as applicable.

Net Interest and Dividend Income. Net interest and dividend income increased $277,000, or 11.3%, to $2.7 million for the three months ended June 30, 2014 from $2.4 million for the three months ended June 30, 2013. The increase resulted primarily from a $225,000 increase in interest income and a $52,000 decrease in interest expense. Our average interest-earning assets increased to $311.8 million for the three months ended June 30, 2014 from $297.2 million for the three months ended June 30, 2013, and our net interest rate spread increased by 19 basis points to 3.30% for the three months ended June 30, 2014 from 3.11% for the three months ended June 30, 2013. Our net interest margin increased to 3.51% for the three months ended June 30, 2014 from 3.30% for the three months ended June 30, 2013. The increase in our interest rate spread and net interest margin primarily resulted from the increase in loan balances and the reduction in borrowed funds. In addition, we benefited from the repricing of long-term certificates of deposit at maturity in the ordinary course as well as an increase in average balances of $7.8 million in noninterest-bearing deposits.

Provision for Loan Losses. Based on our analysis of the factors described in “Critical Accounting Policies Allowance for Loan Losses,” we recorded a provision for loan losses of $120,000 for the three months ended June 30, 2014, compared to a provision of $117,000 for the three months ended June 30, 2013. The allowance for loan losses was $3.7 million, or 1.31% of total loans at June 30, 2014, compared to $3.6 million, or 1.41% of total loans at June 30, 2013. Total non-performing loans were $898,000 at June 30, 2014 compared to $788,000 at June 30, 2013. Total special mention loans were $4.7 million at June 30, 2014 compared to $3.8 million at June 30, 2013. The allowance for loan losses reflects the estimate we believe to be appropriate to cover incurred probable losses inherent in the loan portfolio at June 30, 2014 and 2013.

Noninterest Income. Noninterest income decreased $120,000, or 28.6%, to $299,000 during the three months ended June 30, 2014 from $419,000 for the three months ended June 30, 2013. The decrease is primarily attributable to the gain on the sale of loans decreasing $140,000 to $55,000 for the three months ended June 30, 2014 as compared to $195,000 for the three months ended June 30, 2013 due to lower volume of sales in the secondary market. Other income increased by $24,000 primarily due to ATM and interchange income and loan servicing fees.

Noninterest Expense. Noninterest expense increased $48,000 to $2.3 million for the three months ended June 30, 2014 from $2.3 million for the three months ended June 30, 2013. The increase primarily reflected greater salaries and employee benefits expense of $17,000, FDIC assessment expense of $16,000 and other expenses of $19,000, with slight increases in ATM processing fees of $9,000, mitigated by slight decreases of $8,000 in professional fees and $5,000 in data processing expense.

Income Taxes. Income tax expense for the three months ended June 30, 2014 increased to $224,000 from $178,000 for the three months ended June 30, 2013, primarily due to increased income before income taxes. The effective tax rate as a percent of pre-tax income was 38.5% and 37.4% for the three months ended June 30, 2014 and 2013, respectively.

Comparison of Operating Results for the Six Months Ended June 30, 2014 and 2013

Net Income. Net income increased by $57,000, or 8.5%, to $729,000 for the six months ended June 30, 2014 compared to $672,000 for the six months ended June 30, 2013, primarily due to an increase in net interest and dividend income and a lower provision for loan losses, partially offset by a decrease in noninterest income and an increase in noninterest expense.

Interest and Dividend Income. Total interest and dividend income increased $356,000, or 5.9%, to $6.4 million for the six months ended June 30, 2014 compared to the same period in 2013. The increase in interest income was primarily the result of a $392,000 increase in interest and fees on loans, partially offset by a $50,000 decrease in interest on debt securities. The average balance of loans during the six months ended June 30, 2014 increased $35.2 million, or 14.6%, to $276.4 million from $241.2 million for the six months ended June 30, 2013, while the average yield on loans decreased by 33 basis points to 4.55% for the six months ended June 30, 2014 from 4.88% for the six months ended June 30, 2013. The decline in yield reflects the competitive rate environment and the general level of interest rates. The average balance of investment securities decreased $5.8 million, or 20.6%, to $22.4 million for the six months ended June 30, 2014 from $28.2 million for the six months ended June 30, 2013, and the yield on investment securities increased by 15 basis points to 1.46% for the six months ended June 30, 2014 from 1.31% for the six months ended June 30, 2013.

Interest Expense. Total interest expense decreased $121,000, or 10.0%, to $1.1 million for the six months ended June 30, 2014 from $1.2 million for the six months ended June 30, 2013. Interest expense on interest-bearing deposit accounts increased by $18,000, or 2.6%, for the six months ended June 30, 2014 compared to the same period in 2013. The average balance of interest-bearing deposits increased by $19.8 million, or 9.8%, to $222.3 million for the six months ended June 30, 2014 from $202.5 million for the six months ended June 30, 2013. The cost of deposits decreased 4 basis points to 0.64% for the six months ended June 30, 2014 from 0.68% for the six months ended June 30, 2013.

Interest expense on FHLB advances decreased $86,000, or 26.8%, to $235,000 for the six months ended June 30, 2014 from $321,000 for the six months ended June 30, 2013. The average balance of FHLB advances decreased by $2.5 million, or 17.1%, to $12.1 million for the six months ended June 30, 2014 from $14.6 million for the six months ended June 30, 2013. The cost of FHLB advances decreased 53 basis points to 3.91% for the six months ended June 30, 2014 from 4.44% for the six months ended June 30, 2013. Interest expense on repurchase agreements decreased $31,000, or 86.1%, to $5,000 for the six months ended June 30, 2014 from $36,000 for the six months ended June 30, 2013. The average balance of repurchase agreements decreased by $5.9 million, or 84.6%, to $1.1 million for the six months ended June 30, 2014 from $7.0 million for the six months ended June 30, 2013. The cost of repurchase agreements decreased 10 basis points to 0.93% for the six months ended June 30, 2014 from 1.03% for the six months ended June 30, 2013. Interest expense on junior subordinated debt decreased $22,000, or 13.3%, to $144,000 for the six months ended June 30, 2014 from $166,000 for the six months ended June 30, 2013. The average balance of junior subordinated debt decreased by $878,000, or 9.6%, to $8.3 million for the six months ended June 30, 2014 from $9.2 million for the six months ended June 30, 2013. The cost of junior subordinated debt decreased 14 basis points to 3.50% for the six months ended June 30, 2014 from 3.64% for the six months ended June 30, 2013. We intend to pay down $1.5 million of our junior subordinated debt in the third quarter of 2014, subject to regulatory approval as applicable.

Net Interest and Dividend Income. Net interest and dividend income increased $477,000, or 9.8%, to $5.3 million for the six months ended June 30, 2014 from $4.9 million for the six months ended June 30, 2013. The increase resulted primarily from a $356,000 increase in interest income and a $121,000 decrease in interest expense. Our average interest-earning assets increased to $310.1 million for the six months ended June 30, 2014 from $290.0 million for the six months ended June 30, 2013, and our net interest rate spread increased by 10 basis points to 3.28% for the six months ended June 30, 2014 from 3.18% for the six months ended June 30, 2013. Our net interest margin increased to 3.47% for the six months ended June 30, 2014 from 3.38% for the six months ended June 30, 2013. The increase in our interest rate spread and net interest margin primarily resulted from the increase in loan balances and the reduction in borrowed funds. In addition, we benefited from the repricing of long-term certificates of deposit at maturity in the ordinary course as well as an increase in average balances of $7.1 million in noninterest-bearing deposits.

Provision for Loan Losses. Based on our analysis of the factors described in “Critical Accounting Policies Allowance for Loan Losses,” we recorded a provision for loan losses of $180,000 for the six months ended June 30, 2014, compared to a provision of $238,000 for the six months ended June 30, 2013. The allowance for loan losses was $3.7 million, or 1.31% of total loans at June 30, 2014, compared to $3.6 million, or 1.41% of total loans at June 30, 2013. Total non-performing loans were $898,000 at June 30, 2014 compared to $788,000 million at June 30, 2013. Total special mention loans were $4.7 million at June 30, 2014 compared to $3.8 million at June 30, 2013. The allowance for loan losses reflects the estimate we believe to be appropriate to cover incurred probable losses inherent in the loan portfolio at June 30, 2014 and 2013.

Noninterest Income. Noninterest income decreased $389,000, or 39.2%, to $603,000 during the six months ended June 30, 2014 from $1.0 million for the six months ended June 30, 2013. The decrease is primarily attributable to the gain on the sale of loans decreasing $440,000 to $101,000 for the six months ended June 30, 2014 as compared to $541,000 for the six months ended June 30, 2013, due to lower volume of sales in the secondary market. Other income increased by $50,000 primarily due to ATM and interchange income and loan servicing fees.

Noninterest Expense. Noninterest expense increased $45,000 to $4.6 million for the six months ended June 30, 2014 from $4.5 million for the six months ended June 30, 2013. The increase primarily reflected an increase in other expenses of $63,000, an increase in ATM processing fees of $20,000 and slight increases in FDIC assessment and occupancy and equipment expenses totaling $23,000, mitigated by a decrease of $39,000 in salaries and employee benefits expense and a decrease of $18,000 in professional fees and a slight decrease in data processing expense of $4,000.

Income Taxes. Income tax expense for the six months ended June 30, 2014 increased to $460,000 from $416,000 for the six months ended June 30, 2013, primarily due to increased income before income taxes. The effective tax rate as a percent of pre-tax income was 38.7% and 38.2% for the six months ended June 30, 2014 and 2013, respectively.

Use of Proceeds

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. See the section of this prospectus entitled “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Based Upon the Sale at $10.00 Per Share of
	Minimum of Offering Range (3,145,000 Shares)		Midpoint of Offering Range (3,700,000 Shares)		Maximum of Offering Range (4,255,000 Shares)		Adjusted Maximum of Offering Range (4,893,250 Shares)(1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$31,450		$37,000		$42,550		$48,933
Less offering expenses	1,539		1,590		1,641		1,700

Net offering proceeds	$29,911	100.0%	$35,410	100.0%	$40,909	100.0%	$47,233	100.0%

Use of net proceeds:
To the Bank	$14,955	50.0%	$17,705	50.0%	$20,454	50.0%	$23,616	50.0%
To fund loan to employee stock ownership plan	2,604	8.7	3,048	8.6	3,492	8.5	4,003	8.5
Contributed to charitable foundation	250	0.8	250	0.7	250	0.6	250	0.5

Retained by Beverly Financial	$12,102	40.5	$14,407	40.7	$16,713	40.9	$19,364	41.0

(1)	As adjusted to give effect to an increase in the number of shares that could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

Payments for shares made through withdrawals from deposit accounts at the Bank will reduce deposits and will not result in the receipt of new funds for investment. The net proceeds may vary because the total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated offering were used to sell shares of common stock not purchased in the subscription and community offerings.

We intend to (i) invest a portion of the proceeds in the Bank, (ii) fund a loan to the employee stock ownership plan to purchase shares of common stock in the offering and (iii) contribute cash and shares of common stock to our charitable foundation. We may use the proceeds that we retain from the offering as follows:

•	to pay cash dividends to shareholders, subject to regulatory approval;

•	to repurchase shares of our common stock, subject to regulatory approval; and

•	for other general corporate purposes, including additional investments in the Bank.

With the exception of the funding of the loan to the employee stock ownership plan and the contribution to our charitable foundation, we have not quantified our plans for use of the retained net proceeds for each of the foregoing purposes. Initially, we intend to invest a substantial portion of the net proceeds in short-term investments, investment-grade debt obligations and mortgage-backed securities.

Under currently applicable regulations, we may not repurchase shares of our common stock during the first year following the conversion, except to fund equity benefit plans other than stock options or except when extraordinary circumstances exist and with prior regulatory approval.

The Bank will receive a capital contribution equal to 50% of the net proceeds of the offering, which it may use as follows:

•	to support commercial real estate, multi-family, commercial business, one- to four-family residential and construction lending;

•	to invest in technological advances to enhance customer service and products offered by the Bank;

•	to invest in short-term investments and other securities consistent with the Bank’s investment policy;

•	to expand its banking franchise by establishing or acquiring new loan production offices or branches, or by acquiring other financial institutions or other financial services companies, although no such transactions are contemplated at this time; and

•	for other general corporate purposes.

The Bank has not quantified its plans for use of the offering proceeds for any of the foregoing purposes. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of opportunities to expand our operations through establishing or acquiring new branches, our ability to receive regulatory approval for any such expansion activities, and overall market conditions.

Dividend Policy

Following completion of the offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. Specifically, the Federal Reserve Board has issued a policy statement providing that dividends should be paid only out of current earnings and only if our prospective rate of earnings retention is consistent with our capital needs, asset quality and overall financial condition. Regulatory guidance also provides for prior regulatory consultation with respect to capital distributions in certain circumstances, such as where the holding company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the holding company’s overall rate of earnings retention is inconsistent with the its capital needs and overall financial condition. We do not currently have any plan to declare or to pay dividends in the near future. In determining whether to pay a cash dividend in the future and the amount of any cash dividend, the board of directors is expected to take into account a number of factors, including regulatory capital requirements, our financial condition and results of operations, other uses of funds for the long-term value of shareholders, tax considerations, statutory and regulatory limitations and general economic conditions.

Dividends we can declare and pay will depend, in part, upon receipt of dividends from the Bank, because initially we will have no source of income other than dividends from the Bank, earnings from the investment of proceeds from the sale of shares of common stock, and interest payments received in connection with the loan to the employee stock ownership plan (which we expect will be funded through a subsidiary formed solely for the purpose of making the loan to the employee stock ownership plan). Massachusetts banking law and FDIC regulations impose significant limitations on “capital distributions” by depository institutions. See the section of this prospectus entitled “Regulation and Supervision—Massachusetts Banking Laws and Supervision—Dividends” and “Regulation and Supervision—Federal Regulations—Prompt Corrective Action Regulations.” In addition, beginning in 2016, the Bank’s ability to pay dividends will be limited if it does not have the capital conservation buffer required by the new capital rules, which may limit our ability to pay dividends to shareholders. See the section of this prospectus entitled “Supervision and Regulation—Federal Banking Regulation—New Capital Rule.” No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by regulations and policies of the Federal Reserve Board and the Massachusetts Commissioner of Banks, may be paid in addition to, or in lieu of, regular cash dividends.

Any payment of dividends by the Bank to us that would be deemed to be drawn out of the Bank’s bad debt reserves would require a payment of taxes at the then-current tax rate by the Bank on the amount of earnings deemed to be removed from the reserves for such distribution. The Bank does not intend to make any distribution to us that would create such a federal tax liability.

Market for Common Stock

We have not previously issued common stock and there is currently no established market for our common stock. We have applied for approval to list our common stock for trading on The NASDAQ Capital Market under the symbol “BEVB” upon completion of the offering. In order to list our common stock on The NASDAQ Capital Market, we are required to have at least three broker-dealers who will make a market in our common stock. Sandler O’Neill has advised us that it intends to make a market in our common stock following the conversion and offering, but it is under no obligation to do so. Sandler O’Neill also may assist us, if needed, in obtaining other market makers after the offering. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share. Purchasers of common stock in the offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the offering and may have an adverse impact on the price at which the common stock can be sold.

Historical and Pro Forma Regulatory Capital Compliance

At March 31, 2014, the Bank exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of the Bank at March 31, 2014, and the pro forma regulatory capital of the Bank, after giving effect to the sale of shares of common stock at a $10.00 per share purchase price. The items captioned “Requirement” reflect amounts necessary to be considered “well-capitalized” under applicable federal regulations. The table assumes the receipt by the Bank of 50% of the net offering proceeds. See the section of this prospectus entitled “Use the Proceeds.”

	Historical at March 31, 2014		Pro Forma at March 31, 2014 Based Upon the Sale in the Offering of
			3,145,000 Shares (Minimum of Offering Range)		3,700,000 Shares (Midpoint of Offering Range)		4,255,000 Shares (Maximum of Offering Range)		4,893,250 Shares (Adjusted Maximum of Offering Range) (1)
	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)
	(Dollars in thousands)
Equity	$26,841	8.22%	$37,890	11.10%	$39,974	11.61%	$42,057	12.12%	$44,453	12.70%

Tier 1 leverage capital(3)	$26,748	8.22%	$37,797	11.11%	$39,881	11.63%	$41,964	12.14%	$44,360	12.71%
Requirement(4)	16,264	5.00	17,011	5.00	17,149	5.00	17,286	5.00	17,444	5.00

Excess	$10,484	3.22%	$20,786	6.11%	$22,732	6.63%	$24,678	7.14%	$26,916	7.71%

Tier 1 risk-based capital	$26,748	11.20%	$37,797	15.34%	$39,881	16.10%	$41,964	16.85%	$44,360	17.70%
Requirement(4)	14,331	6.00	14,780	6.00	14,862	6.00	14,945	6.00	15,040	6.00

Excess	$12,417	5.20%	$23,017	9.34%	$25,019	10.10%	$27,019	10.85%	$29,320	11.70%

Total risk-based capital(3)	$31,241	13.08%	$42,290	17.17%	$44,374	17.91%	$46,457	18.65%	$48,853	19.49%
Requirement(4)	23,885	10.00	24,633	10.00	24,771	10.00	24,908	10.00	25,066	10.00

Excess	$7,356	3.08%	$17,657	7.17%	$19,603	7.91%	$21,549	8.65%	$23,787	9.49%

Reconciliation:
Net proceeds invested in the Bank			$14,955		$17,705		$20,454		$23,616
Less: Common stock acquired by employee stock ownership plan			(2,604)		(3,048)		(3,492)		(4,003)
Less: Common stock acquired by stock-based incentive plan			(1,302)		(1,524)		(1,746)		(2,001)

Pro forma increase in Tier 1 and total risk-based capital			$11,049		$13,133		$15,216		$17,612

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Leverage capital ratios are shown as a percentage of total adjusted assets. Risk-based capital ratios are shown as a percentage of risk-weighted assets.
(3)	Pro forma amounts and percentages assume net proceeds contributed to the Bank are invested in assets that carry a 50% risk weighting.
(4)	Reflects regulatory requirements to be considered “well-capitalized.”

Capitalization

The following table presents the historical consolidated capitalization of Beverly Financial, MHC at March 31, 2014 and the pro forma consolidated capitalization of Beverly Financial, after giving effect to the conversion and offering, based upon the assumptions set forth in the section of this prospectus entitled “Pro Forma Data.”

(Dollars in thousands)	Historical at March 31, 2014	Beverly Financial, Inc. Pro Forma Based Upon the Sale in the Offering at $10.00 per Share of
		3,145,000 Shares (Minimum of Offering Range)	3,700,000 Shares (Midpoint of Offering Range)	4,255,000 Shares (Maximum of Offering Range)	4,893,250 Shares (Adjusted Maximum of Offering Range)(1)
Deposits	$283,628	$283,628	$283,628	$283,628	$283,628
FHLB advances	12,035	12,035	12,035	12,035	12,035
Junior subordinated debentures	7,686	7,686	7,686	7,686	7,686

Total deposits, FHLB advances and junior subordinated debentures	$303,349	$303,349	$303,349	$303,349	$303,349

Shareholders’ equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued or outstanding	$—	$—	$—	$—	$—
Common stock, $0.01 par value, 10,000,000 shares authorized; assuming shares outstanding as shown(2)	—	33	38	44	50
Additional paid-in capital(3)	—	30,978	36,472	41,965	48,283
Retained earnings(4)	21,760	21,760	21,760	21,760	21,760
Tax benefit of contribution to charitable foundation	—	540	540	540	540
Accumulated other comprehensive income	53	53	53	53	53
Common stock to be acquired by employee stock ownership plan(5)	—	(2,604)	(3,048)	(3,492)	(4,003)
Common stock to be acquired by stock-based benefit plans(6)	—	(1,302)	(1,524)	(1,746)	(2,001)
Expense of contribution to charitable foundation	—	(1,350)	(1,350)	(1,350)	(1,350)

Total shareholders’ equity	$21,813	$48,108	$52,941	$57,774	$63,332

Total shareholders’ equity as a percentage of total assets(7)	6.67%	13.62%	14.78%	15.92%	17.18%
Tangible equity as a percentage of total assets(7)	6.67%	13.62%	14.78%	15.92%	17.18%

(1)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the subscription and community offerings.
(2)	No effect has been given to the issuance of additional shares of Beverly Financial common stock pursuant to one or more stock-based benefit plans. If these plans are implemented within 12 months following the completion of the offering, an amount up to 10% and 4% of the shares of Beverly Financial common stock sold in the offering and contributed to our charitable foundation will be reserved for issuance upon the exercise of stock options and for issuance as restricted stock awards, respectively. See the section of this prospectus entitled “Executive and Director Compensation.”
(3)	The sum of the par value of the total shares outstanding and additional paid-in capital equals the net offering proceeds at the offering price of $10.00 per share.

(4)	The retained earnings of the Bank will be substantially restricted after the conversion. See the sections of this prospectus entitled “Dividend Policy,” “The Conversion and Offering—Liquidation Rights” and “Supervision and Regulation.”
(5)	Assumes that 8% of the shares sold in the offering and contributed to our charitable foundation will be purchased by the employee stock ownership plan with a loan from Beverly Financial. The loan will be repaid principally from the Bank’s contributions to the employee stock ownership plan. Since Beverly Financial will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no asset or liability will be reflected on Beverly Financial’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total shareholders’ equity.
(6)	Assumes a number of shares of common stock equal to 4% of the shares of common stock to be issued in the offering and contributed to our charitable foundation will be purchased for grant by one or more stock-based benefit plans in open market purchases. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As Beverly Financial accrues compensation expense to reflect the vesting of shares pursuant to the stock-based benefit plans, the credit to equity will be offset by a charge to noninterest expense. Implementation of the stock-based benefit plans will require shareholder approval. Any funds to be used by the stock-based benefit plans to conduct open market purchases will be provided by Beverly Financial.
(7)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.

Pro Forma Data

The following tables summarize historical data of Beverly Financial, MHC and pro forma data of Beverly Financial at and for the three months ended March 31, 2014 and at and for the year ended December 31, 2013. The information provided illustrates our pro forma net income and shareholders’ equity based on the sale of common stock at the minimum, midpoint, maximum and 15% above the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed and may vary from our estimates. Net proceeds indicated in the following tables are based upon the following assumptions:

•	all shares of common stock will be sold in the subscription and community offerings;

•	our employee stock ownership plan will purchase 8% of the shares of common stock sold in the offering and contributed to our charitable foundation with a loan from Beverly Financial. The loan will be repaid in substantially equal payments of principal and interest over a period of 30 years;

•	Sandler O’Neill will receive a fee equal to 1.0% of the dollar amount of the shares of common stock sold in the subscription and community offerings. Shares purchased by our stock-based benefit plans or by our officers, directors and employees, and their immediate families and shares contributed to our charitable foundation will not be included in calculating the shares of common stock sold for this purpose; and

•	expenses of the offering, other than fees to be paid to Sandler O’Neill, will be approximately $1.2 million.

We calculated pro forma consolidated net income for the three months ended March 31, 2014, and the year ended December 31, 2013, as if the estimated net proceeds had been invested at an assumed interest rate of 1.73% (1.04% on an after-tax basis) and 1.75% (1.05% on an after-tax basis), respectively. These rates represent the five-year United States Treasury Note rates at March 31, 2014 and December 31, 2013, respectively, which, in light of current market interests rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and shareholders’ equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma shareholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of stock-based benefit plans. Subject to the receipt of shareholder approval, we have assumed that the stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of our outstanding shares of common stock at the same price for which they were sold in the offering. We assume that shares of common stock are granted under the plans in awards that vest over a five-year period.

We have also assumed that the stock-based benefit plans will grant options to acquire shares of common stock equal to 10% of our outstanding shares of common stock. In preparing the tables below, we assumed that shareholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of 10 years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $3.36 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 17.71% for the shares of common stock, a dividend yield of 0.0%, an expected option life of 10 years and a risk-free interest rate of 2.73%.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the offering. In addition, we may grant options and award shares that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the offering.

As discussed under the section of this prospectus entitled “Use of Proceeds,” we intend to contribute 50% of the net proceeds to the Bank, to fund a loan to the employee stock ownership plan with a portion of the net proceeds and to contribute a portion of the net proceeds to our charitable foundation. We intend to retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the offering;

•	our results of operations after the offering; or

•	changes in the market price of the shares of common stock after the offering.

The following pro forma information may not represent the financial effects of the offering at the date on which the offering actually occurs and you should not use the table to indicate future results of operations. Pro forma shareholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with generally accepted accounting principles. We did not increase or decrease shareholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma shareholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to shareholders if we liquidated. Pro forma shareholders’ equity does not give effect to the impact of intangible assets, the liquidation account we will establish in the conversion or tax bad debt reserves in the unlikely event we are liquidated.

	At or For the Three Months Ended March 31, 2014 Based Upon the Sale at $10.00 Per Share of
	3,145,000 Shares (Minimum of Offering Range)	3,700,000 Shares (Midpoint of Offering Range)	4,255,000 Shares (Maximum of Offering Range)	4,893,250 Shares (Adjusted Maximum Offering of Range)(1)
	(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$31,450	$37,000	$42,550	$48,933
Plus: Market value of shares issued to charitable foundation	1,100	1,100	1,100	1,100

Pro forma market capitalization	$32,550	$38,100	$43,650	$50,033

Gross proceeds of offering	$31,450	$37,000	$42,550	$48,933
Less: Expenses	1,539	1,590	1,641	1,700

Estimated net proceeds	29,911	35,410	40,909	47,233
Less: Common stock purchased by employee stock ownership plan(2)	(2,604)	(3,048)	(3,492)	(4,003)
Less: Cash contribution to charitable foundation	(250)	(250)	(250)	(250)
Less: Common stock awarded under stock-based benefit plans(3)	(1,302)	(1,524)	(1,746)	(2,001)

Estimated net cash proceeds as adjusted	$25,755	$30,588	$35,421	$40,979

Net income:
Historical	$371	$371	$371	$371
Pro forma income on net proceeds	67	79	92	106
Pro forma employee stock ownership plan adjustment(2)	(13)	(15)	(17)	(20)
Pro forma stock award adjustment(3)	(39)	(46)	(52)	(60)
Pro forma stock option adjustment(4)	(49)	(58)	(66)	(76)

Pro forma net income	$337	$331	$328	$321

Per share net income:
Historical	$0.12	$0.10	$0.09	$0.08
Pro forma income on net proceeds	0.02	0.02	0.02	0.02
Pro forma employee stock ownership plan adjustment(2)	—	—	—	—
Pro forma stock award adjustment(3)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma stock option adjustment(4)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma net income per share(5)	$0.11	$0.09	$0.08	$0.07

Offering price as a multiple of pro forma net earnings per share	22.73x	27.78x	31.25x	35.71x
Number of shares outstanding for pro forma net Income per share calculations(5)	2,996,770	3,507,740	4,018,710	4,606,326
Shareholders’ equity:
Historical	$21,813	$21,813	$21,813	$21,813
Estimated net proceeds	29,911	35,410	40,909	47,233
Plus: Market value of shares issued to charitable foundation	1,100	1,100	1,100	1,100
Plus: Tax benefit of contribution to charitable foundation	540	540	540	540
Less: Common stock acquired by employee stock ownership plan(2)	(2,604)	(3,048)	(3,492)	(4,003)
Less: Common stock awarded under stock-based benefit plans(3)(4)	(1,302)	(1,524)	(1,746)	(2,001)
Less: Expense of contribution to charitable foundation(6)	(1,350)	(1,350)	(1,350)	(1,350)

Pro forma shareholders’ equity	$48,108	$52,941	$57,774	$63,332

Shareholders’ equity per share:
Historical	$6.70	$5.73	$5.00	$4.36
Estimated net proceeds	9.19	9.29	9.37	9.44
Plus: Market value of shares issued to charitable foundation	0.34	0.29	0.25	0.22
Plus: Tax benefit of contribution to charitable foundation	0.16	0.14	0.12	0.11
Less: Common stock acquired by employee stock ownership plan(2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock awarded under stock-based benefit plans(3)(4)	(0.40)	(0.40)	(0.40)	(0.40)
Less: Expense of contribution to charitable foundation	(0.41)	(0.35)	(0.31)	(0.27)

Pro forma shareholders’ equity per share(7)	$14.78	$13.90	$13.23	$12.66

Offering price as percentage of pro forma shareholders’ equity per share	67.66%	71.94%	75.59%	78.99%
Number of shares outstanding for pro forma book value per share calculations	3,255,000	3,810,000	4,365,000	5,003,250

	At or For the Year Ended December 31, 2013 Based Upon the Sale at $10.00 Per Share of
	3,145,000 Shares (Minimum of Offering Range)	3,700,000 Shares (Midpoint of Offering Range)	4,255,000 Shares (Maximum of Offering Range)	4,893,250 Shares (Adjusted Maximum of Offering Range)(1)
	(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$31,450	$37,000	$42,550	$48,933
Plus: Market value of shares issued to charitable foundation	1,100	1,100	1,100	1,100

Pro forma market capitalization	$32,550	$38,100	$43,650	$50,033

Gross proceeds of offering	$31,450	$37,000	$42,550	$48,933
Less: Expenses	1,539	1,590	1,641	1,700

Estimated net proceeds	29,911	35,410	40,909	47,233
Less: Common stock purchased by employee stock ownership plan(2)	(2,604)	(3,048)	(3,492)	(4,003)
Less: Cash contribution to charitable foundation	(250)	(250)	(250)	(250)
Less: Common stock awarded under stock-based benefit plans(3)	(1,302)	(1,524)	(1,746)	(2,001)

Estimated net cash proceeds as adjusted	$25,755	$30,588	$35,421	$40,979

Net income:
Historical	$1,378	$1,378	$1,378	$1,378
Pro forma income on net proceeds	270	321	372	430
Pro forma employee stock ownership plan adjustment(2)	(52)	(61)	(70)	(80)
Pro forma stock award adjustment(3)	(156)	(183)	(210)	(240)
Pro forma stock option adjustment(4)	(197)	(230)	(264)	(303)

Pro forma net income	$1,243	$1,225	$1,206	$1,185

Per share net income:
Historical	$0.46	$0.40	$0.35	$0.31
Pro forma income on net proceeds	0.09	0.09	0.09	0.09
Pro forma employee stock ownership plan adjustment(2)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma stock award adjustment(3)	(0.05)	(0.05)	(0.05)	(0.05)
Pro forma stock option adjustment(4)	(0.07)	(0.07)	(0.07)	(0.07)

Pro forma net income per share(5)	$0.41	$0.35	$0.30	$0.26

Offering price as a multiple of pro forma net earnings per share	24.39x	28.57x	33.33x	38.46x
Number of shares outstanding for pro forma net income per share calculations(5)	3,003,280	3,515,360	4,027,440	4,616,332
Shareholders’ equity:
Historical	$21,414	$21,414	$21,414	$21,414
Estimated net proceeds	29,911	35,410	40,909	47,233
Plus: Market value of shares issued to charitable foundation	1,100	1,100	1,100	1,100
Plus: Tax benefit of contribution to charitable foundation	540	540	540	540
Less: Common stock acquired by employee stock ownership plan(2)	(2,604)	(3,048)	(3,492)	(4,003)
Less: Common stock awarded under stock-based benefit plans(3)(4)	(1,302)	(1,524)	(1,746)	(2,001)
Less: Expense of contribution to charitable foundation(6)	(1,350)	(1,350)	(1,350)	(1,350)

Pro forma shareholders’ equity	$47,709	$52,542	$57,375	$62,933

Shareholders’ equity per share:
Historical	$6.58	$5.62	$4.91	$4.28
Estimated net proceeds	9.19	9.29	9.37	9.44
Plus: Market value of shares issued to charitable foundation	0.34	0.29	0.25	0.22
Plus: Tax benefit of contribution to charitable foundation	0.16	0.14	0.12	0.11
Less: Common stock acquired by employee stock ownership plan(2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock awarded under stock-based benefit plans(3)(4)	(0.40)	(0.40)	(0.40)	(0.40)
Less: Expense of contribution to charitable foundation	(0.41)	(0.35)	(0.31)	(0.27)

Pro forma shareholders’ equity per share(7)	$14.66	$13.79	$13.14	$12.58

Offering price as percentage of pro forma shareholders’ equity per share	68.21%	72.52%	76.10%	79.49%
Number of shares outstanding for pro forma book value per share calculations	3,255,000	3,810,000	4,365,000	5,003,250

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)

Assumes that 8% of shares of common stock sold in the offering and contributed to our charitable foundation will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Beverly Financial at a fixed-rate per annum equal to the Prime Rate on the closing of the offering. The Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. The Bank’s total annual payments on the employee stock ownership plan debt are based upon 30 equal annual installments of principal and interest. Accounting Standard Codification, or ASC, 718-40-30 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by the Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 40.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of shareholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 2,170, 2,540, 2,910 and 3,336 shares were committed to be released during the three months ended March 31, 2014, and that 8,680, 10,160, 11,640 and 13,342 shares were committed to be released during the year ended December 31, 2013, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. In accordance with ASC 718-40-30, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.
(3)	If approved by Beverly Financial’s shareholders, one or more stock-based benefit plans may issue an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering and contributed to our charitable foundation (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion) for award as restricted stock to our officers, employees and directors. Shareholder approval of the stock-based benefit plans, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Beverly Financial or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by Beverly Financial. The table assumes that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plans is amortized as an expense during the fiscal year and (iii) the stock-based benefit plans expense reflects an effective combined federal and state tax rate of 40.0%. Assuming shareholder approval of the stock-based benefit plans and that shares of common stock equal to 4% of the shares sold in the offering and contributed to our charitable foundation are awarded through the use of authorized but unissued shares of common stock, shareholders would have their ownership and voting interests diluted by approximately 3.85%.
(4)	If approved by Beverly Financial’s shareholders, one or more stock-based benefit plans may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering and contributed to our charitable foundation (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Shareholder approval of the stock-based benefit plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock options to be granted under stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $3.36 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. The actual expense of the stock options to be granted under the stock-based benefit plans will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and shareholders’ equity per share would decrease. Assuming shareholder approval of the stock-based benefit plans and that shares of common stock used to fund stock options equal to 10% of the shares sold in the offering and contributed to our charitable foundation are awarded through the use of authorized but unissued shares of common stock, shareholders would have their ownership and voting interests diluted by approximately 9.09%.
(5)	Income per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with applicable accounting standards for employee stock ownership plans, subtracting the employee stock ownership plan shares that have not been committed for release during the period. See note 2 above.
(6)	Does not give effect to the nonrecurring expense that is expected to be recognized as a result of the contribution of cash and shares of common stock to our charitable foundation. Assuming the contribution to the foundation was expensed, the estimated before tax expense, estimated after-tax expense and pro forma tax benefit associated with the contribution to the foundation, and the pro forma net income (loss) and pro forma net income (loss) per share are set forth in the table below. The pro forma data assume that we will realize 100.0% of the income tax benefit as a result of the contribution to the foundation based on a 40.0% income tax rate. The realization of the tax benefit is limited annually to 10.0% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(in thousands, except per share data)	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	Maximum, as adjusted, of Offering Range
For the three months ended March 31, 2014:
Before tax expense of contribution	$1,350	$1,350	$1,350	$1,350
Estimated after tax expense of contribution	810	810	810	810
Pro forma net loss	(473)	(479)	(482)	(490)
Pro forma net loss per share	(0.16)	(0.14)	(0.12)	(0.11)
Pro forma tax benefit	540	540	540	540

For the year ended December 31, 2013:
Before tax expense of contribution	$1,350	$1,350	$1,350	$1,350
Estimated after tax expense of contribution	810	810	810	810
Pro forma net income	433	415	396	375
Pro forma net income per share	0.14	0.12	0.10	0.08
Pro forma tax benefit	540	540	540	540

(7)	The retained earnings of the Bank will be substantially restricted after the conversion. See the sections of this prospectus entitled “Dividend Policy,” “The Conversion and Offering—Liquidation Rights” and “Supervision and Regulation.” The number of shares used to calculate pro forma shareholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

Comparison of Valuation and Pro Forma Information With and Without our Charitable Foundation

As reflected in the table below, if our charitable foundation is not established and funded as part of the offering, RP Financial estimates that our pro forma valuation would be greater and, as a result, a greater number of shares of common stock would be sold in the offering. At the minimum, midpoint, maximum and adjusted maximum of the valuation range, our pro forma valuation is $32.6 million, $38.1 million, $43.7 million and $50.0 million, respectively, with our charitable foundation, as compared to $33.6 million, $39.5 million, $45.4 million and $52.2 million, respectively, without our charitable foundation. There is no assurance that in the event our charitable foundation were not formed, the appraisal prepared at that time would conclude that our pro forma market value would be the same as that estimated in the table below. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios at and for the three months ended March 31, 2014 at the minimum, midpoint, maximum and adjusted maximum of the offering range, assuming the offering was completed at the beginning of the year, with and without our charitable foundation.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		Adjusted Maximum of Offering Range
	With Foundation	Without Foundation	With Foundation	Without Foundation	With Foundation	Without Foundation	With Foundation	Without Foundation
	(Dollars in thousands, except per share amounts)
Estimated offering amount	$31,450	$33,575	$37,000	$39,500	$42,550	$45,425	$48,933	$52,239
Estimated full value	32,550	33,575	38,100	39,500	43,650	45,425	50,033	52,239
Total assets	353,310	355,001	358,143	360,161	362,976	365,320	368,534	371,254
Total liabilities	305,202	305,202	305,202	305,202	305,202	305,202	305,202	305,202
Pro forma shareholders’ equity	48,108	49,799	52,941	54,959	57,774	60,118	63,332	66,052
Pro forma net income	337	340	331	334	328	328	321	322
Pro forma shareholders’ equity per share	14.78	14.83	13.90	13.91	13.23	13.22	12.66	12.64
Pro forma net income per share	0.11	0.11	0.09	0.09	0.08	0.08	0.07	0.07
Pro forma pricing ratios:
Offering price as a percentage of pro forma shareholders’ equity per share	67.66%	67.43%	71.94%	71.89%	75.53%	75.64%	78.99%	79.11%
Offering price to pro forma net income per share	22.73x	22.73x	27.78x	27.78x	31.25x	31.25x	35.71x	35.71x
Pro forma financial ratios:
Return on assets (annualized)	0.38%	0.38%	0.37%	0.37%	0.36%	0.36%	0.35%	0.35%
Return on equity (annualized)	2.80	2.73	2.50	2.43	2.27	2.18	2.03	1.95
Equity to assets	13.62	14.03	14.78	15.26	15.92	16.46	17.18	17.79
Total shares issued	3,255,000	3,357,500	3,810,000	3,950,000	4,365,000	4,542,500	5,003,250	5,223,875

Business

General

Beverly Financial will become the stock holding company of the Bank upon completion of the conversion. Following completion of the conversion, Beverly Financial’s business activities will be the ownership of the outstanding capital stock of the Bank and management of the investment of offering proceeds retained from the conversion. Initially, Beverly Financial will not own or lease any property, but instead use the premises, equipment and other property of the Bank with the payment of appropriate rental fees, as required by applicable law and regulations, under the terms of an expense allocation agreement that Beverly Financial and the Bank will enter into upon completion of the conversion. In addition, Beverly Financial and the Bank will also enter into a tax allocation agreement upon completion of the conversion as a result of their status as members of an affiliated group under the Code. In the future, Beverly Financial may acquire other financial institutions or organize other operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

Market Area

Our primary lending market includes the communities of Beverly, Danvers, Hamilton, Manchester, Peabody, Salem and Wenham, Massachusetts, which are located within Essex County. Due to its proximity to Boston, our primary market area benefits from the presence of numerous institutions of higher learning, medical care and research centers and the corporate headquarters of several investment and financial services companies. The greater Boston metropolitan area also has many life science and high technology companies employing personnel with specialized skills. These factors affect the demand for residential homes, residential construction, office buildings, shopping centers, and other commercial properties in our market area. Communities within our market area include many older residential commuter towns, which function partially as business and service centers.

While our primary lending market area was not affected by the recent recessionary conditions as much as the United States generally, our primary lending market area did experience increased unemployment levels and a softening of the local real estate market, including reductions in local property values. Since officially emerging from the U.S. recession in 2010, our primary lending market area has seen an increase in local property values; however, they have not yet fully returned to their pre-recession levels.

The estimated population of Essex County in 2013 was approximately 755,000, an increase of approximately 1.7% from 2010. The February 2014 unemployment rate for Essex County was 7.0% as compared to the Massachusetts unemployment rate of 6.5% and the U.S. unemployment rate of 6.7%. The 2013 estimated average household income for Essex County was $89,077 compared to the 2013 average household income for Massachusetts and the United States of $87,849 and $69,637, respectively. The 2013 estimated median household income for Essex County was $63,716 compared to 2013 median household income for Massachusetts and the United States of $63,748 and $49,297, respectively.

Although our current operations are not focused in Boston, we are affected by economic conditions in Boston because our loan portfolio includes a number of loans that are secured by real estate or that have borrowers located in Boston. In addition, a number of our customers who reside in our market area are employed in Boston, the operations of our commercial and industrial loan customers depend in part on sales of products and services to individuals or other businesses located in Boston, and a number of our non-owner occupied residential and multi-family loan customers have properties in Boston as well as in our market area. We intend to expand our lending operations, particularly commercial real estate, multi-family, non-owner occupied residential and construction lending, in Boston, so we will continue to be affected by economic conditions in Boston.

Competition

We face significant competition for deposits and loans. Our most direct competition for deposits has historically come from the banking institutions operating in our primary market area and from other financial service companies such as securities brokerage firms, credit unions and insurance companies. We also face competition for investors’ funds from money market funds and mutual funds. At June 30, 2013, which is the most recent date for which data is available from the FDIC, we held 1.5% of the deposits in Essex County, which was the 15th largest market share out of 36 financial institutions with offices in Essex County. Many of the banks owned by large national and regional holding companies and other community-based banks that operate in our primary market area are larger than we are and, therefore, may have greater resources or offer a broader range of products and services.

Our competition for loans comes from financial institutions, including credit unions, in our primary market area and from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from nondepository financial service companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies.

We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the internet, and made it possible for nondepository institutions to offer products and services that traditionally have been provided by banks. Competition for deposits and the origination of loans could limit our growth in the future.

Business Strategy

We have been operating continuously in and around Beverly, Massachusetts, since 1888. As emphasized by our branding statement “Your Community Bank,” we are committed to meeting the financial needs of consumers and small businesses in the communities in which we operate, and we are dedicated to providing exceptional personal service to our customers. We emphasize personalized banking, competitive pricing strategies and the advantage of local decision-making in our banking business. Following the conversion, we intend to continue to:

•	build long term, mutually beneficial relationships with our communities, customers and employees;

•	provide superior customer service and continue to investigate and offer innovative lending and deposit products designed to meet the needs of the small businesses and individuals in the communities we serve; and

•	continue to make charitable contributions to, and support, the communities in which we do business.

Additionally, we believe that the establishment and funding of our charitable foundation will further promote our relationships and exposure in our local community.

The key elements of our operating strategy are summarized below:

Continue to emphasize our commercial real estate, multi-family, construction and commercial business lending. We have worked to increase our commercial relationships by diversifying our loan portfolio beyond residential mortgage loans. Since December 31, 2009, our commercial real estate, multi-family, construction and commercial business loan portfolio has increased $47.0 million, or 37.68%, and at March 31, 2014 these loans comprised 62.36% of our total loan portfolio. We will also continue to pursue growth in business lending and deposit products and services through the addition of lending teams operating in our current market areas and adjacent markets, and we may establish loan production offices located in other communities in eastern Massachusetts.

Fund growth by increasing our deposit market area and expanding our banking franchise as opportunities arise through de novo branching and/or branch acquisitions. Since our foundation, the Bank has primarily served the town of Beverly, Massachusetts, and the immediate surrounding communities. Despite considerable competition from larger financial institutions with greater resources than the Bank, we have increased our market presence in recent years. Our deposits have increased $65.0 million, or 29.7%, from $218.6 million at December 31, 2009 to $283.6 million at March 31, 2014. We believe our planned implementation of new service delivery channels and technological enhancements, such as mobile deposit capabilities and the ability to open new accounts online, will assist us in increasing our deposits within our market area and the surrounding communities. We also believe there are branch expansion opportunities within our market area and in the adjacent markets. We intend to evaluate branch expansion opportunities, including through establishing de novo branches and/or branch acquisitions, as they arise. However, we currently have no understandings or agreements with respect to establishing a new branch or acquiring a branch.

Maintain one- to four-family residential mortgage lending in our market area. Residential mortgage lending has historically comprised a significant portion of our operations. We recognize that one- to four-family residential mortgage lending is essential to maintaining customer relations and our status as an independent community-oriented institution, and also creates invaluable ties to the customers that we serve. Including loans we originated and then sold, during the three months ended March 31, 2014 and the years ended December 31, 2013 and 2012, we originated $7.8 million, $44.8 million and $49.7 million of one- to four-family residential mortgage loans, respectively. After the offering, we will continue to maintain our one- to four-family residential mortgage lending capabilities and geographic coverage through the addition of lenders or lending teams that operate in our market area and adjacent markets.

Continue our conservative underwriting practices while maintaining a high quality loan portfolio. We believe that maintaining strong asset quality while undertaking the other elements of our business strategy is a key to long-term financial success. Nonperforming loans declined from a recent period-end peak of $3.7 million at December 31, 2010 to $152,000 at March 31, 2014. Aggregate net charge-offs for the period from January 1, 2010 through March 31, 2014 were $778,000. At March 31, 2014, nonperforming loans were 0.06% of the total loan portfolio. Although we intend to increase our commercial real estate, construction and commercial business lending, we intend to continue to emphasize conservative loan underwriting and credit administration standards.

Emphasize lower cost core deposits to maintain low funding costs and increase our commercial business depository relationships. We seek to increase net interest income by controlling costs of funding. Over the past several years, we have sought to reduce our dependence on traditional higher cost certificates of deposit in favor of stable lower cost demand deposits. We have utilized additional sales efforts, product offerings, technology and a focus on customer service in working toward this goal. In addition, we intend to seek to obtain demand deposits associated with our growing commercial banking relationships. Our core deposits, which we define as deposits other than certificates of deposit, comprised 75.1% of our total deposits at March 31, 2014, as compared to 52.7% at December 31, 2009.

These strategies are intended to guide our investment of the net proceeds of the offering. We intend to continue to pursue our business strategy after the conversion and offering, subject to changes necessitated by future market conditions, regulatory restrictions and other factors.

Lending Activities

Commercial Real Estate and Multi-Family Loans. At March 31, 2014, commercial real estate loans were $97.1 million, or 35.24% of total loans, and multi-family loans were $38.0 million, or 13.78% of total loans.

We originate fixed- and adjustable-rate commercial real estate and multi-family loans for terms up to 30 years. Excluding loans maturing in one year or less, the commercial real estate and multi-family loan portfolios consisted of $12.9 million and $7.6 million, respectively, of fixed-rate loans and $70.8 million and $27.8 million, respectively, of adjustable rate loans at March 31, 2014. Interest rates and payments on our adjustable-rate loans adjust every three, five or seven years and generally are adjusted to a rate equal to a specified percentage above the corresponding FHLB Classic Advance borrowing rate. Most of our adjustable-rate commercial real estate and multi-family loans adjust every five years and amortize over a 25 year term. Loan amounts do not exceed 80% of the property’s appraised value at the time the loan is originated.

We currently focus our commercial real estate and multi-family origination efforts on small- and mid-size owner occupants and investors in our market area seeking loans between $2.0 million and $3.0 million. Our commercial real estate and multi-family loans are generally secured by properties used for business purposes such as office buildings, warehouses, retail facilities and apartment buildings. In addition to originating these loans, we also participate in commercial real estate loans with other financial institutions located primarily in Massachusetts.

At March 31, 2014, the average loan balance of our outstanding commercial real estate and multi-family loans was $369,000, and our four largest loans ranged from $2.8 million to $3.5 million. These loans were performing in accordance with their original terms at March 31, 2014.

Residential Mortgage Loans. We also offer mortgage loans to enable borrowers to purchase homes or refinance loans on existing homes, most of which serve as the primary residence of the owner. At March 31, 2014, residential mortgage loans were $91.3 million, or 33.16% of total loans, and, excluding loans maturing in one year or less, consisted of $58.6 million and $32.3 million of fixed-rate and adjustable rate loans, respectively. Non-owner occupied residential loans were $12.8 million, or 4.65% of total loans.

We offer fixed-rate and adjustable-rate residential mortgage loans with terms up to 30 years. Generally, our fixed-rate loans conform to Fannie Mae and Freddie Mac underwriting guidelines and are originated with the intention to sell. Our adjustable-rate mortgage loans generally adjust annually or every three years after an initial fixed period that ranges from three to seven years. Interest rates and payments on our adjustable-rate loans generally are adjusted to a rate equal to a specified percentage above the three year U.S. Treasury index. Depending on the loan type, the maximum amount by which the interest rate may be increased or decreased is generally 2% per adjustment period and the lifetime interest rate caps range from 5% to 6% over the initial interest rate of the loan.

Borrower demand for adjustable-rate compared to fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans as compared to the interest rates and loan fees for adjustable-rate loans. The relative amount of fixed-rate and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment. The loan fees, interest rates and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions.

While residential mortgage loans are normally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full either upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans. Additionally, our current practice is generally to (1) sell to the secondary market newly originated 15-year or longer term conforming fixed-rate residential mortgage loans, and (2) hold in our portfolio nonconforming loans, shorter-term fixed-rate loans and adjustable-rate loans. Generally, conforming fixed-rate loans are sold to third parties with servicing either retained or released. Our portfolio lending generally consists of conforming and non-conforming adjustable-rate loans for owner-occupied and investor properties with loan-to-value ratios of up to 80%. We generally do not originate “interest only” mortgage loans on one- to four-family residential properties nor do we offer loans that provide for negative amortization of principal such as “option ARM” loans where the borrower can pay less than the interest owed on their loan. Additionally, we do not offer “subprime” loans (loans that are made with low down payments to borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies or borrowers with questionable repayment capacity) or “Alt-A” loans (loans to borrowers having less than full documentation).

We will make loans with loan-to-value ratios up to 90% (95% for first time home buyers only); however, we generally require private mortgage insurance for residential loans secured by a first mortgage with a loan-to-value ratio over 80%. We generally require all properties securing mortgage loans to be appraised by a licensed real estate appraiser. We generally require title insurance on all first mortgage loans. Exceptions to these lending policies are based on an evaluation of credit risk related to the borrower and the size of the loan. Borrowers must obtain hazard insurance, and flood insurance is required for loans on properties located in a flood zone.

In an effort to provide financing for first-time buyers, we offer adjustable- and fixed-rate loans to qualified individuals and originate the loans using modified underwriting guidelines, reduced interest rates and loan conditions and reduced closing costs.

Commercial Business Loans. We make commercial business loans primarily in our market area to a variety of professionals, sole proprietorships and small businesses. At March 31, 2014, commercial business loans were $21.4 million, or 7.77% of total loans. Commercial lending products include term and time loans and revolving lines of credit. Commercial business loans and lines of credit are made with either variable or fixed rates of interest. Variable rates are based on the prime rate as published in The Wall Street Journal, plus a margin. Fixed-rate business loans are generally indexed to a corresponding FHLB rate, plus a margin. Commercial business loans typically have shorter maturity terms and higher interest spreads than real estate loans, but generally involve more credit risk because of the type and nature of the collateral. We are focusing our efforts on small- to medium-sized, privately held companies with local or regional businesses that operate in our market area. In addition, commercial business loans are generally made only to existing customers having a business or individual deposit account and new borrowers are expected to establish appropriate deposit relationships with us if not already a depositor.

When making commercial loans, we consider the financial statements of the borrower, our lending history with the borrower, the debt service capabilities of the borrower, the projected cash flows of the business and the value of the collateral, primarily accounts receivable, inventory and equipment. Generally, loans are supported by personal guarantees. Depending on the collateral used to secure the loans, commercial business loans are generally made in amounts of up to 80% of the value of the collateral securing the loan.

At March 31, 2014, our largest commercial business loan was a $1.7 million loan and our largest commercial line of credit was $2.0 million, of which $1.3 million was outstanding at March 31, 2014. These loans are secured by all business assets of the respective borrowers and were performing according to their original terms at March 31, 2014. No other commercial business loan or commercial line of credit exceeded $790,000 at March 31, 2014.

Construction Loans. At March 31, 2014, construction loans were $15.3 million, or 5.57% of total loans. We primarily originate construction loans to contractors and builders, and to a lesser extent individuals, to finance the construction of residential dwellings. We also make construction loans for commercial development projects, including small industrial buildings and retail and office buildings. Our construction loans generally are fixed-rate, interest-only loans that provide for the payment of interest only during the construction phase, which is usually 12 months. At the end of the construction phase, the loan may be paid in full or converted to a permanent mortgage loan. Construction loans generally can be made with a maximum loan to value ratio of 80% of the appraised market value estimated upon completion of the project. Before making a commitment to fund a construction loan, we generally require an appraisal of the property by an independent licensed appraiser. Our construction loans do not provide for interest payments to be funded by interest reserves.

Our loan policy dictates a minimum equity contribution by the borrower of 20% and an end loan-to-value ratio not greater than 80%. All borrowers are underwritten and evaluated for creditworthiness based on past experience, debt service ability, net worth analysis including available liquidity, and other credit factors. We generally require personal guarantees on all construction loans. Advances are only made following an inspection of the property confirming completion of the required progress on the project and an update to the title completed by a bank approved attorney.

Most of our loans for the construction of residential properties are for residences being built that have not been sold prior to commencement of construction (speculative loans). At March 31, 2014, our construction loan portfolio consisted of $6.4 million in loans that were secured by residential real estate speculative loan projects, $2.1 million in loans that were secured by owner-occupied residential real estate, and $6.8 million in loans that were secured by commercial real estate speculative loan projects.

At March 31, 2014, our largest outstanding construction loan relationship was for a single-family subdivision aggregating $3.1 million. This project is secured by a first mortgage on homes built. This relationship was performing according to its original repayment terms at March 31, 2014.

Home Equity Loans and Lines of Credit. We offer home equity lines of credit, which are secured by owner-occupied residences. At March 31, 2014, home equity lines of credit were $11.8 million, or 4.27% of total loans. Home equity lines of credit have adjustable rates of interest with 10-year draws amortized over 10 years that are indexed to the London Interbank Offered Rate (LIBOR) and generally are subject to an interest rate floor. Our home equity lines of credit generally have a monthly variable interest rate. We offer home equity lines of credit with cumulative loan-to-value ratios generally up to 80%, when taking into account both the balance of the home equity loans and first mortgage loan. We typically do not hold a first mortgage position on the homes that secure home equity lines of credit.

The procedures for underwriting home equity lines of credit include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral to the proposed loan amount. The procedures for underwriting residential mortgage loans apply equally to home equity loans.

Other Consumer Loans. We occasionally make automobile loans, loans secured by passbook or certificate accounts and overdraft loans. At March 31, 2014, other consumer loans were $567,000, or 0.21% of total loans.

The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount.

Loan Underwriting Risks.

Commercial Real Estate Loans. Loans secured by commercial real estate, including multi-family real estate, generally have larger balances and involve a greater degree of risk than residential mortgage loans. Of primary concern in commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors, where applicable, to provide annual financial statements on commercial real estate loans. In reaching a decision on whether to make a commercial real estate loan, we consider the net operating income of the property, the borrower’s expertise, credit history, profitability and the value of the underlying property. We require an environmental survey for commercial real estate loans.

Commercial Business Loans. Commercial loans also involve a greater degree of risk than residential mortgage loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are typically made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Construction Loans. Construction financing is considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the development. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a project having a value which is insufficient to assure full repayment. As a result of the foregoing, construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of the borrower or guarantor to repay principal and interest. If we are forced to foreclose on a project before or at completion due to a default, we may not be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.

Residential Loans. Due to historically low interest rate levels, borrowers generally have preferred fixed-rate loans in recent years. While we anticipate that our adjustable-rate loans will better offset the adverse effects on our net interest income of an increase in interest rates as compared to fixed-rate mortgages, the increased mortgage payments required of adjustable-rate loans in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans help make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

Consumer Loans. Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections depend on the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.

Loan Originations, Purchases and Sales. Loan originations come from a number of sources. The primary source of loan originations are our in-house loan originators, and to a lesser extent, local mortgage brokers, advertising and referrals from customers. We occasionally purchase commercial real estate loans or participation interests in commercial real estate loans.

Additionally, our current practice is generally (1) to sell to the secondary market newly originated 15-year or longer term conforming fixed-rate residential mortgage loans and (2) to hold in our portfolio nonconforming loans, shorter-term fixed-rate loans and adjustable-rate residential mortgage loans. Our decision to sell loans is based on prevailing market interest rate conditions and interest rate risk management. Loans are sold to third parties with servicing either retained or released. In addition, we sell participation interests in commercial real estate loans to local financial institutions, primarily the portion of loans that exceed our borrowing limits or are in an amount that is considered prudent to manage our credit risk.

For the three months ended March 31, 2014 and year ended December 31, 2013, we originated $20.6 million and $120.1 million of loans. During the same periods, we sold $1.9 million and $19.5 million of loans, all of which were residential mortgage loans.

Loan Participations. We look to form relationships with other financial institutions and mitigate risk of our lending activities by participating either as the lead bank or as a participant in various loan transactions. We independently underwrite each loan using underwriting practices that generally do not differ from loans that we originate.

At March 31, 2014, the outstanding balances of loan participations purchased totaled $13.2 million and loan participations sold totaled $14.8 million.

Loan Approval Procedures and Authority. Our lending activities follow written, nondiscriminatory underwriting standards and loan origination procedures established by our board of directors and management. Our board of directors has granted loan approval authority to certain executive officers. Loans in excess of any officer’s individual authority and up to the “in-house limit” established by the board of directors and loans containing any exceptions to our loan policies must be approved by the security committee, which is comprised of our president and chief executive officer and three independent members of our board of directors. Loans in excess of the “in-house limit” must be approved by the board of directors. The security committee of the board of directors reviews all residential loan requests greater than $800,000, commercial loan requests greater than $600,000, and commercial real estate loan requests greater than $800,000. All mortgage and commercial real estate loans to any single borrower that exceed $1.5 million and commercial loans that exceed $1.0 million must be approved by the board of directors. The president and senior loan officer are authorized to grant lending authority to officers and other employees in individual amounts up to $100,000. Delegation of such authority is made after due consideration of the individual’s lending experience, past performance and his/her area of responsibility.

Loans-to-One Borrower Limit. The maximum amount that the Bank may lend to one borrower and the borrower’s related entities is generally limited, by statute, to 20% of the Bank’s capital, which is defined under Massachusetts law as the sum of the Bank’s capital stock, surplus account and undivided profits. At March 31, 2014, our regulatory limit on loans-to-one borrower was $5.4 million. At that date, our largest lending relationship totaled $4.3 million and was secured by commercial real estate and multi-family properties. This loan was performing in accordance with its original repayment terms at March 31, 2014. Upon completion of this offering, our regulatory limit on loans-to-one borrower will increase to $7.6 million at the minimum, $8.0 million at the midpoint, $8.4 million at the maximum and $8.9 million at the adjusted maximum. Following the completion of this offering, our board of directors will determine and set our internal limit on loans-to-one borrower.

Loan Commitments. We issue commitments for fixed- and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Generally, our loan commitments expire after 60 days.

Investment Activities

General. The goals of our investment policy are to provide and maintain liquidity to meet deposit withdrawal and loan funding needs, to help mitigate interest rate and market risk, to diversify our assets, and to generate a reasonable rate of return on funds within the context of our interest rate and credit risk objectives. Our board of directors is responsible for adopting our investment policy. The investment policy is reviewed annually by the board of directors and our security committee. Authority to make investments under the approved investment policy guidelines is delegated to our president and chief executive officer and our chief financial officer. All investment transactions are reviewed at the next regularly scheduled meeting of the board of directors. We classify the majority of our securities as available-for-sale.

We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various government-sponsored enterprises and municipal governments, deposits at the FHLB, certificates of deposit of federally insured institutions, investment grade corporate bonds and investment grade marketable equity securities. We also are required to maintain an investment in FHLB stock. While we have the authority under applicable law to invest in derivative securities, we had no investments in derivative securities at March 31, 2014.

U.S. Government and Agency Obligations. At March 31, 2014, we had U.S. government and agency securities totaling $2.4 million, which constituted 11.3% of our securities portfolio. While these securities generally provide lower yields than other investments in our securities investment portfolio, we maintain these investments, to the extent we deem appropriate, for liquidity purposes, as collateral for borrowings and for prepayment protection.

Mortgage-Backed Securities. At March 31, 2014, we had mortgage-backed securities totaling $16.2 million, which constituted 75.1% of our securities portfolio. Mortgage-backed securities are securities issued in the secondary market that are collateralized by pools of mortgages. Certain types of mortgage-backed securities are commonly referred to as “pass-through” certificates because the principal and interest of the underlying loans is “passed through” to investors, net of certain costs, including servicing and guarantee fees. Mortgage-backed securities typically are collateralized by pools of one- to four-family or multi-family mortgages, although we invest primarily in mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities pool and resell the participation interests in the form of securities to investors such as the Bank. The interest rate of the security is lower than the interest rates of the underlying loans to allow for payment of servicing and guaranty fees. All of our mortgage-backed securities are either backed by Ginnie Mae, a U.S. government agency, or government-sponsored enterprises, such as Fannie Mae and Freddie Mac.

Residential mortgage-backed securities issued by U.S. government agencies and government-sponsored enterprises are more liquid than individual mortgage loans because there is an active trading market for such securities. In addition, residential mortgage-backed securities may be used to collateralize our borrowings. Investments in residential mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such interests, thereby affecting the net yield on our securities. Current prepayment speeds determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.

FHLB Stock. We held common stock of the FHLB in connection with our borrowing activities totaling $2.9 million at March 31, 2014. The FHLB common stock is carried at cost and classified as restricted equity securities. We may be required to purchase additional FHLB stock if we increase borrowings in the future.

Other Securities. At March 31, 2014, we had $568,000 invested in The Co-operative Central Bank reserve fund but did not have any mutual funds, corporate bonds, preferred stock, or equities. These securities generally provide higher yields than other securities in our portfolio and in some cases more liquid than our other investments, so we may maintain these investments to provide liquidity and to generate returns in our portfolio.

Bank-Owned Life Insurance. We invest in bank-owned life insurance to provide us with a funding source for our benefit plan obligations. Bank-owned life insurance also generally provides us noninterest income that is non-taxable. At March 31, 2014, our balance in bank-owned life insurance totaled $4.2 million and was issued by three insurance companies.

Sources of Funds

General. Deposits, borrowings and loan repayments are the major sources of our funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. Deposits are attracted from within our market area by sales efforts of our commercial loan and retail officers, advertising and through our website. We offer a broad selection of deposit instruments, including noninterest-bearing demand deposits (such as checking accounts), interest-bearing demand accounts (such as NOW and money market accounts), savings accounts and certificates of deposit. From time to time we have utilized brokered deposits as part of our funding sources to fund loan growth. At March 31, 2014, we had $10.0 million of brokered deposits, which represents 3.51% of total deposits at March 31, 2014. Brokered deposits are a more volatile source of funding than core deposits and do not increase our deposit franchise. In a rising rate environment, we may be unwilling or unable to pay a competitive rate. To the extent that such deposits do not remain with us, they may need to be replaced with borrowings, which could increase our cost of funds and negatively impact our interest rate spread, financial condition and results of operation.

Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, our liquidity needs, profitability to us, and customer preferences and concerns. We generally review our deposit mix and pricing on a weekly basis. Our deposit pricing strategy has generally been to offer competitive rates and to offer periodically special rates in order to attract deposits of a specific type or term.

Business Banking and Cash Management Services. We also offer a variety of deposit accounts designed for businesses operating in our market area. Our business banking deposit products include a commercial checking account and checking accounts specifically designed for small businesses. We also offer remote deposit capture products for business customers to meet their online banking needs. Additionally, we offer sweep accounts and money market accounts for businesses. We are seeking to increase our commercial deposits through the offering of these types of cash management products.

Borrowings. We may utilize advances from the FHLB to supplement our supply of investable funds. The FHLB functions as a central reserve bank providing credit for its member financial institutions. As a member, we are required to own capital stock in the FHLB and are authorized to apply for advances on the security of such stock and certain of our whole first mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the FHLB’s assessment of the institution’s creditworthiness. At March 31, 2014 and December 31, 2013, we had $12.0 million and $10.0 million in outstanding advances from the FHLB, respectively. At March 31, 2014 and December 31, 2013, based on available collateral and our ownership of FHLB stock, and based upon our internal policy, we had access to additional FHLB advances of up to $49.7 million and $50.0 million, respectively. We had no overnight advances with FHLB on this date. All of our borrowings from the FHLB are secured by a blanket lien on residential real estate.

The Co-operative Central Bank borrowings for liquidity purposes are available to all cooperative member banks. Loan advances will generally be made on an unsecured basis provided that the aggregate loan balance is less than 5% of total deposits of the member bank; the member bank’s primary capital ratio is in excess of 5%; the member bank meets the required CAMELS rating; and the quarterly and year-to-date net income before extraordinary items is positive. At March 31, 2014, we had $5.0 million of borrowing capacity with The Co-operative Central Bank, none of which was outstanding.

Securities sold under agreements to repurchase are customer deposits that are invested overnight in mortgage-related securities. The customers, predominantly commercial customers, set a predetermined balance and deposits in excess of that amount are transferred into the repurchase account from each customer’s checking account. The next banking day, the funds are recredited to their individual checking account along with interest earned at market rates. These types of accounts are often referred to as sweep accounts.

Junior Subordinated Debentures. On December 17, 2003, Beverly Cooperative Statutory Trust I, or Trust I, issued $3.0 million of capital securities and purchased $3.1 million of variable rate junior subordinated deferrable interest debentures from Beverly Financial, MHC, which mature on December 17, 2033. On October 19, 2007, Beverly Cooperative Statutory Trust II, or Trust II, issued $3.0 million of capital securities and purchased $3.1 million of variable rate junior subordinated deferrable interest debentures from Beverly Financial, MHC, which mature on December 15, 2037. The proceeds of these capital securities, which have been contributed to the Bank, are included in the Bank’s capital ratio calculations and treated as Tier 1 capital.

In December 2008, the Bank borrowed $3.0 million from another bank in the form of a subordinated note. As of March 31, 2014, the outstanding balance of the subordinated note was $1.5 million. The subordinated note qualifies as Tier 2 capital for regulatory purposes.

For additional information pertaining to our junior subordinated debentures, see the section of this prospectus entitled “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Comparison of Financial Condition at March 31, 2014 and December 31, 2013 and 2012—Junior Subordinated Debentures.”

Properties

The following table sets forth information with respect to our banking offices, including the expiration date of leases with respect to leased facilities.

Office Name and Address	Leased or Owned	Year Acquired or Leased	Month of Lease Expiration
254 Cabot Street Beverly, Massachusetts 01915	Owned	1955	—

63 Dodge Street Beverly, Massachusetts 01915	Lease	August 1996	February 2016

48 Enon Street Beverly, Massachusetts 01915	Lease	February 1995	January 2016

73 Lafayette Street Salem, Massachusetts 01970	Owned – Building Lease – Right of Way	January 2003	December 2032

Personnel

As of August 1, 2014, we had 48 full-time and 27 part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.

Subsidiaries

Beverly Financial currently has no subsidiaries. Upon completion of the conversion, the Bank will become the wholly-owned subsidiary of Beverly Financial.

In addition to owning 100% of the Bank, Beverly Financial, MHC has two other wholly owned subsidiaries, Beverly Cooperative Statutory Trust I and Beverly Cooperative Statutory Trust II. The trusts were formed in 2003 and 2007, respectively, for the purpose of issuing trust preferred securities.

The Bank has three wholly owned subsidiaries, Beverly Security Corporation, 254 Cabot Street Corporation and Essex County Properties, LLC. Beverly Security Corporation, a Massachusetts-chartered corporation, was formed for the primary purpose of holding qualified securities. 254 Cabot Street Corporation, a Massachusetts-chartered corporation, was formed to hold property and equipment of the Bank. Essex County Properties, LLC, a Massachusetts-chartered limited liability company, was formed for the primary purpose of holding real property acquired as security for debts previously contracted by the Bank.

Legal Proceedings

We are not currently a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This section is intended to help potential investors understand the financial performance of Beverly Financial, MHC and its subsidiaries through a discussion of the factors affecting our financial condition at March 31, 2014, December 31, 2013 and December 31, 2012, and our results of operations for the three months ended March 31, 2014 and 2013 and for the years ended December 31, 2013 and 2012. This section should be read in conjunction with the consolidated financial statements and notes thereto that appear elsewhere in this prospectus.

Overview

Our fundamental business strategy is to be a “well-capitalized,” full service community bank that provides high quality customer service and competitively priced products and services to individuals and businesses in the communities we serve.

Our results of operations depend primarily on net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on interest-bearing liabilities. Our interest-earning assets consist primarily of commercial real estate loans, residential mortgage loans, multi-family loans, commercial business loans, home equity loans and lines of credit, construction loans, consumer loans, mortgage-backed securities and investment securities. Interest-bearing liabilities consist primarily of deposit accounts, borrowings from the FHLB and junior subordinated debt.

Since December 31, 2009, our total assets have grown from $304.5 million to $327.0 million at March 31, 2014, and our total deposits have grown from $218.6 million to $283.6 million at March 31, 2014. Our growth during this period was funded primarily through deposit growth and retained earnings. The deposit growth allowed for a significant reduction in borrowed funds. As of March 31, 2014, we were considered “well-capitalized” for regulatory purposes.

Critical Accounting Policies

Certain of our accounting policies are important to the portrayal of our financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances. Facts and circumstances which could affect these judgments include, but are not limited to, changes in interest rates, changes in the performance of the economy and changes in the financial condition of borrowers. Our significant accounting policies are discussed in detail in Note 2 to our Consolidated Financial Statements included elsewhere in this prospectus.

The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our consolidated financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are: the likelihood of default; the loss exposure at default; the amount and timing of future cash flows on impaired loans; the value of collateral; and the determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. Management reviews the level of the allowance at least quarterly and establishes the provision for loan losses based upon an evaluation of the portfolio, past loss experience, current economic conditions and other factors related to the collectibility of the loan portfolio. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic or other conditions differ substantially from the assumptions used in making the evaluation. In addition, the FDIC and the Massachusetts Commissioner of Banks, as an integral part of their examination process, periodically review our allowance for loan losses and may require us to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would adversely affect earnings. See notes 2 and 4 of the notes to consolidated financial statements included in this prospectus.

Deferred Tax Assets. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. Management reviews deferred tax assets on a quarterly basis to identify any uncertainties pertaining to realization of such assets. In determining whether a valuation allowance is required against deferred tax assets, management assesses historical and forecasted operating results, including a review of eligible carryforward periods, tax planning opportunities and other relevant considerations. We believe the accounting estimate related to the valuation allowance is a critical estimate because the underlying assumptions can change from period to period. For example, tax law changes or variances in future projected operating performance could result in a change in the valuation allowance. Should actual factors and conditions differ materially from those used by management, the actual realization of net deferred tax assets could differ materially from the amounts recorded in the financial statements. If we were not able to realize all or part of our deferred tax assets in the future, an adjustment to the related valuation allowance would be charged to income tax expense in the period such determination was made and could have a negative impact on earnings. In addition, if actual factors and conditions differ materially from those used by management, we could incur penalties and interest imposed by taxing authorities.

Comparison of Financial Condition at March 31, 2014 and December 31, 2013 and 2012

Total Assets. Total assets increased $3.0 million, or 0.93%, from $324.0 million at December 31, 2013 to $327.0 million at March 31, 2014. Total assets increased primarily due to an increase in total net loans and an increase in cash and cash equivalents of $2.9 million and $1.6 million, respectively, partially offset by a decrease in investment securities of $1.1 million.

Total assets increased $15.7 million, or 5.09%, from $308.3 million at December 31, 2012 to $324.0 million at December 31, 2013, primarily due to an increase in total net loans of $37.4 million, partially offset by a decrease in cash and cash equivalents of $13.6 million and a decrease in investment securities of $7.0 million.

Net Loans. Total net loans increased by $2.9 million, or 1.08%, from $269.0 million at December 31, 2013 to $271.9 million at March 31, 2014. The increase in loans was due primarily to an increase of $3.5 million, or 3.75%, in commercial real estate loans and an increase of $2.1 million, or 5.84%, in multi-family real estate loans, partially offset by a decrease of $3.9 million, or 20.14%, in construction loans. The increase in loans reflects our continued focus on generating commercial real estate and multi-family loans, which was partially offset by pay downs and payoffs of loans.

Total net loans increased by $37.4 million, or 16.15%, from $231.6 million at December 31, 2012 to $269.0 million at December 31, 2013. The increase in loans was due primarily to an increase of $17.9 million, or 23.71%, in commercial real estate loans, an increase of $7.2 million, or 25.22%, in multi-family real estate loans, and an increase of $5.4 million, or 38.77%, in construction loans. These increases reflect our continued emphasis on originating these types of loans and increased loan demand. One- to four-family residential loans also increased $5.0 million, or 5.88%, and home equity loans and lines of credit increased $1.6 million, or 16.49%.

The following tables set forth the composition of our loan portfolio at the dates indicated:

	At March 31,		At December 31,
	2014		2013		2012
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:
One- to four-family residential	$91,345	33.16%	$90,841	33.34%	$85,795	36.51%
Commercial	97,057	35.24	93,549	34.33	75,619	32.18
Multi-family	37,959	13.78	35,865	13.16	28,641	12.19
Home equity loans and lines of credit	11,773	4.27	11,485	4.21	9,859	4.20
Construction	15,338	5.57	19,207	7.05	13,841	5.89
Commercial business loans	21,404	7.77	21,053	7.73	20,629	8.78
Consumer loans	567	0.21	500	0.18	592	0.25

	275,443	100.00%	272,500	100.00%	234,976	100.00%

Deferred loan origination costs (fees), net	36		37		(18)
Allowance for loan losses	(3,556)		(3,489)		(3,346)

Loans, net	$271,923		$269,048		$231,612

	At December 31,
	2011		2010		2009
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:
One- to four-family residential	$83,244	36.92%	$96,480	41.61%	$113,104	45.40%
Commercial	77,708	34.47	77,697	33.51	74,949	30.09
Multi-family	27,482	12.19	21,212	9.15	20,508	8.23
Home equity loans and lines of credit	9,449	4.19	10,223	4.41	10,426	4.19
Construction	10,940	4.85	10,533	4.54	10,040	4.03
Commercial business loans	15,922	7.06	15,026	6.48	19,251	7.73
Consumer loans	722	0.32	691	0.30	830	0.33

	225,467	100.00%	231,862	100.00%	249,108	100.00%

Deferred loan origination fees, net	(39)		(27)		(24)
Allowance for loan losses	(3,148)		(3,075)		(2,904)

Loans, net	$222,280		$228,760		$246,180

The following table sets forth our loan originations (net of sales of residential one- to four-family mortgage loans), purchases and principal repayment activities during the periods indicated.

	Three Months Ended March 31,		Years Ended December 31,
(In thousands)	2014	2013	2013	2012	2011
Total loans at beginning of period	$272,500	$234,976	$234,976	$225,466	$231,862

Loan originations:
Real estate loans:
One- to four-family residential	5,865	7,987	25,257	20,902	9,286
Commercial	3,858	5,326	25,930	8,952	12,155
Multi-family	3,500	2,656	16,728	6,400	9,619
Home equity loans and lines of credit	1,889	1,746	5,072	3,020	1,480
Construction	2,964	594	16,362	11,400	6,311

Total real estate	18,076	18,309	89,349	50,674	38,851
Commercial business loans	530	4,137	10,930	11,597	8,043
Consumer loans	126	47	307	143	257

Total loans originations	18,732	22,493	100,586	62,414	47,151

Loan purchases:
Real estate loans:
One- to four-family residential	—	—	—	—	—
Commercial	—	—	6,654	—	1,200
Multi-family	—	—	—	1,476	—
Home equity loans and lines of credit	—	—	—	—	—
Construction	—	—	250	—	—

Total real estate	—	—	6,904	1,476	1,200
Commercial business loans	—	—	—	—	—
Consumer loans	—	—	—	—	—

Total loan purchases	—	—	6,904	1,476	1,200

Other:
Principal repayments, net	(13,192)	(16,508)	(58,504)	(45,994)	(47,675)
Unadvanced funds on originations	(2,597)	(3,169)	(10,915)	(8,220)	(5,705)
Transfer to other real estate owned	—	—	(547)	(166)	(1,367)

Total other	(15,789)	(19,677)	(69,966)	(54,380)	(54,747)
Net loan activity	2,943	2,816	37,524	9,510	(6,396)

Total loans at end of period	$275,443	$237,792	$272,500	$234,976	$225,466

The Bank originates residential one- to four-family real estate loans for sale as well as for its own portfolio. During the three months ended March 31, 2014 and 2013 and for the years ended December 31, 2013, 2012 and 2011, the Bank sold $1.9 million, $9.3 million, $19.5 million, $28.8 million and $14.5 million of residential one- to four-family real estate loans, respectively.

Loan Maturity. The following tables set forth certain information at March 31, 2014 and December 31, 2013 regarding scheduled contractual maturities during the periods indicated. The tables do not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. The amounts shown below exclude net deferred loan fees.

	March 31, 2014
(In thousands)	One- to Four- Family Residential Real Estate	Commercial Real Estate	Multi- Family Real Estate	Home Equity Loans and Lines of Credit	Construction	Commercial Business	Consumer	Total Loans
Amounts due in:
One year or less	$470	$13,365	$2,601	$113	$7,714	$1,628	$305	$26,196
More than one to two years	43	8,725	3,843	14	742	1,466	16	14,849
More than two to three years	199	11,702	6,936	13	499	1,475	74	20,898
More than three to five years	1,250	39,824	10,994	186	2,704	3,849	172	58,979
More than five to ten years	13,851	18,536	11,028	5,343	742	6,049	—	55,549
More than ten to 15 years	15,748	4,905	752	648	1,112	548	—	23,713
More than 15 years	59,784	—	1,805	5,456	1,825	6,389	—	75,259

Total	$91,345	$97,057	$37,959	$11,773	$15,338	$21,404	$567	$275,443

	December 31, 2013
(In thousands)	One- to Four- Family Residential Real Estate	Commercial Real Estate	Multi- Family Real Estate	Home Equity Loans and Lines of Credit	Construction	Commercial Business	Consumer	Total Loans
Amounts due in:
One year or less	$566	$14,647	$2,302	$—	$9,164	$1,692	$214	$28,585
More than one to two years	137	8,651	4,205	117	1,203	1,141	25	15,479
More than two to three years	227	11,595	6,978	27	776	1,499	76	21,178
More than three to five years	1,078	39,421	11,951	161	3,974	3,817	185	60,587
More than five to ten years	14,394	15,192	8,135	5,411	752	6,333	—	50,217
More than ten to 15 years	15,752	4,043	762	1,222	1,986	557	—	24,322
More than 15 years	58,687	—	1,532	4,547	1,352	6,014	—	72,132

Total	$90,841	$93,549	$35,865	$11,485	$19,207	$21,053	$500	$272,500

Fixed vs. Adjustable Rate Loans. The following table sets forth the dollar amount of all scheduled maturities of loans at March 31, 2014 that are due after March 31, 2015 and have either fixed interest rates or adjustable interest rates. The amounts shown below exclude net deferred loan fees.

(In thousands)	Fixed Rates	Adjustable Rates	Total
Real estate loans:
One- to four-family residential	$58,558	$32,317	$90,875
Commercial	12,928	70,764	83,692
Multi-family	7,557	27,801	35,358
Home equity loans and lines of credit	—	11,660	11,660
Construction	2,201	5,423	7,624
Commercial business loans	9,578	10,198	19,776
Consumer loans	262	—	262

Total	$91,084	$158,163	$249,247

The following table sets forth the dollar amount of all scheduled maturities of loans at December 31, 2013 that are due after December 31, 2014 and have either fixed interest rates or adjustable interest rates. The amounts shown below exclude net deferred loan fees.

(In thousands)	Fixed Rates	Adjustable Rates	Total
Real estate loans:
One- to four-family residential	$59,416	$30,859	$90,275
Commercial	11,747	67,155	78,902
Multi-family	3,634	29,929	33,563
Home equity loans and lines of credit	—	11,485	11,485
Construction	2,118	7,925	10,043
Commercial business loans	9,631	9,730	19,361
Consumer loans	286	—	286

Total	$86,832	$157,083	$243,915

Securities. Our securities portfolio is predominately composed of investment grade mortgage-backed securities and securities issued by U.S. government-sponsored corporations. We classify the majority of our securities as available-for-sale. We do not engage in securities trading or derivatives activities in carrying out our investment strategies.

Securities, in the aggregate, decreased by $1.1 million, or 4.78%, to $21.5 million at March 31, 2014. The decrease in the portfolio was primarily due to normal pay downs or maturities and calls during the three months ended March 31, 2014. Securities, in the aggregate, decreased by $7.0 million, or 23.58%, to $22.6 million at December 31, 2013, from $29.6 million at December 31, 2012. The decrease in the portfolio was primarily due to normal pay downs or maturities and the sale of FHLB stock during the year ended December 31, 2013.

The following table sets forth the amortized cost and fair values of our securities portfolio at the dates indicated.

	At March 31,		At December 31,
	2014		2013		2012		2011
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair
(In thousands)	Cost	Value	Cost	Value	Cost	Value	Cost	Value
Securities available-for-sale:
Debt securities:
U.S. Treasury and other U.S. government corporations and agencies	$2,451	$2,444	$2,455	$2,440	$9,441	$9,497	$12,018	$12,139
Issued by foreign governments	25	25	25	25	25	25	25	25
Mortgage-backed securities	16,084	16,180	17,206	17,266	16,601	16,852	13,185	13,292
Marketable equity securities	—	—	—	—	—	—	33	39
Preferred stock	—	—	—	—	—	—	309	365

Total securities available-for-sale	18,560	18,649	19,686	19,731	26,067	26,374	25,570	25,860

FHLB stock	2,894	2,894	2,894	2,894	3,231	3,231	3,523	3,523

Total securities	$21,454	$21,543	$22,580	$22,625	$29,298	$29,605	$29,093	$29,383

At March 31, 2014, we had no investments in a single company or entity (other than the U.S. government or an agency of the U.S. government), including both debt and equity securities, that had an aggregate book value in excess of 10% of our equity.

The following table sets forth the stated maturities and weighted average yields of investment securities at March 31, 2014. As of March 31, 2014, we do not have any tax-exempt or municipal securities. Certain mortgage-backed securities have adjustable interest rates and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
(Dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Securities available-for-sale:
Debt securities:
U.S. Treasury and other U.S. government corporations and agencies	$—	—%	$1,494	0.97%	$957	2.18%	$—	—%	$2,451	1.45%
Issued by foreign governments	—	—	25	1.14	—	—	—	—	25	1.14
Mortgage-backed securities	—	—	—	—	7,163	2.30	8,921	1.82	16,084	2.03

Total securities available-for-sale	$—	—%	$1,519	0.97%	$8,120	2.29%	$8,921	1.82%	$18,560	1.95%

Deposits. Our primary sources of funds are retail deposit accounts held primarily by individuals and businesses within our market area. Deposits increased $8.2 million, or 2.98%, to $283.6 million at March 31, 2014. Deposits increased $15.8 million, or 6.09%, to $275.4 million at December 31, 2013 from $259.6 million at December 31, 2012. At March 31, 2014 and December 31, 2013, our core deposits, which are deposits other than certificates of deposit and brokered deposits, were $212.9 million and $209.2 million, respectively, representing 75.06% and 75.96%, respectively, of total deposits. This level of core deposits shows continued shifting out of certificates of deposit by customers to more liquid deposit accounts due to low interest rates.

The following table sets forth the average balances and weighted average rates of our deposit products at the dates indicated.

	For the Three Months Ended March 31,			For the Year Ended December 31,
	2014			2013
(Dollars in thousands)	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
Deposit type:
Noninterest-bearing demand	$53,795	19.52%	—%	$52,171	20.04%	—%
Money market	98,488	35.74	0.61	84,689	32.53	0.63
Savings	43,079	15.63	0.11	42,278	16.24	0.13
NOW accounts	12,091	4.39	0.17	12,247	4.70	0.17
Certificates of deposit	68,109	24.72	1.05	68,955	26.49	1.11

Total	$275,562	100.00%	0.63%	$260,340	100.00%	0.66%

	For the Years Ended December 31,
	2012			2011
(Dollars in thousands)	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
Deposit type:
Noninterest-bearing demand	$45,075	18.44%	—%	$37,510	15.48%	—%
Money market	70,442	28.81	0.71	66,840	27.60	1.05
Savings	37,806	15.46	0.26	33,420	13.79	0.29
NOW accounts	11,987	4.90	0.22	10,012	4.13	0.13
Certificates of deposit	79,197	32.39	1.31	94,487	39.00	1.61

Total	$244,507	100.00%	0.83%	$242,269	100.00%	1.14%

The following table sets forth our certificates of deposit classified by interest rate as of the dates indicated.

	At March 31,	At December 31,
(Dollars in thousands)	2014	2013	2012	2011
0.00% - 1.00%	$44,970	$44,122	$43,242	$24,668
1.01 - 2.00%	18,042	17,173	22,386	45,828
2.01 - 3.00%	7,721	4,776	9,396	12,551
3.01 - 4.00%	—	125	135	1,148
4.01 - 5.00%	—	—	—	259
5.01 - 6.00%	—	—	—	—
6.01 - 7.00%	—	—	—	—
7.01 - 8.00%	—	—	—	—
8.01 - 9.00%	—	—	—	2

Total	$70,733	$66,196	$75,159	$84,456

The following table sets forth the amount and maturities of our certificates of deposit by interest rate at March 31, 2014.

	Amount Due					Total	% of Total Certificate Accounts
	Less than One Year	More than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years to Four Years	More than Four Years
(Dollars in thousands)
0.00 - 100%	$30,190	$8,352	$6,428	$—	$—	$44,970	63.58%
1.01 - 2.00%	7,227	5,201	1,887	2,417	1,310	18,042	25.51%
2.01 - 3.00%	2,665	1,211	256	—	3,589	7,721	10.91%

Total	$40,082	$14,764	$8,571	$2,417	$4,899	$70,733	100.00%

As of March 31, 2014, the aggregate amount of our certificates of deposit in amounts greater than or equal to $100,000 was approximately $26.3 million. The following table sets forth the maturity of these certificates as of March 31, 2014.

(In thousands) Maturity Period	Amount
Three months or less	$4,219
Over three through six months	3,467
Over six through twelve months	6,515
Over twelve months	12,110

Total	$26,311

Borrowings. We may obtain advances from the FHLB upon the security of certain of our mortgage loans and investment securities. Such advances may be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. To the extent such borrowings have different terms of repricing than our deposits, they can change our interest rate risk profile. At March 31, 2014 and December 31, 2013, we had $12.0 million and $10.0 million in outstanding advances from the FHLB, respectively. At March 31, 2014 and December 31, 2013, based on available collateral and our ownership of FHLB stock, and based upon our internal policy, we had access to additional FHLB advances of up to $49.7 million and $50.0 million, respectively. We had no overnight advances with FHLB on this date.

We also borrow funds under repurchase agreements with certain customers. These agreements are recorded as financing transactions as we maintain effective control over the transferred or pledged securities. The dollar amount of the securities underlying the agreements continues to be carried in our securities portfolio while the obligations to repurchase the securities are reported as liabilities. The securities underlying the agreements are delivered to the party with whom each transaction is executed. Those parties agree to resell to us the identical securities we delivered to them at the maturity or call period of the agreement.

The following table sets forth information concerning balances and interest rates on our borrowings at the dates and for the periods indicated.

	At or For the Three Months Ended March 31,		At or For the Year Ended December 31,
(Dollars in thousands)	2014	2013	2013	2012	2011
FHLB Advances:
Balance outstanding at end of period	$12,035	$15,538	$10,036	$15,539	$21,542
Average amount outstanding during the period	$12,245	$15,538	$13,570	$19,163	$22,653
Maximum outstanding at any month end	$14,000	$15,500	$15,500	$21,500	$24,500
Weighted average interest rate during the period	3.84%	4.52%	4.38%	4.29%	3.95%
Weighted average interest rate at end of period	3.92%	4.45%	4.30%	4.45%	3.87%

Repurchase Agreements:
Balance outstanding at end of period	$—	$4,564	$6,437	$2,646	$2,037
Average amount outstanding during the period	$2,176	$5,536	$6,500	$2,036	$3,220
Maximum outstanding at any month end	$3,051	$5,853	$8,987	$3,893	$4,431
Weighted average interest rate during the period	0.93%	1.03%	1.02%	0.98%	0.99%
Weighted average interest rate at end of period	—%	1.00%	1.00%	1.00%	1.00%

Junior Subordinated Debentures. In December 2003, Trust I issued $3.0 million of capital securities, adjustable every three months at LIBOR plus 2.85%, to investors. Trust I purchased $3.1 million of variable rate junior subordinated deferrable interest debentures from Beverly Financial, MHC, which mature on December 17, 2033. On October 19, 2007, Trust II issued $3.0 million of capital securities, adjustable every three months at LIBOR plus 2.85%. Trust II purchased $3.1 million of variable rate junior subordinated deferrable interest debentures from Beverly Financial, MHC, which mature on December 15, 2037. The debentures are the sole asset of Trusts I and II. The terms of the junior subordinated debentures are the same as the terms of the capital securities. The interest rate at March 31, 2014 was 3.08%. Beverly Financial, MHC makes interest payments and other payments under the subordinated debentures to Trusts I and II. Beverly Financial, MHC’s obligations under the subordinated debentures are unsecured and rank junior to all of its other borrowings, except borrowings that by their terms rank equal or junior to the subordinated debentures. Beverly Financial, MHC guarantees the payments by Trusts I and II of the amounts that are required to be paid on the capital securities, to the extent that Trusts I and II have funds available for such payments. The proceeds of these capital securities, which have been contributed to the Bank, are included in the Bank’s capital ratio calculations and treated as Tier I capital. In accordance with the Financial Accounting Standards Board Accounting Standards Codification 810, Consolidations, Trusts I and II are not included in our consolidated financial statements.

In December 2008, the Bank borrowed $3.0 million from another bank in the form of a subordinated note. The subordinated note is subordinate and junior in right of payment to the Bank’s obligations to its depositors, and its other obligations to its general and secured creditors, except such other creditors holding obligations of the Bank ranking on a parity with or junior to this subordinated note. The subordinated note carries an interest rate of LIBOR, as determined by the servicing agent on the LIBOR determination date for such interest payment period, plus 4.25%. Interest is paid quarterly with principal due on the maturity date of March 15, 2019. The Bank paid down principal of $1.5 million at the time of the quarterly interest payment in March 2014. As of March 31, 2014, the outstanding balance of the subordinated note was $1.5 million. The interest rate at March 31, 2014 was 4.48%. The subordinated note qualifies as Tier 2 capital for regulatory purposes.

The following table sets forth information concerning balances and interest rates on our junior subordinated debt at the date and for the periods indicated.

	At or For the Three Months Ended March 31,		At or For the Year Ended December 31,
(Dollars in thousands)	2014	2013	2013	2012	2011
Balance outstanding at end of period	$7,686	$9,186	$9,186	$9,186	$9,186
Average amount outstanding during the period	$8,936	$9,186	$9,186	$9,186	$9,186
Maximum outstanding at any month end	$9,186	$9,186	$9,186	$9,186	$9,186
Weighted average interest rate during the period	3.59%	3.66%	3.64%	3.82%	3.67%
Weighted average interest rate at end of period	3.35%	3.59%	3.66%	3.62%	3.86%

Comparison of Operating Results for the Three Months Ended March 31, 2014 and 2013

Net Income. Net income was $371,000 for the three months ended March 31, 2014 compared to $374,000 for the three months ended March 31, 2013.

Interest and Dividend Income. Total interest and dividend income increased $131,000, or 4.33%, to $3.2 million for the three months ended March 31, 2014 compared to the same period in 2013. The increase in interest income was the primarily the result of a $154,000 increase in interest and fees on loans mitigated by a $25,000 decrease in interest on debt securities. The average balance of loans during the three months ended March 31, 2014 increased $38.5 million, or 16.31%, to $274.6 million from $236.1 million for the three months ended March 31, 2013, while the average yield on loans decreased by 47 basis points to 4.52% for the three months ended March 31, 2014 from 4.99% for the three months ended March 31, 2013. The decline in yield reflects the competitive rate environment and the general level of interest rates. The average balance of investment securities decreased $6.5 million, or 22.34%, to $22.6 million for the three months ended March 31, 2014 from $29.1 million for the three months ended March 31, 2013, and the yield on investment securities increased by 12 basis points to 1.60% for the three months ended March 31, 2014 from 1.48% for the three months ended March 31, 2013.

Interest Expense. Total interest expense decreased $69,000, or 11.29%, to $542,000 for the three months ended March 31, 2014 from $611,000 for the three months ended March 31, 2013. Interest expense on interest-bearing deposit accounts for the three months ended March 31, 2014 and 2013 remained relatively flat at $342,000.

Interest expense on FHLB advances decreased $57,000, or 32.95%, to $116,000 for the three months ended March 31, 2014 from $173,000 for the three months ended March 31, 2013. The average balance of FHLB advances decreased by $3.3 million, or 21.29%, to $12.2 million for the three months ended March 31, 2014 from $15.5 million for the three months ended March 31, 2013. The cost decreased 68 basis points to 3.84% for the three months ended March 31, 2014 from 4.52% for the three months ended March 31, 2013.

Net Interest and Dividend Income. Net interest and dividend income increased $200,000, or 8.30%, to $2.6 million for the three months ended March 31, 2014 from $2.4 million for the three months ended March 31, 2013. The increase resulted primarily from a $131,000 increase in interest income and a $69,000 decrease in interest expense. Our average interest-earning assets increased to $308.5 million for the three months ended March 31, 2014 from $282.9 million for the three months ended March 31, 2013, and our net interest rate spread remained flat at 3.24% for the three months ended March 31, 2014 and 2013. Our net interest margin decreased slightly to 3.43% for the three months ended March 31, 2014 from 3.46% for the three months ended March 31, 2013. The stability in our interest rate spread and net interest margin reflected the increase in loan origination and the management of the repricing of our interest-bearing liabilities. In addition, we benefited from the repricing of long-term certificates of deposit at maturity in the ordinary course as well as an increase in average balances of $6.3 million in noninterest-bearing deposits.

Provision for Loan Losses. Based on our analysis of the factors described in “Critical Accounting Policies—Allowance for Loan Losses,” we recorded a provision for loan losses of $60,000 for the three months ended March 31, 2014, compared to a provision of $121,000 for the three months ended March 31, 2013. The allowance for loan losses was $3.6 million, or 1.29% of total loans at March 31, 2014, compared to $3.5 million, or 1.46% of total loans at March 31, 2013. Total nonperforming loans were $152,000 at March 31, 2014 compared to $1.2 million at March 31, 2013. Total special mention loans were $4.8 million at March 31, 2014 compared to $3.9 million at March 31, 2013. The allowance for loan losses reflects the estimate we believe to be appropriate to cover incurred probable losses inherent in the loan portfolio at March 31, 2014 and 2013.

Noninterest Income. Noninterest income decreased $271,000, or 47.29%, to $302,000 during the three months ended March 31, 2014 from $573,000 for the three months ended March 31, 2013. The decrease is primarily attributed to the gain on the sale of loans decreasing $301,000 to $45,000 for the three months ended March 31, 2014 as compared to $346,000 for the three months ended March 31, 2013 due to lower volume of sales in the secondary market at slightly lower margins. Other income increased by $26,000 primarily due to ATM and interchange income and loan servicing fees.

Noninterest Expense. Noninterest expense decreased $5,000 to $2.2 million for the three months ended March 31, 2014 from $2.3 million for the three months ended March 31, 2013. The decrease primarily reflected lower salaries and employee benefits expense of $54,000, and slight decreases in equipment expenses, professional fees and the FDIC assessment mitigated by an increase of $39,000 in other expenses, an increase of $12,000 in occupancy expenses and an increase of $11,000 in ATM processing fees.

Income Taxes. Income tax expense for the three months ended March 31, 2014 decreased slightly to $236,000 from $238,000 for the three months ended March 31, 2013, primarily due to decreased income before income taxes. The effective tax rate as a percent of pre-tax income was 38.9% for the three months ended March 31, 2014 and 2013.

Comparison of Operating Results for the Years Ended December 31, 2013 and 2012

Net Income. Net income was $1.4 million for the year ended December 31, 2013 compared to $1.8 million for the year ended December 31, 2012, a decrease of $420,000, or 23.36%. The decrease was primarily due to a decrease of $540,000 in noninterest income and an increase of $432,000 in noninterest expenses mitigated by an increase of $303,000 in net interest and dividend income.

Interest and Dividend Income. Total interest and dividend income decreased $180,000, or 1.43%, to $12.4 million for the year ended December 31, 2013 compared to the same period in 2012. The decrease in interest income was primarily the result of a $105,000 decrease in interest and fees on loans and a $58,000 decrease in interest on debt securities, and a $17,000 decrease in dividends paid on marketable equity securities and other interest. The average balance of loans during the year ended December 31, 2013 increased $24.0 million, or 10.45%, to $253.6 million from $229.6 million for the year ended December 31, 2013, while the average yield on loans decreased by 54 basis points to 4.71% for the year ended December 31, 2013 from 5.25% for the year ended December 31, 2012. The decrease in yield reflected the lower market rates for originated loans in 2013. The average balance of investment securities decreased $2.5 million, or 8.62%, to $26.5 million for the year ended December 31, 2013 from $29.0 million for the year ended December 31, 2012, and the yield on investment securities decreased by 10 basis points to 1.45% for the year ended December 31, 2013 from 1.55% for the year ended December 31, 2012.

Interest Expense. Total interest expense decreased $483,000, or 16.94%, to $2.4 million for the year ended December 31, 2013 from $2.9 million for the year ended December 31, 2012. Interest expense on interest-bearing deposit accounts decreased $285,000 to $1.4 million for the year ended December 31, 2013 from $1.7 million for the year ended December 31, 2012. The decrease was primarily due to the impact of maturing certificates of deposit renewing at lower rates, a shift in deposit mix toward core deposits and deposit rate reductions in core deposits.

Interest expense on FHLB advances decreased $227,000, or 27.61%, to $595,000 for the year ended December 31, 2013 from $822,000 for the year ended December 31, 2012. The average balance of FHLB advances decreased by $5.6 million, or 29.17%, to $13.6 million for the year ended December 31, 2013 from $19.2 million for the year ended December 31, 2012. The cost increased 9 basis points to 4.38% for the year ended December 31, 2013 from 4.29% for the year ended December 31, 2012.

Net Interest and Dividend Income. Net interest and dividend income increased $303,000, or 3.12%, to $10.0 million for the year ended December 31, 2013 from $9.7 million for the year ended December 31, 2012. The increase resulted primarily from a $483,000 decrease in interest expense. Our average interest-earning assets increased to $297.7 million for the year ended December 31, 2013 from $281.7 million for the year ended December 31, 2012, and our net interest rate spread decreased 6 basis points to 3.16% for the year ended December 31, 2013 from 3.22% at December 31, 2012. Our net interest margin decreased 8 basis points to 3.36% for the year ended December 31, 2013 from 3.44% for the year ended December 31, 2012.

The decline in our interest rate spread and net interest margin reflects yields of interest-earning assets declining more quickly than yields of interest-bearing liabilities in this low rate environment. Increased loan origination mitigated this impact. In addition, we benefited from the repricing of long-term certificates of deposit at maturity in the ordinary course as well as an increase of $7.1 million in noninterest-bearing deposits.

Provision for Loan Losses. Based on our analysis of the factors described in “Critical Accounting Policies—Allowance for Loan Losses,” we recorded a provision for loan losses of $241,000 for the year ended December 31, 2013, compared to a provision of $221,000 for the year ended December 31, 2012. The allowance for loan losses was $3.5 million, or 1.28% of total loans at December 31, 2013, compared to $3.3 million, or 1.42% of total loans at December 31, 2012. Total nonperforming loans were $488,000 at December 31, 2013 compared to $1.4 million at December 31, 2012. Total special mention loans remained relatively stable at $4.5 million at December 31, 2013 and 2012. The allowance for loan losses reflects the estimate we believe to be appropriate to cover incurred probable losses inherent in the loan portfolio at December 31, 2013 and 2012.

Noninterest Income. Noninterest income decreased $540,000, or 25.47%, to $1.6 million during the year ended December 31, 2013 from $2.1 million for the year ended December 31, 2012. The decrease is primarily attributed to a $218,000 decrease in the gain on the sale of loans to $637,000 for the year ended December 31, 2013 as compared to $855,000 for the year ended December 31, 2012 due to lower volume of sales in the secondary market. Other income decreased by $292,000 as a result of a one-time payment from a third party vendor in 2012.

Noninterest Expense. Noninterest expense increased $432,000, or 4.98%, to $9.1 million for the year ended December 31, 2013 from $8.7 million for the year ended December 31, 2012. The increase primarily reflected increases in salaries and employee benefits expense of $404,000 as a result of a charge of $424,000 to fully vest all units of the Bank’s Performance Unit Plan in anticipation of the plan being terminated and an increase of $143,000 in other expenses, which consisted primarily of increased marketing and loan-related expenses. These increases are mitigated by decreases of $111,000 in data processing expenses.

Income Taxes. Income tax expense for the year ended December 31, 2013 decreased $269,000 to $867,000 from $1.1 million for the year ended December 31, 2013, primarily due to decreased income before income taxes. The effective tax rate as a percent of pre-tax income was 38.6% and 38.7% for the year ended December 31, 2013 and 2012, respectively.

Analysis of Net Interest Income

Net interest income represents the difference between income we earn on our interest-earning assets and the expense we pay on interest-bearing liabilities. Net interest income depends on the volume of interest-earning assets and interest-bearing liabilities and the interest rates earned on such assets and paid on such liabilities.

Average Balances and Yields. The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments were made during the periods presented as we had no tax-exempt securities during those periods. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	For the Three Months Ended March 31,
	2014			2013
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest-earning assets:
Loans(1)	$274,608	$3,058	4.52%	$236,054	$2,904	4.99%
Investment securities(2)	22,554	89	1.60%	29,094	106	1.48%
Interest-earning deposits	11,335	6	0.21%	17,703	12	0.27%

Total interest-earning assets	308,497	3,153	4.14%	282,851	3,022	4.33%

Noninterest-earning assets	14,098			14,664

Total assets	$322,595			$297,515

Interest-bearing liabilities:
Savings accounts	$43,079	12	0.11%	$40,929	17	0.17%
NOW accounts	12,091	5	0.17%	11,494	5	0.18%
Money market accounts	98,488	148	0.61%	74,428	116	0.63%
Certificates of deposit	68,109	177	1.05%	71,187	203	1.16%

Total interest-bearing deposits	221,767	342	0.63%	198,038	341	0.70%
FHLB advances	12,245	116	3.84%	15,538	173	4.52%
Repurchase agreements	2,176	5	0.93%	5,536	14	1.03%
Junior subordinated debt	8,936	79	3.59%	9,186	83	3.66%

Total interest-bearing liabilities	245,124	542	0.90%	228,298	611	1.09%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	53,795			47,495
Other noninterest-bearing liabilities	1,681			1,051

Total liabilities	300,600			276,844
Total equity	21,995			20,671

Total liabilities and equity	$322,595			$297,515

Net interest income		$2,611			$2,411

Interest rate spread(3)			3.24%			3.24%
Net interest-earning assets(4)	$63,373			$54,553

Net interest margin(5)			3.43%			3.46%
Ratio of interest-earning assets to interest-bearing liabilities	125.85x			123.90x

	For the Year Ended December 31,
	2013			2012			2011
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest-earning assets:
Loans(1)	$253,580	$11,950	4.71%	$229,586	$12,055	5.25%	$226,721	$12,654	5.58%
Investment securities(2)	26,488	384	1.45%	28,963	449	1.55%	27,339	557	2.04%
Interest-earning deposits	17,639	44	0.25%	23,197	54	0.23%	25,861	52	0.20%

Total interest-earning assets	297,707	12,378	4.16%	281,746	12,558	4.46%	279,921	13,263	4.74%

Noninterest-earning assets	14,214			14,448			16,701

Total assets	$311,921			$296,194			$296,622

Interest-bearing liabilities:
Savings accounts	$42,278	57	0.13%	$37,806	99	0.26%	$33,420	96	0.29%
NOW accounts	12,247	21	0.17%	11,987	26	0.22%	10,012	13	0.13%
Money market accounts	84,689	534	0.63%	70,442	499	0.71%	66,840	703	1.05%
Certificates of deposit	68,955	762	1.11%	79,197	1,035	1.31%	94,487	1,523	1.61%

Total interest-bearing deposits	208,169	1,374	0.66%	199,432	1,659	0.83%	204,759	2,335	1.14%
FHLB advances	13,570	595	4.38%	19,163	822	4.29%	22,653	895	3.95%
Repurchase agreements	6,500	66	1.02%	2,036	20	0.98%	3,220	32	0.99%
Junior subordinated debt	9,186	334	3.64%	9,186	351	3.82%	9,186	337	3.67%

Total interest-bearing liabilities	237,425	2,369	1.00%	229,817	2,852	1.24%	239,818	3,599	1.50%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	52,171			45,075			37,510
Other noninterest-bearing liabilities	1,173			1,762			1,504

Total liabilities	290,769			276,654			278,832
Total equity	21,152			19,540			17,790

Total liabilities and equity	$311,921			$296,194			$296,622

Net interest income		$10,009			$9,706			$9,664

Interest rate spread(3)			3.16%			3.22%			3.24%
Net interest-earning assets(4)	$60,282			$51,929			$40,103

Net interest margin(5)			3.36%			3.44%			3.45%
Ratio of interest-earning assets to interest-bearing liabilities	125.39x			122.60x			116.72x

(1)	Includes nonaccruing loan balances and interest received on such loans.
(2)	Includes securities available-for-sale, FHLB stock and investment in Co-operative Central Reserve Fund.
(3)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis. The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Three Months Ended March 31, 2014 v. 2013			Year Ended December 31, 2013 v. 2012			Year Ended December 31, 2012 v. 2011
	Increase (Decrease) Due to Changes in		Total Increase (Decrease)	Increase (Decrease) Due to Changes in		Total Increase (Decrease)	Increase (Decrease) Due to Changes in		Total Increase (Decrease)
(In thousands)	Volume	Rate		Volume	Rate		Volume	Rate

Interest-earning assets:
Loans	$367	$(213)	$154	$1,195	$(1,300)	$(105)	$162	$(761)	$(599)
Investment securities	(27)	10	(17)	(37)	(28)	(65)	36	(144)	(108)
Interest-earning deposits	(4)	(2)	(6)	(14)	4	(10)	(4)	6	2

Total interest-earning assets	336	(205)	131	1,144	(1,324)	(180)	194	(899)	(705)

Interest-bearing liabilities:
Savings accounts	1	(6)	(5)	11	(53)	(42)	9	(6)	3
NOW accounts	—	—	—	1	(6)	(5)	3	10	13
Money market accounts	36	(4)	32	94	(59)	35	40	(244)	(204)
Certificates of deposit	(9)	(17)	(26)	(124)	(149)	(273)	(225)	(263)	(488)

Total interest-bearing deposits	28	(27)	1	(18)	(267)	(285)	(173)	(503)	(676)
FHLB advances	(33)	(24)	(57)	(245)	18	(227)	(165)	92	(73)
Repurchase agreements	(8)	(1)	(9)	45	1	46	(12)	—	(12)
Junior subordinated debt	(2)	(2)	(4)	—	(17)	(17)	—	14	14

Total interest-bearing liabilities	(15)	(54)	(69)	(218)	(265)	(483)	(350)	(397)	(747)

Change in net interest income	$351	$(151)	$200	$1,362	$(1,059)	$303	$544	$(502)	$42

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk, market risk and liquidity risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or security when it is due. Interest rate risk is the potential reduction of net interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are recorded at fair value. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers when due. Other risks that we face are operational risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. This strategy also emphasizes conservative loan-to-value ratios and guarantees of construction and commercial real estate loans by parties with substantial net worth. In addition, during each calendar year, we engage an outside loan review firm to perform a thorough review of our loan portfolio. This review involves analyzing all large borrowing relationships, delinquency trends and loan collateral valuation in order to identify impaired loans.

When a borrower fails to make a required loan payment, management takes a number of steps to have the borrower cure the delinquency and restore the loan to current status. Management makes initial contact with the borrower when the loan becomes 15 days past due. If payment is not then received by the 30th day of delinquency, additional letters and phone calls generally are made, and a plan of collection is pursued for each individual loan. A particular plan of collection may lead to foreclosure, the timing of which depends on the prospects for the borrower bringing the loan current, the financial strength and commitment of any guarantors, the type and value of the collateral securing the loan and other factors. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. We may consider loan workout arrangements with certain borrowers under certain circumstances, as well as the sale of the nonperforming loans. Management informs the board of directors on a monthly basis of the amount of loans delinquent more than 30 days.

Our collection procedure for commercial loans includes sending periodic late notices to a borrower once a loan is past due. We attempt to make direct contact with the borrower once a loan becomes 15 days past due. If collection activity is unsuccessful after 60 days, we may refer the matter to our legal counsel for further collection efforts and we may charge-off the loan. All loans delinquent 15 days and over are reported monthly at the board of directors meeting.

Nonperforming Assets. We consider foreclosed assets, loans that are maintained on a nonaccrual basis and loans that are past 90 days or more and still accruing to be nonperforming assets. Loans are generally placed on nonaccrual status when they are classified as impaired or when they become 90 days or more past due. Loans are classified as impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. At the time a loan is placed on nonaccrual status, the accrual of interest ceases and interest income previously accrued on such loans is reversed against current period interest income. Payments received on a nonaccrual loan are first applied to the outstanding principal balance when collectibility of principal is in doubt.

Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as other real estate owned until it is sold. When property is acquired it is recorded at the lower of its cost or fair market value at the date of foreclosure. Any holding costs and declines in fair value after acquisition of the property result in charges against income.

Troubled debt restructurings occur when we grant borrowers concessions that we would not otherwise grant but for economic or legal reasons pertaining to the borrower’s financial difficulties. We may modify the terms of loans to lower interest rates (which may be at below market rates) or to provide for temporary interest-only terms, or to forgive or defer the payment of interest. These modifications are made only when there is a reasonable and attainable workout plan that has been agreed to by the borrower and that is in our best interests. We generally do not forgive principal on loans. Once the borrower has demonstrated sustained performance with the modified terms, the loan may be upgraded from its classified and/or nonperforming status. Any loan categorized as troubled debt restructurings will continue to retain that designation through the life of the loan.

The following table provides information with respect to our nonperforming assets, including troubled debt restructurings, at the dates indicated. We did not have any accruing loans past due 90 days or more at the dates presented.

	At March 31,		At December 31,
(Dollars in thousands)	2014	2013	2013	2012	2011	2010	2009
Nonaccrual loans:
Real estate loans:
One- to four-family residential	$—	$293	$488	$293	$451	$899	$401
Commercial	—	452	—	611	1,582	2,703	1,656
Multi-family	—	—	—	—	—	—	—
Home equity loans and lines of credit	149	149	—	188	74	19	19
Construction	—	286	—	286	286	—	—
Commercial business loans	3	—	—	—	4	46	161
Consumer loans	—	—	—	—	—	—	—

Total nonaccrual loans	152	1,180	488	1,378	2,397	3,667	2,237

Other real estate owned:
One- to four-family residential	264	—	264	—	132	—	—

Total other real estate owned	264	—	264	—	132	—	—

Other nonperforming assets	—	—	—	—	—	—	—

Total nonperforming assets	416	1,180	752	1,378	2,529	3,667	2,237

Performing troubled debt restructurings	519	—	23	—	—	588	—

Total nonperforming assets and performing troubled debt restructurings	$935	$1,180	$775	$1,378	$2,529	$4,255	$2,237

Total nonperforming loans to total loans(1)	0.06%	0.50%	0.18%	0.59%	1.06%	1.58%	0.90%
Total nonperforming assets and performing troubled debt restructurings to total assets	0.29%	0.39%	0.24%	0.45%	0.85%	1.42%	0.73%

(1)	Loans are presented before allowance for loan losses, but include deferred loan origination costs (fees), net.

Interest income that would have been recorded for the three months ended March 31, 2014 and the year ended December 31, 2013, had nonaccruing loans been current according to their original terms amounted to $2,000 and $10,000, respectively. Income related to nonaccrual loans included in interest income for the three months ended March 31, 2014, and the year ended December 31, 2013, amounted to $0 and $0, respectively.

Total nonperforming loans decreased from December 31, 2013 to March 31, 2014, primarily due to the loans brought current by customers. Total nonperforming loans decreased from December 31, 2012 to December 31, 2013, primarily due to collection practices, loan payoffs and foreclosures into other real estate owned.

Classified Assets. Federal regulations require us to review and classify assets on a regular basis. In addition, the FDIC and the Massachusetts Commissioner of Banks have the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. When management classifies an asset as substandard or doubtful, a specific allowance for loan losses may be established. If management classifies an asset as loss, an amount equal to 100% of the portion of the asset classified loss is charged to the allowance for loan losses. The regulations also provide for a “special mention” category, described as assets that do not currently expose us to a sufficient degree of risk to warrant classification, but do possess credit deficiencies or potential weaknesses deserving our close attention. We utilize a seven grade internal loan rating system for commercial real estate, construction and commercial loans. See note 4 to the consolidated financial statements.

The following table shows the aggregate amounts of our regulatory classified assets at the dates indicated.

	At March 31,	At December 31,
(In thousands)	2014	2013	2012	2011
Classified assets:
Substandard	$—	$—	$1,633	$1,586
Doubtful	—	—	—	—
Loss	—	—	—	—

Total classified assets	$—	$—	$1,633	$1,586

Special mention	$4,758	$4,506	$4,467	$2,408

None of the special mention assets at March 31, 2014 and December 31, 2013 were on nonaccrual.

Other than as disclosed in the above tables, there are no other loans where management has serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

	At March 31,			At December 31,
	2014			2013
(In thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due
Real estate loans:
One- to four-family residential	$2,989	$—	$—	$2,359	$443	$488
Commercial	277	—	—	—	—	—
Multi-family	—	—	—	—	—	—
Home equity loans and lines of credit	—	—	149	149	—	—
Construction	—	—	—	—	—	—
Commercial business loans	13	4	—	7	5	—
Consumer loans	—	—	—	—	1	—

Total	$3,279	$4	$149	$2,515	$449	$488

	At December 31,
	2012			2011
(In thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due
Real estate loans:
One- to four-family residential	$1,422	$133	$160	$271	$—	$158
Commercial	—	—	611	—	159	170
Multi-family	—	—	—	—	—	—
Home equity loans and lines of credit	43	—	188	—	34	40
Construction	—	—	286	—	286	—
Commercial business loans	—	—	—	—	—	—
Consumer loans	4	—	—	1	—	—

Total	$1,469	$133	$1,245	$272	$479	$368

	At December 31,
	2010			2009
(In thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due
Real estate loans:
One- to four-family residential	$122	$—	$718	$383	$393	$—
Commercial	—	—	1,238	250	418	1,238
Multi-family	—	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial business loans	2	—	46	47	—	—
Consumer loans	3	—	—	2	—	—

Total	$127	$—	$2,002	$682	$811	$1,238

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of: (1) a general component related to the remainder of the loan portfolio; (2) an allocated component related to impaired loans; and (3) an unallocated component related to overall uncertainties that could affect management’s estimate of probable losses. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

General Component. The general component of the allowance for loan losses relates to loans that are not determined to be impaired. Management determines the appropriate loss factor for each group of loans with similar risk characteristics within the portfolio based on loss experience and qualitative and environmental factors for loans in each group. Loan categories will represent groups of loans with similar risk characteristics and may include types of loans categorized by product, large credit exposures, concentrations, loan grade, or any other characteristic that causes a loan’s risk profile to be similar to another. We consider qualitative or environmental factors that are likely to cause estimated credit losses associated with our existing portfolio to differ from historical loss experience, including changes in lending policies and procedures; changes in the nature and volume of the loan portfolio; changes in experience, ability and depth of loan management; changes in the volume and severity of past due loans, nonaccrual loans and adversely graded or classified loans; changes in the quality of the loan review system; changes in the value of underlying collateral for collateral dependent loans; the existence of or changes in concentrations of credit; changes in economic or business conditions; and the effect of competition, legal and regulatory requirements on estimated credit losses. Our qualitative and environmental factors are reviewed on a quarterly basis and our historical loss experience is reviewed annually to ensure they are reflective of current conditions in our loan portfolio and economy.

Allocated Component. The allocated component of the allowance for loan losses relates to loans that are individually evaluated and determined to be impaired. The allowance for each impaired loan is determined by either the present value of expected future cash flows or, if the loan is collateral dependent, by the fair value of the collateral less estimated costs to sell. We identify a loan as impaired when, based upon current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Management evaluates loans other than smaller-balance homogeneous loans for impairment. If a loan is determined to be impaired, an individual loss assessment is performed to determine the probability of a loss and, if applicable, the estimated measurement of the loss. Smaller-balance homogeneous loans, such as residential real estate loans and consumer loans, are generally excluded from an individual impairment analysis and are collectively evaluated by management to estimate losses inherent in those loans. However, certain smaller-balance homogeneous loans will be individually evaluated for impairment when they reach nonperforming status or become subject to a restructuring agreement.

Unallocated Component. Management maintains an unallocated component within the allowance for loan losses to cover uncertainties that could affect our overall estimate of probable losses. This component recognizes the imprecision inherent in the assumptions used in the methodologies for estimating the allocated and general components of the allowance, and is generally not a significant component of the overall allowance.

We identify loans that may need to be charged-off as a loss by reviewing all impaired loans and related loss analyses. Loan losses are charged against the allowance when we believe the uncollectibility of the loan balance is confirmed. A borrower’s inability to make payments under the terms of the loan and a shortfall in collateral value would generally result in our charging off the loan to the extent of the loss deemed to be confirmed.

At March 31, 2014, our allowance for loan losses was $3.6 million, or 1.29% of total loans and 2,339.47% of nonperforming loans. At December 31, 2013, our allowance for loan losses was $3.5 million, or 1.28% of total loans and 714.96% of nonperforming loans. Nonperforming loans at March 31, 2014 were $152,000, or 0.06% of total loans, compared to $488,000, or 0.18% of total loans, at December 31, 2013 and $1.4 million, or 0.59% of total loans, at December 31, 2012. The allowance for loan losses is maintained at a level that represents management’s best estimate of losses in the loan portfolio at the balance sheet date. However, there can be no assurance that the allowance for loan losses will be adequate to cover losses which may be realized in the future or that additional provisions for loan losses will not be required.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that the FDIC and the Massachusetts Commissioner of Banks, in reviewing our loan portfolio, will not require us to increase our allowance for loan losses based on judgments different from ours. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operation.

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At March 31,			At December 31,
	2014			2013
(Dollars in thousands)	Amount	% of Allowance Amount to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance Amount to Total Allowance	% of Loans in Category to Total Loans
Real estate loans:
One- to four-family residential	$420	11.81%	33.16%	$418	11.98%	33.34%
Commercial	1,649	46.37	35.24	1,590	45.57	34.33
Multi-family	645	18.14	13.78	610	17.48	13.16
Home equity loans and lines of credit	42	1.18	4.27	41	1.18	4.21
Construction	259	7.28	5.57	335	9.60	7.05
Commercial business loans	411	11.56	7.77	404	11.58	7.73
Consumer loans	13	0.37	0.21	11	0.32	0.18

Total allocated allowance	3,439	96.71	100.00	3,409	97.71	100.00
Unallocated	117	3.29	—	80	2.29	—

Total	$3,556	100.00%	100.00%	$3,489	100.00%	100.00%

	At December 31,
	2012			2011
(Dollar in thousands)	Amount	% of Allowance Amount to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance Amount to Total Allowance	% of Loans in Category to Total Loans
Real estate loans:
One- to four-family residential	$301	9.00%	36.51%	$252	8.01%	36.92%
Commercial	1,549	46.29	32.18	1,591	50.55	34.47
Multi-family	587	17.54	12.19	563	17.89	12.19
Home equity loans and lines of credit	34	1.02	4.20	32	1.02	4.19
Construction	219	6.55	5.89	181	5.75	4.85
Commercial business loans	427	12.76	8.78	350	11.12	7.06
Consumer loans	14	0.42	0.25	17	0.54	0.32

Total allocated allowance	3,131	93.58	100.00	2,986	94.88	100.00
Unallocated	215	6.42	—	161	5.12	—

Total	$3,346	100.00%	100.00%	$3,147	100.00%	100.00%

	At December 31,
	2010			2009
(Dollar in thousands)	Amount	% of Allowance Amount to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance Amount to Total Allowance	% of Loans in Category to Total Loans
Real estate loans:
One- to four-family residential	$322	10.47%	41.61%	$344	11.84%	45.40%
Commercial	1,630	53.01	33.51	1,507	51.90	30.09
Multi-family	445	14.47	9.15	410	14.12	8.23
Home equity loans and lines of credit	35	1.14	4.41	35	1.21	4.19
Construction	160	5.21	4.54	147	5.06	4.03
Commercial business loans	338	10.99	6.48	422	14.53	7.73
Consumer loans	17	0.55	0.30	19	0.65	0.33

Total allocated allowance	2,947	95.84	100.00	2,884	99.31	100.00
Unallocated	128	4.16	—	20	0.69	—

Total	$3,075	100.00%	100.00%	$2,904	100.00%	100.00%

Analysis of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

	For the Three Months Ended March 31,		For the Year Ended December 31,
(Dollars in thousands)	2014	2013	2013	2012	2011	2010	2009
Allowance at beginning of period	$3,489	$3,346	$3,346	$3,147	$3,075	$2,904	$2,408

Provision for loan losses	60	121	240	221	303	606	636

Charge offs:
Real estate loans:
One- to four-family residential	—	—	5	43	174	23	32
Commercial	—	—	23	—	53	345	—
Multi-family	—	—	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—	—	—
Construction	—	—	69	—	—	—	—
Commercial business loans	—	—	—	—	1	68	112
Consumer loans	3	3	12	2	5	10	11

Total charge-offs	3	3	109	45	233	446	155

Recoveries:
Real estate loans:
One- to four-family residential	9	—	4	10	1	—	3
Commercial	—	4	4	10	—	—	7
Multi-family	—	—	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—	—	—
Construction	—	—	—	—	—	—	—
Commercial business loans	—	—	—	1	—	3	1
Consumer loans	1	1	4	2	1	8	4

Total recoveries	10	5	12	23	2	11	15

Net (recoveries) charge-offs	(7)	(2)	97	22	231	435	140

Allowance at end of period	$3,556	$3,469	$3,489	$3,346	$3,147	$3,075	$2,904

Total loans outstanding(1)	$275,479	$237,839	$272,537	$234,958	$225,428	$231,835	$249,084
Average loans outstanding	$274,608	$236,054	$253,580	$229,586	$226,721	$236,580	$241,937
Allowance for loan losses as a percent of total loans outstanding(1)	1.29%	1.46%	1.28%	1.42%	1.40%	1.33%	1.17%
Net loans charged off as a percent of average loans outstanding	—%	—%	0.04%	0.01%	0.10%	0.18%	0.06%
Allowance for loan losses to nonperforming loans	2,339.47%	293.98%	714.96%	242.82%	131.29%	83.86%	129.82%

(1)	Loans are presented before allowance for loan losses, but include deferred loan origination costs (fees), net.

Interest Rate Risk Management. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Our strategy for managing interest rate risk emphasizes originating adjustable-rate loans for retention in our loan portfolio, selling in the secondary market when appropriate newly originated conforming fixed-rate residential mortgage loans, promoting core deposit products and time deposits, adjusting the maturities of borrowings and adjusting the investment portfolio mix and duration. We currently do not participate in hedging programs, interest rate swaps or other activities involving the use of derivative financial instruments.

We have an asset/liability committee, which includes members of management and the board of directors, to communicate, coordinate and control all aspects involving asset-liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

Our goal is to manage asset and liability positions to moderate the effects of interest rate fluctuations on net interest and net income.

Interest Rate Risk Analysis. In order to monitor and manage interest rate risk, we also use the net present value of equity at risk, or NPV, methodology. This methodology calculates the difference between the present value of expected cash flows from assets and liabilities. The comparative scenarios assume an immediate parallel shifts in the yield curve in increments of 100 basis point (bp) rate movements. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below. The model is run at least quarterly showing shocks at +300bp and -100bp, because a decline of greater than -100bp is currently improbable. The board of directors and management review the methodology’s measurements on a quarterly basis.

The interest rate scenarios are used for analytical purposes and do not necessarily represent management’s view of future market movements. Results of the modeling are used to provide a measure of the degree of volatility interest rate movements may influence our earnings. Modeling the sensitivity of earnings to interest rate risk is decidedly reliant on numerous assumptions embedded in the model. These assumptions include, but are not limited to, management’s best assessment of the effect of changing interest rates on the prepayment speeds of certain assets and liabilities, projections for account balances in each of the product lines offered and the historical behavior of deposit rates and balances in relation to changes in interest rates. These assumptions are inherently changeable, and as a result, the model is not expected to precisely measure net interest income or precisely predict the impact of fluctuations in interest rates on net interest income. Actual results will differ from the simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions. Assumptions are supported with annual back testing of the model to actual market rate shifts.

The table below sets forth, as of March 31, 2014, the estimated changes in the net present value of equity that would result from the designated changes in the United States Treasury yield curve under an instantaneous parallel shift for the Bank. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

At March 31, 2014
		Estimated Increase (Decrease) in EVE		EVE as Percentage of Economic Value of Assets(3)
Changes in Interest Rates (basis points)(1)	Estimated EVE(2)	Amount	Percent	EVE Ratio	Changes in Basis Points
	(Dollars in thousands)
+300	$40,815	$(992)	(2.37)%	13.33%	73%
0	$41,807	—	—	12.60%	—
-100	$37,954	$(3,853)	(9.22)%	11.24%	(136)%

(1)	Assumes instantaneous parallel changes in interest rates.
(2)	EVE, or Economic Value of Equity at Risk, measures the Bank’s exposure to equity due to changes in a forecast interest rate environment.
(3)	EVE Ratio represents EVE divided by the economic value of assets which should translate into built in stability for future earnings.

The table above indicates that at March 31, 2014, in the event of an instantaneous parallel 100 basis point decrease in interest rates, we would experience a 9.22% decrease in net portfolio value. In the event of an instantaneous 300 basis point increase in interest rates, we would experience a 2.37% decrease in net portfolio value.

Depending on the relationship between long-term and short-term interest rates, market conditions and consumer preference, we may place greater emphasis on maximizing our net interest margin than on strictly matching the interest rate sensitivity of our assets and liabilities. We believe that the increased net income which may result from an acceptable mismatch in the actual maturity or re-pricing of our assets and liabilities can, during periods of declining or stable interest rates, provide sufficient returns to justify an increased exposure to sudden and unexpected increases in interest rates. We believe that our level of interest rate risk is acceptable using this approach.

We do not engage in hedging activities, such as engaging in futures, options or swap transactions, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage backed securities.

Liquidity Management and Capital Resources. Liquidity is the ability to meet current and future financial obligations of a short-term and long-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of securities, borrowings from the FHLB and securities sold under agreements to repurchase. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows, calls of investment securities and borrowed funds and prepayments on loans are greatly influenced by general interest rates, economic conditions and competition.

Management regularly adjusts our investments in liquid assets based upon an assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, and (4) the objectives of our interest-rate risk and investment policies.

Our cash flows are composed of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Net cash provided by operating activities was $0.5 million, $1.9 million, $3.8 million, $0.8 million and $3.8 million for the three months ended March 31, 2014 and 2013 and for the years ended December 31, 2013, 2012 and 2011, respectively. Net cash used in investing activities, which consists primarily of disbursements for loan originations and loan purchases, the purchase of securities and the purchase of time deposits with other banks, offset by principal collections on loans, proceeds from the sale of securities, proceeds from redemption of time deposits and proceeds from maturing securities and sales of other real estate owned, and pay downs on mortgage-backed securities, was $1.2 million, $0.5 million, $31.5 million, $11.3 million and $3.0 million for the three months ended March 31, 2014 and 2013 and for the years ended December 31, 2013, 2012 and 2011, respectively. Net cash provided by (used in) financing activities, consisting primarily of the activity in deposit accounts and FHLB advances, was $2.3 million, $(9.5) million, $14.1 million, $9.2 million and $(4.3) million for the three months ended March 31, 2014 and 2013 and for the years ended December 31, 2013, 2012 and 2011, respectively, resulting from our strategy of managing growth and cash flows to preserve capital ratios and reduce expenses.

At March 31, 2014, we exceeded all of our regulatory capital requirements with a Tier 1 leverage capital of $26.7 million, or 8.22% of adjusted total assets, which is above the required level of $16.3 million, or 5.00% of adjusted total assets, and total risk-based capital of $31.2 million, or 13.08% of risk-weighted assets, which is above the required level of $23.9 million, or 10.00% of risk-weighted assets.

At March 31, 2014, we had outstanding commitments to originate loans of $5.2 million and unadvanced funds on loans of $28.0 million. We anticipate that we will have sufficient funds available to meet our current loan origination commitments. Certificates of deposit that are scheduled to mature in less than one year from March 31, 2014 totaled $40.1 million. Management expects, based on historical experience, that a substantial portion of the maturing certificates of deposit will be renewed. However, if a substantial portion of these deposits is not retained, we may utilize FHLB advances or raise interest rates on deposits to attract new accounts, which may result in higher levels of interest expense.

Off-Balance Sheet Arrangements

In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. For information about our loan commitments and unused lines of credit, see Note 13 to our Consolidated Financial Statements located elsewhere in this prospectus.

For the three months ended March 31, 2014, and years ended December 31, 2013 and 2012, we did not engage in any off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see note 2 to consolidated financial statements included elsewhere in this prospectus.

Effect of Inflation and Changing Prices

The consolidated financial statements and related financial data presented in this prospectus have been prepared according to generally accepted accounting principles in the United States, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs and the effect that general inflation may have on both short-term and long-term interest rates. Virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Although inflation expectations do affect interest rates, interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Supervision and Regulation

General

The Bank is a Massachusetts stock cooperative bank and will be the wholly owned subsidiary of Beverly Financial, a Massachusetts corporation, which will become a registered bank holding company upon the completion of the conversion. The Bank’s deposits are insured up to applicable limits by the FDIC and by the Share Insurance Fund established by Massachusetts General Laws, or the MGL, for amounts in excess of the FDIC insurance limits. The Bank is subject to extensive regulation by the Massachusetts Commissioner of Banks, as its chartering agency, and by the FDIC, its primary federal regulator and deposit insurer. The Bank is required to file reports with, and is periodically examined by, the FDIC and the Massachusetts Commissioner of Banks concerning its activities and financial condition and must obtain regulatory approvals prior to entering into certain transactions, including, but not limited to, mergers with or acquisitions of other financial institutions. The Bank must comply with consumer protection regulations issued by the CFPB. The Bank is a member of and owns stock in the FHLB of Boston, which is one of the 12 regional banks in the FHLB System.

As a bank holding company, Beverly Financial will be subject to examination and supervision by, and be required to file certain reports with, the Federal Reserve Board. Beverly Financial will also be subject to the rules and regulations of the SEC under the federal securities laws.

The federal and state regulatory and supervisory structure establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of depositors and the deposit insurance funds, rather than for the protection of shareholders and creditors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies concerning the establishment of deposit insurance assessment fees, classification of assets and establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulatory requirements and policies, whether by the Massachusetts legislature, the Massachusetts Commissioner of Banks, the FDIC, the Federal Reserve Board or United States Congress, could have a material adverse impact on the financial condition and results of operations of Beverly Financial and the Bank. As is further described below, the Dodd-Frank Act has significantly changed the bank regulatory structure and may affect the lending, investment and general operating activities of depository institutions and their holding companies.

Set forth below are certain material regulatory requirements that are applicable to Beverly Financial and the Bank. This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on Beverly Financial and the Bank. Any change in these laws or regulations, whether by Congress or the applicable regulatory agencies, could have a material adverse impact on Beverly Financial, the Bank and their operations.

Dodd-Frank Act

The Dodd-Frank Act made significant changes to the regulatory structure for depository institutions and their holding companies. However, the Dodd-Frank Act’s changes go well beyond that and affect the lending, investments and other operations of all depository institutions. The Dodd-Frank Act required the Federal Reserve Board to set minimum capital levels for bank holding companies that are as stringent as those required for the insured depository subsidiaries, and the components of Tier 1 capital for holding companies were restricted to capital instruments that were then currently considered to be Tier 1 capital for insured depository institutions. The legislation also established a floor for capital of insured depository institutions that cannot be lower than the standards in effect upon passage and directed the federal banking regulators to implement new leverage and capital requirements that take into account off-balance sheet activities and other risks, including risks relating to securitized products and derivatives.

The Dodd-Frank Act created the CFPB with broad powers to supervise and enforce consumer financial protection laws. The CFPB has extensive rule-making authority for a wide range of consumer financial protection laws that apply to all banks, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The CFPB has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets with respect to the consumer financial protection laws. Banks and savings institutions with $10 billion or less in assets are still examined for compliance by their applicable bank regulators. The new legislation also weakened the federal preemption available for national banks and federal savings associations, and gave state attorneys general the ability to enforce applicable federal consumer protection laws.

The Dodd-Frank Act broadened the base for FDIC insurance assessments. Assessments are now based on the average consolidated total assets less tangible equity capital of an insured depository financial institution, rather than on total deposits. The legislation also permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2008. The Dodd-Frank Act increased shareholder influence over boards of directors by requiring companies to give shareholders a non-binding vote on executive compensation and so-called “golden parachute” payments. The legislation also directed the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to executives of insured depository institutions and their holding companies, regardless of whether the company is publicly traded or not. Further, the legislation mandated regulations requiring that originators of securitized loans retain a percentage of the risk for transferred loans, directed the Federal Reserve Board to regulate pricing of certain debit card interchange fees and contained a number of reforms related to mortgage origination.

The Dodd-Frank Act also required the CFPB to issue regulations requiring lenders to make a reasonable good faith determination as to a prospective borrower’s ability to repay a residential mortgage loan. The final “ability to repay” rules, which became effective January 10, 2014, establish a “qualified mortgage” safe harbor for loans whose terms and features are deemed to make the loan less risky.

Many provisions of the Dodd-Frank Act involve delayed effective dates and/or require implementing regulations that have not been written or issued in final form. Their impact on our operations cannot yet fully be assessed. However, there is a significant possibility that the Dodd-Frank Act will result in an increased regulatory burden and compliance, operating and interest expense for Beverly Financial and the Bank.

Holding Company Regulation

General. Beverly Financial will be a bank holding company within the meaning of the Bank Holding Company Act of 1956. As such, Beverly Financial will be registered with the Federal Reserve Board and be subject to regulations, examinations, supervision and reporting requirements applicable to bank holding companies. In addition, the Federal Reserve Board has enforcement authority over Beverly Financial. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to the subsidiary insured depository institution.

Permissible Activities. A bank holding company is generally prohibited from engaging in non-banking activities, or acquiring direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing discount brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings association whose direct and indirect activities are limited to those permitted for bank holding companies. A bank holding company that meets certain criteria, such as being well-capitalized and well-managed within the meaning of applicable regulations, may elect to become a “financial holding company.” Such an election allows a bank holding company to engage in a broader array of financial activities, including insurance and investment banking activities.

Acquisition of Control. The Federal Bank Holding Company Act, or BHCA, provides that no company may acquire control of a bank directly or indirectly without the prior approval of the Federal Reserve Board. Any company that acquires control of a bank becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board. Pursuant to federal regulations, the term “company” is defined to include banks, corporations, partnerships, associations, and certain trusts and other entities, and “control” of a bank is deemed to exist if a company has voting control, directly or indirectly, of at least 25% of any class of a bank’s voting stock, and may be found to exist if a company controls in any manner the election of a majority of the directors of the bank or has the power to exercise a controlling influence over the management or policies of the bank. In addition, a bank holding company must obtain Federal Reserve Board approval prior to acquiring voting control of more than 5% of any class of voting stock of another bank or another bank holding company.

Under the Federal Change in Bank Control Act, no person may acquire control of a bank holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. Acquisitions subject to approval under the BHCA are exempt from the prior notice requirement. Control, as defined under the Change in Bank Control Act, means the power to directly or indirectly direct the management or policies of and insured depository institution or to vote 25% or more of any class of voting securities of an insured depository institution. Acquisition of more than 10% of any class of a bank holding company’s voting stock, is subject to a rebuttable presumption of control by the Federal Reserve Board if the bank holding company has registered securities under Section 12 of the Securities Exchange Act or if no other person will own, control or hold the power to vote a greater percentage of that class of voting stock immediately after the acquisition. There are also rebuttable presumptions in the regulations concerning whether a group is “acting in concert,” including presumed concerted action among members of an “immediate family.” Accordingly, the filing of a notice with the Federal Reserve Board would be required before any person or group of persons acting in concert could acquire 10% or more of the common stock of Beverly Financial, unless the person or group of persons files a rebuttal of control that is accepted by the Federal Reserve Board.

The Federal Reserve Board may prohibit a proposed acquisition of control if it finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution;

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

•	the acquisition would have an adverse effect on the FDIC’s Deposit Insurance Fund.

An acquisition of control of a bank that requires the prior approval of the Federal Reserve Board under the BHCA is not subject to the notice requirements of the Change in Bank Control Act.

Beverly Financial will be required to obtain the prior approval of the Federal Reserve Board to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior Federal Reserve Board approval also will be required for Beverly Financial to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after such acquisition, it would directly or indirectly own or control more than 5% of any class of voting shares of the bank or bank holding company. In evaluating applications by holding companies to acquire depository institutions, the Federal Reserve Board must consider, among other things, the financial and managerial resources and future prospects of the company and institutions involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors. In addition to the approval of the Federal Reserve Board, prior approval may also be necessary from other agencies having supervisory jurisdiction over the bank to be acquired before any bank acquisition can be completed.

In addition, the prior approval of the Federal Reserve Board under the BHCA would be required: (i) before any bank holding company could acquire 5% or more of the common stock of Beverly Financial and (ii) before any other company could acquire 25% or more of the common stock of Beverly Financial.

Capital. When it reaches $500 million in total assets, Beverly Financial will be subject to the Federal Reserve Board’s capital adequacy regulations for bank holding companies (on a consolidated basis). These capital standards have historically been similar to, though less stringent than, those of the FDIC for the Bank. The Dodd-Frank Act, however, required the Federal Reserve Board to establish, for all bank holding companies with total assets of $500 million or more, minimum consolidated capital requirements that are as stringent as those required for the insured depository subsidiaries. Under regulations recently enacted by the Federal Reserve Board and generally effective January 1, 2015, all such bank holding companies will be subject to regulatory capital requirements that are the same as the new capital requirements for the Bank. These new capital requirements include provisions that, when applicable, might limit the ability of Beverly Financial to pay dividends to its shareholders or repurchase its shares. See “—Federal Banking Regulation—New Capital Rule.” Beverly Financial has conducted a pro forma analysis of the application of these new capital requirements as of March 31, 2014, assuming the conversion and offering are completed, and has determined that it will not be subject to the new capital requirements as its total assets will remain below $500 million.

Source of Strength. Federal Reserve Board policy requires bank holding companies to act as a source of financial and managerial strength to their depository institutions. The Dodd-Frank Act codified the requirement that holding companies act as a source of financial strength. As a result, Beverly Financial will be expected to commit resources to support the Bank, including at times when Beverly Financial may not be in a financial position to provide such resources.

Dividends. The Federal Reserve Board has issued a policy statement regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Regulatory guidance provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate or earnings retention is inconsistent with the company’s capital needs and overall financial condition. The policy statement also states that a bank holding company should inform the Federal Reserve Board supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if the bank holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, as of the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of Beverly Financial to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions. In addition, the ability of Beverly Financial to pay dividends may be restricted if the Bank becomes undercapitalized.

Massachusetts Holding Company Regulation. Under the Massachusetts banking laws, a company owning or controlling two or more banking institutions, including a co-operative bank, is regulated as a bank holding company. The term “company” is defined by the Massachusetts banking laws similarly to the definition of “company” under the Bank Holding Company Act. Each Massachusetts bank holding company: (i) must obtain the approval of the Massachusetts Board of Bank Incorporation before engaging in certain transactions, such as the acquisition of more than 5% of the voting stock of another banking institution; (ii) must register and file reports with the Massachusetts Commissioner of Bank; and (iii) is subject to examination by the Massachusetts Commissioner of Banks. In addition, for a period of three years following completion of a conversion to stock form, no person may directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of equity security of a converting mutual holding company without prior written approval of the Massachusetts Commissioner of Banks.

Federal Banking Regulation

Business Activities. Under federal law, all state-chartered FDIC-insured banks, including co-operative banks, have been limited in their activities as principal and in their equity investments to the type and the amount authorized for national banks, notwithstanding state law. Federal law permits exceptions to these limitations. For example, certain state-chartered co-operative banks may, with FDIC approval, continue to exercise state authority to invest in common or preferred stocks listed on a national securities exchange and in the shares of an investment company registered under the Investment Company Act of 1940. The maximum permissible investment is the lesser of 100.0% of Tier 1 capital or the maximum amount permitted by Massachusetts law. Such grandfathered authority may be terminated under certain circumstances including a change in charter or a determination by the FDIC that such investments pose a safety and soundness risk.

The FDIC is also authorized to permit state banks to engage in state authorized activities or investments not permissible for national banks (other than non-subsidiary equity investments) if they meet all applicable capital requirements and it is determined that such activities or investments do not pose a significant risk to the FDIC insurance fund. The FDIC has adopted regulations governing the procedures for institutions seeking approval to engage in such activities or investments. The Gramm-Leach-Bliley Act of 1999 specified that a state bank may control a subsidiary that engages in activities as principal that would only be permitted for a national bank to conduct in a “financial subsidiary,” if a bank meets specified conditions and deducts its investment in the subsidiary for regulatory capital purposes.

Capital Requirements. The FDIC currently requires federally insured state-chartered banks that are not members of the Federal Reserve, or state non-member banks, to meet minimum capital standards: a 4% core capital to total assets leverage ratio (3% for institutions receiving the highest rating on the CAMELS rating system); a 4% core capital to risk-based assets ratios; and an 8% total capital to risk-based assets ratio.

As noted, the risk-based capital standard requires the maintenance of core capital, or Tier 1 capital, and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 200%, assigned by the regulations, based on the risks believed inherent in the type of asset. Core capital is defined as common shareholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital, or Tier 2 capital, include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital. Additionally, an institution that retains credit risk in connection with an asset sale is required to maintain additional regulatory capital because of the purchaser’s recourse against the institution. In assessing an institution’s capital adequacy, the FDIC takes into consideration not only these numeric factors, but qualitative factors as well and has the authority to establish higher capital requirements for individual associations where necessary.

At March 31, 2014, our capital exceeded all applicable requirements. See the section of this prospectus entitled “Historical and Pro Forma Regulatory Capital Compliance.”

New Capital Rule. In July 2013, the federal bank regulatory agencies issued a final rule that will revise their risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the international Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. The final rule applies to all depository institutions, top-tier bank holding companies with total consolidated assets of $500 million or more and top-tier savings and loan holding companies.

The rule establishes a new common equity core (Tier 1) minimum capital requirement (4.5% of risk-weighted assets), increases the minimum core capital to risk-based assets requirement (from 4.0% to 6.0% of risk-weighted assets) and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property. The minimum leverage ratio will be established at a uniform 4%.

The rule also includes changes in what constitutes regulatory capital. Tier 2 capital will no longer be limited to the amount of Tier 1 capital included in total capital. Mortgage servicing rights, certain deferred tax assets and investments in unconsolidated subsidiaries over designated percentages of common stock are subject to deduction above more stringent limits than the existing regulations. Core capital generally will include accumulated other comprehensive income (which includes all unrealized gains and losses on available-for-sale debt and equity securities). The Bank has the one-time option in the first quarter of 2015 to permanently opt out of the inclusion of accumulated other comprehensive income in its regulatory capital calculation. The Bank is considering whether to opt out in order to reduce the impact of market volatility on its regulatory capital levels.

As noted, the new capital requirements also include changes in the risk weights of assets designed to better reflect credit risk and other risk exposures. These include a 150% risk weight (up from 100%) for certain high volatility commercial real estate acquisition, development and construction loans and non-residential mortgage loans that are 90 day past due or otherwise on non-accrual status, a 20% (up from 0%) credit conversion factor for the unused portion of a commitment with an original maturity of one year or less that is not unconditionally cancellable; a 250% risk weight (up from 100%) for mortgage servicing and deferred tax assets that are not deducted from capital; and increased risk-weights (a range of 0% to 600%) for certain equity exposures.

The rule limits an institution’s capital distributions and certain discretionary bonus payments to executives if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements.

The final rule becomes effective for the Bank on January 1, 2015. More stringent deduction requirements are subject to transition through January 1, 2018. The capital conservation buffer requirement will be phased in beginning January 1, 2016 at 0.625% of risk-weighted assets increasing each year until fully implemented at 2.5% on January 1, 2019.

Dividends. A state non-member bank may not make a capital distribution that would reduce its regulatory capital below the amount required by the FDIC’s regulatory capital regulations or for the liquidation account established in connection with its conversion to stock form. In addition, beginning in 2016, the Bank’s ability to pay dividends will be limited if the Bank does not have the capital conservation buffer required by the new capital rules, which may limit the ability of Beverly Financial to pay dividends to its shareholders. See “—New Capital Rule.”

Community Reinvestment Act and Fair Lending Laws. All institutions have a responsibility under the Community Reinvestment Act, or the CRA, and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a state non-member bank, the FDIC is required to assess the institution’s record of compliance with the CRA. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA does require the FDIC, in connection with its examination of a state non-member bank, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications to acquire branches and other financial institutions. The CRA requires the FDIC to provide a written evaluation of an institution’s CRA performance utilizing a four-tiered descriptive rating system. An institution’s failure to comply with the provisions of the CRA could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. The CRA requires all institutions insured by the FDIC to publicly disclose their rating. The Bank received a “Satisfactory” CRA rating in its most recent federal examination.

Massachusetts has its own statutory counterpart to the CRA that is applicable to the Bank. The Massachusetts version is generally similar to the CRA but uses a five-tiered descriptive rating system. Massachusetts law requires the Massachusetts Commissioner of Banks to consider, but not be limited to, a bank’s record of performance under Massachusetts law in considering any application by the bank to establish a branch or other deposit-taking facility, to relocate an office or to merge or consolidate with or acquire the assets and assume the liabilities of any other banking institution. The Bank’s most recent rating under Massachusetts law was “Satisfactory.”

In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the FDIC, as well as other federal regulatory agencies and the Department of Justice.

Transactions with Related Parties. An insured depository institution’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulation. An affiliate is generally a company that controls, or is under common control with an insured depository institution such as The Bank. Beverly Financial will be an affiliate of the Bank because of its control of the Bank. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. Transactions with affiliates also must be consistent with safe and sound banking practices, generally not involve the purchase of low-quality assets and be on terms that are as favorable to the insured depository institution as comparable transactions with non-affiliates.

The Bank’s authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:

•	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of the Bank’s capital.

In addition, extensions of credit in excess of certain limits must be approved by the Bank’s loan committee or board of directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement. The FDIC has extensive enforcement responsibility over state non-member banks and has authority to bring enforcement actions against all “institution-affiliated parties,” including directors, officers, shareholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an institution. Formal enforcement action by the FDIC may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The FDIC is required, with certain exceptions, to appoint a receiver or conservator for an insured state non-member bank if that bank was “critically undercapitalized” on average during the calendar quarter beginning 270 days after the date on which the institution became “critically undercapitalized.” The FDIC may also appoint itself as conservator or receiver for an insured state non-member bank under specified circumstances, including: (1) insolvency; (2) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (3) existence of an unsafe or unsound condition to transact business; (4) insufficient capital; or (5) the incurrence of losses that will deplete substantially all of the institution’s capital with no reasonable prospect of replenishment without federal assistance. The FDIC also has the authority to terminate deposit insurance.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Interstate Banking and Branching. Federal law permits well-capitalized and well-managed bank holding companies to acquire banks in any state, subject to Federal Reserve Board approval, certain concentration limits and other specified conditions. Interstate mergers of banks are also authorized, subject to regulatory approval and other specified conditions. In addition, pursuant to the Dodd-Frank Act, banks are now permitted to establish de novo branches on an interstate basis provided that branching is authorized by the law of the host state for banks chartered by the host state.

Prompt Corrective Action Regulations. The FDIC is required by law to take supervisory action against undercapitalized institutions under its jurisdiction, the severity of which depends upon the institution’s level of capital.

Under FDIC prompt corrective action regulations, the Bank must have a total risk-based capital ratio of at least 10.0%, a Tier 1 risk-based capital ratio of at least 6.0% and a Tier 1 leverage ratio of at least 5.0% in order to be classified as “well-capitalized.” An institution that has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 4.0% or a Tier 1 leverage ratio of less than 4% is considered to be “undercapitalized.” An institution that has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0% or a Tier 1 leverage ratio of less than 3.0% is considered to be “significantly undercapitalized.” An institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.”

Generally, a receiver or conservator must be appointed for an institution that is “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the FDIC within 45 days of the date that an institution is deemed to have received notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Any holding company of an institution that is required to submit a capital restoration plan must guarantee performance under the plan in an amount of up to the lesser of 5% of the institution’s assets at the time it was deemed to be undercapitalized by the FDIC or the amount necessary to restore the institution to adequately capitalized status. This guarantee remains in place until the FDIC notifies the institution that it has maintained adequately capitalized status for each of four consecutive calendar quarters. Institutions that are undercapitalized become subject to certain mandatory measures such as a restrictions on capital distributions and asset growth. The FDIC may also take any one of a number of discretionary supervisory actions against undercapitalized institutions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At March 31, 2014, the Bank met the criteria for being considered “well-capitalized.”

The New Capital Rule modifies the prompt corrective action categories to incorporate the revised minimum capital requirements of that rule when it becomes effective. Under the new standards, in order to be considered well-capitalized, the Bank would have to have a common equity Tier 1 ratio of at least 6.5% (new), a Tier 1 risk-based capital ratio of at least 8.0% more (increased from 6.0%), a total risk-based capital ratio of at least 10.0% (unchanged), and a Tier 1 leverage ratio of 5.0% (unchanged). See “—New Capital Rule.”

Insurance of Deposit Accounts. The Deposit Insurance Fund of the FDIC insures deposits at FDIC-insured depository institutions such as the Bank. Deposit accounts in the Bank are insured by the FDIC up to a maximum of $250,000 per separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts. The FDIC charges insured depository institutions premiums to maintain the Deposit Insurance Fund.

Under the FDIC’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other risk factors. Rates are based on each institution’s risk category and certain specified risk adjustments. Stronger institutions pay lower rates while riskier institutions pay higher rates. Assessments are based on an institution’s average consolidated total assets minus average tangible equity instead of total deposits. Assessment rates (inclusive of possible adjustments) currently range from 2.5 to 45 basis points of each institution’s total assets less tangible capital. The FDIC may increase or decrease the scale uniformly, except that no adjustment can deviate more than two basis points from the base scale without notice and comment rulemaking. The FDIC’s current system represents a change, required by the Dodd-Frank Act, from its prior practice of basing the assessment on an institution’s volume of deposits.

In addition to the FDIC assessments, the Financing Corporation, or FICO, is authorized to impose and collect, with the approval of the FDIC, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended March 31, 2014, the annualized FICO assessment was equal to 0.620 basis points of total assets less tangible capital.

The FDIC has authority to increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of the Bank. Management cannot predict what assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not currently know of any practice, condition or violation that may lead to termination of our deposit insurance.

Prohibitions Against Tying Arrangements. State non-member banks are prohibited, subject to certain exceptions, from extending credit or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Reserve System. Federal Reserve Board regulations require depository institutions to maintain noninterest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Bank’s required reserves can be in the form of vault cash and, if vault cash does not fully satisfy the required reserves, in the form of a balance maintained with the Federal Reserve Bank of Boston. The Federal Reserve Board regulations currently require that reserves be maintained against aggregate transaction accounts except for transaction accounts up to $13.3 million, which are exempt. Transaction accounts greater than $13.3 million up to $89.0 million have a reserve requirement of 3%, and those greater than $89.0 million have a reserve requirement of $2.27 million plus 10% of the amount over $89.0 million. The Federal Reserve Board generally makes annual adjustments to the tiered reserves. The Bank is in compliance with these requirements.

Federal Home Loan Bank System. The Bank is a member of the FHLB of Boston, which is one of the 12 regional Federal Home Loan Banks comprising the FHLB System. Each FHLB serves as a central credit facility primarily for its member institutions as well as other entities involved in home mortgage lending. As a member of the FHLB, the Bank is required to acquire and hold shares of capital stock in the FHLB. As of March 31, 2014, the Bank was in compliance with this requirement. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost. The Bank reviews for impairment based on the ultimate recoverability of the cost basis of the FHLB stock. As of March 31, 2014, no impairment has been recognized.

At its discretion, the FHLB may declare dividends on the stock. The Federal Home Loan Banks are required to provide funds for certain purposes including the resolution of insolvent thrifts in the late 1980s and to contributing funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. As a result of losses incurred, the FHLB suspended and did not pay dividends in 2009 and 2010. However, the FHLB resumed payment of quarterly dividends in 2011 equal to an annual yield of 0.30% and continued to pay quarterly dividends in 2012 equal to an annual yield of 0.50% and in 2013 equal to an annual yield of 0.38%. There can be no assurance that such dividends will continue in the future. Further, there can be no assurance that the impact of recent or future legislation on the Federal Home Loan Banks also will not cause a decrease in the value of the FHLB stock held by the Bank.

Massachusetts Banking Laws and Supervision

General. As a Massachusetts stock cooperative bank, the Bank is subject to supervision, regulation and examination by the Massachusetts Commissioner of Banks and to various Massachusetts statutes and regulations which govern, among other things, investment powers, lending and deposit-taking activities, borrowings, maintenance of surplus and reserve accounts, distribution of earnings and payment of dividends. In addition, the Bank is subject to Massachusetts consumer protection and civil rights laws and regulations. The approval of the Massachusetts Commissioner of Banks or the Massachusetts Board of Bank Incorporation is required for a Massachusetts-chartered bank to establish or close branches, merge with other financial institutions, issue stock and undertake certain other activities. Any Massachusetts bank that does not operate in accordance with the regulations, policies and directives of the Massachusetts Commissioner of Banks may be sanctioned. The Massachusetts Commissioner of Banks may suspend or remove directors or officers of a bank who have violated the law, conducted a bank’s business in a manner that is unsafe, unsound or contrary to the depositors’ interests, or been negligent in the performance of their duties. In addition, the Massachusetts Commissioner of Banks has the authority to appoint a receiver or conservator if it is determined that the bank is conducting its business in an unsafe or unauthorized manner, and under certain other circumstances.

Lending Activities. A Massachusetts cooperative bank may make a wide variety of mortgage loans including fixed-rate loans, adjustable-rate loans, variable-rate loans, participation loans, graduated payment loans, construction and development loans, condominium and co-operative loans, second mortgage loans and other types of loans that may be made in accordance with applicable regulations. Commercial loans may be made to corporations and other commercial enterprises with or without security. Consumer and personal loans may also be made with or without security.

Insurance Sales. A Massachusetts cooperative bank may engage in insurance sales activities if the Massachusetts Commissioner of Banks has approved a plan of operation for insurance activities and the bank obtains a license from the Massachusetts Division of Insurance. A bank may be licensed directly or indirectly through an affiliate or a subsidiary corporation established for this purpose. The Bank does not sell or refer insurance products, and has not sought approval for insurance sales activities.

Dividends. A Massachusetts cooperative bank may declare cash dividends from net profits not more frequently than quarterly. Non-cash dividends may be declared at any time. No dividends may be declared, credited or paid if the bank’s capital stock is impaired. The approval of the Massachusetts Commissioner of Banks is required if the total of all dividends declared in any calendar year exceeds the total of its net profits for that year combined with its retained net profits of the preceding two years. Net profits for this purpose means the remainder of all earnings from current operations plus actual recoveries on loans and investments and other assets after deducting current operating expenses, actual losses, accrued dividends on preferred stock, if any, and all federal and state taxes.

Parity Regulation. A Massachusetts bank may, in accordance with regulations issued by the Massachusetts Commissioner of Banks, exercise any power and engage in any activity that has been authorized for national banks, federal savings associations or state banks in a state other than Massachusetts, provided that the activity is permissible under applicable federal law and not specifically prohibited by Massachusetts law. Such powers and activities must be subject to the same limitations and restrictions imposed on the national bank, federal thrift or out-of-state bank that exercised the power or activity.

Loans-to-One Borrower Limitations. Massachusetts banking law grants broad lending authority. However, with certain limited exceptions, total obligations to one borrower may not exceed 20% of the total of the bank’s capital stock, surplus and undivided profits.

Loans to a Bank’s Insiders. Massachusetts banking law prohibits any executive officer or director of a bank from borrowing or guaranteeing extensions of credit by such bank except for any of the following loans or extensions of credit with the approval of a majority of the board of directors: (i) loans or extension of credit, secured or unsecured, to an officer of the bank in an amount not exceeding $100,000; (ii) loans or extensions of credit intended or secured for educational purposes to an officer of the bank in an amount not exceeding $200,000; (iii) loans or extensions of credit secured by a mortgage on residential real estate to be occupied in whole or in part by the officer to whom the loan or extension of credit is made, in an amount not exceeding $750,000; and (iv) loans or extensions of credit to a director of the bank who is not also an officer of the bank in an amount permissible under the bank’s loan to one borrower limit. No such loan or extension of credit may be granted with an interest rate or other terms that are preferential in comparison to loans granted to persons not affiliated with the bank.

Investment Activities. In general, Massachusetts-chartered cooperative banks may invest in preferred and common stock of any corporation organized under the laws of the United States or any state provided such investments do not involve control of any corporation and do not, in the aggregate, exceed 4% of the bank’s deposits. Federal law imposes additional restrictions on the Bank’s investment activities. See “—Federal Banking Regulation—Business Activities.”

Regulatory Enforcement Authority. Any Massachusetts cooperative bank that does not operate in accordance with the regulations, policies and directives of the Massachusetts Commissioner of Banks may be subject to sanctions for non-compliance, including revocation of its charter. The Massachusetts Commissioner of Banks may, under certain circumstances, suspend or remove officers or directors who have violated the law, conducted the bank’s business in an unsafe or unsound manner or contrary to the depositors interests or been negligent in the performance of their duties. Upon finding that a bank has engaged in an unfair or deceptive act or practice, the Massachusetts Commissioner of Banks may issue an order to cease and desist and impose a fine on the bank concerned. The Massachusetts Commissioner of Banks also has authority to take possession of a bank and appoint a liquidating agent under certain conditions such as an unsafe and unsound condition to transact business, the conduct of business in an unsafe or unauthorized manner of impaired capital. In addition, Massachusetts consumer protection and civil rights statutes applicable to the Bank permit private individual and class action law suits and provide for the rescission of consumer transactions, including loans, and the recovery of statutory and punitive damage and attorney’s fees in the case of certain violations of those statutes.

Co-Operative Central Bank and Share Insurance Fund. All Massachusetts-chartered cooperative banks are required to be members of The Co-Operative Central Bank, which maintains the Share Insurance Fund that insures cooperative bank deposits in excess of federal deposit insurance coverage. The Co-Operative Central Bank is authorized to charge cooperative banks an annual assessment fee on deposit balances in excess of amounts insured by the FDIC. Assessment rates are based on the institution’s risk category, similar to the method currently used to determine assessments by the FDIC discussed above under “—Federal Banking Regulation—Insurance of Deposit Accounts.”

Protection of Personal Information. Massachusetts has adopted regulatory requirements intended to protect personal information. The requirements, which became effective March 1, 2010, are similar to existing federal laws such as the Gramm-Leach-Bliley Act that require organizations to establish written information security programs to prevent identity theft. The Massachusetts regulation also contains technology system requirements, especially for the encryption of personal information sent over wireless or public networks or stored on portable devices.

Massachusetts has additional statutes and regulations that are similar to certain of the federal provisions discussed below.

Other Regulations

Interest and other charges collected or contracted for by the Bank are subject to state usury laws and federal laws concerning interest rates. The Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, which governs disclosures of credit terms to consumer borrowers;

•	Real Estate Settlement Procedures Act, which requires that borrowers of mortgage loans for one- to four-family residential real estate receive various disclosures, including good faith estimates of settlement costs, lender servicing and escrow account practices, and prohibiting certain practices that increase the cost of settlement services;

•	Home Mortgage Disclosure Act, which requires financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, which prohibits discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, which governs the use and provision of information to credit reporting agencies;

•	Biggert-Waters Flood Insurance Reform Act of 2012, which mandates flood insurance for mortgage loans secured by residential real estate in certain areas; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

In addition, the CFPB issues regulations and standards under these federal consumer protection laws that affect our consumer businesses. These include regulations setting “ability to repay” and “qualified mortgage” standards for residential mortgage loans and mortgage loan servicing and originator compensation standards. The Bank is evaluating recent regulations and proposals, and devotes significant compliance, legal and operational resources to compliance with consumer protection regulations and standards.

The operations of the Bank also are subject to the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Truth in Savings Act, which governs the disclosure of terms and conditions regarding interest and fees related to deposit accounts;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•	USA PATRIOT Act, which requires depository institutions to, among other things, establish broadened anti-money laundering compliance programs, and due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements that also apply to financial institutions under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•	Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Federal Securities Laws

Our common stock will be registered with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As a result of the registration, we will be subject to the period reporting, proxy solicitation, insider trading restrictions and other requirements of the Exchange Act.

All of the shares sold in this offering will be freely tradable unless purchased by our affiliates. Shares purchased by our affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act. In general, under Rule 144 of the Securities Act, beginning 90 days after the date of this prospectus, any person who is not our affiliate at any time during the preceding three months and who has beneficially owned their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares of our common stock, provided that current public information about us is available, and, after owning such shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares of our common stock without restriction.

Beginning 90 days after the date of this prospectus, a person who is our affiliate or who was our affiliate at any time during the preceding three months, and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding; or

•	the average weekly trading volume of our common stock on NASDAQ during the four calendar weeks preceding the filing of a Notice of Proposed Sale of Securities pursuant to Rule 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements.

Management

Shared Management Structure

The directors of Beverly Financial are the same persons who are the directors of the Bank. In addition, each executive officer of Beverly Financial is also an executive officer of the Bank. We expect that Beverly Financial and the Bank will continue to have common executive officers until there is a business reason to establish separate management structures.

Directors

The following table sets forth information regarding the directors of Beverly Financial and the Bank and their ages as of August 1, 2014.

Name	Age	Position	Bank Director Since	Current Term Expiration
William F. Howard	68	Chairman of the Board	1997	2017
Thomas J. Alexander	60	Director	1994	2015
John E. Glovsky	71	Director	1994	2016
Jayne M. Rice	47	Director	2010	2015
Richard W. Russell	71	Director	1975	2016
Linda E. Saris	62	Director	2010	2017
Christine B. Sullivan	70	Director	2005	2017
Michael R. Wheeler	43	President, Chief Executive Officer and Director	2012	2015
John O. Wilhelm, Jr.	71	Director	1995	2016
Richard E. Wylie	73	Director	1995	2015

The following includes a brief biography for each of our directors, with each biography also includes information regarding the experiences, qualifications, attributes or skills that caused our board of directors to determine that each member of our board of directors should serve as a director as of the date of this prospectus. There are no family relationships among any of our directors or executive officers. Unless otherwise stated, each director has held his or her current occupation for the last five years.

William F. Howard is chairman of our board of directors and has served a member of our board since September 1997. Mr. Howard was the chief executive officer and president of the Bank until December 13, 2012, and January 1, 2012, respectively. Prior to joining the Bank as president in 1997, Mr. Howard was a partner with the certified public accounting firm of Grant Thornton and was chief financial officer at Saugus Bank & Trust Company and The Provident Bank. Mr. Howard received his undergraduate degree from Merrimack College. Mr. Howard currently serves as treasurer and a member of the board of directors of the Beverly Main Streets program; on the board of trustees and the executive and finance committees of Endicott College; on the executive committee of the Salem Partnership; as trustee of the Essex National Heritage Commission; as commissioner of Trust Funds and on the Economic and Community Development Council for the City of Beverly; and on the board of directors of the North Shore Alliance, the North Shore Chamber of Commerce and the Fisher and Fuel Society. In 2011, he was selected Enduring Hero by the Red Cross, Northeast Chapter. Mr. Howard maintains his certified public accounting license. In addition, his service to the communities in our market area provides insight on the business environment and needs of customers in our market area. Mr. Howard was selected to serve as a director because of his role as our former chief executive officer and president as well as his prior financial and accounting experience, which provides a unique perspective with respect to the preparation and review of our financial statements, the supervision of our independent auditors and the review and oversight of our financial controls and procedures and our accounting practices.

Thomas J. Alexander has served as a member of our board of directors since April 1994. Mr. Alexander is a partner in the general practice of law at Alexander & Femino, specializing in real estate development, municipal law, zoning, U.S. and Massachusetts tax law, corporate and banking law. Mr. Alexander previously served as City Solicitor and Assistant City Solicitor for the City of Beverly. Mr. Alexander also served as Massachusetts Executive Office of Communities and Development, Assistant Development Planner and Legislative Assistant to the Senate President of Massachusetts. Mr. Alexander received his undergraduate degree from Brown University, his J.D. from Suffolk University and his LLM from Boston University. Mr. Alexander currently serves as chairman of the board of trustees of Endicott College, as a director of the North Shore Chamber of Commerce where he previously served as chairman, as a director and counselor of the YMCA of the North Shore, where he previously served as president, and as a trustee of the Essex Heritage Regional Commission. Mr. Alexander is a former president and director of the Beverly Rotary Club, a former campaign chairman of the Beverly Regional YMCA, corporator of the Beverly Hospital and a former director of the United Way of the Central North Shore and the Camp Fire Council of the North Shore. Mr. Alexander was selected to serve as a director because of his extensive legal experience in real estate and banking and his continued service on behalf of and insight into our local community.

John E. Glovsky has served as a member of our board of directors since April 1994. Mr. Glovsky is the senior partner at Glovsky and Glovsky and has practiced law in Beverly, Massachusetts, since 1969. Recognized as a pioneer in the field of elder law, Mr. Glovsky concentrates his practice on a comprehensive range of estate planning matters, including complex estate tax strategies and estate and trust administration. Mr. Glovsky received his undergraduate degree from Dartmouth College and his J.D. from Boston College Law School. Mr. Glovsky currently serves as a trustee of the Beverly Historical Society and Fisher/Fuel Society and is an honorary member of the Beverly Rotary Club. Mr. Glovsky is a former trustee of Beverly Hospital, Shore Country Day School, the Beverly Red Cross, Project Rap, and a former campaign chairman and president of the North Shore United Way. Mr. Glovsky was selected to serve as a director because of his extensive experience in the practice of law and his continued service on behalf of and knowledge of our local community.

Jayne M. Rice has served as a member of our board of directors since April 2010. Ms. Rice is the managing director and director of institutional sales and marketing at Brookwood Financial Partners, LLC. Her primary responsibility is to work with current and prospective institutional investors on all aspects of capital sourcing, marketing and investor relations. Prior to joining Brookwood, Ms. Rice was the director of marketing and client service for a global emerging markets hedge fund in Boston where she focused on capital development and investor relations. From 1990 to 2004, Ms. Rice was a senior executive at Marsh & McLennan, Inc., most recently serving as managing director and chairperson of the solution development group. Ms. Rice received her undergraduate degree from Yale University. Ms. Rice was formerly a trustee of Brookwood School, where she served as the president of the parents’ association and for many years was a director at the Big Sister Association of Greater Boston and Girls Inc. of Lynn. She is a member of WIRE (Women in Real Estate), and has been active with The Boston Club and The Commonwealth Institute, organizations that are focused on supporting senior women executives and entrepreneurs. Ms. Rice was selected to serve as a director because of her expertise in financial matters and investor services, as well as her knowledge of service to communities in our market area.

Richard W. Russell has served as a member of our board of directors since February 1975. A retired funeral director, Mr. Russell owned and operated the Lee, Moody and Russell Funeral Home in Beverly, Massachusetts, for over 36 years. Mr. Russell previously served as general chairman and president of the United Fund of the Central North Shore and is a former member of the board of directors of the Beverly Chamber of Commerce, Beverly Regional YMCA and the Beverly Rotary Club. Mr. Russell received his undergraduate degree from Nichols College. Mr. Russell is a member of the Evelyn Lilly Lutz Foundation of Beverly/Lahey Hospital, Liberty Lodge A.F. and A.M, Scottish Rite Bodies of Salem, and the Aleppo Temple Shrine. Mr. Russell was selected to serve as a director because of his experience owning and managing a business in our market area, which together with his knowledge of and service to our local community provides a unique perspective on the needs of customers in our market area.

Linda E. Saris has served as a member of our board of directors since April 2010. Ms. Saris has been a director of Salem CyberSpace since 2002. She was instrumental in founding and growing Salem CyberSpace in 2002 as part of North Shore Community Action Programs, Inc. Ms. Saris received her undergraduate degree from the University of Pennsylvania and an MBA in Finance and Accounting from the University of Chicago. Prior to Salem CyberSpace, Ms. Saris held several senior management positions, including chief financial officer and senior vice president of operations, at RSA Security, a $250 million publicly held software company subsequently acquired by EMC Corporation. Ms. Saris also serves on the board of directors of the Salem Community Charter School, Northeast Regional Readiness Center, North Shore Technology Council and Advanced CyberSecurity Center, Mass Insight, and serves on various advisory committees including the North Shore Medical Center and Youth Pipeline of the Workforce Investment Board. Ms. Saris was selected to serve as a director because of her significant financial and business experience and because of her continued service to and knowledge of our local community.

Christine B. Sullivan has served as a member of our board of directors since April 2005. After 12 years of service, Ms. Sullivan retired in May 2014 as the director of the Enterprise Center at Salem State University, a small business growth center serving thousands of small businesses at all stages of development on the North Shore. Before joining the Enterprise Center, Ms. Sullivan was the founder and chief executive officer of Hawthorne Associates, a marketing, advertising and public relations firm serving clients in the U.S. and internationally. Prior to founding Hawthorne Associates, Ms. Sullivan served as Massachusetts Secretary of Consumer Affairs and Chief of Staff in a Congressional office in Washington, DC. She also chaired the Communications Department at Endicott College. Ms. Sullivan received her undergraduate degree from Vassar College and a Masters in Public Administration from The Kennedy School of Government at Harvard University. Ms. Sullivan currently serves as a director of the North Shore Alliance for Economic Development, the Salem YMCA, and the Creative Economy Council of Massachusetts. Ms. Sullivan was selected to serve as a director because of her extensive business experience, her knowledge of and experience working with small businesses and her service to communities in our market area.

Michael R. Wheeler has served as a member of our board of directors since 2012. Prior to being appointed president of the Bank in January 2012, and then to chief executive officer in January 2013, Mr. Wheeler had been senior vice president since 2007. Mr. Wheeler joined the Bank in 2000 as assistant vice president of commercial lending, was promoted to vice president and later to senior vice president, overseeing all of lending as the chief lending officer and also serving as the Bank’s chief compliance officer and clerk. Mr. Wheeler has also held positions with U.S. Trust and Eastern Bank. Mr. Wheeler received his undergraduate degree from University of Southern Maine and an MBA from Endicott College, Beverly, Massachusetts. Well known in the communities the Bank serves, he is currently on the board of directors of the North Shore United Way, Salem Chamber of Commerce, Montserrat College of Art and the North Shore YMCA. As the chief executive officer of the Bank, Mr. Wheeler is familiar with our banking operations and provides the board with insight into our challenges, opportunities and operations. In additional, he was selected to serve as a director because of his extensive banking experience and familiarity with our market area.

John O. Wilhelm, Jr. has served as a member of our board of directors since April 1995. Mr. Wilhelm is senior vice president administration of Emerson Hospital, a 177-bed community acute care hospital located in Concord, Massachusetts, a position that he has held since December 2007. Prior to that, Mr. Wilhelm was the long-time chief financial officer of the Northeast Health Systems with headquarters at Beverly Hospital in Beverly, Massachusetts. Mr. Wilhelm also served as chief financial officer of Boston Children’s Hospital. Mr. Wilhelm is currently an elected selectman in his home town of Wenham, Massachusetts, having previously served 10 years on Wenham’s Finance and Advisory Committee with six of those years as chairman, as well as an assessor for the town of Wenham for six years with four of those years as chairman of the Board of Assessors. He is also the chairman of the Finance Committee of his local parish church, St. Paul of Hamilton, Massachusetts. Mr. Wilhelm was selected to serve as a director because of his extensive financial experience and expertise.

Richard E. Wylie has served as a member of our board of directors since April 1995. Dr. Wylie is the president of Endicott College. Prior to assuming that role in 1987, he served as a professor and administrator at the University of Connecticut, Temple University, the University of Colorado and Lesley College. Dr. Wylie received his undergraduate degree from Plymouth State College and master and doctoral degrees from Boston University. Dr. Wylie is active in higher education in New England and has served as president of the New England Association of Schools and Colleges, which accredits more than 2,500 schools, colleges, and universities in New England. He is also involved in the North Shore community and sits on numerous boards including banks, corporations, and non-profit agencies. Dr. Wylie was selected to serve as a director because of his extensive experience managing a large institution and his knowledge, experience and continued service in our market area.

Executive Officers

The following table sets forth information regarding the executive officers of Beverly Financial and the Bank, who are not also directors listed above, and their ages as of August 1, 2014. The executive officers of Beverly Financial and the Bank are elected annually by our board of directors. If Mr. Wheeler is not reelected, we will be subject to the terms of his employment agreement as discussed in the section of this prospectus entitled “Executive and Director Compensation—Employment and Change in Control Agreements and Severance Arrangements—Employment Agreement.”

Name	Age	Title
Robert W. Mitchell, Jr.	54	Executive Vice President, Chief Financial Officer and Treasurer
Stephen J. Britton	55	Senior Vice President, Residential and Consumer Lending

The following includes a brief biography for each of our executive officers.

Robert W. Mitchell, Jr. has served as executive vice president, chief financial officer and treasurer of the Bank since April 2012. He joined the Bank in 2011 as senior vice president, chief financial officer and treasurer. Mr. Mitchell has diverse experience on both the operations and retail sides of the banking business. He was executive vice president, chief financial officer and treasurer of Eagle Bank from 2006 until 2011, where he also served as the Bank Secrecy Act officer. Prior to joining Eagle Bank in 1996, Mr. Mitchell was controller and management information systems officer at Bank of Braintree. He began his career at Eastern Bank, serving in a variety of capacities in accounting, deposit operations and loan servicing. Mr. Mitchell earned an MBA in finance from Bentley College and received his undergraduate degree in business administration and accounting from Salem State University. As part of the Massachusetts Bankers Association, Mr. Mitchell served as a member of its New England Debit Card Task Force and is a former chairman of the Retail Banking Committee. Actively involved in the community, Mr. Mitchell is the treasurer of the Greater Beverly Chamber of Commerce and a director of the Kiwanis Club of Beverly.

Stephen W. Britton joined the Bank in 2012 as senior vice president, residential and consumer lending. Prior to joining he Bank, Mr. Britton served as first vice president of mortgage and consumer lending at Danvers Bank, where he was responsible for loan originations and credit underwriting quality. Mr. Britton has also held lending management positions at Washington Savings Bank, in Lowell; North Shore Bank, in Peabody; and US Trust, in Boston. Mr. Britton earned his undergraduate degree from Bentley College and attended Babson College’s Senior Leadership Program. Active in the Massachusetts Mortgage Bankers Association, Mr. Britton is also a member of the Mass Bankers Real Estate Finance Committee. He is a former board member of Citizens for Adequate Housing in Peabody.

Composition of the Board of Directors

Our amended and restated articles of organization provide that the size of our board of directors will be determined from time to time by resolution of our board of directors. Our board of directors currently consists of 10 directors, 8 of whom qualify as independent directors under the rules and regulations of the SEC, and the NASDAQ Marketplace Rules, or the NASDAQ Listing Rules.

Election of Directors

Our amended and restated articles of organization provide for a classified board of directors consisting of three classes of directors. We have four directors in Class I and three directors in each of Class II and Class III, each serving a staggered three-year term. At each annual meeting of shareholders, our shareholders will elect successors to directors whose terms then expire to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:

•	Class I directors will be Thomas J. Alexander, Jayne M. Rice, Michael R. Wheeler, and Richard E. Wylie, and their terms will expire at the annual meeting of shareholders to be held in 2015;

•	Class II directors will be John E. Glovsky, Richard W. Russell and John O. Wilhelm, Jr., and their terms will expire at the annual meeting of shareholders to be held in 2016; and

•	Class III directors will be William F. Howard, Linda E. Saris and Christine B. Sullivan, and their terms will expire at the annual meeting of shareholders to be held in 2017.

The classification of our board of directors may have the effect of delaying or preventing changes in control of our company. We expect that additional directorships resulting from an increase in the number of directors, if any, will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Independence of the Board of Directors and Board Committees

Rule 5605 of the NASDAQ Listing Rules requires that independent directors compose a majority of a listed company’s board of directors. In addition, the NASDAQ Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act of 1934, as amended, or the Exchange Act. Under NASDAQ Listing Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. In addition to satisfying general independence requirements under the NASDAQ Listing Rules, members of the compensation committee must also satisfy additional independence requirements set forth in NASDAQ Listing Rule 5605(d)(2). In order to be considered independent for purposes of NASDAQ Listing Rule 5605(d)(2), a member of a compensation committee of a listed company may not, other than in his or her capacity as a member of the compensation committee, the board of directors or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries. Additionally, the board of directors of the listed company must consider whether the compensation committee member is an affiliated person of the listed company or any of its subsidiaries and, if so, must determine whether such affiliation would impair the director’s judgment as a member of the compensation committee.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family and other relationships, including those relationships described under the section of this prospectus entitled “Transactions with Related Parties,” our board of directors determined that none of our directors other than Messrs. Howard and Wheeler have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. Mr. Howard is not considered independent because of his prior service as our president and chief executive officer and Mr. Wheeler is not considered independent because he currently serves as our president and chief executive officer. Our board of directors also determined that each member of the audit, compensation, and nominating and corporate governance committees satisfies the independence standards for such committees established by the SEC and the NASDAQ Listing Rules, as applicable. In making these determinations on the independence of our directors, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure and the Role of the Board in Risk Oversight

Board Leadership Structure. The positions of our chairman of the board and chief executive officer are separated. Separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the chairman of the board to lead our board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort and energy that the chief executive officer must devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as our board of directors’ oversight responsibilities continue to grow. Our board of directors also believes that this structure ensures a greater role for the independent directors in the oversight of the company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors.

Although our bylaws do not require that we separate the chairman of the board and chief executive officer positions, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time. Our board recognizes that depending on the circumstances, other leadership models, such as combining the role of chairman of the board with the role of chief executive officer, might be appropriate. Accordingly, our board may periodically review its leadership structure. Our board of directors believes its administration of its risk oversight function has not affected its leadership structure.

Our independent directors will meet alone in executive session periodically. The purpose of these executive sessions is to promote open and candid discussion among the independent directors.

Role of the Board in Risk Oversight. The board of directors is actively involved in oversight of risks that could affect Beverly Financial including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. This oversight is conducted in part through committees of the board of directors, but the full board of directors has retained responsibility for general oversight of risks. The board of directors satisfies this responsibility through full reports by each committee regarding its considerations and actions, regular reports directly from officers responsible for oversight of particular risks within Beverly Financial as well as through internal and external audits. Risks relating to the direct operations of the Bank are further overseen by the board of directors of the Bank, who are the same individuals who serve on the board of directors of Beverly Financial. Further, the board of directors oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations and risks acceptable to the organization.

Committees of the Board

Our board of directors has a standing audit committee, compensation committee and nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board.

Audit Committee. The audit committee is responsible for assisting our board of directors in its oversight of the integrity of our financial statements, the qualifications and independence of our independent auditors, and our internal financial and accounting controls. The audit committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the audit committee. The audit committee also prepares the audit committee report that the SEC requires to be included in our annual proxy statement.

The members of the audit committee are Messrs. Wilhelm and Wylie and Mses. Sullivan and Saris, with Ms. Saris serving as chair. Each member of the audit committee qualifies as an independent director under the corporate governance standards of the NASDAQ Listing Rules and the independence requirements of Rule 10A-3 of the Exchange Act. Our board of directors has determined that Ms. Saris qualifies as an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K. The audit committee has adopted a written charter that satisfies the applicable standards of the SEC and the NASDAQ Listing Rules, which we will post on our website upon completion of this offering.

Compensation Committee. The compensation committee approves the compensation objectives for the company, approves the compensation of the chief executive officer and approves or recommends to our board of directors for approval the compensation for other executives. The compensation committee reviews all compensation components, including base salary, bonus, benefits and other perquisites.

The members of the compensation committee are Messrs. Glovsky and Wylie and Ms. Rice, and Mr. Glovsky serves as chair of the compensation committee. Each member of the compensation committee is a non-employee director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and an outside director as defined by Section 162(m) of the Code, and each is an independent director as defined by the NASDAQ Listing Rules. The compensation committee has adopted a written charter that satisfies the applicable standards of the SEC and the NASDAQ Listing Rules, which we will post on our website upon completion of this offering.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the structure and composition of our board and the board committees. In addition, the nominating and corporate governance committee is responsible for developing and recommending to our board corporate governance guidelines applicable to the company and advising our board on corporate governance matters.

The members of the nominating and corporate governance committee are Messrs. Alexander and Wilhelm and Ms. Sullivan, and Ms. Sullivan serves as chair of the nominating and corporate governance committee. Each member of the nominating and corporate governance committee is a non-employee director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act, and each is an independent director as defined by the NASDAQ Listing Rules. The nominating and corporate governance committee has adopted a written charter that satisfies the applicable standards of the NASDAQ Listing Rules, which we will post on our website upon completion of this offering.

Code of Business Conduct and Ethics

Prior to the completion of this offering, we will adopt a code of business conduct and ethics that applies to all of our employees, officers and directors including those officers responsible for financial reporting. Upon completion of this offering, we will post the code of business conduct and ethics on our website. We intend to disclose future amendments to the code or any waivers of its requirements on our website to the extent permitted by the applicable rules and exchange requirements.

Executive and Director Compensation

Executive Compensation

Summary Compensation Table. The following table sets forth information regarding compensation awarded to or earned by our named executive officers for service during the last completed fiscal year:

Name and Principal Positions	Year	Salary(1) ($)	Bonus(1) ($)	Nonequity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Michael R. Wheeler President and Chief Executive Officer	2013	215,000	49,020	16,974	55,159	336,153
Robert W. Mitchell, Jr. Executive Vice President, Chief Financial Officer and Treasurer	2013	168,000	18,500	—	9,370	195,870
Stephen J. Britton Senior Vice President, Residential and Consumer Lending	2013	106,538	6,000	—	5,627	118,165

(1)	Amounts reflect amounts earned during the fiscal year ended December 31, 2013, whether or not actually paid during 2013.
(2)	Amounts reflect payments made to each named executive officer during fiscal year 2013 pursuant to the Beverly Cooperative Bank Performance Unit Plan.
(3)	Amounts reflect 401(k) matching contributions, Supplemental Executive Retirement Plan contributions and certain non-cash perquisites and personal benefits as set forth in the table below. In addition, for each of named executive officer, we provide certain non-cash perquisites and personal benefits that include, but are not limited to, automobile leases, car insurance and club dues. To the extent such perquisites are less than $10,000, they have not been included in the table below. The named executive officers participate in certain group life, health, disability insurance and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation.

	401(k) Matching Contributions ($)	Supplemental Executive Retirement Plan Contributions ($)	Perquisites ($)	Total ($)
Michael R. Wheeler	12,750	26,463	15,946	55,159
Robert W. Mitchell, Jr.	9,370	—	—	9,370
Stephen J. Britton	5,627	—	—	5,627

Employment and Change in Control Agreements and Severance Arrangements

Employment Agreement. The Bank has entered into an employment agreement with Michael R. Wheeler to secure his services as president and chief executive officer. The employment agreement has a fixed term of three years beginning on April 18, 2013, and may be renewed annually after a review of the executive’s performance, and as such is currently scheduled to expire on April 18, 2017. This agreement will be assumed by Beverly Financial upon completion of the conversion.

The agreement provides for a minimum annual salary of $215,000, discretionary cash bonuses, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. Effective January 1, 2014, the Board increased Mr. Wheeler’s annual salary to $250,000. It also guarantees customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination. The Bank may terminate the executive’s employment, and the executive may resign, at any time with or without cause. However, in the event of termination during the term without cause, we will owe the executive severance benefits generally equal to the value of the cash compensation and fringe benefits that the executive would have received if he had continued working for the remaining unexpired term of the agreement. The same severance benefits would be payable if the executive resigns during the term following: a loss of title, office or membership on the board of directors; material reduction in duties, functions or responsibilities; involuntary relocation of the executive’s principal place of employment to a location over 30 miles in distance from the Bank’s principal office; or other material breach of contract by the Bank which is not cured within 30 days. For 30 days after a change in control, the executive may resign for any reason and collect severance benefits as if he had been discharged without cause. The employment agreements also provide uninsured death and disability benefits.

If we experience a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by Section 280G of the Internal Revenue Code, a portion of any severance payments under the employment agreement might constitute an “excess parachute payment” under current federal tax laws. Federal tax laws impose a 20% excise tax, payable by the executive, on excess parachute payments. Under the employment agreement, we would reimburse the executive for the amount of this excise tax and would make an additional gross-up payment so that, after payment of the excise tax and all income and excise taxes imposed on the reimbursement and gross-up payments, the executive will retain approximately the same net-after tax amounts under the employment agreement that he would have retained if there were no 20% excise tax. The effect of this provision is that we, rather than the executive, bear the financial cost of the excise tax. Neither Beverly Financial nor the Bank could claim a federal income tax deduction for an excess parachute payment, excise tax reimbursement payment or gross-up payment.

Change in Control Agreements. The Bank has entered into a two-year change of control agreement with Mr. Mitchell, our executive vice president and chief financial officer, and an 18-month change of control agreement with Mr. Britton, our senior vice president, residential and consumer lending. These agreements will be assumed by Beverly Financial upon the completion of the conversion. The purpose of these agreements are to prevent executives from leaving to pursue other employment out of concern for the security of their jobs or being unable to concentrate on their duties and responsibilities. In order to enable executives to focus on the best interests of the shareholders, we have offered these agreements to these select officers. The term of these agreements is perpetual until we give notice of non-extension, at which time the term is fixed for one year. Generally, we may terminate the employment of any officer covered under these agreements, with or without cause, at any time prior to a change of control without obligation for severance benefits. However, if we sign a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, we cannot terminate an officer’s employment without cause without liability for severance benefits. The severance benefits would generally be equal to the value of the cash compensation and fringe benefits that the officer would have received if he had continued working for two years in the case of Mr. Mitchell and 18 months in the case of Mr. Britton. We would pay the same severance benefits if the officer resigns after a change of control following a loss of title, office, material reduction in duties, functions or responsibilities, involuntary relocation of his principal place of employment to a location over 35 miles from our principal office on the day before the change of control and over 35 miles from the officer’s principal residence or other material breach of contract which is not cured within 30 days.

These agreements also provide uninsured death and disability benefits. If we experience a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of our assets as contemplated by Section 280G of the Code a portion of any severance payments under the change of control agreements might constitute an “excess parachute payment” under current federal tax laws. Any payments under these agreements would be reduced to the extent necessary such that any payment would be not be an “excess parachute payment” (i) subject to a federal excise tax payable by the officer and (ii) non-deductible by us for federal income tax purposes. The changes of control agreements do not provide a tax indemnity.

Severance Pay Plan. Effective as of the conversion, we will implement a Severance Pay Plan that provides severance benefits to eligible employees and officers, other than those individuals covered by a separate employment or change of control agreement, whose employment is terminated without “cause” or by the employee or officer following a forced relocation, forced reduction in annual base salary, or a material adverse change in the employee’s or officer’s title, position or responsibilities during the period commencing three months prior to a change in control and ending one year following the change in control. An employee or officer whose employment terminates under these circumstances is entitled to a lump sum payment equal to two weeks’ base salary multiplied by the employee’s whole years of service, but such severance payment will not exceed fifty-two weeks of salary nor shall it be less than four weeks of salary.

Pension and Nonqualified Retirement Benefits

Defined Benefit Plan. The Bank currently participates in the Cooperative Banks Employees Retirement Association (CBERA) Defined Benefit Plan, or the Defined Benefit Plan, which is a multiple employer tax-qualified defined benefit pension plan. Effective December 1, 2008, we froze the Defined Benefit Plan such that no employees hired or rehired after this date are eligible to participate in the Defined Benefit Plan. Effective December 31, 2014, all future benefit accruals for all participants will be frozen.

The normal retirement benefit formula under the plan provides for a benefit, payable at age 65 as a lifetime annuity, equal to: (x) (i) 1.25% of the participant’s Final Average Compensation, or FAC, multiplied by total years of service from January 1, 1989 to February 1, 2009 plus (ii) 0.5% of the participant’s FAC in excess of the participant’s Covered Compensation multiplied by total years of from January 1, 1989 to February 1, 2009 plus (y) (i) 0.75% of the participant’s FAC multiplied by total years of service from February 1, 2009, plus (ii) 0.50% of the participant’s FAC in excess of the participant’s Covered Compensation multiplied by total years of service from February 1, 2009. FAC is the participant’s highest three consecutive calendar years’ compensation as a plan participant. Covered Compensation means the average Social Security Wage Base (as published by the Social Security Administration) during the 35 years prior to the participant’s Social Security retirement date. A participant will vest in his or her benefit under the plan at a rate of 20% per year after the completion of two years of credited service, such that the participant will be 100% vested upon completion of six years of credited services. A participant may elect to retire early and receive a benefit under the plan if he or she attains: (i) age 62; (ii) age 55, with at least five years of qualifying service or (iii) age 50, with at least 15 years of qualifying service. A participant may elect to receive their retirement benefit as a single life annuity, a joint and survivor annuity or a certain and continuous annuity.

Supplemental Executive Retirement Plan. The Bank sponsors the Beverly Cooperative Bank Supplemental Executive Retirement Plan, or the SERP, which is a non-qualified retirement plan that provides supplemental retirement benefits to participants who are key employees. Each employee designated by the compensation committee is eligible to participate in the SERP, and will begin participation by entering into participation agreement with the Bank. Messrs. Wheeler and Mitchell are the only participants in the SERP as of the date of this filing. Upon completion of the conversion and offering, Beverly Financial will assume all obligations of the Bank with the SERP.

Under the SERP, the Bank established a bookkeeping account on behalf of each participant. At the end of each plan year, we will contribute a fixed dollar amount to the participant’s account, which we refer to as the annual contribution. The annual contribution to Mr. Wheeler’s account is $39,000. The annual contribution to Mr. Mitchell’s account is $15,000. We may also provide a discretionary contribution to a participant’s account. The participant’s account will earn interest each year at a rate to be set by the compensation committee. The current interest rate is equal to the highest certificate of deposit rate paid by the Bank during the calendar year. Each participant will vest in his account balance in accordance with the vesting schedule provided in the participation agreement. Messrs. Wheeler and Mitchell will be 50% vested after three years of qualifying service and will continue to vest at the rate of 10% per year thereafter. The participant’s account balance will become 100% vested in the event of his attainment of age 62, death, disability or involuntary or constructive termination of employment without cause following a change in control of Beverly Financial.

The participant’s vested account balance will be distributed upon the earlier of the participant’s: (i) attainment of age 62; (ii) death; (iii) disability or (iv) termination of employment without cause, and will be payable in a cash lump sum. With regards to payment upon attainment of age 62 or termination of employment, the participant can elect for the benefit to be payable in equal annual installments not to exceed 10 years.

In the event of the participant’s involuntary or constructive termination of employment without cause within two years following a change in control, the participant’s account will be increased by an amount equal to five annual contributions.

Benefit Restoration Plan. We will establish a Benefit Restoration Plan in connection with the conversion in order to provide restorative payments to executives who are prevented from receiving full benefits contemplated by our employee stock ownership plan’s benefit formula as well as the 401(k) plan’s benefit formula. This plan will be used to retain and reward the executive officers for their demonstrated performance and leadership abilities. The restorative payments consist of payments in lieu of shares and making contributions under the 401(k) plan that cannot be allocated to participants due to legal limitations imposed on tax-qualified plans. Currently, the chief executive officer is the only participant in the plan because he is the only executive that will be subject to the legal limitations imposed on tax qualified plans. The compensation committee will consider the remuneration received under this plan when annually determining the executives’ total compensation.

Existing Benefit Plans

401(k) Profit Sharing Plan. The Bank currently participates in the CBERA Defined Contribution Plan, which is a multiple employer tax-qualified profit sharing plan with a salary deferral feature under Section 401(k) of the Code, or the 401(k) Plan. All employees who have attained age 21 and have completed 12 months of employment during which they worked at least 1,000 hours are eligible to participate.

A participant may contribute up to 75% of his or her compensation to the 401(k) Plan on a pre-tax and after-tax basis, subject to the contribution limits imposed by the Code. For 2014, the salary pre-tax deferral contribution limit is $17,500, provided, however, that a participant over age 50 may contribute, on a pre-tax basis, an additional $5,500 to the 401(k) Plan. In addition to salary deferral contributions, the 401(k) Plan provides that we will make a matching contribution to each participant’s account equal to 100% of the participant’s contribution up to 5% of the participant’s contributions. A participant is always 100% vested in his or her salary deferral contributions. However, participants will vest in their employer matching contributions at a rate of 20% per year, beginning after the completion of their second year of service, such that the participants will be 100% vested upon completion of six years of credited service. The 401(k) Plan permits a participant to direct the investment of his or her own account into various investment options. Effective January 1, 2015, the 401(k) Plan will feature a safe harbor provision whereby we will provide an employer contribution of 100% of employee elective contributions up to a maximum of 5% of compensation.

Performance Unit Plan. In December 2006, we established the Beverly Cooperative Bank Performance Unit Plan, or the Performance Unit Plan. Under the Performance Unit Plan, we awarded performance units, as defined in the Performance Unit Plan, to officers and non-employee directors. The purpose of the Performance Unit Plan was to provide performance incentives to officers and non-employee directors based upon the award of performance units, the value of which is related to the appreciation in the value of the Bank in lieu of the award of stock, which was unavailable to us as a mutual institution.

Performance units granted to participants originally vested at a rate of 20% per year from date of grant with acceleration for death, disability, retirement or change of control (each as defined in the Plan).

In anticipation of the contemplated conversion, we accelerated the vesting of all units under the Performance Unit Plan in 2013 and will pay out such amounts to participants according to the original vesting schedule contemplated under the original awards. All amounts owed under this plan are fully accrued as of December 31, 2013.

Employee Stock Ownership Plan. Effective January 1, 2014, the Bank adopted an employee stock ownership plan for eligible employees. Eligible employees who have attained age 21 and were employed by us as of January 1, 2014 will begin participation in the employee stock ownership plan on the later of the effective date of the employee stock ownership plan or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 8% of the total number of shares of Beverly Financial common stock sold in the offering. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from Beverly Financial equal to the aggregate purchase price of the common stock. The loan will be repaid principally through the Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 30-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be a fixed-rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. See the section of this prospectus entitled “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account. Shares will be released from the suspense account on a pro-rata basis as we repay the loan. The trustee will allocate the shares released among the participants’ accounts on the basis of each participant’s proportional share of compensation relative to all participants. Participants will vest in their benefit at a rate of 20% per year, beginning after the completion of their second year of service, such that the participants will be 100% vested upon completion of six years of credited service. Participants who were employed by the Bank immediately prior to the conversion will receive credit for vesting purposes for years of service prior to adoption of the employee stock ownership plan. Participants also will become fully vested upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon severance from employment. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, the Bank will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts. The compensation expense resulting from the release of Beverly Financial common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in Beverly Financial’s earnings.

Future Stock-Based Benefit Plan

Following the offering, we intend to adopt a new stock-based benefit plan that will provide for grants of stock options and restricted common stock awards. In accordance with applicable regulations, we anticipate that the plan will authorize a number of stock options and a number of shares of restricted stock, not to exceed 10% and 4%, respectively, of the shares sold in the offering. These limitations will not apply if the plan is implemented more than one year after the conversion.

The stock-based benefit plan will not be established sooner than six months after the offering and, if adopted within one year after the offering, would require the approval by shareholders owning a majority of the outstanding shares of common stock of Beverly Financial. If the stock-based benefit plan is established after one year after the offering, it would require the approval of our shareholders by a majority of votes cast.

The following additional restrictions would apply to our stock-based benefit plan only if the plan is adopted within one year after the offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan; and

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan.

If the stock-based benefit plan is adopted within the first year following the conversion, the rights must vest on an equal installment basis at a rate not to exceed 20% per year. If the stock-based benefit plan is adopted more than one year but less than three years following the conversion offering, the rights must vest on an equal installment basis over a period of not less than three years following establishment of the stock-based benefit plan. In addition, any stock-based benefit plan established or maintained, as applicable, during the three years following the close of the conversion will include provisions that comport with additional requirements, including the following:

•	the duration of rights granted under the stock-based benefit plan must be limited, and in no event shall the exercise period exceed 10 years;

•	the exercise price of stock rights shall not be less than the fair market value of the stock at the time that the rights are granted;

•	rights under the plan must be exercised or expire within a reasonable time after termination or separation as an active officer, employee, or director; and

•	stock-based benefit plan must contain a provision allowing our primary federal regulator to direct the institution to require plan participants to exercise or forfeit their stock rights.

We have not yet determined whether we will present the stock-based benefit plan for shareholder approval within one year following the completion of the conversion or whether we will present this plan for shareholder approval more than one year after the completion of the conversion. In the event of changes in applicable regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

Policy on Recovery of Awards

Compensation Clawback Policy. We will implement the Beverly Financial, Inc. Compensation Clawback Policy in connection with the conversion. In the event of a restatement of incorrect financial results caused by fraud, material error, gross negligence, or intentional illegal conduct or misconduct by certain officers where the actions or inaction of such officers materially contributed to the restatement of our financial statements, the board of directors may require reimbursement of any bonuses and other incentive and equity compensation awarded to such persons. If any such bonuses and other incentive and equity compensation awards would have been lower had the level of achievement of applicable financial performance goals been calculated based on such restated financial results, the board of directors will, if it determines appropriate in its sole discretion, to the extent permitted by governing law, require the reimbursement of the incremental portion of the awards in excess of the awards that would have been paid based on the restated financial results.

Director Compensation

Director Fees. During 2014, each non-employee director will receive an annual base retainer of $9,600, which shall be paid in equal monthly installments. In addition, our non-employee directors will receive the following cash compensation for their board services, as applicable:

•	each director will receive $850 per meeting of the board of directors; and

•	each member of our audit, compensation and nominating and corporate governance committees will receive $500 per meeting.

During 2013, each non-employee director received an annual base retainer of $9,250 and additional per meeting fees of $825 per meeting of the board of directors, $500 per each audit committee meeting and $450 per each meeting of the compensation and nominating and corporate governance committees.

The following table sets forth information concerning compensation accrued or paid to our non-employee directors during the year ended December 31, 2013, for their service on our board. Directors who are also our employees receive no additional compensation for their service as directors and are not set forth in the table below.

Name	Fees Earned or Paid in Cash(1) ($)	All Other Compensation ($)		Total ($)
Thomas J. Alexander	32,415	—		32,415
John E. Glovsky	37,612	—		37,612
William F. Howard	29,525	44,538	(2)	74,063
Jayne M. Rice	23,700	—		23,700
Richard W. Russell	38,714	—		38,714
Linda E. Saris	26,750	—		26,750
Christine B. Sullivan	30,315	—		30,315
John O. Wilhelm, Jr.	31,290	—		31,290
Richard E. Wylie	29,415	—		29,415

(1)	Includes retainer payments, meeting fees and committee and/or chair fees earned during the fiscal year, whether such fees were paid currently or deferred. Fees earned or paid also include fees for service on the committees of the Bank.
(2)	Includes amounts paid pursuant to Mr. Howard’s consulting agreement, described in more detail below.

Consulting Agreement. On December 13, 2013, we entered into a consulting services letter agreement with Mr. Howard. Pursuant to his consulting agreement, Mr. Howard will assist with various projects, including new business development, maintaining relationships with our customers, community organizations, and vendors, and otherwise assisting with special projects as we may request. Mr. Howard’s consulting agreement has an initial term commencing on January 1, 2014 and ending on December 31, 2016. We may terminate or extend the initial term of his consulting agreement at any time by providing 30 days’ advance written notice to Mr. Howard. Mr. Howard’s monthly consulting fee is $2,500. Additionally, for so long as Mr. Howard provides consulting services pursuant to his consulting agreement, we will provide him with an automobile and mobile phone service at our expense and pay his membership fees at a country club.

Directors’ Deferred Compensation Plans. Our Directors’ Deferred Compensation Plan is a non-qualified deferred compensation plan for non-employee directors of the Company that will become effective as of January 1, 2015. The Directors’ Deferred Compensation Plan is an unfunded plan maintained for the purpose of providing non-employee directors of the Company an opportunity to defer some or all of their cash (both retainer and meeting fees) and equity awards (other than option grants) until after their service on the board has ended. For cash fees deferred, interest is credited equal to the highest certificate of deposit rate paid by the Bank during the calendar year. Shares deferred are invested in phantom units which will track the value of our common stock until distributed pursuant to the terms of the Directors’ Deferred Compensation Plan. We are currently also a party to a deferment agreement with Thomas J. Alexander under which he has previously deferred cash fees (such fees being credited with market rate interest). This deferment agreement will be frozen upon the effectiveness of the Directors’ Deferred Compensation Plan.

Transactions with Related Persons

The following is a description of transactions, since January 1, 2011, to which we have been a party or will be a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers or directors, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation, termination and change of control arrangements, which are described under “Executive and Director Compensation—Employment and Change of Control Agreements and Severance Arrangements,” “Director Compensation—Consulting Agreement” and “—Directors’ Deferred Compensation Plan.”

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits loans to our executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by The Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Bank and must not involve more than the normal risk of repayment or present other unfavorable features. Our loan policy prohibits loans to all of our officers. The aggregate amount of our loans to our directors and their related entities was $1.0 million, $1.0 million, $1.1 million and $1.1 million at March 31, 2014, December 31, 2013, 2012 and 2011, respectively. As of March 31, 2014, these loans were performing according to their original terms.

Other Transactions. Since the beginning of our last fiscal year, there have been no transactions and there are no currently proposed transactions in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any of our executive officers or directors had or will have a direct or indirect material interest.

Subscriptions by Directors and Executive Officers

The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers and their associates, and by all directors, executive officers and their associates as a group. However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and executive officers have indicated their intention to subscribe in the offering for an aggregate of 265,900 shares of common stock, equal to 7.0% of the number of shares of common stock to be sold in the offering at the midpoint of the offering range and contributed to our charitable foundation, assuming shares are available. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale.

Name	Number of Shares(1)	Aggregate Purchase Price	Percent at Midpoint of Offering Range
Directors
William F. Howard	20,000	$200,000	*
Thomas J. Alexander	30,000	300,000	*
John E. Glovsky	20,000	200,000	*
Jayne M. Rice	20,000	200,000	*
Richard W. Russell	20,000	200,000	*
Linda E. Saris	5,000	50,000	*
Christine B. Sullivan	20,000	200,000	*
John O. Wilhelm, Jr.	50,000	500,000	1.3%
Richard E. Wylie	17,500	175,000	*
Executive Officers
Michael R. Wheeler	32,500	325,000	*
Robert W. Mitchell, Jr.	20,900	209,000	*
Stephen J. Britton	10,000	100,000	*

All directors and executive officers as a group (12 persons)	265,900	$2,659,000	7.0%

*	Less than 1%.
(1)	Includes purchases by the named individual’s spouse and other relatives of the named individual living in the same household. Other than as set forth above, the named individuals are not aware of any other purchases by a person who or entity that would be considered an associate of the named individuals under the plan of conversion.

The Conversion and Offering

The board of directors of the Bank and the board of trustees of Beverly Financial, MHC have adopted and the Commissioner of Banks of the Commonwealth of Massachusetts has approved the plan of conversion, subject to the satisfaction of certain conditions.

Approval by the Commissioner of Banks of the Commonwealth of Massachusetts does not constitute an endorsement of the conversion by the Commissioner.

General

On March 19, 2014, Beverly Financial, MHC’s board of trustees unanimously adopted the plan of conversion pursuant to which Beverly Financial, MHC will convert to Beverly Financial, a stock holding company. When the conversion is completed, all of the outstanding capital stock of the Bank will be owned by Beverly Financial, and all of the common stock of Beverly Financial will be owned by public shareholders.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including our employee stock ownership plan that we are establishing in connection with the conversion and supplemental eligible account holders. If all shares are not subscribed for in the subscription offering, we may, in our discretion, offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons (including trusts of natural persons) residing in the cities of Beverly and Salem, Massachusetts.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval, to the extent such approvals are required, of the Federal Reserve Board. See “—Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated consolidated pro forma market value of Beverly Financial. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock in the offering. The independent valuation will be updated and the final number of the shares of common stock to be sold in the offering will be determined at the completion of the offering. See “—Determination of Share Price and Offering Range” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion. We recommend reading the plan of conversion in its entirety for more information. A copy of the plan of conversion is available for inspection at each branch office of the Bank and at the Federal Reserve Bank of Boston. The plan is also filed as an exhibit to the registration statement of which this prospectus is a part, copies of which may be obtained from the SEC. See the section of this prospectus entitled “Where You Can Find Additional Information.”

Reasons for the Conversion and Offering

Our primary reason for the conversion and offering is to obtain capital to implement our business strategy and fund continued growth. In addition, the conversion and offering will allow us, subject to market conditions and other factors, to access the capital markets in the future, which are not available to us as a mutual institution. The conversion and offering will also provide an additional source of capital to allow us, if and when authorized by our board of directors to pay dividends to shareholders and to repurchase shares of common stock.

Additionally, after the conversion, Beverly Financial will have the ability to issue additional shares of common stock to raise capital or to support mergers or acquisitions, although no additional capital issuance and no mergers or acquisitions are planned or contemplated at the present time. In addition, stock ownership by officers and other employees, through stock-based benefit plans, has proven to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. We also believe that the conversion will provide local customers and other residents with an opportunity to become equity owners of Beverly Financial, and thereby participate in possible stock price appreciation and cash dividends. This is consistent with our objective of being a locally owned and community-oriented financial institution. We believe that, through expanded local stock ownership, current customers and non-customers who purchase common stock will seek to enhance the financial success of the Bank through consolidation of their banking business and increased referrals to the Bank.

Approvals Required

The board of directors of the Bank and the board of trustees of Beverly Financial, MHC have approved the plan of conversion and the establishment and funding of our charitable foundation. The Massachusetts Commissioner of Banks has approved the application that includes the plan of conversion. We have filed an application with respect to the conversion with the Federal Reserve Board, and the Federal Reserve Board has authorized us to commence the offering. However, the final approval of the Federal Reserve Board is required before we can consummate the conversion and issue shares of common stock. Any approval by the Federal Reserve Board or the Massachusetts Commissioner of Banks does not constitute a recommendation or endorsement of the plan of conversion.

The affirmative vote of two-thirds of the total votes of shareholders of Beverly Financial, MHC present and voting at the special meeting of shareholders is required to approve the plan of conversion. In addition, the affirmative vote of two-thirds of the total votes of the corporators of Beverly Financial, MHC eligible to be cast at the special meeting of corporators is required to approve the plan of conversion.

Effects of the Conversion

Continuity. While the conversion is being accomplished, and after its completion, our routine business of accepting deposits and making loans will continue without interruption. The Bank will continue to be subject to regulation by the Massachusetts Commissioner of Banks and the FDIC. After the conversion, the Bank will continue to provide services for depositors and borrowers under current policies by its management and staff. The directors of the Bank also serve as trustees of Beverly Financial, MHC. After the conversion, these directors will continue to serve on the board of directors of the Bank and will become the new board of directors of Beverly Financial. There will be no change in our officers or staff as part of the conversion. The officers of Beverly Financial will be the current executive officers of the Bank. See the section of this prospectus entitled “Management.”

Deposit Accounts and Loans. The conversion will not affect any deposit accounts or borrower relationships with the Bank. All deposit accounts in the Bank will continue to be insured up to the legal maximum by the FDIC and the Share Insurance Fund established by the MGL in the same manner as such deposit accounts were insured immediately before the conversion. The conversion will not change the interest rate or the maturity of deposits at the Bank. Furthermore, all loans of the Bank will retain the same status that they had prior to the conversion. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the conversion.

Voting Rights. After the conversion, direction of the Bank will continue to be under the control of the board of directors of the Bank. Beverly Financial, as the sole shareholder of the Bank, will have exclusive voting rights with respect to any matters concerning the Bank requiring shareholder approval, including the election of directors of the Bank. Upon completion of the conversion, the shareholders of Beverly Financial will possess exclusive voting rights with respect to Beverly Financial common stock. These voting rights will be exclusive except to the extent Beverly Financial in the future issues additional common stock or preferred stock with voting rights. Each holder of common stock will be entitled to vote on any matters to be considered by Beverly Financial’s shareholders, including the election of directors of Beverly Financial, subject to the restrictions and limitations set forth in Beverly Financial’s amended and restated articles of organization discussed below.

Liquidation Rights. Each depositor in the Bank has both a deposit account in the Bank and a pro rata ownership interest in the net worth of Beverly Financial, MHC based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Beverly Financial, MHC and the Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in Beverly Financial, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Beverly Financial, MHC, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a cooperative bank that is a subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest in the mutual holding company, which has realizable value only in the unlikely event that the cooperative bank is completely liquidated. If this occurs prior to the completion of our conversion, each depositor would receive a pro rata share of any assets of the Bank remaining after payment of expenses and satisfaction of claims of all creditors. Each depositor’s pro rata share of such liquidating distribution would be in the same proportion as the value of such depositor’s deposit account was to the total value of all deposit accounts in the Bank at the time of liquidation.

Under the plan of conversion, depositors as of December 31, 2012 and December 31, 2013 will receive an interest in liquidation accounts maintained by Beverly Financial and the Bank in an aggregate amount equal to Beverly Financial, MHC’s total equity as reflected in the latest statement of financial condition used in this prospectus. Beverly Financial and the Bank will hold the liquidation accounts for the benefit of depositors as of December 31, 2012 and December 31, 2013 who continue to maintain deposits in the Bank after the conversion. The liquidation accounts would be distributed to depositors as of December 31, 2012 and December 31, 2013 who maintain their deposit accounts in the Bank only in the event of a liquidation of (a) Beverly Financial and the Bank or (b) the Bank. The liquidation account in the Bank would be used only in the event that Beverly Financial does not have sufficient assets to fund its obligations under its liquidation account. The total obligation of Beverly Financial and the Bank under their respective liquidation accounts will never exceed the dollar amount of Beverly Financial’s liquidation account as adjusted from time to time pursuant to the plan of conversion and applicable regulations. See “—Liquidation Rights.”

Tax Aspects. We will receive an opinion of counsel or tax advisor with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to the Bank or its members. See the section of this prospectus entitled “Material U.S. Income Tax Consequences.”

Determination of the Share Price and the Offering Range

The plan of conversion and federal regulations require that the purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. For its services in preparing the initial valuation, RP Financial will receive a fee of $45,000, and will be reimbursed for its expenses up to $5,000. We have agreed to indemnify RP Financial and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith. Neither the Bank nor Beverly Financial, MHC have had any prior business dealings with RP Financial.

RP Financial has estimated that, as of May 9, 2014, the estimated pro forma market value of Beverly Financial, assuming the establishment and funding of our new charitable foundation with a total contribution of a total of $1,350,000, such contribution to consist of 110,000 shares of our common stock and $250,000 in cash, ranged from $32.6 million to $43.7 million, with a midpoint of $38.1 million, subject to increase up to $50.0 million. Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 3,145,000 shares to 4,255,000 shares, subject to increase to 4,893,250 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

Consistent with applicable appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach.

RP Financial also considered the following factors, among others:

•	our present and projected results and financial condition;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the aggregate size of the offering of common stock;

•	the impact of the conversion and offering on our equity and earnings potential;

•	our potential to pay cash dividends; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The appraisal is based in part on an analysis of a peer group of ten publicly traded savings institutions that RP Financial considered comparable to us.

The peer group consists of the following 10 companies with assets between $263 million and $836 million as of December 31, 2013 (the latest date for which complete financial data is publicly available).

Company Name and Ticker Symbol	Headquarters	Total Assets ($)
		(Dollars in millions)
Alliance Bancorp of Penn (ALLB)	Broomall, PA	426
Chicopee Bancorp Inc. (CBNK)	Chicopee, MA	588
CMS Bancorp, Inc. (CMSB)	White Plains, NY	263
Georgetown Bancorp Inc. (GTWN)	Georgetown, MA	263
Hampden Bancorp Inc. (HBNK)	Springfield, MA	694
Oneida Financial Corp. (ONFC)	Oneida, NY	742
Peoples Federal Bancshares Inc. (PEOP)	Brighton, MA	588
TF Financial Corporation (THRD)	Newton, PA	836
Wellesley Bancorp (WEBK)	Wellesley, MA	459
WVS Financial Corp. (WVFC)	Pittsburgh, PA	314

The following are various averages for the peer group companies:

•	average assets of $517 million;

•	average non-performing assets of 1.30% of total assets;

•	average loans of 68.4% of total assets;

•	average equity of 12.6% of total assets; and

•	average net income of 0.49% of average assets.

RP Financial sought to provide meaningful comparative data to limit the need to perform subjective valuation adjustments with respect to institutions that did not share common characteristics with the Bank. As a result, a comparable institution’s dissimilar asset size may be outweighed by similarities with respect to other characteristics that are more exemplary of an institution’s value than asset size.

The peer group selection process was limited to publicly traded thrifts pursuant to the regulatory conversion guidelines, which limit the number of potential comparable companies for inclusion in the peer group to approximately 104 full stock publicly traded companies. As noted in the appraisal report, the selection process for the peer group involved two geographic screens to the universe of all public thrifts that were eligible for inclusion in the peer group.

•	New England Institutions. Given the impact of the regional market on investors’ perception of a financial institution’s value, RP Financial first looked to the New England regional market and applied the following selection criteria to publicly traded full-stock savings institutions: (i) assets between $250 million and $850 million, (ii) tangible equity-to-assets ratios greater than 8%, and (iii) positive core earnings. Six companies met the selection criteria and five were included in the peer group. The one company that was not included in the peer group was excluded on the basis that it had recently completed a mutual-to-stock conversion and, therefore, did not have a seasoned trading history as a publicly traded institution.

•

Mid-Atlantic Institutions. Given the limited number of comparable publicly traded full stock savings institutions based in New England, RP Financial next looked to the Mid-Atlantic regional market and applied the following selection criteria to publicly traded full-stock savings institutions: (i) assets between $250 million and $850 million, (ii) tangible equity-to-assets ratios greater than 8%, and (iii) positive core earnings. Eight companies met the selection criteria and five were included in the peer group. The three companies not included in the peer group were excluded for the following reasons: (i) two companies were excluded as the result of being targets of announced acquisitions and (ii) one company was excluded because it had recently completed a mutual-to-stock conversion and, therefore, did not have a seasoned trading history as a publicly-traded institution.

The following table presents a summary of selected pricing ratios for Beverly Financial and the peer group companies identified by RP Financial. Ratios are based on financial data for the 12 months ended March 31, 2014 for Beverly Financial and the 12 months ended December 31, 2013 for the peer group (or the last 12 months for which data is available) and stock price information as of May 9, 2014. Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 21.1% on a price-to-book value basis, a discount of 24.7% on a price-to-tangible book value basis and a premium of 65.3% on a price-to-earnings basis. The price-to-book value and price-to-tangible book value ratios also took into account Beverly Financial, MHC’s earnings history in relation to the peer group. The valuation also considered the after-market pricing characteristics of recently converted savings institutions, both regionally and nationally. Beverly Financial’s pro forma pricing ratios also reflected recent volatile market conditions, particularly for the stock of financial institution holding companies, and the effect of such conditions on the trading market for recent mutual-to-stock conversions. Our board of directors, in reviewing and approving the valuation, considered the range of price-to-book value ratios and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering.

	Price-to-earnings multiple(1)	Price-to-book value ratio	Price-to-tangible book value ratio
Beverly Financial, Inc. (pro forma)
Maximum, as adjusted	42.49x	78.99%	78.99%
Maximum	36.40x	75.59%	75.59%
Minimum	26.31x	67.66%	67.66%

Valuation of peer group companies using stock prices as of May 9, 2014
Averages	21.48x	95.67%	100.19%
Medians	22.02x	95.77%	100.38%

(1)	Price-to-earnings multiples calculated by RP Financial in the independent appraisal are based on an estimate of “core” or recurring earnings on a trailing 12 month basis for the 12 months ended March 31, 2014 for Beverly Financial and on a trailing 12 month basis for the 12 months ended December 31, 2013 for the peer group companies. Price-to-earnings multiples are based on an estimate of “core” or recurring earnings as calculated by RP Financial in the independent appraisal and are different from those presented in “Pro Forma Data,” which are based on reported earnings for the three months ended March 31, 2014 and the year ended December 31, 2013.

Compared to the average pricing ratios of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 21.0% on a price-to-book basis, a discount of 24.6% on a price-to-tangible book basis and a premium of 69.5% on a price-to-earnings basis. This means that, at the maximum of the offering range, a share of our common stock would be less expensive than the peer group on a price-to-book value and price-to-tangible book value basis and more expense on a price-to-earnings basis.

RP Financial advised the board of directors that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of comparable public companies whose stocks have traded for at least one year prior to the valuation date, and as a result of this analysis, RP Financial determined that our pro forma price-to-book and price-to-tangible book ratios were lower than the peer group companies.

The independent appraisal does not indicate per share market value. Do not assume or expect that the valuation of Beverly Financial as indicated above means that, after the conversion and offering, the shares of common stock will trade at or above the $10.00 offering price. Furthermore, the pricing ratios presented above were utilized by RP Financial to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. RP Financial did not independently verify our consolidated financial statements and other information, which we provided to them, nor did RP Financial independently value our assets or liabilities. The independent valuation considers the Bank as a going concern and should not be considered as an indication of the liquidation value of the Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $48.9 million, without resoliciting subscribers, which would result in a corresponding increase of up to 15% in the maximum of the offering range to up to 4,893,250 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation offering range to more than $48.9 million and a corresponding increase in the offering range to more than 4,893,250 shares (excluding shares issued to our charitable foundation), or a decrease in the minimum of the valuation offering range to less than $31.5 million and a corresponding decrease in the offering range to fewer than 3,145,000 shares (excluding shares issued to our charitable foundation), then we may promptly return with interest at our current statement savings rate of interest all funds previously delivered to us to purchase shares of common stock and cancel deposit account withdrawal authorizations, and, after consulting with the Federal Reserve Board and the Massachusetts Commissioner of Banks, we may terminate the plan of conversion. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted, to the extent that permission is required, by the Federal Reserve Board and the Massachusetts Commissioner of Banks in order to complete the conversion and offering. In the event that a resolicitation is commenced, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. If a person does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended with the approval, to the extent approval is required, of the Federal Reserve Board and the Massachusetts Commissioner of Banks, for periods of up to 90 days.

An increase in the number of shares to be sold in the offering would decrease both a subscriber’s ownership interest and our pro forma earnings and shareholders’ equity on a per share basis while increasing pro forma earnings and shareholders’ equity on an aggregate basis. A decrease in the number of shares to be sold in the offering would increase both a subscriber’s ownership interest and our pro forma earnings and shareholders’ equity on a per share basis, while decreasing pro forma earnings and shareholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see section of this prospectus entitled “Pro Forma Data.”

A copy of the appraisal report of RP Financial, including any amendments made to it, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of the Bank and as specified under the section of this prospectus entitled “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for the purchase of common stock have been granted to the following in descending order of priority:

(1)	Depositors of the Bank with aggregate account balances of at least $50 as of the close of business on December 31, 2012, or eligible accounts holders.

(2)	Depositors of the Bank with aggregate account balances of at least $50 as of the close of business on December 31, 2013, other than our officers, directors, trustees, corporators and their associates, or supplemental eligible account holders.

(3)	Tax-qualified employee stock benefit plans of the Bank, including the employee stock ownership plan we are establishing in connection with the conversion.

(4)	Employees, officers, directors, trustees and corporators of the Bank or Beverly Financial, MHC at the time of the offering, who do not qualify in the preceding categories.

All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all subscribers having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion and as described below under “—Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each eligible account holder will receive, as first priority and without payment, non-transferable rights to subscribe for common stock in an amount up to the greater of (i) $300,000, (ii) 0.10% of the total number of shares of common stock being offered, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock being offered by a fraction of which the numerator is the amount of the qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders. See “—Limitations on Common Stock Purchases.”

If there are not sufficient shares available to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder to purchase a number of shares sufficient to make such eligible account holder’s total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining eligible account holders whose subscriptions remain unfilled in the proportion that the amount of their respective qualifying deposit bears to the total amount of qualifying deposits of all eligible account holders whose subscriptions remain unfilled. However, no fractional shares shall be issued.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at December 31, 2012. Failure to list an account or providing incorrect information could result in the loss of all or part of an allocation than if all accounts had been disclosed. The subscription rights of eligible account holders who are also officers, directors, trustees or corporators of the Bank or Beverly Financial, MHC or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in the one-year period preceding December 31, 2012.

Priority 2: Supplemental Eligible Account Holders. To the extent that there are shares remaining after satisfaction of the subscriptions by eligible account holders, each supplemental eligible account holder will receive, as a second priority and without payment, non-transferable rights to subscribe for common stock in an amount up to the greater of (i) $300,000, (ii) 0.10% of the total number of shares of common stock being offered, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock being offered by a fraction of which the numerator is the amount of the qualifying deposit of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders. See “—Limitations on Common Stock Purchases.”

If there are not sufficient shares available to satisfy all subscriptions by supplemental eligible account holders, available shares first will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder to purchase a number of shares sufficient to make such supplemental eligible account holder’s total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amount of their respective qualifying deposit bears to the total amount of qualifying deposits of all supplemental eligible account holders whose subscriptions remain unfilled. However, no fractional shares shall be issued.

To ensure proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at December 31, 2013. Failure to list an account or providing incorrect information could result in the loss of all or part of an allocation.

Priority 3: The Tax-Qualified Employee Stock Benefit Plans. On a third priority basis, the tax-qualified employee stock benefit plans, including the employee stock ownership plan, will receive, as a third priority and without payment therefor, non-transferable subscription rights to purchase up to 8% of the common stock to be sold in the offering. As a tax-qualified employee benefit plan, we expect that the employee stock ownership plan will purchase 8% of the common stock to be sold in the offering and contributed to our charitable foundation, or 260,400 shares, based on the issuance of 3,255,000 shares at the minimum of the offering range, or 349,200 shares based on the issuance of 4,365,000 at the maximum of the offering range. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the subscription and community offerings, including subscriptions of any of the Bank’s directors, officers or employees. In the event that the total number of shares offered is increased above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any such shares up to an aggregate of 8% of the shares sold in the offering. It has not been determined whether the employee stock ownership plan will subscribe for shares in the offering or purchase shares in private transactions or on the open market after completion of the offering.

Priority 4: Employees, Officers, Directors, Trustees and Corporators of the Bank or Beverly Financial, MHC. On a fourth priority basis, each employee, officer, director, trustee and corporator of the Bank or the Beverly Financial, MHC at the time of the offering who is not eligible in the preceding priority categories will receive non-transferable rights to subscribe for common stock in an amount up to $300,000. See “—Limitations on Common Stock Purchases.”

Expiration Date. The subscription offering will expire at         p.m., Eastern time, on [Expiration Date], 2014, unless extended by us for up to 45 days or such additional periods with the approval of the Federal Reserve Board and the Massachusetts Commissioner of Banks, if necessary. We will not accept orders for common stock in the subscription offering received after the expiration date. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised prior to the expiration date will become void.

We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date whether or not we have been able to locate each person entitled to subscription rights. Subscription rights that have not been exercised prior to the expiration date will become void.

We will not execute orders until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 3,145,000 shares within 45 days after the expiration date and the Federal Reserve Board and Massachusetts Commissioner of Banks have not consented, to the extent such consent is required, to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at our current statement savings rate and all withdrawal authorizations will be canceled. If an extension beyond [Extension Date], 2014 is granted by the required regulatory agencies, we will resolicit subscribers, giving them an opportunity to change or cancel their orders. We will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. If a subscriber does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Extensions may not go beyond March 19, 2016, which is two years after the Board of Trustees of Beverly Financial, MHC adopted the plan of conversion.

Persons in Non-qualified States or Foreign Countries. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of conversion reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country.

Restrictions on Transferability of Subscription Rights. Subscription rights are non-transferable. See “—Restrictions on Transfer of Subscription Rights and Shares” below for more information.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, Beverly Financial may offer shares for sale pursuant to the plan of conversion in a community offering to the public with preference given to natural persons residing in the cities of Beverly and Salem, Massachusetts. The term “residents” includes persons who occupy a dwelling within these cities, have a present intent to remain within these cities for a period of time, and manifest the genuineness of that intent by establishing an ongoing physical presence within these cities together with an indication that such presence within these cities is something other than merely transitory in nature. To the extent the person is a corporation or other business entity, the principal place of business or headquarters shall be in these cities. To the extent the person is a personal benefit plan, the resident status of the beneficiary shall apply. In the case of all other benefit plans, circumstances of the trustee shall be examined for purposes of resident status. We may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a person is a resident. In all cases, the determination of resident status will be made by us in our sole discretion.

Stock sold in the community offering will be offered and sold in a manner to achieve the widest distribution of the stock. No person may purchase more than $300,000 of common stock in the community offering. Allocation of shares if an oversubscription occurs will give preference to natural persons residing in the cities listed above. Orders accepted will each be filled up to a maximum of 2% of the aggregate offering purchase price per order. Thereafter, any remaining shares will be allocated on an equal number of shares per order basis until the maximum number of shares to be sold are allocated.

The community offering may begin at the same time as, during or after the subscription offering. It is currently expected to terminate at the same time as the subscription offering, although it must terminate no more than 45 days following the subscription offering. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond [Extension Date], 2014. If an extension beyond [Extension Date], 2014 is granted by the Federal Reserve Board and the Massachusetts Commissioner of Banks, we will resolicit persons whose orders we accept in the community offering, giving them an opportunity to change or cancel their orders. If a person does not respond, we will cancel his or her stock order and return purchase funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. These extensions may not go beyond March 19, 2016, which is two years after the Board of Trustees of Beverly Financial, MHC adopted the plan of conversion.

Syndicated Offering

Our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a widespread distribution of our shares of common stock. If a syndicated community offering is held, Sandler O’Neill will serve as sole manager and will assist us in selling our common stock on a best efforts basis. In such capacity, Sandler O’Neill may form a syndicate of other broker-dealers who are FINRA member firms. Neither Sandler O’Neill nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated offering.

No person may purchase more than $300,000 of common stock in the syndicated offering, subject to the overall purchase and ownership limitations. See “—Limitations on Common Stock Purchases.” We retain the right to accept or reject in whole or in part any orders in the syndicated offering. Orders accepted will each be filled up to a maximum of 2% of the aggregate offering purchase price per order. Thereafter, any remaining shares will be allocated on an equal number of shares per order basis until the maximum number of shares to be sold are allocated.

Unless the syndicated offering begins during the subscription and/or community offerings, the syndicated offering will begin as soon as possible after the completion of the subscription and community offerings. The syndicated offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Massachusetts Commissioner of Banks and the Federal Reserve Board. See “—Community Offering” above for a discussion of rights of subscribers if an extension is granted.

If for any reason we cannot effect a syndicated offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there are a significant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The Federal Reserve Board, the Massachusetts Commissioner of Banks and FINRA must approve any such arrangements.

The opportunity to subscribe for shares of common stock in the community offering or syndicated offering is subject to our right, in our sole discretion, to accept or reject any order in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date. If we reject a subscription in part, the subscriber will not have the right to cancel the remainder of the subscription.

Limitations on Common Stock Purchases

In addition to the purchase limitations described above under “—Subscription Offering and Subscription Rights,” “—Community Offering” and “Syndicated Offering,” the plan of conversion provides for the following purchase limitations:

(1)	no individual may purchase in the aggregate more than $300,000 of the common stock, or 30,000 shares, sold in the offerings, subject to increase or decrease as described below;

(2)	no person, either alone or together with associates of or persons acting in concert with such person, may purchase more than $500,000 of the common stock, or 50,000 shares sold in the offerings, subject to increase or decrease as described below;

(3)	the tax-qualified employee stock benefit plans, including the employee stock ownership plan that we are establishing in connection with the conversion, are permitted to purchase up to 8% of the shares of common stock sold in the offering and contributed to our charitable foundation;

(4)	the officers, directors, trustees and corporators of the Bank or Beverly Financial, MHC and their associates in the aggregate, excluding purchases by the tax-qualified employee stock benefit plans, may purchase up to 30% of the shares of stock sold in the offering; and

(5)	the minimum purchase by each person purchasing in the offering is $250, or 25 shares, to the extent those shares are available.

Depending upon market or financial conditions, our board of directors, with any required approvals of the Federal Reserve Board and the Massachusetts Commissioner of Banks, may decrease or increase the purchase limitations. The purchase limitations may not be increased to a percentage that is more than 5.0% of the common stock offered for sale and may not be decreased to a percentage that is less than 0.10% of the common stock offered for sale in the conversion, and, in the case of our tax-qualified employee stock benefit plans, may not be increased to more than 10% of the shares offered for sale in the conversion. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be given the opportunity to increase their subscriptions up to the then-applicable limit. The effect of this type of resolicitation would be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions. In the event that the maximum purchase limitation is increased to 5% of the shares sold in the offering, such limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5% of the shares sold in the offering shall not exceed in the aggregate 10% of the total shares sold in the offering.

The term “associate” of a person is defined to mean:

(1)	any corporation or organization (other than Beverly Financial, Beverly Financial, MHC, the Bank or a majority-owned subsidiary of these entities) of which such person is a director, officer or partner or is directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

(2)	any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity;

(3)	any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of Beverly Financial, Beverly Financial, MHC, the Bank or any subsidiary of the Bank or Beverly Financial or any affiliate thereof; and

(4)	any person “acting in concert” with any of the persons or entities specified in clauses (1) through (3) above; provided, however, that any tax-qualified or non-tax-qualified employee plan will not be deemed to be an associate of any director, trustee or officer of the Bank, Beverly Financial, MHC or Beverly Financial, for purposes of aggregating total shares that may be acquired or held by directors, trustees and officers and their associates.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or conscious parallel action towards a common goal, whether or not pursuant to an express agreement; or

(2)	a combination or pooling of voting or other interests (such as subscription rights) in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

Our directors, trustees and officers are not treated as associates of each other solely because by virtue of holding such positions. We have the right to determine whether prospective purchasers are associates or acting in concert.

Shares of common stock purchased in the offering will be freely transferable except for shares purchased by our executive officers and directors and except as described below. Any purchases made by any associate of the Bank or Beverly Financial for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the FINRA guidelines, members of FINRA and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “—Restrictions on Purchase or Transfer of Our Shares After Conversion” below and the section of this prospectus entitled “Restrictions on Acquisition of Beverly Financial”

Marketing Arrangements

We have engaged Sandler O’Neill, a broker-dealer registered with the SEC and a member of FINRA, as our exclusive marketing agent in connection with the offering of our common stock. In this role, Sandler O’Neill, will:

•	consulting with us as to the financial and securities market implications of the plan of conversion;

•	reviewing with our board of directors the financial impact of the offering on us, based upon the independent appraiser’s appraisal of the common stock;

•	reviewing all offering documents, including the prospectus, stock order forms and related offering materials (it being understood that we are responsible for the preparation and filing of such documents);

•	assisting in the design and implementation of a marketing strategy for the offering;

•	assisting management in scheduling and preparing for meetings with potential investors and other broker-dealers in connection with the offering; and

•	providing such other general advice and assistance we may request to promote the successful completion of the offering.

For its services as marketing agent, Sandler O’Neill will receive a success fee of 1% of the aggregate dollar amount of the common stock sold in the subscription and community offerings, excluding shares purchased by our directors, officers and employees and members of their immediate families (including any individual retirement accounts owned by such persons), our employee stock ownership plan and our tax-qualified or stock-based compensation or similar plans and shares contributed to or purchased by our charitable foundation. In the event that common stock is sold in a syndicated offering, we will pay a selling concession which will not exceed 5.5% of the actual purchase price of each security sold in the syndicated offering, which shall be allocated to dealers (including Sandler O’Neill) in accordance with the actual number of shares of common stock sold by such dealers. Regardless of whether the offering is consummated, or if Sandler O’Neill’s engagement is terminated for certain specified reasons, Sandler O’Neill is entitled to be reimbursed for its reasonable out-of-pocket expenses up to a maximum of $100,000 if no syndicated offering is held and $115,000 if a syndicated offering is held. We have made an advance payment of $25,000 to Sandler O’Neill with respect to any fees and expenses, with the remainder to be paid upon completion of the offering.

We will indemnify Sandler O’Neill against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended, or the Securities Act.

Beverly Financial will offer the common stock in the subscription offering and community offering by the distribution of this prospectus and through activities conducted at the Conversion Center. The Conversion Center is expected to operate during normal business hours throughout the subscription offering and community offering. It is expected that at any particular time one or more Sandler O’Neill employees will be working at the Conversion Center. Employees of Sandler O’Neill will be responsible for responding to questions regarding the conversion and offering and processing stock orders. Sales of common stock will be made by registered representatives affiliated with Sandler O’Neill or by the selected dealers managed by Sandler O’Neill.

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of the Bank may assist in the offering, but only ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. No sales activity will be conducted in a the Bank banking office. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Sandler O’Neill. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated, directly or indirectly, in connection with their participation in the offering.

Sandler O’Neill will also receive a fee of $10,000 for its services as records agent in connection with the conversion offering. In its role as records agent, Sandler O’Neill will assist us in the offering as follows: (1) consolidation of deposit accounts; (2) design and preparation of order forms; (3) organization and supervision of the Conversion Center; (4) depositor special meeting services; and (5) subscription services. Sandler O’Neill is entitled to be reimbursed for its reasonable out-of-pocket expenses up to a maximum of $25,000. We have made an advance payment of $5,000 to Sandler O’Neill with respect to this fee, with the remainder to be paid upon completion of the offering.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Expiration Date. The subscription offering and the community offering will expire at     p.m., Eastern time, on [Expiration Date], 2014, unless we extend it for up to 45 days. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond [Extension Date], 2014 would require the Federal Reserve Board’s and Massachusetts Commissioner of Banks’ approval. If an extension beyond [Extension Date], 2014 is granted by the appropriate regulatory agencies, we will resolicit subscribers/persons who place orders, giving them an opportunity to change or cancel their orders. We will notify these subscribers of the extension of time and of the rights to place a new stock order for a specified period of time. If a subscriber does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. If we have not received orders to purchase the minimum number of shares offered in the offering by the expiration date or any extension thereof, we may terminate the offering and promptly refund all funds received for shares of common stock. If the number of shares offered is reduced below the minimum of the offering range, or increased above the adjusted maximum of the offering range, subscribers may be resolicited with any required approvals of the Federal Reserve Board.

To ensure that each purchaser receives a prospectus at least 48 hours before [Expiration Date], 2014, the expiration date of the offering, in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Subscription funds will be maintained in a segregated account at the Bank and will earn interest at our current statement savings rate from the date of receipt.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds delivered to us, with interest at our current statement savings rate from the date of receipt.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Use of Order Forms. In order to purchase shares of common stock in the subscription and community offerings, you must submit a completed order form and remit full payment. We will not be required to accept incomplete order forms, unsigned order forms, or orders submitted on photocopied or facsimiled order forms. We must receive all order forms prior to    p.m., Eastern time, on [Expiration date], 2014. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. A postmark prior to [Expiration Date], 2014 will not entitle you to purchase shares of common stock unless we receive the envelope by [Expiration Date], 2014. We are not required to notify subscribers of incomplete or improperly executed order forms. We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by overnight delivery to the indicated address on the order form, by bringing your order form to our Conversion Center or by mail using the return envelope provided. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final, subject to any required approvals of the Federal Reserve Board and the Massachusetts Commissioner of Banks.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by the Bank, Beverly Financial, the FDIC, the Share Insurance Fund, or any governmental agency, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act or the Exchange Act.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

(1)	personal check, bank draft or money order, payable to Beverly Financial; or

(2)	authorization of withdrawal from the Bank deposit accounts designated on the order form.

Appropriate means for designating withdrawals from deposit accounts at the Bank are provided in the order forms. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will be transferred to a savings account and earn interest at our current statement savings rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at the Bank and will earn interest at our current statement savings rate from the date payment is received until the offering is completed or terminated.

You may not use cash, wires or a check drawn on a the Bank line of credit, and we will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to Beverly Financial. If you request that we place a hold on your checking account for the subscription amount, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

We will have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until consummation of the offering, provided there is a loan commitment from an unrelated financial institution or Beverly Financial to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Regulations prohibit the Bank from knowingly lending funds or extending credit to any persons to purchase shares of common stock in the offering.

Using Retirement Account Funds. If you are interested in using your individual retirement account, or IRA, funds to purchase shares of common stock, you must do so through a self-directed IRA such as a brokerage firm IRA. By regulation, the Bank’s IRAs are not self-directed, so they cannot be invested in shares of our common stock. Therefore, if you wish to use your funds that are currently in a Bank IRA, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. It may take several weeks to transfer your Bank IRA to an independent trustee, so please allow yourself sufficient time to take this action. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in an IRA or any other retirement account to purchase shares of common stock should contact our Conversion Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of FINRA, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country.

Conversion Center

If you have any questions regarding the offering or the conversion, please call the Conversion Center at                 , from 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday.

Liquidation Rights

Liquidation Prior to the Conversion. In the unlikely event that Beverly Financial, MHC is liquidated prior to the conversion, all claims of creditors of Beverly Financial, MHC would be paid first. Thereafter, if there were any assets of Beverly Financial, MHC remaining, these assets would first be distributed to certain depositors of the Bank under such depositors’ liquidation rights. The amount received by such depositors would be equal to their pro rata interest in the remaining value of Beverly Financial, MHC, after the claims of creditors, based on the relative size of their deposit accounts.

Liquidation Following the Conversion. The plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by Beverly Financial for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to Beverly Financial, MHC’s total equity as of the date of the latest statement of financial condition used in this prospectus. The plan of conversion also provides for the establishment of a parallel bank liquidation account in the Bank to support the Beverly Financial liquidation account in the event Beverly Financial does not have sufficient assets to fund its obligations under the Beverly Financial liquidation account.

In the unlikely event that the Bank was to liquidate after the conversion, all claims of creditors, including those of Bank depositors, would be paid first. However, except with respect to the liquidation account established by Beverly Financial, a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest. Depositors generally would not have an interest in the value of the assets of the Bank or Beverly Financial above that amount.

The liquidation account established by Beverly Financial is designed to provide payments to qualifying depositors of their liquidation interest (exchanged for the liquidation rights such persons had in Beverly Financial, MHC) in the event of a liquidation of Beverly Financial and the Bank or a liquidation solely of the Bank. Specifically, in the unlikely event that either (i) the Bank or (ii) Beverly Financial and the Bank were to completely liquidate after the conversion, all claims of creditors, including those of Bank depositors, would be paid first, followed by a distribution to eligible account holders and supplemental eligible account holders of their interests in the liquidation account maintained by Beverly Financial. In a complete liquidation of both entities, or of the Bank only, when Beverly Financial has insufficient assets to fund the distribution due to eligible account holders and supplemental eligible account holders and the Bank has positive net worth, the Bank shall immediately make a distribution to fund Beverly Financial’s remaining obligations under the Beverly Financial liquidation account. In no event will any eligible account holder or supplemental eligible account holder be entitled to a distribution that exceeds such holder’s interest in the liquidation account maintained by Beverly Financial as adjusted from time to time pursuant to the plan of conversion and federal regulations. If Beverly Financial is sold or liquidated apart from a sale or liquidation of the Bank, then the Beverly Financial liquidation account will cease to exist and eligible account holders and supplemental eligible account holders will receive an equivalent interest in the Bank liquidation account, subject to the same rights and terms as the liquidation account maintained by Beverly Financial.

Pursuant to the plan of conversion, after two years from the date of conversion, Beverly Financial shall transfer the liquidation account (and the depositors’ interests in such account) to the Bank and the liquidation account shall thereupon subsumed into the liquidation account of the Bank. Under the rules and regulations of the Massachusetts Commissioner of Banks, a post-conversion merger, consolidation, or similar combination or transaction with another depository institution or depository institution holding company in which Beverly Financial or the Bank is not the surviving institution would not be considered a liquidation. In such a transaction, the liquidation account would be assumed by the surviving institution.

Each eligible account holder and supplemental eligible account holder would have an initial pro rata interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in the Bank on December 31, 2012 or December 31, 2013 equal to the proportion that the balance of each eligible account holder and supplemental account holder deposit accounts on December 31, 2012 and December 31, 2013, respectively, bears to the balance of all eligible account holder and supplemental account holder deposit accounts in the Bank on such date.

If, however, on any December 31 annual liquidation account closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on December 31, 2012 or December 31, 2013, respectively, or any other annual liquidation account closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of eligible account holders and supplemental eligible account holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be available for distribution to shareholders.

Restrictions on Transfer of Subscription Rights and Shares

Applicable regulations prohibit any person with subscription rights, including the eligible account holders and supplemental eligible account holders, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Restrictions on Purchase or Transfer of Shares After the Conversion

The shares being acquired by the directors, trustees, officers, corporators and their associates are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an officer of the Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and officers of Beverly Financial also will be restricted by the insider trading rules promulgated pursuant to the Exchange Act.

Purchases of shares of our common stock by any of our directors, officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Federal Reserve Board. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

Applicable regulations and current agreements with our regulators prohibit Beverly Financial from repurchasing its shares of common stock during the first year following conversion unless compelling business reasons exist for such repurchases. After one year, applicable regulations do not impose any repurchase restrictions; however, our agreements with our regulators may prohibit Beverly Financial from repurchasing its shares of common stock for a significantly longer period of time.

Interpretation, Amendment and Termination

All interpretations of the plan of conversion by the board of trustees of Beverly Financial, MHC will be final, subject to the authority of the Massachusetts Commissioner of Banks and Federal Reserve Board. The plan of conversion provides that, if deemed necessary or desirable by the board of trustees of Beverly Financial, MHC, the plan of conversion may be substantively amended by a majority vote of the board of trustees as a result of comments from regulatory authorities or otherwise, at any time prior to the date material is sent to the corporators for approval of the plan. Amendment of the plan of conversion thereafter requires a majority vote of the board of trustees and the approval of the Massachusetts Commissioner of Banks. The plan of conversion shall be terminated if the conversion is not completed by March 19, 2016, 24 months from the date on which the Board of Trustees of Beverly Financial, MHC approved the plan. The plan of conversion may be terminated by the board of trustees of Beverly Financial, MHC at any time prior to the date of the special meeting of corporators called to consider this plan, and thereafter by such a vote with the approval of the Massachusetts Commissioner of Banks.

Material U.S. Income Tax Consequences

The following summary describes the anticipated material U.S. federal income tax consequences of the conversion to U.S. persons (as defined below). The following summary is based upon the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, under federal laws other than those pertaining to income tax, and under federal laws applicable to alternative minimum taxes are not addressed in this proxy statement/prospectus.

For purposes of this summary, we use the term “U.S. person” to mean:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (1) is subject to the primary supervision of a court within the United States over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

The actual tax consequences of the conversion to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the conversion in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local and foreign and other tax laws, and of changes in those laws.

Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to Beverly Financial, MHC, Beverly Financial, the Bank, eligible account holders and supplemental eligible account holders. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Beverly Financial, MHC, Beverly Financial or the Bank would prevail in a judicial proceeding.

Based in part upon representations of Beverly Financial, MHC and the Bank, Hogan Lovells US LLP has issued its opinion regarding certain federal income tax consequences of the conversion. With regard to the conversion, Hogan Lovells US LLP has opined that:

(1)	the conversion will constitute a reorganization under Section 368(a)(1)(F) of the Code and therefore none of Beverly Financial, MHC, Beverly Financial or the Bank will recognize gain or loss as a result of the Conversion;

(2)	assuming that, for the reasons described herein, an interest in the liquidation accounts (including the liquidation account of Beverly Financial and the liquidation account of the Bank supporting the payment of the Beverly Financial liquidation account in the event Beverly Financial lacks sufficient assets) received in the conversion has no value, no gain or loss will be realized or recognized by the eligible account holders or the supplemental eligible account holders upon the distribution to them of such rights in the liquidation account pursuant to the conversion, and the basis of the eligible account holders or the supplemental eligible account holders in their interest in the liquidation account will be zero;

(3)	assuming that, for the reasons set forth herein, the subscription rights to purchase shares of common stock of Beverly Financial issued in the conversion have no value, no gain or loss will be recognized by the eligible account holders, supplemental eligible account holders and other recipients upon the distribution, exercise or lapse of the subscription rights; and

(4)	assuming that, for the reasons set forth herein, the subscription rights have no value, the basis to the eligible account holders, supplemental eligible account holders and other recipients who purchase Beverly Financial common stock pursuant to the subscription rights will be the amount paid therefor and the holding period of the stock purchased pursuant to the exercise of the subscription rights will commence on the date on which the subscription right was exercised (Sections 1012, 1223(5)).

As noted above, the Hogan Lovells US LLP tax opinions set forth in items (2), (3) and (4) are dependent on whether the subscription rights and the interest in the liquidation accounts received in the conversion are considered to have value at the time of the conversion. Hogan Lovells US LLP emphasized that the value of the subscription rights (and, to a lesser extent, the interests in the liquidation accounts) is an inherently factual question.

With regard to the value of the interest in the liquidation accounts referenced in opinion (2) above, Hogan Lovells US LLP noted that an interest in the liquidation accounts is merely an inchoate interest unless a liquidation of (i) Beverly Financial and the Bank or (ii) the Bank, occurs at a time when they are solvent. The firm also noted its understanding that the regulatory authorities have rarely, if ever, approved a payment attributable to a liquidation account and that we have no plan for or expectation that either Beverly Financial or the Bank would be liquidated while solvent even in the unlikely event that such a liquidation were to be approved by the applicable regulatory authorities. In addition, counsel noted that because the interests in the liquidation accounts are non-transferable, it is virtually impossible to realize any speculative value that the liquidation accounts interest might have prior to an actual liquidation of Beverly Financial or the Bank while solvent. Moreover, the interest in the liquidation accounts is subject to reduction to the extent that eligible account holders and supplemental eligible account holders make withdrawals from their withdrawable deposit account, with no restoration of such reduction as the result of subsequent deposits to that account, resulting in the interests of most of the eligible account holders and supplemental eligible account holders in the liquidation accounts being reduced or even eliminated over time. Finally, counsel noted the letter we have received from RP Financial to the effect that the Beverly Financial liquidation account and the benefit provided by the Bank’s liquidation account supporting the payment of the Beverly Financial liquidation account in the event Beverly Financial lacks sufficient net assets does not have any economic value at the time of conversion. Based on the factual considerations described above and the letter received by us from RP Financial, Hogan Lovells US LLP believes it is reasonable to conclude that an interest in the liquidation accounts has no value, although there can be no assurance that the Internal Revenue Service will not contend otherwise. To the extent that the liquidation accounts are subsequently determined to have an economic value, the eligible account holders and supplemental eligible account holders could have taxable gain to the extent of such ascertainable value as of the date of the conversion.

With respect to the value of the subscription rights referenced in opinions (3) and (4) above, Hogan Lovells US LLP noted that the issuance of the subscription rights is required by 209 CMR 33.05(3) as a step which must be followed in converting from the mutual form to the stock form and that Beverly Financial does not intend that the subscription rights have any value. Counsel also noted that the subscription rights will be of limited duration are granted at no cost to the recipients, are non-transferable, and only entitle the recipients to purchase our common stock at the price established for the offering (which, in accordance with applicable regulations of the Massachusetts Commissioner of Banks, must be based upon the independently appraised fair market value of our common stock and represents our good faith judgment at the time of the conversion as to the value of its common stock). Furthermore, Hogan Lovells US LLP noted the letter we have received from RP Financial to the effect that the subscription rights do not have any ascertainable value and the price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise. Based on the factual considerations described above and the letter received by us from RP Financial, Hogan Lovells US LLP believes it is reasonable to conclude that the subscription rights will not be considered to have value at the time distributed, although there can be no assurance that the Internal Revenue Service will not contend otherwise.

If, however, the subscription rights were nevertheless determined to have value at the time of the conversion, the federal income tax consequences to the recipients would depend upon whether or not that value were ascertainable at the time of distribution. Because the subscription rights are non-transferable rights of a short duration and because the number of shares that can be acquired and the price to be paid can be determined with certainty only after the subscription period expires, Hogan Lovells US LLP believes that even if the subscription rights were determined to have value at the time of issuance, that value would be considered unascertainable at that time. Assuming that to be the case, to the extent the eligible account holders, supplemental eligible account holders and other recipients do not exercise the subscription rights, they should not incur tax consequences as a result of the receipt of those rights, even if the subscription rights were determined to have some unascertainable value at the time of issuance. However, under such circumstances, the eligible account holders, supplemental eligible account holders and other recipients who exercise subscription rights may recognize ordinary income at the time of exercise in an amount equal to the value of the rights at the time of exercise (which could be equal to the difference between the fair market value of our common stock acquired and the exercise price).

We have also received an opinion from Shatswell, MacLeod & Company, P.C. that the Massachusetts state income tax consequences are consistent with the federal income tax consequences.

The federal and state tax opinions have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Our Charitable Foundation

General

In furtherance of our commitment to our local community, we intend to establish a new charitable foundation, the Beverly Bank Charitable Foundation, in connection with the conversion. The foundation will be established as a non-stock, nonprofit corporation in connection with the offering. The new charitable foundation will be funded with shares of our common stock and cash, as further described below.

By further enhancing our visibility and reputation in our local community, we believe that our charitable foundation will enhance the long-term value of the Bank’s community banking franchise. The offering presents us with a unique opportunity to provide a substantial and continuing benefit to our communities through the Bank’s charitable foundation.

Purpose of our Charitable Foundation

In connection with the closing of the offering, we intend to contribute to our charitable foundation a total of $1,350,000, with such contribution to consist of 110,000 shares of our common stock and $250,000 in cash. The purpose of our charitable foundation is to provide financial support to charitable organizations in the communities in which we operate and to enable our communities to share in our long-term growth. Our charitable foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us. Our charitable foundation will also support our ongoing obligations to the community under the Community Reinvestment Act.

Funding our charitable foundation with shares of our common stock in addition to cash is also intended to allow our communities to share in our potential growth and success after the offering is completed because our charitable foundation will benefit directly from any increases in the value of our shares of common stock. In addition, our charitable foundation will maintain close ties with the Bank, thereby forming a partnership within the communities in which the Bank operates.

Structure of our Charitable Foundation

Our charitable foundation will be incorporated under Delaware law as a non-stock, nonprofit corporation. The certificate of incorporation of our charitable foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Code. The certificate of incorporation will further provide that no part of the net earnings of our charitable foundation will inure to the benefit of, or be distributable to, its members, directors or officers or to private individuals.

Our charitable foundation will be governed by a board of directors, initially consisting of at least two individuals that are directors of Beverly Financial and the Bank. We will also select one additional person to serve on our charitable foundation’s board of directors who will not be one of our officers or directors and who will have experience with local charitable organizations and grant making. For five years after the offering, one seat on our charitable foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and at least one seat on our charitable foundation’s board of directors will be reserved for one of the Bank’s directors. Except as described below in “—Regulatory Requirements Imposed on our Charitable Foundation,” on an annual basis, directors of our charitable foundation will elect the board to serve for one-year terms.

The board of directors of our charitable foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of our charitable foundation will at all times be bound by their fiduciary duty to advance our charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which our charitable foundation is established. The directors of our charitable foundation also will be responsible for directing the activities of our charitable foundation, including the management and voting of the shares of our common stock held by our charitable foundation. However, as required by applicable regulations, all shares of our common stock held by our charitable foundation must be voted in the same ratio as all other shares of our common stock on all proposals considered by our shareholders.

Our charitable foundation’s initial place of business will be located at our corporate headquarters. The board of directors of our charitable foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliate restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the regulations of the Federal Reserve Board governing transactions between the Bank and our charitable foundation.

Capital for our charitable foundation will come from:

(1)	any dividends that may be paid on our shares of common stock in the future;

(2)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or

(3)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Code, our charitable foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets.

Tax Considerations

We believe that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Code and should be classified as a private foundation. Our charitable foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as our charitable foundation files its application for tax-exempt status within 27 months of the last day of the month in which it was organized, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization.

Beverly Financial and the Bank are authorized by federal law to make charitable contributions. We believe that the offering presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact to our shareholders of the contribution of shares of common stock to our charitable foundation.

We believe that our contribution of shares of our common stock to our charitable foundation should not constitute an act of self-dealing and that we should be entitled to a federal tax deduction in the amount of the fair market value of the stock at the time of the contribution. We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Code to carry the excess contribution over the five-year period following the contribution to our charitable foundation. We estimate that at all levels of the offering range, the contribution should be deductible for federal tax purposes over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period). However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to our charitable foundation. In such event, our contribution to our charitable foundation would be expensed without a tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any such decision to continue to make additional contributions to our charitable foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our shareholders and depositors, and the financial condition and operations of the foundation.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2%, although we expect to qualify for the lower 1% special rate. Our charitable foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. Our charitable foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on our Charitable Foundation

Applicable regulations require that, before our board of directors adopted the plan of conversion, the board of directors had to identify its members that will serve on our charitable foundation’s board, and these directors could not participate in our board’s discussions concerning contributions to our charitable foundation, and could not vote on the matter. Our board of directors complied with this regulation in adopting the plan of conversion.

These regulations impose the following additional requirements on the establishment of our charitable foundation:

•	the Federal Reserve Board and the Massachusetts Commissioner of Banks may examine our charitable foundation at the charitable foundation’s expense;

•	our charitable foundation must comply with all supervisory directives imposed by the Federal Reserve Board or the Massachusetts Commissioner of Banks;

•	our charitable foundation must provide annually to the Federal Reserve Board and the Massachusetts Commissioner of Banks a copy of the annual report that the charitable foundation submits to the Internal Revenue Service;

•	our charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•	our charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Code; and

•	our charitable foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our shareholders.

Within six months of completing the offering, our charitable foundation must submit to the Federal Reserve Board a three-year operating plan, conflicts of interest policy, gift instrument, bylaws and certificate of organization.

Restrictions on Acquisition of Beverly Financial

General

The plan of conversion provides for Beverly Financial, MHC to convert from mutual form to Beverly Financial, a stock holding company which will own 100% of the stock of the Bank. See the section of this prospectus entitled “The Conversion and Stock Offering—General.” Provisions in Beverly Financial’s amended and restated articles of organization and bylaws and in its benefit plans and agreements entered into in connection with the conversion, together with provisions of the MGL and governing regulatory restrictions, may have anti-takeover effects.

Amended and Restated Articles of Organization and Bylaws of Beverly Financial

Beverly Financial’s amended and restated articles of organization and bylaws contain a number of provisions, relating to corporate governance and rights of shareholders that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Beverly Financial more difficult. The following description is a summary of the provisions of the amended and restated articles of organization and bylaws. See the section of this prospectus entitled “Where You Can Find Additional Information” as to how to review a copy of these documents.

Classified Board. Beverly Financial’s amended and restated articles of organization provide that the board of directors will be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. Thus, it would take two annual elections to replace a majority of Beverly Financial’s board. Beverly Financial’s amended and restated articles of organization provide that the size of the board of directors may be increased or decreased only by a majority vote of the board.

Vacancies; Removal. The amended and restated articles of organization provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. The amended and restated articles of organization also provide that a director may only be removed for cause by the affirmative vote of either two-thirds of the authorized board of directors of Beverly Financial or a majority of the shares eligible to vote. In the absence of these provisions, the vote of the holders of a majority of the shares of Beverly Financial could remove the entire board, with or without cause, and replace it with persons of such holders’ choice.

Elimination of Cumulative Voting. The amended and restated articles of organization prohibit cumulative voting for the election of directors. No cumulative voting means that the directors, officers and employees of the Bank and the former trustees, officers and employees of Beverly Financial, MHC may have the power to elect all directors of Beverly Financial to be elected at that meeting. This could prevent public shareholder representation on Beverly Financial’s board.

Meetings of Shareholders. The amended and restated articles of organization also provide that any action required or permitted to be taken by the shareholders of Beverly Financial may be taken only at an annual or special meeting and prohibits shareholder action by written consent in lieu of a meeting.

Restrictions on Call of Special Meetings. The amended and restated articles of organization provide that a special meeting of shareholders may be called by a majority of the authorized board of directors of Beverly Financial or the affirmative vote of a majority of the disinterested directors then in office, or, upon written application, by shareholders holding at least a majority of the capital stock entitled to vote at the meeting.

Advance Notice. The amended and restated articles of organization and bylaws impose notice and information requirements in connection with the nomination by shareholders of candidates for election to the board of directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

Authorization of Preferred Stock. The amended and restated articles of organization authorize one million shares of serial preferred stock, no par value per share. Beverly Financial is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Beverly Financial that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede that completion of the transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future attempt to gain control of Beverly Financial. The board of directors has no present plan or understanding to issue any preferred stock.

Shareholder Vote Required to Approve Business Combinations with Principal Shareholders. The amended and restated articles of organization require the approval of the holders of at least two-thirds of Beverly Financial’s outstanding shares of voting stock to approve certain “Business Combinations” and related transactions.

The vote of at least two-thirds of the shareholders is required in connection with any transaction involving an Interested Shareholder except in cases where the proposed transaction has been approved in advance by a majority of those members of Beverly Financial’s board of directors who are unaffiliated with the Interested Shareholder and were directors prior to the time when the Interested Shareholder became an Interested Shareholder.

The term “Interested Shareholder” is defined to include, among others, any individual, corporation, partnership or other entity (other than the Bank, Beverly Financial or any subsidiary thereof, or any employee benefit plan maintained by Beverly Financial or its subsidiary) which owns beneficially or controls, directly or indirectly, more than 5% of the outstanding shares of voting stock of Beverly Financial.

A “Business Combination” means:

(1)	any merger or consolidation of Beverly Financial or any of its subsidiaries with or into any Interested Shareholder or its affiliate;

(2)	any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Shareholder or its affiliate of 25% or more of the assets of Beverly Financial or combined assets of Beverly Financial and its subsidiary;

(3)	the issuance or transfer to any Interested Shareholder or its affiliate by Beverly Financial (or any subsidiary) of any securities of Beverly Financial in exchange for cash, securities or other property having an aggregate fair market value equaling or exceeding 25% of the combined fair market value of the outstanding common stock of Beverly Financial and its subsidiaries, except for any issuance or transfer pursuant to an employee benefit plan of Beverly Financial or any subsidiary;

(4)	the adoption of any plan for the liquidation or dissolution of Beverly Financial proposed by or on behalf of any Interested Shareholder or its affiliate; and

(5)	any reclassification of securities, recapitalization, merger or consolidation of Beverly Financial, which has the effect of increasing the proportionate share of common stock or any class of equity or convertible securities of Beverly Financial owned directly or indirectly by an Interested Shareholder or its affiliate.

Evaluation of Offers. The amended and restated articles of organization further provide that the board of directors of Beverly Financial shall when evaluating any offer to Beverly Financial from another party to:

•	make a tender offer or exchange offer for any outstanding equity security of Beverly Financial;

•	merge or consolidate Beverly Financial with another corporation or entity; or

•	purchase or otherwise acquire all or substantially all of the properties and assets of Beverly Financial;

in connection with the exercise of its judgment in determining what is in the best interest of Beverly Financial and its shareholders, give due consideration to the extent permitted by law to all relevant factors, including, without limitation, Beverly Financial’s employees, suppliers, creditors and customers; the economy of the state, region and nation; community and societal considerations; and the long- and short-term interests of Beverly Financial and its shareholders, including the possibility that these interests will be best served by the continued independence of Beverly Financial.

By having these standards in the amended and restated articles of organization of Beverly Financial, the board of directors may be in a stronger position to oppose such a transaction if the board concludes that the transaction would not be in the best interests of Beverly Financial, even if the price offered is significantly greater than the then market price of any equity security of Beverly Financial.

Amendment to Amended and Restated Articles of Organization and Bylaws. The amended and restated articles of organization may be amended by the affirmative vote of two-thirds of the total votes eligible to be cast by shareholders, voting together as a single class; provided, however, that if at least two-thirds of the directors recommend approval of the amendment, then such amendment shall require the affirmative vote of a majority of the total votes eligible to cast by shareholder, voting together as a single class.

The bylaws may be amended by the affirmative vote of two-thirds of the board of directors of Beverly Financial or the affirmative vote of at least two-thirds of the total votes eligible to be cast by shareholders, voting together as a single class. These provisions could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through bylaw amendments is an important element of the takeover strategy of the acquiror.

Anti-Takeover Effects of Beverly Financial’s Amended and Restated Articles of Organization, Bylaws and Benefit Plans Adopted in the Conversion

The provisions described above are intended to reduce Beverly Financial’s vulnerability to takeover attempts and other transactions which have not been negotiated with and approved by members of its board of directors. The provisions of the employment and change of control agreements, severance pay plan, supplemental executive retirement plan, benefit restoration plan, directors’ deferred compensation plan and the stock option plan to be established may also discourage takeover attempts by increasing the costs to be incurred by the Bank and Beverly Financial in the event of a takeover. See the section of this prospectus entitled “Executive and Director Compensation—Employment and Change in Control Agreements and Severance Arrangements,” and “—Benefit Plans.”

Beverly Financial’s board of directors believes that the provisions of the amended and restated articles of organization, bylaws and benefit plans to be established are in the best interests of Beverly Financial and its shareholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the board of directors believes it is in the best interests of Beverly Financial and its shareholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the board of directors’ view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of Beverly Financial and that otherwise is in the best interests of all shareholders.

Regulatory Restrictions

For additional information, see the section of this prospectus entitled “Supervision and Regulation—Holding Company Regulation—Acquisition of Control.”

Description of Capital Stock

General

At the effective date, Beverly Financial, will be authorized to issue 10,000,000 shares of common stock, $0.01 par value $0.01 per share, and 1,000,000 shares of preferred stock, no par value per share. Beverly Financial currently expects to issue in the offering up to 4,365,000 shares of common stock including shares issued to our charitable foundation. Beverly Financial will not issue shares of preferred stock in the conversion. Each share of Beverly Financial common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock.

The shares of common stock of Beverly Financial will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

Common Stock

Dividends. Beverly Financial can pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if Beverly Financial were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock of Beverly Financial will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If Beverly Financial issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion, the holders of common stock of Beverly Financial will have exclusive voting rights in Beverly Financial. They will elect Beverly Financial’s board of directors and act on other matters as are required to be presented to them under Massachusetts law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Beverly Financial’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit during the three-year period following the offering and conversion; thereafter, shares of common stock in excess of the 10% limit will be entitled to cast 1/100th of a vote per share. If Beverly Financial issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Amendments to the amended and restated articles of organization require a two-thirds shareholder vote in certain circumstances, and certain matters require an 80% shareholder vote.

As a stock cooperative bank, corporate powers and control of the Bank are vested in its board of directors, who elect the officers of the Bank and who fill any vacancies on the board of directors. Voting rights of the Bank are vested exclusively in the owners of the shares of capital stock of the Bank, which will be Beverly Financial. Shares of the Bank’s stock will be voted at the direction of Beverly Financial’s board of directors. Consequently, the holders of the common stock of Beverly Financial will not have direct control of the Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of the Bank, Beverly Financial, as the holder of 100% of the Bank’s capital stock, would be entitled to receive all assets of the Bank available for distribution, after payment or provision for payment of all debts and liabilities of the Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to eligible account holders and supplemental eligible account holders. In the event of liquidation, dissolution or winding up of Beverly Financial, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Beverly Financial available for distribution, and eligible account holders and supplemental eligible account holders will be treated as surrendering their rights to the Beverly Financial liquidation account and receiving an equivalent interest in the Bank liquidation account. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Beverly Financial will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the board of directors. The common stock cannot be redeemed.

Fully Paid and Nonassessable. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion, all of the shares of common stock will be fully paid and non-assessable.

Preferred Stock

None of the shares of Beverly Financial’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without shareholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and that could assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

NASDAQ Capital Market

We have applied to have our common stock approved for listing on The NASDAQ Capital Market under the trading symbol “BEVB.”

Legal and Tax Matters

The validity of the shares of our common stock to be issued in this offering and the federal income tax consequences of the conversion will be passed upon for us by our counsel, Hogan Lovells US LLP, Washington, D.C. Certain legal matters relating to this offering will be passed upon for Sandler O’Neill + Partners, L.P. by Goodwin Procter LLP, Boston, Massachusetts.

Experts

The consolidated financial statements of Beverly Financial, MHC and Subsidiary as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 have been included herein and in the registration statement in reliance upon the report of Shatswell, MacLeod & Company, P.C., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

RP Financial, LC has consented to the publication herein of the summary of its report to Beverly Financial, Inc. setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

Where You Can Find Additional Information

We have filed with the SEC, a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the accompanying exhibits and schedules. Some items included in the registration statement are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract, agreement or any other document are summaries of the material terms of these contracts, agreements or other documents. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved.

A copy of the registration statement and the accompanying exhibits and schedules and any other document we file may be inspected without charge and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

An application for approval of the conversion has been filed with the Massachusetts Commissioner of Banks, and an application for approval of the conversion and an application for Beverly Financial to become a bank holding company has been filed with the Federal Reserve Board. This prospectus omits certain information contained in the applications. The application for conversion filed with the Massachusetts Commissioner of Banks may be inspected, without charge, at the offices of the Massachusetts Division of Banks, 1000 Washington Street, 10th Floor, Boston, Massachusetts. To obtain a copy of the applications filed with the Federal Reserve Board, you may contact the Vice President and Community Affairs Officer of the Federal Reserve Bank of Boston, at 617-973-3059.

Our plan of conversion is available, upon request, at each of our branch offices.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and we will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.beverlybank.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, proxy statements and other information filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

Index to Consolidated Financial Statements of Beverly Financial, MHC and Subsidiary

Consolidated Financial Statements	Page
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of March 31, 2014 (Unaudited) and December 31, 2013 and 2012	F-3
Consolidated Statements of Income for the Three Months Ended March 31, 2014 and 2013 (Unaudited) and the Years Ended December 31, 2013, 2012 and 2011	F-4
Consolidated Statements of Comprehensive Income for the Three Months Ended March 31, 2014 and 2013 (Unaudited) and the Years Ended December 31, 2013, 2012 and 2011	F-5
Consolidated Statements of Changes in Equity for the Three Months Ended March 31, 2014 (Unaudited) and the Years Ended December 31, 2013, 2012 and 2011	F-6
Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2014 and 2013 (Unaudited) and the Years Ended December 31, 2013, 2012 and 2011	F-7
Notes to Consolidated Financial Statements	F-8

The Board of Directors

Beverly Financial, MHC

Beverly, Massachusetts

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheets of Beverly Financial, MHC and Subsidiary as of December 31, 2013 and 2012 and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Beverly Financial, MHC and Subsidiary as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

March 24, 2014

83 PINE STREET • WEST PEABODY, MASSACHUSETTS 01960-3635 • TELEPHONE (978) 535-0206 • FACSIMILE (978) 535-9908

smc@shatswell.com                         www.shatswell.com

BEVERLY FINANCIAL, MHC AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	March 31,	December 31,
	2014	2013	2012
	(unaudited)
ASSETS
Cash and due from banks	$3,137	$3,476	$6,540
Interest-bearing demand deposits with Federal Reserve Bank and other banks	10,818	9,655	19,262
Federal funds sold	1,037	283	1,192

Cash and cash equivalents	14,992	13,414	26,994
Interest-bearing time deposits in other banks	4,165	4,835	4,938
Investments in available-for-sale securities (at fair value)	18,649	19,731	26,374
Federal Home Loan Bank stock, at cost	2,894	2,894	3,231
Investment in Co-operative Central Reserve Fund, at cost	568	568	568
Loans held-for-sale	356	—	1,180
Loans, net	271,923	269,048	231,612
Premises and equipment	5,597	5,605	5,594
Other real estate owned	264	264	—
Accrued interest receivable	806	786	771
Deferred income tax asset, net	1,591	1,591	1,398
Bank-owned life insurance	4,175	4,144	4,019
Other assets	1,035	1,109	1,602

Total assets	$327,015	$323,989	$308,281

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing	$57,830	$53,629	$54,775
Interest-bearing	225,798	221,761	204,789

Total deposits	283,628	275,390	259,564
Federal Home Loan Bank advances	12,035	10,036	15,539
Repurchase agreements	—	6,437	2,646
Junior subordinated debentures	7,686	9,186	9,186
Other liabilities	1,853	1,526	1,149

Total liabilities	305,202	302,575	288,084

Equity:
Retained earnings	21,760	21,389	20,011
Accumulated other comprehensive income	53	25	186

Total equity	21,813	21,414	20,197

Total liabilities and equity	$327,015	$323,989	$308,281

The accompanying notes are an integral part of these consolidated financial statements.

BEVERLY FINANCIAL, MHC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands)

	Three Months Ended March 31,		Years Ended December 31,
	2014	2013	2013	2012	2011
	(unaudited)
Interest and dividend income:
Interest and fees on loans	$3,058	$2,904	$11,950	$12,055	$12,654
Interest on debt securities:
Taxable	78	103	372	430	524
Dividends on marketable equity securities	11	3	12	19	33
Other interest	6	12	44	54	52

Total interest and dividend income	3,153	3,022	12,378	12,558	13,263

Interest expense:
Interest on deposits	342	341	1,374	1,659	2,335
Interest on Federal Home Loan Bank advances	116	173	595	822	895
Interest on repurchase agreements	5	14	66	20	32
Interest on junior subordinated debentures	79	83	334	351	337

Total interest expense	542	611	2,369	2,852	3,599

Net interest and dividend income	2,611	2,411	10,009	9,706	9,664
Provision for loan losses	60	121	241	221	303

Net interest and dividend income after provision for loan losses	2,551	2,290	9,768	9,485	9,361

Noninterest income:
Service fees	95	91	381	344	377
Gain on sales of loans, net	45	346	637	855	371
Gains on sales of securities, net	—	—	—	67	100
Other income	162	136	562	854	608

Total noninterest income	302	573	1,580	2,120	1,456

Noninterest expense:
Salaries and employee benefits	1,160	1,214	5,224	4,820	4,115
Occupancy expense	181	169	669	648	659
Equipment expense	84	86	311	346	332
Data processing expense	149	148	561	672	689
Professional fees	132	142	426	395	370
FDIC assessment	43	45	169	163	226
ATM processing fees	56	45	185	212	185
Other expense	441	402	1,558	1,415	1,455

Total noninterest expense	2,246	2,251	9,103	8,671	8,031

Income before income taxes	607	612	2,245	2,934	2,786
Income taxes expense	236	238	867	1,136	1,085

Net income	$371	$374	$1,378	$1,798	$1,701

The accompanying notes are an integral part of these consolidated financial statements.

BEVERLY FINANCIAL, MHC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In Thousands)

	Three Months Ended March 31,		Years Ended December 31,
	2014	2013	2013	2012	2011
	(unaudited)
Net income	$371	$374	$1,378	$1,798	$1,701

Other comprehensive income (loss), net of tax:
Net change in unrealized holding gain on available-for-sale securities	28	(14)	(161)	13	88

Other comprehensive income (loss), net of tax	28	(14)	(161)	13	88

Comprehensive income	$399	$360	$1,217	$1,811	$1,789

The accompanying notes are an integral part of these consolidated financial statements.

BEVERLY FINANCIAL, MHC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the Three Months Ended March 31, 2014 (unaudited) and the

Years Ended December 31, 2013, 2012 and 2011

(In Thousands)

	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance, December 31, 2010	$16,512	$85	$16,597
Net income	1,701		1,701
Other comprehensive income, net of tax effect		88	88

Balance, December 31, 2011	18,213	173	18,386
Net income	1,798		1,798
Other comprehensive income, net of tax effect		13	13

Balance, December 31, 2012	20,011	186	20,197
Net income	1,378		1,378
Other comprehensive loss, net of tax effect		(161)	(161)

Balance, December 31, 2013	21,389	25	21,414
Net income	371		371
Other comprehensive income, net of tax effect		28	28

Balance, March 31, 2014 (unaudited)	$21,760	$53	$21,813

The accompanying notes are an integral part of these consolidated financial statements.

BEVERLY FINANCIAL, MHC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Three Months Ended March 31,		Years Ended December 31,
	2014	2013	2013	2012	2011
	(unaudited)
Cash flows from operating activities:
Net income	$371	$374	$1,378	$1,798	$1,701
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of securities, net	30	56	171	208	161
Gain on sales of securities, net	—	—	—	(67)	(100)
Decrease (increase) in mortgage servicing rights	21	(99)	(71)	(170)	14
Provision for loan losses	60	121	241	221	303
Change in deferred loan origination fees, net	1	(9)	(55)	(21)	12
Gain on sales of other real estate owned	—	—	(31)	(43)	(103)
Depreciation and amortization	80	83	327	363	340
Loans originated for sale	(1,925)	(9,825)	(20,027)	(26,561)	(15,189)
Proceeds from sales of loans	1,614	11,351	21,844	26,236	16,286
Gain on sale of loans	(45)	(346)	(637)	(855)	(371)
(Increase) decrease in accrued interest receivable	(20)	(22)	(15)	24	113
Deferred tax (benefit) expense	(16)	114	(92)	270	314
Decrease in prepaid expenses	18	69	351	182	314
Decrease (increase) in other assets	6	26	105	(70)	(35)
Increase in bank-owned life insurance	(31)	(29)	(125)	(125)	(127)
Increase in taxes payable	134	—	—	—	—
Decrease in taxes receivable	26	27	104	56	170
Increase (decrease) in accrued interest payable	—	36	(22)	(16)	(9)
Increase (decrease) in accrued expenses	161	(39)	418	179	20
Increase (decrease) in other liabilities	32	(28)	(19)	(783)	31

Net cash provided by operating activities	517	1,860	3,845	826	3,845

Cash flows from investing activities:
Purchases of interest-bearing time deposits in other banks	—	—	(1,960)	(1,960)	(3,464)
Proceeds from maturities of interest-bearing time deposits in other banks	670	245	2,063	486	—
Purchases of available-for-sale securities	(493)	—	(7,180)	(7,553)	(16,677)
Proceeds from calls and maturities of available-for-sale securities	1,592	1,989	13,394	6,503	10,986
Proceeds from sales of available-for-sale securities	—	—	—	408	129
Redemption of Federal Home Loan Bank stock	—	337	337	292	—
Loan originations and principal collections, net	(2,946)	(2,875)	(31,277)	(8,055)	5,996
Loans purchased	—	—	(6,904)	(1,476)	(1,200)
Proceeds from sales of other real estate owned	—	—	314	151	1,338
Recoveries of loans previously charged off	10	5	12	23	2
Capital expenditures	(72)	(210)	(338)	(106)	(144)

Net cash used in investing activities	(1,239)	(509)	(31,539)	(11,287)	(3,034)

Cash flows from financing activities:
Net increase (decrease) in demand deposits, NOW and savings accounts	3,701	(6,065)	24,789	23,844	14,574
Net increase (decrease) in time deposits	4,537	(5,308)	(8,963)	(9,297)	(14,308)
Proceeds from Federal Home Loan Bank long-term advances	2,000	—	—	—	—
Payments on Federal Home Loan Bank long-term advances	(1)	(1)	(5,503)	(6,003)	(3,003)
Net (decrease) increase in repurchase agreements	(6,437)	1,918	3,791	609	(1,581)
Redemption of junior subordinated debenture	(1,500)	—	—	—	—

Net cash provided by (used in) financing activities	2,300	(9,456)	14,114	9,153	(4,318)

Net increase (decrease) in cash and cash equivalents	1,578	(8,105)	(13,580)	(1,308)	(3,507)
Cash and cash equivalents at beginning of period	13,414	26,994	26,994	28,302	31,809

Cash and cash equivalents at end of period	$14,992	$18,889	$13,414	$26,994	$28,302

Supplemental disclosures:
Interest paid	$542	$575	$2,391	$2,868	$3,608
Income taxes paid	92	97	855	810	601
Increase (decrease) in due from broker	(3)	50	(4)	4	(74)
Transfer from loans to other real estate owned	—	—	547	166	1,367
Loans originated from sale of other real estate owned	—	—	—	190	—

The accompanying notes are an integral part of these consolidated financial statements.

BEVERLY FINANCIAL, MHC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2014 and 2013 (Unaudited) and the

Years Ended December 31, 2013, 2012 and 2011

NOTE 1 – NATURE OF OPERATIONS

Beverly Financial, MHC (the “Company”) is a Massachusetts mutual holding company, whose primary purpose is to act as the holding company for the Beverly Bank (formerly known as Beverly Cooperative Bank) (the “Bank”). The Bank is a state chartered stock co-operative bank which was incorporated in 1888 and is headquartered in Beverly, Massachusetts. The Bank operates its business from four banking offices located in Massachusetts. The Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in residential real estate loans, and in commercial, consumer and small business loans.

NOTE 2 – ACCOUNTING POLICIES

The accompanying unaudited interim consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information and Rule 10-01 of Regulation S-X. Information included herein as of March 31, 2014 and for the interim periods ended March 31, 2014 and 2013 is unaudited; however, in the opinion of management, all adjustments considered necessary for a fair presentation have been included and were of a normal recurring nature. The results of operations for the three months ended March 31, 2014 and 2013 are not necessarily indicative of the results that may be expected for the entire year or any other interim period.

The accounting and reporting policies of the Company and its subsidiary conform to accounting principles generally accepted in the United States of America and predominant practices within the banking industry. The consolidated financial statements were prepared using the accrual basis of accounting. The significant accounting policies are summarized below to assist the reader in better understanding the consolidated financial statements and other data contained herein.

USE OF ESTIMATES:

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, impairment of securities and the valuation of deferred tax assets.

BASIS OF PRESENTATION:

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank, and the Bank’s wholly-owned subsidiaries, 254 Cabot Street Corporation which owns certain equipment, Beverly Securities Corporation which was formed to hold securities for its own account and Essex County Properties, LLC which was formed to acquire and hold real estate. All significant intercompany accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS:

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, due from banks, interest-bearing demand deposits with Federal Reserve Bank and other banks and federal funds sold.

As of March 31, 2014 (unaudited) and December 31, 2013, the Bank has $1,763,000 and $1,779,000, respectively, in total cash and cash equivalents held at Eastern Bank which represents 8.08% and 8.31%, respectively, of total equity.

SECURITIES:

Investments in debt securities are adjusted for amortization of premiums and accretion of discounts so as to approximate the interest method. Gains or losses on sales of investment securities are computed on a specific identification basis.

The Company classifies debt and equity securities into one of three categories: held-to-maturity, available-for-sale, or trading. These security classifications may be modified after acquisition only under certain specified conditions. In general, securities may be classified as held-to-maturity only if the Company has the positive intent and ability to hold them to maturity. Trading securities are defined as those bought and held principally for the purpose of selling them in the near term. All other securities must be classified as available-for-sale.

•	Held-to-maturity securities are measured at amortized cost in the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings or in a separate component of capital. They are merely disclosed in the notes to the consolidated financial statements.

•	Available-for-sale securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings, but are reported as a net amount (less expected tax) in a separate component of capital until realized.

•	Trading securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses for trading securities are included in earnings.

For any debt security with a fair value less than its amortized cost basis, the Company will determine whether it has the intent to sell the debt security or whether it is more likely than not it will be required to sell the debt security before the recovery of its amortized cost basis. If either condition is met, the Company will recognize a full impairment charge to earnings. For all other debt securities that are considered other-than-temporarily impaired and do not meet either condition, the credit loss portion of impairment will be recognized in earnings as realized losses. The other-than-temporary impairment related to all other factors will be recorded in other comprehensive income.

Declines in marketable equity securities below their cost that are deemed other than temporary are reflected in earnings as realized losses.

As a member of the Federal Home Loan Bank of Boston (FHLB), the Company is required to invest in $100 par value stock of the FHLB. The FHLB capital structure mandates that members must own stock as determined by their Total Stock Investment Requirement which is the sum of a member’s Membership Stock Investment Requirement and Activity-Based Stock Investment Requirement. The Membership Stock Investment Requirement is calculated as 0.35% of a member’s Stock Investment Base, subject to a minimum investment of $10,000 and a maximum investment of $25,000,000. The Stock Investment Base is an amount calculated based on certain assets held by a member that are reflected on call reports submitted to applicable regulatory authorities. The Activity-Based Stock Investment Requirement is calculated as 3.0% for overnight advances, 4.0% for FHLB advances with original terms to maturity of two days to three months and 4.5% for other advances plus a percentage of advance commitments, 0.5% of standby letters of credit issued by the FHLB and 4.5% of the value of intermediated derivative contracts. Management evaluates the Company’s investment in FHLB stock for other-than-temporary impairment at least on a quarterly basis and more frequently when economic or market conditions warrant such evaluation. Based on its most recent analysis of the FHLB as of March 31, 2014 (unaudited) and December 31, 2013, management deems its investment in FHLB stock to be not other-than-temporarily impaired.

LOANS HELD-FOR-SALE:

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. No losses have been recorded.

LOANS:

Loans receivable that management has the intent and ability to hold until maturity or payoff are reported at their outstanding principal balances adjusted for amounts due borrowers on unadvanced loans, any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

Interest on loans is recognized on a simple interest basis.

Loan origination and commitment fees and certain direct origination costs are deferred, and the net amount amortized as an adjustment of the related loan’s yield. The Company is amortizing these amounts over the contractual life of the related loans.

Residential real estate loans are generally placed on nonaccrual when reaching 90 days past due or in process of foreclosure. All closed-end consumer loans 90 days or more past due and any equity line in the process of foreclosure are placed on nonaccrual status. Secured consumer loans are written down to realizable value and unsecured consumer loans are charged-off upon reaching 120 or 180 days past due depending on the type of loan. Commercial real estate loans and commercial business loans and leases which are 90 days or more past due are generally placed on nonaccrual status, unless secured by sufficient cash or other assets immediately convertible to cash. When a loan has been placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest on loans. A loan can be returned to accrual status when collectibility of principal is reasonably assured and the loan has performed for a period of time, generally six months.

Cash receipts of interest income on impaired loans is credited to principal to the extent necessary to eliminate doubt as to the collectibility of the net carrying amount of the loan. Some or all of the cash receipts of interest income on impaired loans is recognized as interest income if the remaining net carrying amount of the loan is deemed to be fully collectible. When recognition of interest income on an impaired loan on a cash basis is appropriate, the amount of income that is recognized is limited to that which would have been accrued on the net carrying amount of the loan at the contractual interest rate. Any cash interest payments received in excess of the limit and not applied to reduce the net carrying amount of the loan are recorded as recoveries of charge-offs until the charge-offs are fully recovered.

ALLOWANCE FOR LOAN LOSSES:

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

General Component:

The general component of the allowance for loan losses is based on historical loss experience adjusted for qualitative factors stratified by the following loan segments: residential real estate, commercial real estate, construction, commercial and consumer. Management uses a rolling average of historical losses based on a time frame appropriate to capture relevant loss data for each loan segment. This historical loss factor is adjusted for the following qualitative factors: levels/trends in delinquencies; trends in volume and terms of loans; effects of changes in risk selection and underwriting standards and other changes in lending policies, procedures and practices; experience/ability/depth of lending management and staff; and national and local economic trends and conditions. There were no changes in the Company’s policies or methodology pertaining to the general component of the allowance for loan losses during 2013 and the three months ended March 31, 2014 (unaudited).

The qualitative factors are determined based on the various risk characteristics of each loan segment. Risk characteristics relevant to each portfolio segment are as follows:

Residential real estate and equity credit lines: The Company generally does not originate loans with a loan-to-value ratio greater than 80 percent without private mortgage insurance and does not grant subprime loans. All loans in this segment are collateralized by owner-occupied residential real estate and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in this segment.

Commercial real estate: Loans in this segment are primarily income-producing properties throughout Massachusetts. The underlying cash flows generated by the properties are adversely impacted by a downturn in the economy as evidenced by increased vacancy rates, which in turn, will have an effect on the credit quality in this segment. Management periodically obtains rent rolls and continually monitors the cash flows of these loans.

Construction loans: Loans in these segments primarily include speculative real estate development loans for which payment is derived from sale of the property. Credit risk is affected by cost overruns, time to sell at an adequate price, and market conditions.

Commercial and industrial loans: Loans in these segments are made to businesses and are generally secured by assets of the business. Repayment is expected from the cash flows of the business. A weakened economy, and resultant decreased consumer spending, will have an effect on the credit quality in this segment.

Consumer loans: Loans in this segment are generally unsecured and repayment is dependent on the credit quality of the individual borrower.

Allocated Component:

The allocated component relates to loans that are classified as impaired. Impairment is measured on a loan by loan basis for commercial, commercial real estate and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. An allowance is established when the discounted cash flows (or collateral value) of the impaired loan is lower than the carrying value of that loan. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential real estate loans for impairment disclosures, unless such loans are subject to a troubled debt restructuring agreement.

The Company periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a troubled debt restructuring (“TDR”). All TDRs are initially classified as impaired.

Unallocated Component:

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general reserves in the portfolio.

PREMISES AND EQUIPMENT:

Land is carried at cost. Premises and equipment are stated at cost, less accumulated depreciation and amortization. Cost and related allowances for depreciation and amortization of premises and equipment retired or otherwise disposed of are removed from the respective accounts with any gain or loss included in income or expense. Depreciation and amortization are calculated principally on the straight-line method over the estimated useful lives of the assets.

OTHER REAL ESTATE OWNED AND IN-SUBSTANCE FORECLOSURES:

Other real estate owned includes properties acquired through foreclosure and properties classified as in-substance foreclosures in accordance with ASC 310-40, “Receivables – Troubled Debt Restructuring by Creditors.” These properties are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure or transfer, establishing a new cost basis. Subsequent to foreclosure or transfer, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Any writedown from cost to estimated fair value required at the time of foreclosure or classification as in-substance foreclosure is charged to the allowance for loan losses. Expenses incurred in connection with maintaining these assets, subsequent writedowns and gains or losses recognized upon sale are included in other expense.

In accordance with ASC 310-10-35, “Receivables – Overall – Subsequent Measurement,” the Company classifies loans as in-substance repossessed or foreclosed if the Company receives physical possession of the debtor’s assets regardless whether formal foreclosure proceedings take place.

BANK-OWNED LIFE INSURANCE:

The Company has purchased insurance policies on the lives of certain directors, executive officers and employees. Bank-owned life insurance policies are reflected on the consolidated balance sheets at cash surrender value. Changes in net cash surrender value of the policies, as well as insurance proceeds received, are reflected in noninterest income on the consolidated statements of income and are not subject to income taxes.

ADVERTISING:

The Company directly expenses costs associated with advertising as they are incurred.

INCOME TAXES:

The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled.

FAIR VALUES OF FINANCIAL INSTRUMENTS:

Accounting Standards Codification (ASC) 825, “Financial Instruments,” requires that the Company disclose estimated fair values for its financial instruments. Fair value methods and assumptions used by the Company in estimating its fair value disclosures are as follows:

Cash and cash equivalents: The carrying amounts reported in the balance sheets for cash and cash equivalents approximate those assets’ fair values.

Interest-bearing time deposits with other banks: The fair value of interest bearing time deposits with other banks was determined by discounting the cash flows associated with these instruments using current market rates for deposits with similar characteristics.

Securities: Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans held-for-sale: Fair values of loans held for sale are based on commitments on hand from investors or prevailing market prices.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated by discounting the future cash flows, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Accrued interest receivable: The carrying amount of accrued interest receivable approximates its fair value.

Due from broker: The carrying amount of due from broker approximates its fair value.

Deposit liabilities: The fair values disclosed for demand deposits, regular savings, NOW accounts, and money market accounts are equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Federal Home Loan Bank advances: Fair values for Federal Home Loan Bank advances are estimated using a discounted cash flow technique that applies interest rates currently being offered on advances to a schedule of aggregated expected monthly maturities on Federal Home Loan Bank advances.

Repurchase agreements: The carrying amount of securities sold under agreements to repurchase approximates its fair value.

Junior subordinated debentures: Fair values of the junior subordinated debentures are based on a discounted cash flow technique that applies interest rates currently being offered on junior subordinated debentures to a schedule of expected monthly maturities on junior subordinated debentures.

Off-balance sheet instruments: The fair value of commitments to originate loans is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments and the unadvanced portion of loans, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligation with the counterparties at the reporting date.

RECENT ACCOUNTING PRONOUNCEMENTS:

In December 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2011-11, “Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities.” The objective of this ASU is to enhance current disclosures. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The amendments in this ASU are effective for annual periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In October 2012, the FASB issued ASU 2012-06, “Business Combinations (Topic 805): Subsequent Accounting for an Indemnification Asset Recognized at the Acquisition Date as a Result of a Government-Assisted Acquisition of a Financial Institution.” The amendments in this update clarify the applicable guidance for subsequently measuring an indemnification asset recognized as a result of a government-assisted acquisition of a financial institution. The amendments in this update are effective for fiscal years, and interim periods within those years beginning on or after December 15, 2012. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In February 2013, the FASB issued ASU 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” The amendments in this update do not change the current requirements for reporting net income or other comprehensive income in financial statements. However, the amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. generally accepted accounting principles (GAAP) to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts. The amendments are effective prospectively for reporting periods beginning after December 15, 2013. Early adoption is permitted. The adoption of ASU 2013-02 did not have a material impact on the Company’s consolidated financial statements.

In February 2013, the FASB issued ASU 2013-04, “Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date.” The objective of the amendments in this ASU is to provide guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, except for obligations addressed within existing guidance in GAAP. Examples of obligations within the scope of this ASU include debt arrangements, other contractual obligations, and settled litigation and judicial rulings. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2014; and should be applied retrospectively to all prior periods presented for those obligations resulting from joint and several liability arrangements within the ASU scope that exist at the beginning of an entity’s fiscal year of adoption. The Company anticipates that the adoption of this guidance will not have a material impact on its consolidated financial statements.

In April 2013, the FASB issued ASU 2013-07, “Presentation of Financial Statements (Topic 205): Liquidation Basis of Accounting.” The amendments in this ASU are being issued to clarify when an entity should apply the liquidation basis of accounting. The guidance provides principles for the recognition and measurement of assets and liabilities and requirements for financial statements prepared using the liquidation basis of accounting. Additionally, the amendments require disclosures about an entity’s plan for liquidation, the methods and significant assumptions used to measure assets and liabilities, the type and amount of costs and income accrued, and the expected duration of the liquidation process. The amendments are effective for entities that determine liquidation is imminent during annual reporting periods beginning after December 15, 2013, and interim reporting periods therein. Entities should apply the requirements prospectively from the day that liquidation becomes imminent. Early adoption is permitted. The adoption of this guidance did not have an impact on the Company’s consolidated financial statements.

In July 2013, the FASB issued ASU 2013-10, “Derivatives and Hedging (Topic 815) – Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes.” The amendments in this ASU permit the Fed Funds Effective Swap Rate (OIS) to be used as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815, in addition to Treasury Obligations of the U.S. government (UST) and the London Interbank Offered Rate (LIBOR). The amendments also remove the restriction on using different benchmark rates for similar hedges. The amendments apply to all entities that elect to apply hedge accounting of the benchmark interest rate under Topic 815. The amendments are effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. The adoption of this ASU did not have an impact on the Company’s results of operations or financial position.

In July 2013, the FASB issued ASU 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” The amendments in this ASU provide guidance for the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The amendments in this ASU are expected to reduce diversity in practice by providing guidance on the presentation of unrecognized tax benefits and will better reflect the manner in which an entity would settle at the reporting date any additional income taxes that would result from the disallowance of a tax position when net operating loss carryforwards, similar tax losses, or tax credit carryforwards exist. The amendments apply to all entities that have unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. For nonpublic entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2014, with early adoption permitted. The adoption of this guidance is not expected to have a material impact on the Company’s results of operations or financial position.

In January 2014, the FASB issued ASU 2014-01, “Investments – Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects.” The amendments in this ASU apply to all reporting entities that invest in qualified affordable housing projects through limited liability entities that are flow-through entities for tax purposes as follows:

1.	For reporting entities that meet the conditions for and that elect to use the proportional amortization method to account for investments in qualified affordable housing projects, all amendments in this ASU apply.

2.	For reporting entities that do not meet the conditions for or that do not elect the proportional amortization method, only the amendments in this ASU that are related to disclosures apply.

The amendments in this ASU permit reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit). For those investments in qualified affordable housing projects not accounted for using the proportional amortization method, the investment should be accounted for as an equity method investment or a cost method investment in accordance with Subtopic 970-323. The amendments in this ASU should be applied retrospectively to all periods presented. A reporting entity that uses the effective yield method to account for its investments in qualified affordable housing projects before the date of adoption may continue to apply the effective yield method for those preexisting investments. The amendments in this ASU are effective for public business entities for annual periods and interim reporting periods within those annual periods, beginning after December 15, 2014. For all entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2014, and interim periods within annual reporting periods beginning after December 15, 2015. Early adoption is permitted. The Company does not expect that the adoption of this ASU will have an impact on the Company’s consolidated financial statements.

In January 2014, the FASB issued ASU 2014-02, “Intangibles-Goodwill and Other (Topic 350): Accounting for Goodwill.” The amendments in this ASU apply to all entities except for public business entities and not-for-profit entities as defined in the Master Glossary of the Accounting Standards Codification and employee benefit plans within the scope of Topics 960 through 965 on plan accounting. An entity within the scope of the amendments that elects to apply the accounting alternative in this ASU is subject to all of the related subsequent measurement, derecognition, other presentation matters, and disclosure requirements within the accounting alternative. The amendments in this ASU allow an accounting alternative for the subsequent measurement of goodwill. An entity within the scope of the amendments that elects the accounting alternative in this ASU should amortize goodwill on a straight-line basis over 10 years, or less than 10 years if the entity demonstrates that another useful life is more appropriate. An entity that elects the accounting alternative is further required to make an accounting policy election to test goodwill for impairment at either the entity level or the reporting unit level. The accounting alternative, if elected, should be applied prospectively to goodwill existing as of the beginning of the period of adoption and new goodwill recognized in annual periods beginning after December 15, 2014, and interim periods within annual periods beginning after December 15, 2015. Early application is permitted, including application to any period for which the entity’s annual or interim financial statements have not yet been made available for issuance. The Company does not expect that the adoption of this ASU will have an impact on the Company’s consolidated financial statements.

In January 2014, the FASB issued ASU 2014-04, “Receivables-Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure.” The objective of the amendments in this ASU is to reduce diversity by clarifying when an in substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. The amendments in this ASU clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in this ASU are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. For entities other than public business entities, the amendments in this ASU are effective for annual periods beginning after December 15, 2014, and interim periods within annual periods beginning after December 15, 2015. An entity can elect to adopt the amendments in this ASU using either a modified retrospective transition method or a prospective transition method. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

In March 2014, the FASB issued ASU No. 2014-07, “Consolidation (Topic 810): Applying Variable Interest Entities Guidance to Common Control Leasing Arrangements.” Under the ASU, a private company lessee (the reporting entity) could elect, when certain conditions exist, not to apply the variable interest entity (VIE) guidance to a lessor entity under common control. The guidance in this ASU is effective for annual reporting periods beginning after December 15, 2014, and interim periods within annual periods beginning after December 15, 2015. Early application would be permitted. Entities that elect the alternative to not apply VIE guidance would use a full retrospective approach to apply it. The Company anticipates that the adoption of this guidance would not have an impact on its consolidated financial statements.

In April 2014, the FASB issued ASU 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” This ASU changes the criteria for reporting discontinued operations and modifies related disclosure requirements. The new guidance is effective on a prospective basis for fiscal years beginning on or after December 15, 2014, and interim periods within those years. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

NOTE 3 – INVESTMENTS IN AVAILABLE-FOR-SALE SECURITIES

Investments in securities have been classified in the consolidated balance sheets according to management’s intent. The amortized cost of securities and their approximate fair values are as follows:

	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
March 31, 2014 (unaudited):
Debt securities issued by the U.S. Treasury and other U.S. government corporations and agencies	$2,451	$3	$10	$2,444
Debt securities issued by foreign governments	25	—	—	25
Mortgage-backed securities	16,084	150	54	16,180

	$18,560	$153	$64	$18,649

December 31, 2013:
Debt securities issued by U.S. government corporations and agencies	$2,455	$3	$18	$2,440
Debt securities issued by foreign governments	25	—	—	25
Mortgage-backed securities	17,206	142	82	17,266

	$19,686	$145	$100	$19,731

December 31, 2012:
Debt securities issued by U.S. government corporations and agencies	$9,441	$56	$—	$9,497
Debt securities issued by foreign governments	25	—	—	25
Mortgage-backed securities	16,601	262	11	16,852

	$26,067	$318	$11	$26,374

During the three months ended March 31, 2014 and 2013 (unaudited), and the year ended December 31, 2013, there were no sales of available-for-sale securities. During the year ended December 31, 2012, proceeds from sales of available-for-sale securities amounted to $408,000. Gross realized gains on those sales amounted to $67,000. During the year ended December 31, 2011, proceeds from sales of available-for-sale securities amounted to $129,000. Gross realized gains on those sales amounted to $100,000. The tax expense applicable to these net realized gains for the years ended December 31, 2012 and 2011 amounted to $26,000 and $39,000, respectively.

The scheduled maturities of debt securities were as follows as of March 31, 2014 (unaudited):

Fair Value
(In Thousands)
Due after one year through five years	$1,522
Due after five years through ten years	947
Mortgage-backed securities	16,180

$18,649

The scheduled maturities of debt securities were as follows as of December 31, 2013:

Fair Value
(In Thousands)
Due after one year through five years	$1,528
Due after five years through ten years	937
Mortgage-backed securities	17,266

$19,731

There were no securities of issuers whose aggregate carrying amount exceeded 10% of equity as of March 31, 2014 (unaudited), and December 31, 2013 and 2012.

As of March 31, 2014 (unaudited), December 31, 2013 and 2012, debt securities with a carrying amount of $0, $8,254,000 and $6,122,000, respectively, were pledged to secure securities sold under agreements to repurchase.

The aggregate fair value and unrealized losses of securities that have been in a continuous unrealized-loss position for less than twelve months and for twelve months or more, and are not other-than-temporarily impaired, are as follows:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
March 31, 2014 (unaudited):
Debt securities issued by U.S. Government corporations and agencies	$947	$10	$—	$—	$947	$10
Mortgage-backed securities	3,425	16	3,964	38	7,389	54

Total temporarily impaired securities	$4,372	$26	$3,964	$38	$8,336	$64

December 31, 2013:
Debt securities issued by U.S. Government corporations and agencies	$937	$18	$—	$—	$937	$18
Mortgage-backed securities	6,211	40	3,188	42	9,399	82

Total temporarily impaired securities	$7,148	$58	$3,188	$42	$10,336	$100

December 31, 2012:
Mortgage-backed securities	$—	$—	$3,626	$11	$3,626	$11

Total temporarily impaired securities	$—	$—	$3,626	$11	$3,626	$11

The investments in the Company’s investment portfolio that are temporarily impaired as of March 31, 2014 (unaudited) and December 31, 2013 consist of debt securities issued by U.S. government sponsored enterprises and agencies. Declines in the fair value of debt securities issued by U.S. government sponsored enterprises and agencies below amortized cost basis are due to changes in market interest rates and current market inefficiencies in the pricing of these securities. Company management anticipates that the fair value of securities that are currently impaired will recover to cost basis. As management has the ability and intent to hold securities for the foreseeable future no declines are deemed to be other-than-temporary.

NOTE 4 – LOANS

Loans consisted of the following:

	March 31,	December 31,
	2014	2013	2012
	(In Thousands)
	(unaudited)
Real estate loans:
One-to four-family residential	$91,345	$90,841	$85,795
Commercial	97,057	93,549	75,619
Multi-family	37,959	35,865	28,641
Home equity loans and lines of credit	11,773	11,485	9,859
Construction	15,338	19,207	13,841
Commercial business loans	21,404	21,053	20,629
Consumer loans	567	500	592

	275,443	272,500	234,976
Allowance for loan losses	(3,556)	(3,489)	(3,346)
Deferred loan origination costs (fees), net	36	37	(18)

Net loans	$271,923	$269,048	$231,612

Certain directors and executive officers of the Company and companies in which they have significant ownership interest were customers of the Bank during the three months ended March 31, 2014 (unaudited) and the year ended December 31, 2013.

Total loans to such persons and their companies amounted to $1,002,000 and $990,000 as of March 31, 2014 (unaudited) and December 31, 2013, respectively. During the three months ended March 31, 2014 (unaudited), principal payments totaled $39,000 and advances amounted to $51,000. During the year ended December 31, 2013, principal payments totaled $332,000 and advances amounted to $318,000.

Information about the allowance for loan losses for the three months ended March 31, 2014 and 2013 (unaudited) is as follows:

	Real Estate
	One-to four- Family Residential	Commercial	Multi-family	Home Equity Loans and Lines of Credit	Construction	Commercial Business Loans	Consumer Loans	Unallocated	Total
	(In Thousands)
March 31, 2014 (unaudited):
Allowance for loan losses:
Beginning balance	$418	$1,590	$610	$41	$335	$404	$11	$80	$3,489
Charge-offs	—	—	—	—	—	—	(3)	—	(3)
Recoveries	9	—	—	—	—	—	1	—	10
(Benefit) provision	(7)	59	35	1	(76)	7	4	37	60

Ending balance	$420	$1,649	$645	$42	$259	$411	$13	$117	$3,556

Ending balance:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—	$—
Ending balance:
Collectively evaluated for impairment	420	1,649	645	42	259	411	13	117	3,556

Total allowance for loan losses ending balance	$420	$1,649	$645	$42	$259	$411	$13	$117	$3,556

Loans:
Ending balance:
Individually evaluated for impairment	$497	$—	$—	$—	$—	$26	$—	$—	$523
Ending balance:
Collectively evaluated for impairment	90,848	97,057	37,959	11,773	15,338	21,378	567	—	274,920

Total loans ending balance	$91,345	$97,057	$37,959	$11,773	$15,338	$21,404	$567	$—	$275,443

	Real Estate
	One-to four- Family Residential	Commercial	Multi-family	Home Equity Loans and Lines of Credit	Construction	Commercial Business Loans	Consumer Loans	Unallocated	Total
	(In Thousands)
March 31, 2013 (unaudited):
Allowance for loan losses:
Beginning balance	$301	$1,549	$587	$34	$219	$427	$14	$215	$3,346
Charge-offs	—	—	—	—	—	—	(3)	—	(3)
Recoveries	—	4	—	—	—	—	1	—	5
Provision (benefit)	6	(85)	24	1	(16)	77	1	113	121

Ending balance	$307	$1,468	$611	$35	$203	$504	$13	$328	$3,469

Information about the allowance for loan losses for the years ended December 31 is as follows:

	Real Estate
	One-to four- Family Residential	Commercial	Multi-family	Home Equity Loans and Lines of Credit	Construction	Commercial Business Loans	Consumer Loans	Unallocated	Total
	(In Thousands)
December 31, 2013:
Allowance for loan losses:
Beginning balance	$301	$1,549	$587	$34	$219	$427	$14	$215	$3,346
Charge-offs	(5)	(23)	—	—	(69)	—	(12)	—	(109)
Recoveries	4	4	—	—	—	—	4	—	12
Provision (benefit)	118	60	23	7	185	(23)	5	(135)	240

Ending balance	$418	$1,590	$610	$41	$335	$404	$11	$80	$3,489

Ending balance:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—	$—
Ending balance:
Collectively evaluated for impairment	418	1,590	610	41	335	404	11	80	3,489

Total allowance for loan losses ending balance	$418	$1,590	$610	$41	$335	$404	$11	$80	$3,489

Loans:
Ending balance:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$23	$—	$—	$23
Ending balance:
Collectively evaluated for impairment	90,841	93,549	35,865	11,485	19,207	21,030	500	—	272,477

Total loans ending balance	$90,841	$93,549	$35,865	$11,485	$19,207	$21,053	$500	$—	$272,500

	Real Estate
	One-to four- Family Residential	Commercial	Multi-family	Home Equity Loans and Lines of Credit	Construction	Commercial Business Loans	Consumer Loans	Unallocated	Total
	(In Thousands)
December 31, 2012:
Allowance for loan losses:
Beginning balance	$252	$1,591	$563	$32	$181	$350	$17	$161	$3,147
Charge-offs	(43)	—	—	—	—	—	(2)	—	(45)
Recoveries	10	10	—	—	—	1	2	—	23
Provision (benefit)	82	(52)	24	2	38	76	(3)	54	221

Ending balance	$301	$1,549	$587	$34	$219	$427	$14	$215	$3,346

Ending balance:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—	$—
Ending balance:
Collectively evaluated for impairment	301	1,549	587	34	219	427	14	215	3,346

Total allowance for loan losses ending balance	$301	$1,549	$587	$34	$219	$427	$14	$215	$3,346

Loans:
Ending balance:
Individually evaluated for impairment	$—	$611	$—	$—	$—	$—	$—	$—	$611
Ending balance:
Collectively evaluated for impairment	85,795	75,008	28,641	9,859	13,841	20,629	592	—	234,365

Total loans ending balance	$85,795	$75,619	$28,641	$9,859	$13,841	$20,629	$592	$—	$234,976

	Real Estate
	One-to four- Family Residential	Commercial	Multi-family	Home Equity Loans and Lines of Credit	Construction	Commercial Business Loans	Consumer Loans	Unallocated	Total
	(In Thousands)
December 31, 2011:
Allowance for loan losses:
Beginning balance	$322	$1,630	$445	$35	$160	$338	$17	$128	$3,075
Charge-offs	(174)	(53)	—	—	—	(1)	(5)	—	(233)
Recoveries	1	—	—	—	—	—	1	—	2
Provision (benefit)	103	14	118	(3)	21	13	4	33	303

Ending balance	$252	$1,591	$563	$32	$181	$350	$17	$161	$3,147

The following tables set forth information regarding nonaccrual loans and past-due loans:

	30–59 Days	60–89 Days	90 Days or More Past Due	Total Past Due	Total Current	Total	90 Days or More Past Due and Accruing	Nonaccrual Loans
	(In Thousands)
March 31, 2014 (unaudited):
Real estate loans:
One-to four-family residential	$2,989	$—	$—	$2,989	$88,356	$91,345	$—	$—
Commercial	277	—	—	277	96,780	97,057	—	—
Multi-family	—	—	—	—	37,959	37,959	—	—
Home equity loans and lines of credit	—	—	149	149	11,624	11,773	—	149
Construction	—	—	—	—	15,338	15,338	—	—
Commercial business loans	13	4	—	17	21,387	21,404	—	3
Consumer loans	—	—	—	—	567	567	—	—

Total	$3,279	$4	$149	$3,432	$272,011	$275,443	$—	$152

December 31, 2013:
Real estate loans:
One-to four-family residential	$2,359	$443	$488	$3,290	$87,551	$90,841	$—	$488
Commercial	—	—	—	—	93,549	93,549	—	—
Multi-family	—	—	—	—	35,865	35,865	—	—
Home equity loans and lines of credit	149	—	—	149	11,336	11,485	—	—
Construction	—	—	—	—	19,207	19,207	—	—
Commercial business loans	7	5	—	12	21,041	21,053	—	—
Consumer loans	—	1	—	1	499	500	—	—

Total	$2,515	$449	$488	$3,452	$269,048	$272,500	$—	$488

December 31, 2012:
Real estate loans:
One-to four-family residential	$1,422	$133	$160	$1,715	$84,080	$85,795	$—	$293
Commercial	—	—	611	611	75,008	75,619	—	611
Multi-family	—	—	—	—	28,641	28,641	—	—
Home equity loans and lines of credit	43	—	188	231	9,628	9,859	—	188
Construction	—	—	286	286	13,555	13,841	—	286
Commercial business loans	—	—	—	—	20,629	20,629	—	—
Consumer loans	4	—	—	4	588	592	—	—

Total	$1,469	$133	$1,245	$2,847	$232,129	$234,976	$—	$1,378

Information about loans that meet the definition of an impaired loan in ASC 310-10-35 is as follows:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(In Thousands)
March 31, 2014 (unaudited):
With no related allowance recorded:
Real estate loans:
One-to four-family residential	$497	$497	$—	$496	$7
Commercial business loans	26	26	—	27	—

Total impaired with no related allowance	$523	$523	$—	$523	$7

With an allowance recorded:
Real estate loans:
One-to four-family residential	$—	$—	$—	$—	$—
Commercial business loans	—	—	—	—	—

Total impaired with an allowance recorded	$—	$—	$—	$—	$—

Total
Real estate loans:
One-to four-family residential	$497	$497	$—	$496	$7
Commercial business loans	26	26	—	27	—

Total impaired loans	$523	$523	$—	$523	$7

December 31, 2013:
With no related allowance recorded:
Real estate loans:
Commercial	$—	$—	$—	$254	$4
Commercial business loans	23	23	—	10	—

Total impaired with no related allowance	$23	$23	$—	$264	$4

With an allowance recorded:
Real estate loans:
Commercial	$—	$—	$—	$—	$—
Commercial business loans	—	—	—	—	—

Total impaired with an allowance recorded	$—	$—	$—	$—	$—

Total
Real estate loans:
Commercial	$—	$—	$—	$254	$4
Commercial business loans	23	23	—	10	—

Total impaired loans	$23	$23	$—	$264	$4

December 31, 2012:
With no related allowance recorded:
Real estate loans:
Commercial	$611	$611	$—	$1,286	$84
Commercial business loans	—	—	—	1	—

Total impaired with no related allowance	$611	$611	$—	$1,287	$84

With an allowance recorded:
Real estate loans:
Commercial	$—	$—	$—	$—	$—
Commercial business loans	—	—	—	—	—

Total impaired with an allowance recorded	$—	$—	$—	$—	$—

Total
Real estate loans:
Commercial	$611	$611	$—	$1,286	$84
Commercial business loans	—	—	—	1	—

Total impaired loans	$611	$611	$—	$1,287	$84

The following tables present the Company’s loans by risk rating:

	Real Estate		Commercial Business Loans	Total
	Construction	Commercial
	(In Thousands)
March 31, 2014 (unaudited):
Grade:
Pass	$15,338	$92,350	$21,353	$129,041
Special mention	—	4,707	51	4,758
Substandard	—	—	—	—

Total	$15,338	$97,057	$21,404	$133,799

December 31, 2013:
Grade:
Pass	$19,207	$89,096	$21,000	$129,303
Special mention	—	4,453	53	4,506
Substandard	—	—	—	—

Total	$19,207	$93,549	$21,053	$133,809

December 31, 2012:
Grade:
Pass	$13,841	$69,619	$20,529	$103,989
Special mention	—	4,367	100	4,467
Substandard	—	1,633	—	1,633

Total	$13,841	$75,619	$20,629	$110,089

Credit Quality Information

The Company utilizes a seven grade internal loan rating system for commercial real estate, construction and commercial loans as follows:

Loans rated 1 – 3: Loans in these categories are considered “pass” rated loans with low to average risk.

Loans rated 4: Loans in this category are considered “special mention.” These loans are starting to show signs of potential weakness and are being closely monitored by management.

Loans rated 5: Loans in this category are considered “substandard.” Generally, a loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged. There is a distinct possibility that the Company will sustain some loss if the weakness is not corrected.

Loans rated 6: Loans in this category are considered “doubtful.” Loans classified as doubtful have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable.

Loans rated 7: Loans in this category are considered uncollectible (“loss”) and of such little value that their continuance as loans is not warranted.

On an annual basis, or more often if needed, the Company formally reviews the ratings on all commercial real estate, construction and commercial loans. For residential real estate and consumer loans, the Bank initially assesses credit quality based upon the borrower’s ability to pay and subsequently monitors these loans based on the borrower’s payment activity.

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others were $51,411,000, $52,477,000 and $47,250,000 at March 31, 2014 (unaudited), December 31, 2013 and 2012, respectively.

During the three months ended March 31, 2014 and 2013 (unaudited), the Bank capitalized mortgage servicing rights totaling $6,000 and $136,000, respectively, and amortized $35,000 and $53,000, respectively. In 2013, 2012 and 2011, the Bank capitalized mortgage servicing rights totaling $227,000, $265,000 and $72,000, respectively, and amortized $164,000, $86,000 and $77,000, respectively. The balance of capitalized mortgage servicing rights included in other assets at March 31, 2014 (unaudited), December 31, 2013 and 2012 were $403,000, $424,000 and $353,000, respectively. The fair values of the Bank’s mortgage servicing rights at March 31, 2014 (unaudited), December 31, 2013 and 2012 were $600,000, $581,000 and $445,000, respectively.

Following is an analysis of the aggregate changes in the valuation allowance for mortgage servicing rights for the three months ended March 31, 2014 and 2013 (unaudited) and for the years ended December 31, 2013, 2012 and 2011:

	March 31,		December 31,
	2014	2013	2013	2012	2011
			(In Thousands)
	(unaudited)
Beginning balance	$12	$20	$20	$11	$2
Additions	—	—	26	36	25
Reductions	(8)	(16)	(34)	(27)	(16)

Balance, end of year	$4	$4	$12	$20	$11

The following tables set forth information regarding troubled debt restructured loans that were restructured during the three months ended March 31, 2014 (unaudited) and the years ended December 31, 2013, 2012 and 2011:

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
	(Dollars In Thousands)
March 31, 2014 (unaudited):
Troubled Debt Restructurings:
One-to four-family residential	2	$494	$497

	2	$494	$497

December 31, 2013:
Troubled Debt Restructurings:
Commercial business loan	1	$23	$23

	1	$23	$23

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
	(Dollars In Thousands)
December 31, 2011:
Troubled Debt Restructurings:
Commercial real estate	1	$1,253	$1,253

	1	$1,253	$1,253

There were no loans modified as a troubled debt restructure during the year ended December 31, 2012.

During the three months ended March 31, 2014 (unaudited), two residential mortgage loans were modified to defer certain payments to the maturity date of the loans. Both were determined to be TDRs with no specific allocation required. The loans were not placed on nonaccrual status and did not default subsequent to the restructure through March 31, 2014.

One commercial loan was modified in 2013 as a troubled debt restructure. The troubled debt restructure extended the term of the loan by an additional thirty-six months resulting in a reduction in the monthly payment. The loan was individually evaluated for impairment as of December 31, 2013 and it was determined that the loan required no specific allocation. The loan was not placed on nonaccrual status as of December 31, 2013 and did not default subsequent to the restructure through December 31, 2013.

There was one loan modified during 2011 as a troubled debt restructure. The Company agreed to extend the maturity date with continued interest only payments. No interest rate concession was granted during the year. This troubled debt restructured loan had a payment default due to maturity during the year ended December 31, 2011.

As of March 31, 2014 (unaudited) and December 31, 2013, there were no commitments to lend additional funds to borrowers whose loans were modified in troubled debt restructurings.

NOTE 5 – PREMISES AND EQUIPMENT

The following is a summary of premises and equipment:

	March 31,	December 31,
	2014	2013	2012
	(In Thousands)
	(unaudited)
Land	$860	$860	$860
Buildings	6,807	6,791	6,608
Furniture and equipment	2,113	2,057	1,902
Leasehold improvements	429	429	429

	10,209	10,137	9,799
Accumulated depreciation and amortization	(4,612)	(4,532)	(4,205)

	$5,597	$5,605	$5,594

NOTE 6 – DEPOSITS

The aggregate amount of time deposit accounts in denominations of $100,000 or more as of March 31, 2014 (unaudited), December 31, 2013 and 2012 was $26,311,000, $24,230,000 and $24,842,000, respectively.

The aggregate amount of brokered time deposits as of March 31, 2014 (unaudited), December 31, 2013 and 2012 was $9,950,000, $7,950,000 and $11,000,000, respectively. Brokered time deposits are not included in time deposit accounts in denominations of $100,000 or more above.

For time deposits as of March 31, 2014 (unaudited), the scheduled maturities for each of the following five years ended March 31 are:

(In Thousands)
2015	$40,082
2016	14,764
2017	8,571
2018	2,417
2019	4,899

Total	$70,733

For time deposits as of December 31, 2013, the scheduled maturities for each of the following five years ended December 31 are:

(In Thousands)
2014	$38,955
2015	18,699
2016	4,504
2017	2,548
2018	1,490

Total	$66,196

Deposits from related parties held by the Company as of March 31, 2014 (unaudited), December 31, 2013 and 2012 amounted to $4,728,000, $6,288,000 and $6,316,000, respectively.

NOTE 7 – FEDERAL HOME LOAN BANK ADVANCES

Advances consist of funds borrowed from the Federal Home Loan Bank of Boston (FHLB).

Maturities of advances from the FHLB for the years ending after March 31, 2014 (unaudited) are summarized as follows:

(In Thousands)
2015	$3
2016	3
2017	6,003
2018	4,003
2019	2,003
Thereafter	20

$12,035

Maturities of advances from the FHLB for the years ending after December 31, 2013 are summarized as follows:

(In Thousands)
2014	$3
2015	3
2016	3,003
2017	7,003
2018	3
Thereafter	21

$10,036

At March 31, 2014 (unaudited), the following advances from the FHLB were redeemable at par at the option of the FHLB:

Maturity Date	Optional Redemption Date	Amount
		(In Thousands)
May 16, 2016	May 15, 2014 and quarterly thereafter	$3,000
March 23, 2017	June 23, 2014 and quarterly thereafter	3,000
July 20, 2017	April 21, 2014 and quarterly thereafter	2,000
July 27, 2017	April 28, 2014 and quarterly thereafter	2,000

		$10,000

At December 31, 2013, the following advances from the FHLB were redeemable at par at the option of the FHLB:

Maturity Date	Optional Redemption Date	Amount
		(In Thousands)
May 16, 2016	February 18, 2014 and quarterly thereafter	$3,000
March 23, 2017	March 24, 2014 and quarterly thereafter	3,000
July 20, 2017	January 21, 2014 and quarterly thereafter	2,000
July 27, 2017	January 27, 2014 and quarterly thereafter	2,000

		$10,000

At March 31, 2014 (unaudited), the interest rates on FHLB advances ranged from 2.06% to 4.35%. At March 31, 2014 (unaudited), the weighted average interest rate on FHLB advances was 3.92%. At December 31, 2013, the interest rates on FHLB advances ranged from 3.00% to 4.35%. At December 31, 2013, the weighted average interest rate on FHLB advances was 4.30%.

Amortizing advances are being repaid in equal monthly payments and are being amortized from the date of the advance to the maturity date on a direct reduction basis.

Borrowings from the FHLB are secured by a blanket lien on qualified collateral, consisting primarily of loans with first mortgages secured by one-to four-family residential properties and other qualified assets.

NOTE 8 – ISSUANCE OF JUNIOR SUBORDINATED DEBENTURES

At March 31, 2014 (unaudited), the $7,686,000 of junior subordinated debentures consist of the following three issues:

Debentures	Balance	Rate
	(In Thousands)
Debenture I	$3,093	3.08 (3-Month LIBOR + 2.85)
Debenture II	3,093	3.08 (3-Month LIBOR + 2.85)
Debenture III	1,500	4.48 (Libor + 4.25)

	$7,686

At December 31, 2013, the $9,186,000 of junior subordinated debentures consist of the following three issues:

Debentures	Balance	Rate
	(In Thousands)
Debenture I	$3,093	3.10 (3-Month LIBOR + 2.85)
Debenture II	3,093	3.10 (3-Month LIBOR + 2.85)
Debenture III	3,000	4.83 (Libor + 4.25)

	$9,186

In December 2003, Beverly Cooperative Statutory Trust I (“Trust I”), an affiliate of the Company, sold capital securities to the public. The capital securities sold consisted of 3,000 Capital Securities with a $1,000 liquidation amount for each capital security, for a total of $3,000,000. The capital securities are fully guaranteed by the Company. Each capital security pays a cumulative quarterly distribution at a rate per annum equal to the three-month LIBOR plus 2.85%. As of March 31, 2014 (unaudited), the three month LIBOR was .23%. As of December 31, 2013, the three month LIBOR was ..25%. Each capital security represents an undivided preferred beneficial interest in the assets of the Trust I. The Trust I used the proceeds of the above sale and the proceeds of the sale of its common securities to the Company to buy $3,093,000 of subordinated debentures issued by the Company (“Debenture I”). These debentures mature on December 17, 2033. The subordinated debentures have the same financial terms as the capital securities. The Company makes interest payments and other payments under the subordinated debentures to the Trust I. The Company’s obligations under the subordinated debentures are unsecured and rank junior to all of the Company’s other borrowings, except borrowings that by their terms rank equal or junior to the subordinated debentures. The Company guarantees the payment by the Trust I of the amounts that are required to be paid on the capital securities, to the extent that the Trust I has funds available for such payments.

In October 2007, Beverly Cooperative Statutory Trust II (“Trust II”), an affiliate of the Company, sold capital securities to the public. The capital securities sold consisted of 3,000 Capital Securities with a $1,000 liquidation amount for each capital security, for a total of $3,000,000. The capital securities are fully guaranteed by the Company. Each capital security pays a cumulative quarterly distribution at a rate per annum equal to the three-month LIBOR plus 2.85%. As of March 31, 2014 (unaudited), the three month LIBOR was .23%. As of December 31, 2013, the three month LIBOR was .25%. Each capital security represents an undivided preferred beneficial interest in the assets of the Trust II. The Trust II used the proceeds of the above sale and the proceeds of the sale of its common securities to the Company to buy $3,093,000 of subordinated debentures issued by the Company (“Debenture II”). These debentures mature on December 15, 2037. The subordinated debentures have the same financial terms as the capital securities. The Company makes interest payments and other payments under the subordinated debentures to the Trust II. The Company’s obligations under the subordinated debentures are unsecured and rank junior to all of the Company’s other borrowings, except borrowings that by their terms rank equal or junior to the subordinated debentures. The Company guarantees the payment by the Trust II of the amounts that are required to be paid on the capital securities, to the extent that the Trust II has funds available for such payments.

In December 2008, the Bank borrowed $3,000,000 from another bank in the form of a subordinated note (“Debenture III”). The subordinated note is subordinate and junior in right of payment to the Bank’s obligations to its depositors, and its other obligations to its general and secured creditors, except such other creditors holding obligations of the Bank ranking on a parity with or junior to this subordinated note. The subordinated note carries an interest rate of LIBOR, as determined by the servicing agent (Wells Fargo Bank) on the LIBOR determination date for such interest payment period, plus 4.25%. Interest is paid quarterly with principal due on the maturity date of March 15, 2019. The subordinated note qualifies as Tier 2 capital for regulatory purposes. On March 17, 2014, the Bank redeemed $1,500,000 of this $3,000,000 subordinated note.

Costs relating to the sale of the capital certificates and the issuance of the subordinated debentures are being amortized to non-interest expense over their contractual lives.

The Federal Reserve Board’s final rule limits restricted core capital elements including trust preferred securities to 25 percent of all core capital elements (which consists of qualifying common stockholders’ equity, qualifying non-cumulative preferred stock and Class A minority interest in subsidiaries, as defined), net of any goodwill less any associated deferred tax liability. Amounts of restricted core capital elements in excess of those limits generally may be included in Tier 2 capital.

NOTE 9 – SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Bank may be required to provide additional collateral based on the fair value of the underlying securities.

NOTE 10 – INCOME TAXES

The components of income tax expense are as follows:

	Three Months Ended March 31,		Years Ended December 31,
	2014	2013	2013	2012	2011
	(In Thousands)
	(unaudited)
Current:
Federal	$195	$97	$745	$655	$582
State	57	27	214	211	189

	252	124	959	866	771

Deferred:
Federal	(13)	88	(71)	227	256
State	(3)	26	(21)	43	58

	(16)	114	(92)	270	314

Total income tax expense	$236	$238	$867	$1,136	$1,085

The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

	Three Months Ended March 31,		Years Ended December 31,
	2014	2013	2013	2012	2011
	% of Income	% of Income	% of Income	% of Income	% of Income
	(unaudited)
Statutory federal income tax rate	34.0%	34.0%	34.0%	34.0%	34.0%
Increase (decrease) in tax rates resulting from:
Dividends received deduction	—	—	—	—	(0.2)
Income on life insurance policies	(1.8)	(1.8)	(1.9)	(1.5)	(1.5)
Other, net	1.0	1.0	0.8	0.5	0.8
State tax, net of federal tax	5.7	5.7	5.7	5.7	5.8

Effective tax rates	38.9%	38.9%	38.6%	38.7%	38.9%

The Company had gross deferred tax assets and gross deferred tax liabilities as follows:

	March 31,	December 31,
	2014	2013	2012
	(In Thousands)
	(unaudited)
Deferred tax assets:
Allowance for loan losses	$1,379	$1,355	$1,298
Deferred loan fees, net	—	—	7
Accrued pension	12	10	10
Deferred directors fees and compensation	86	101	126
Deferred supplemental executive retirement plan	14	11	—
Phantom stock bonus plan	276	276	147
Depreciation	35	37	44
Other	1	4	28

Gross deferred tax assets	1,803	1,794	1,660

Deferred tax liabilities:
Net unrealized holding gain on available-for-sale securities	(36)	(20)	(121)
Deferred loan costs, net	(15)	(14)	—
Mortgage servicing rights	(161)	(169)	(141)

Gross deferred tax liabilities	(212)	(203)	(262)

Net deferred tax asset	$1,591	$1,591	$1,398

In prior years, the Bank was allowed a special tax-basis bad debt deduction under certain provisions of the Internal Revenue Code. As a result, retained earnings of the Bank as of March 31, 2014 (unaudited) and December 31, 2013 includes approximately $3,600,000 for which federal and state income taxes have not been provided. If the Bank no longer qualifies as a bank as defined in certain provisions of the Internal Revenue Code, this amount will be subject to recapture in taxable income ratably over four (4) years, subject to a combined federal and state tax rate of approximately 40%.

It is the Company’s policy to provide for uncertain tax positions and the related interest and penalties based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. As of March 31, 2014 (unaudited), December 31, 2013 and 2012, there were no material uncertain tax positions related to federal and state income tax matters. The Company is currently open to audit under the statute of limitations by the Internal Revenue Service and state taxing authorities for the years ended December 31, 2010 through December 31, 2013.

NOTE 11 – EMPLOYEE BENEFITS

Defined Benefit Pension Plan and 401(k) Plan

The Company provides for pension benefits for employees hired prior to December 1, 2008 through membership in the Co-operative Banks Employees Retirement Association, a multiemployer defined benefit plan. The Company’s contribution to the plan will provide benefits to employees upon retirement based on average compensation and years of credited service. As of December 31, 2013 there were 43 participating employers in the plan. The required disclosures follow:

Name of Plan:	The Defined Benefit Plan (Plan C) of the CBERA Retirement Program

Plan’s Tax ID #:	04-6035593

Plan Number:	334

Plan Year End:	December 31, 2013	December 31, 2012	December 31, 2011

Actuarial Valuation	January 1, 2013	January 1, 2012	January 1, 2011

FTAP Percentage:	117.0% (Green)	114.3% (Green)	94.7% (Green)
(Funded Target Attainment Percentage)

Employer Plan Year Contributions:	$96,000	$83,000	$107,000
	Did Not Exceed 5%	Did Not Exceed 5%	Did Not Exceed 5%

Funding Improvement:	This employer was not subject to any specific minimum contributions other than amounts, determined by the Trustees of the Plan that maintain the funded status of the Plan in accordance with the requirements of the Pension Protection Act (PPA) and ERISA.

The Company has a savings and retirement plan under Section 401(k) of the Internal Revenue Code. The plan provides for voluntary contributions by participating employees subject to certain limits based on federal tax laws. The Company matches the employee’s voluntary contribution up to five percent of their compensation.

Expense for the two plans for the three months ended March 31, 2014 and 2013 (unaudited) and the years ended December 31, 2013, 2012 and 2011 amounted to $58,000, $60,000, $213,000, $206,000 and $229,000, respectively.

Supplemental Executive Retirement Plan

During 2013, the Bank entered into a supplemental retirement benefit agreement with its president. The present value of the estimated future benefits is accrued over the required service period. At March 31, 2014 (unaudited), and December 31, 2013, the accrued liability relating to this agreement amounted to $35,000 and $28,000, respectively, and is included in other liabilities.

Performance Unit Plan

In December 2006, the Company established the Beverly Cooperative Bank Performance Unit Plan (the “Plan”). Under the Plan, the Company may award performance units, as defined in the Plan, to officers and non-employee directors. The purpose of the Plan is to provide deferred compensation to officers and non-employee directors of the Company and to provide performance incentives for such persons. Such deferred compensation is based upon the award of performance units, the value of which is related to the appreciation in the value of the Bank.

Performance units granted to participants originally vested at a rate of 20 percent per year from date of grant. Vesting is accelerated for death, disability, retirement or change of control as defined in the Plan. Compensation under the Plan accrues over the vesting period.

In anticipation of the termination of the Plan in 2014, the Board of Directors voted in December 2013 to fully vest all performance units granted to employees and directors as permitted by the terms of the Plan. As a result, additional compensation was recognized in December 2013 in the amount of $424,000.

For the three months ended March 31, 2014 (unaudited), there were no grants or forfeitures of performance units and no compensation expense was recognized. The Company expensed $35,000 under the plan for the three months ended March 31, 2013 (unaudited).

During the years ended December 31, 2013, 2012 and 2011, 19,422, 18,049 and 13,400 performance units were granted under the Plan, respectively. During the year ended December 31, 2013, 1,700 units were forfeited. The Company expensed $565,000, $237,000 and $88,000 under the plan for the years ended December 31, 2013, 2012 and 2011, respectively.

In 2009, the Company adopted ASC 715, “Compensation – Retirement Benefits,” and recognized a liability for the Company’s future postretirement benefit obligations under endorsement split-dollar life insurance arrangements. In 2009, the Company recognized this change in accounting principles as a cumulative effect adjustment to retained earnings of $39,000. The total liability for the arrangements included in other liabilities was $29,000, $32,000 and $35,000 at March 31, 2014 (unaudited), December 31, 2013 and 2012, respectively. Income under this arrangement was $3,000, $3,000, $3,000, $2,000 and $0 for the three months ended March 31, 2014 and 2013 (unaudited), and the years ended December 2013, 2012 and 2011, respectively.

NOTE 12 – EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

On April 18, 2013, the Bank entered into an employment agreement with its President with an initial term of three years. Upon the agreements’ first anniversary date and each anniversary date thereafter the Board of Directors may extend the agreement to a new three year term. The executive shall be entitled to certain severance benefits described in the agreement in the event that his employment with the Bank terminates, as defined in the agreement. The agreement also contains a change of control provision as defined in the agreement. In the event that the executive terminates employment with the Bank for any reason or no reason within thirty (30) days following the effective date of a change of control, the executive shall be entitled to the payments and benefits described in the agreement payable in a lump sum without a present value discount applied.

Certain executive officers have change of control agreements with the Bank which provide for compensation if their employment terminates under specified circumstances related to a business combination.

NOTE 13 – FINANCIAL INSTRUMENTS

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral held varies but usually includes income producing commercial properties or residential real estate.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. As of March 31, 2014 (unaudited), December 31, 2013 and 2012, the maximum potential amount of the Company’s obligation was $383,000, $344,000 and $380,000, respectively, for standby letters of credit. The Company’s outstanding letters of credit generally have a term of less than one year. If a letter of credit is drawn upon, the Company may seek recourse through the customer’s underlying line of credit. If the customer’s line of credit is also in default, the Company may take possession of the collateral, if any, securing the line of credit.

Notional amounts of financial instrument liabilities whose contract amounts represent off-balance-sheet credit risk are as follows:

	March 31,	December 31,
	2014	2013	2012
	(In Thousands)
	(unaudited)
Commitments to originate loans	$5,203	$1,840	$2,082
Unadvanced funds for loans:
Commercial lines of credit	15,057	15,635	13,413
Home equity loans	7,505	6,969	6,054
Construction loans	4,994	5,272	2,835
Consumer loans	467	475	469
Standby letters of credit	383	344	380

	$33,609	$30,535	$25,233

There is no material difference between the notional amounts and the estimated fair values of the off-balance sheet liabilities.

NOTE 14 – COMMITMENTS AND CONTINGENT LIABILITIES

The Company is obligated under noncancellable operating lease agreements covering the Enon Street and Beverly Plaza branch offices, land adjacent to the Lafayette Street branch office and automobiles. At March 31, 2014 (unaudited), the two branch office leases and land lease expire between February 29, 2016 and December 31, 2017. The automobile leases expire between April 21, 2015 and September 30, 2016. Options to renew for additional terms are included under the branch office and land lease agreements.

The total minimum rental due in future periods under existing agreements is as follows as of March 31, 2014 (unaudited):

(In Thousands)
2015	$183
2016	165
2017	37
2018	25

Total minimum lease payments	$410

The total minimum rental due in future periods under existing agreements at December 31, 2013 is as follows:

(In Thousands)
2014	$183
2015	178
2016	61
2017	34

Total minimum lease payments	$456

The branch office leases contain provisions for escalation of minimum lease payments contingent upon increases in real estate taxes, insurance costs and common area maintenance costs. The total rental expense amounted to $47,000, $44,000, $174,000, $177,000 and $177,000 for the three months ended March 31, 2014 and 2013 (unaudited) and the years ended December 31, 2013, 2012 and 2011, respectively.

The Company entered into an agreement with a third party in which the third party is to provide the Company with account and item processing and other miscellaneous services. The agreement ends in June of 2020. The Company may cancel the agreement at any time, provided that the Company pays a termination fee. For years 1 through 5, the termination fee is equal to eighty percent (80%) of the average of the prior six months invoices times the remaining months under the agreement. For years 6 through 8, the termination fee is equal to seventy percent (70%) of the average of the prior six months invoices times the remaining months under the agreement.

NOTE 15 – FAIR VALUE MEASUREMENTS

ASC 820-10, “Fair Value Measurements and Disclosures,” provides a framework for measuring fair value under generally accepted accounting principles. This guidance also allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis.

In accordance with ASC 820-10, the Company groups its financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 – Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Level 1 also includes U.S. Treasury, other U.S. Government and agency mortgage-backed securities that are traded by dealers or brokers in active markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 – Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities.

Level 3 – Valuations for assets and liabilities that are derived from other methodologies, including option pricing models, discounted cash flow models and similar techniques, are not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets and liabilities.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of the Company’s financial assets and financial liabilities carried at fair value for March 31, 2014 (unaudited), December 31, 2013 and 2012.

The Company’s cash instruments are generally classified within level 1 or level 2 of the fair value hierarchy because they are valued using quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency.

The Company’s investment in debt and mortgage-backed securities available-for-sale is generally classified within level 2 of the fair value hierarchy. For these securities, we obtain fair value measurements from independent pricing services. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. treasury yield curve, trading levels, market consensus prepayment speeds, credit information and the instrument’s terms and conditions. During the three months ended March 31, 2014 (unaudited) and the year ended December 31, 2013, there were no significant transfers between level 1 and 2 of the fair value hierarchy.

Level 3 is for positions that are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used. Subsequent to inception, management only changes level 3 inputs and assumptions when corroborated by evidence such as transactions in similar instruments, completed or pending third-party transactions in the underlying investment or comparable entities, subsequent rounds of financing, recapitalization and other transactions across the capital structure, offerings in the equity or debt markets, and changes in financial ratios or cash flows.

The Company’s impaired loans are reported at the fair value of the underlying collateral if repayment is expected solely from the collateral. Collateral values are estimated using level 2 inputs based upon appraisals of similar properties obtained from a third party. For level 3 inputs, fair value is based upon management estimates of the value of the underlying collateral or the present value of the expected cash flows.

Other real estate owned values are estimated using level 2 inputs, based upon appraisals of similar properties obtained from a third party. For level 3 inputs fair values are based on management estimates.

The following summarizes assets measured at fair value as of March 31, 2014 (unaudited), December 31, 2013 and 2012.

ASSETS MEASURED AT FAIR VALUE ON A RECURRING BASIS

	Fair Value Measurements at Reporting Date Using:
	Total	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
	(In Thousands)
March 31, 2014 (unaudited):
Debt securities issued by the U.S. Treasury and other U.S. government corporations and agencies	$2,444	$—	$2,444	$—
Debt securities issued by foreign governments	25	—	25	—
Mortgage-backed securities	16,180	—	16,180	—

	$18,649	$—	$18,649	$—

December 31, 2013:
Debt securities issued by U.S. government corporations and agencies	$2,440	$—	$2,440	$—
Debt securities issued by foreign governments	25	—	25	—
Mortgage-backed securities	17,266	—	17,266	—

	$19,731	$—	$19,731	$—

	Fair Value Measurements at Reporting Date Using:
	Total	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
	(In Thousands)
December 31, 2012:
Debt securities issued by U.S. government corporations and agencies	$9,497	$—	$9,497	$—
Debt securities issued by foreign governments	25	—	25	—
Mortgage-backed securities	16,852	—	16,852	—

	$26,374	$—	$26,374	$—

ASSETS MEASURED AT FAIR VALUE ON A NONRECURRING BASIS

Under certain circumstances the Company makes adjustments to certain other assets and liabilities although they are not measured at fair value on an ongoing basis. The following table presents the assets carried on the consolidated balance sheet by caption and by level in the fair value hierarchy at March 31, 2014 (unaudited) and December 31, 2013, for which a nonrecurring change in fair value has been recorded:

	Fair Value Measurements at Reporting Date Using:
	Total	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
	(In Thousands)
March 31, 2014 (unaudited):
Other real estate owned	$264	$—	$—	$264

	$264	$—	$—	$264

December 31, 2013:
Other real estate owned	$264	$—	$—	$264

	$264	$—	$—	$264

There were no assets or liabilities measured at fair value on a non-recurring basis at December 31, 2012.

The estimated fair values of the Company’s financial instruments, all of which are held or issued for purposes other than trading, are as follows:

	March 31, 2014 (unaudited)
	Carrying Amount	Fair Value
		Level 1	Level 2	Level 3	Total
	(In Thousands)
Financial assets:
Cash and cash equivalents	$14,992	$14,992	$—	$—	$14,992
Interest-bearing time deposits with other banks	4,165	—	4,173	—	4,173
Available-for-sale securities	18,649	—	18,649	—	18,649
Federal Home Loan Bank stock	2,894	2,894	—	—	2,894
Investment in Co-operative Central Reserve Fund	568	568	—	—	568
Loans held-for-sale	356	—	—	358	358
Loans, net	271,923	—	—	273,195	273,195
Accrued interest receivable	806	—	806	—	806

Financial liabilities:
Deposits	283,628	—	282,393	—	282,393
Federal Home Loan Bank advances	12,035	—	12,944	—	12,944
Junior subordinated debentures	7,686	—	8,909	—	8,909

	December 31, 2013
	Carrying Amount	Fair Value
		Level 1	Level 2	Level 3	Total
	(In Thousands)
Financial assets:
Cash and cash equivalents	$13,414	$13,414	$—	$—	$13,414
Interest-bearing time deposits with other banks	4,835	—	4,840	—	4,840
Available-for-sale securities	19,731	—	19,731	—	19,731
Federal Home Loan Bank stock	2,894	2,894	—	—	2,894
Investment in Co-operative Central Reserve Fund	568	568	—	—	568
Loans, net	269,048	—	—	269,214	269,214
Accrued interest receivable	786	—	786	—	786
Due from broker	5	5	—	—	5

Financial liabilities:
Deposits	275,390	—	275,416	—	275,416
Federal Home Loan Bank advances	10,036	—	11,033	—	11,033
Repurchase agreements	6,437	—	6,437	—	6,437
Junior subordinated debentures	9,186	—	10,104	—	10,104

	December 31, 2012
	Carrying Amount	Fair Value
		Level 1	Level 2	Level 3	Total
	(In Thousands)
Financial assets:
Cash and cash equivalents	$26,994	$26,994	$—	$—	$26,994
Interest-bearing time deposits with other banks	4,938	—	4,952	—	4,952
Available-for-sale securities	26,374	—	26,374	—	26,374
Federal Home Loan Bank stock	3,231	3,231	—	—	3,231
Investment in Co-operative Central Reserve Fund	568	568	—	—	568
Loans held-for-sale	1,180	—	—	1,207	1,207
Loans, net	231,612	—	—	237,211	237,211
Accrued interest receivable	771	—	771	—	771
Due from broker	9	9	—	—	9

Financial liabilities:
Deposits	259,564	—	260,029	—	260,029
Federal Home Loan Bank advances	15,539	—	17,116	—	17,116
Repurchase agreements	2,646	—	2,646	—	2,646
Junior subordinated debentures	9,186	—	9,824	—	9,824

The carrying amounts of financial instruments shown in the above table are included in the consolidated balance sheets as of March 31, 2014 (unaudited), December 31, 2013 and 2012 under the indicated captions, except due from broker which is included in other assets. Accounting policies related to financial instruments are described in Note 2.

NOTE 16 – SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Company’s business activity is with customers located within the Commonwealth of Massachusetts. There are no concentrations of credit to borrowers that have similar economic characteristics. The majority of the Bank’s loan portfolio is comprised of loans collateralized by real estate located in the Commonwealth of Massachusetts.

NOTE 17 – OTHER COMPREHENSIVE INCOME (LOSS)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities are reported as a separate component of the equity section of the consolidated balance sheets, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income (loss) included in equity are as follows:

	Three Months Ended March 31,		Years Ended December 31,
	2014	2013	2013	2012	2011
	(In Thousands)
	(unaudited)
Net unrealized holding gains (losses) on available-for-sale securities	$44	$(24)	$(262)	$84	$250
Reclassification adjustment for realized gains in net income (1)	—	—	—	(67)	(100)

Other comprehensive income (loss) before income tax effect	44	(24)	(262)	17	150
Income tax (expense) benefit	(16)	10	101	(4)	(62)

Other comprehensive income (loss), net of tax	$28	$(14)	$(161)	$13	$88

(1)	Reclassification adjustments are comprised of realized securities gains and losses. The gains and losses have been reclassified out of accumulated other comprehensive income and have affected certain lines in the consolidated statements of income as follows; the pre-tax amount is included in net gain on sales of securities, the tax expense amount is included in income tax expense and the after tax amount is included in net income.

Accumulated other comprehensive income as of March 31, 2014 (unaudited), December 31, 2013 and 2012 consists of net unrealized holding gains on available-for-sale securities, net of taxes.

NOTE 18 – REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of March 31, 2014 (unaudited), December 31, 2013 and 2012, that the Bank meets all capital adequacy requirements to which it is subject.

As of March 31, 2014 (unaudited) and December 31, 2013, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s actual capital amounts and ratios are also presented in the table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars In Thousands)
As of March 31, 2014 (unaudited):
Total Capital (to Risk Weighted Assets):
Beverly Bank	$31,241	13.08%	$19,108	>8.0%	$23,885	>10.0%

Tier 1 Capital (to Risk Weighted Assets):
Beverly Bank	26,748	11.20	9,554	>4.0	14,331	>6.0

Tier 1 Capital (to Average Assets):
Beverly Bank	26,748	8.22	13,011	>4.0	16,264	>5.0

As of December 31, 2013:
Total Capital (to Risk Weighted Assets):
Beverly Bank	32,182	14.50	17,753	>8.0	22,192	>10.0

Tier 1 Capital (to Risk Weighted Assets):
Beverly Bank	26,399	11.90	8,877	>4.0	13,315	>6.0

Tier 1 Capital (to Average Assets):
Beverly Bank	26,399	8.25	12,795	>4.0	15,993	>5.0

As of December 31, 2012:
Total Capital (to Risk Weighted Assets):
Beverly Bank	30,536	15.77	15,493	>8.0	19,366	>10.0

Tier 1 Capital (to Risk Weighted Assets):
Beverly Bank	25,104	12.96	7,746	>4.0	11,619	>6.0

Tier 1 Capital (to Average Assets):
Beverly Bank	25,104	8.32	12,076	>4.0	15,095	>5.0

The Bank, as a Massachusetts state chartered stock co-operative bank, is subject to the dividend restrictions set forth by the Commonwealth of Massachusetts. Under such restrictions, the Bank may not, without the prior approval of the Commonwealth of Massachusetts, declare dividends in excess of the sum of the current year’s earnings (as defined) plus the retained earnings (as defined) from the prior two years. The dividends, as of March 31, 2014 (unaudited) and December 31, 2013, that the Bank could declare, without the approval of the Commonwealth of Massachusetts, amounted to $4,981,000 and $4,629,000, respectively.

NOTE 19 – PLAN OF CONVERSION

On March 19, 2014, the Board of Trustees of the Company adopted a plan of conversion under which the Company would convert from a Massachusetts-chartered mutual holding company to a Massachusetts-chartered stock holding company (the “Holding Company”). The conversion is subject to approval by the Federal Reserve Board and the Massachusetts Division of Banks, non-objection by the Federal Deposit Insurance Corporation, and approval by at least a majority of the Company’s Corporators, and includes the filing of a registration statement with the U.S. Securities and Exchange Commission. If such approvals and non-objections are obtained, the Holding Company will issue and sell shares of its common stock in a subscription offering to eligible depositors of the Bank, tax-qualified employee stock benefit plans of the Holding Company and the Bank, and other eligible subscribers, and, if necessary, in a direct community offering and possibly to the public in a syndicated community offering.

The direct costs of conversion and public offering will be deferred and deducted from the proceeds of the offering. In the event the conversion and offering are not completed, any deferred costs will be charged to operations. At March 31, 2014 (unaudited) and December 31, 2013, the Company had incurred no conversion costs.

At the time of conversion, the Holding Company will substantially restrict retained earnings by establishing a liquidation account. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder’s interest in the liquidation account. In the event of a complete liquidation of the Holding Company, and only in such event, each account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the adjusted qualifying account balances then held. The Holding Company and the Bank may not pay dividends if those dividends would reduce equity capital below the required liquidation account amount.

NOTE 20 – RECLASSIFICATION

Certain amounts in the 2013, 2012 and 2011 consolidated financial statements have been reclassified to be consistent with the current period presentation.

You should rely only on the information contained in this prospectus. Neither Beverly Financial, Inc. nor Beverly Bank has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

(Proposed Holding Company for Beverly Bank)

4,255,000 Shares

(Anticipated Maximum, Subject to Increase)

COMMON STOCK

PROSPECTUS

SANDLER O’NEILL + PARTNERS, L.P.

                         , 2014

Until                          , 2014, or 25 days after commencement of the public offering, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

Amount
Legal Fees and Expenses	$500,000
Accounting Fees and Expenses	200,000
Marketing Agent Fees and Expenses(1)	522,799
Records Management Fees and Expenses	35,000
Appraisal Fees and Expenses	55,000
Printing, Postage, Mailing and EDGAR Fees	185,000
NASDAQ Capital Market Listing Fee	50,000
Filing Fees (Blue Sky, FINRA and SEC)	14,450
Transfer Agent Fees and Expenses	15,000
Business Plan Fees and Expenses	40,000
Proxy Solicitor Fees and Expenses	40,000
Other	42,751

Total	$1,700,000

(1)	Beverly Financial has retained Sandler O’Neill + Partners to assist in the sale of common stock on a best efforts basis. Fees are estimated at the adjusted maximum of the offering range, assuming that all shares are sold in the subscription and community offerings.

Item 14.	Indemnification of Directors and Officers

Sections 6 and 7 of Article VI of the amended and restated articles of organization of Beverly Financial, or the Corporation, set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

Section 6. Indemnification.

Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the Massachusetts General Laws, or MGL, now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the board of directors and permitted by law; provided, however, that, except as provided in Paragraph D of this Section 6 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation.

Procedure. If a claim under Paragraphs A, B or C of this Section 6 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGL. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGL, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its shareholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section 6 or otherwise shall be on the Corporation.

Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Section 6 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, the Corporation’s amended and restated articles of organization, bylaws, any agreement, any vote of shareholders or disinterested director, or otherwise.

Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the MGL.

Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Section 6, in no event shall any payments made by the Corporation pursuant to this Section 6 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Miscellaneous. Any repeal or modification of this Section 6 shall not in any way diminish any rights to indemnification or advancement of expenses of the indemnitee or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Section 6 is in force.

Section 7. Limitation of Liability of Directors.

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that this Section 7 shall not eliminate or limit any liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for improper distributions under Section 6.40 of Chapter 156D of the MGL or (d) with respect to any transaction from which the director derived an improper personal benefit.

If the MGL is amended to further eliminate or limit the personal liability of directors, then the liability of directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGL, as so amended. Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)	List of Exhibits

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b)	Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly, in the Commonwealth of Massachusetts, on August 1, 2014.

Beverly Financial, Inc.

By:	/s/ Michael R. Wheeler
Michael R. Wheeler President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Michael R. Wheeler Michael R. Wheeler	President and Chief Executive Officer (Principal Executive Officer)	August 1, 2014

/s/ Robert W. Mitchell, Jr. Robert W. Mitchell, Jr.	Executive Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	August 1, 2014

* Thomas J. Alexander	Director	August 1, 2014

* John E. Glovsky	Director	August 1, 2014

* William F. Howard	Director	August 1, 2014

* Jayne M. Rice	Director	August 1, 2014

* Richard W. Russell	Director	August 1, 2014

* Linda E. Saris	Director	August 1, 2014

Signatures	Title	Date

* Christine B. Sullivan	Director	August 1, 2014

* John O. Wilhelm, Jr.	Director	August 1, 2014

* Richard E. Wylie	Director	August 1, 2014

*By:	/s/ Robert W. Mitchell, Jr.
Robert W. Mitchell, Jr. Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description

1.1#	Engagement Letter between Beverly Financial, MHC, Beverly Cooperative Bank and Sandler O’Neill + Partners, L.P., dated March 19, 2014

1.2#	Form of Agency Agreement

2.1#	Beverly Financial, MHC Plan of Conversion from Mutual Holding Company to Stock Holding Company and Stock Issuance, adopted on March 19, 2014, and as amended and restated on July 17, 2014

3.1#	Amended and Restated Articles of Organization of Beverly Financial, Inc.

3.2#	Bylaws of Beverly Financial, Inc.

4.1#	Form of Common Stock Certificate of Beverly Financial, Inc.

5.1#	Opinion of Hogan Lovells US LLP

8.1#	Federal Tax Opinion of Hogan Lovells US LLP

8.2#	State Tax Opinion of Shatswell, MacLeod & Company, P.C.

10.1+#	Employment Agreement by and between Beverly Cooperative Bank and Michael R. Wheeler, dated April 18, 2013

10.2+#	Form of Amendment No. 1 to Employment Agreement by and between Beverly Bank and Michael R. Wheeler, effective as of April 18, 2013

10.3+#	Amended and Restated Supplemental Executive Retirement Plan Participation Agreement between Beverly Bank and Michael R. Wheeler, effective as of May 27, 2014

10.4+#	Change in Control Agreement by and between Beverly Cooperative Bank and Robert W. Mitchell, Jr., dated April 18, 2013

10.5+#	Form of Amendment No. 1 to Change in Control Agreement by and between Beverly Bank and Robert W. Mitchell, Jr., effective as of April 18, 2013

10.6+#	Supplemental Executive Retirement Plan Participation Agreement by and between Beverly Bank and Robert W. Mitchell, Jr., dated May 30, 2014

10.7+#	Change in Control Agreement by and between Beverly Cooperative Bank and Stephen J. Britton, dated April 18, 2013

10.8+#	Form of Amendment No. 1 to Change in Control Agreement by and between Beverly Bank and Stephen J. Britton, effective as of April 18, 2013

10.9+#	Letter Agreement for Consulting Services by and between Beverly Cooperative Bank and William F. Howard, dated December 13, 2013

10.10+#	Deferment Agreement by and between Beverly Cooperative Bank and Thomas J. Alexander, dated August 16, 2007

10.11+#	Beverly Cooperative Bank Supplemental Executive Retirement Plan, effective January 1, 2013

10.12+#	Amendment No. 1 to Beverly Bank Supplemental Executive Retirement Plan, effective as of January 1, 2013

10.13+#	Beverly Cooperative Bank Performance Unit Plan

10.14+#	Form of Beverly Cooperative Bank Performance Unit Plan Agreement

10.15+#	Form of Directors’ Deferred Compensation Plan

10.16+#	Form of Benefit Restoration Plan of Beverly Financial, Inc.

10.17+#	Form of Employee Stock Ownership Plan of Beverly Financial, Inc.

10.18+#	Form of Beverly Bank Severance Pay Plan

21.1#	Subsidiaries

23.1#	Consent of Hogan Lovells US LLP (included in Exhibits 5.1 and 8.1)

Exhibit Number	Exhibit Description

23.2	Consent of Shatswell, MacLeod & Company, P.C.

23.3#	Consent of RP Financial, LC.

24.1#	Power of Attorney (included on signature page of this registation statement)

99.1#	Appraisal Agreement between Beverly Financial, MHC, Beverly Bank and RP Financial, LC.

99.2#	Letter of RP Financial, LC. with respect to subscription rights

99.3#	Appraisal Report of RP Financial, LC.

99.4#	Marketing Materials

99.5#	Stock Order and Certification Form

99.6#	Letter of RP Financial, LC. with respect to Liquidation Accounts

+	Indicates a management contract or compensation plan or arrangement.
#	Previously filed.